As filed with the Securities and Exchange Commission on May 5, 2021.
Registration No. 333-255339

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 2
TO
FORM F-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

hear.com N.V.
(Exact name of registrant as specified in its charter)

The Netherlands (State or other jurisdiction of incorporation or organization)	8099 (Primary Standard Industrial Classification Code Number)	Not Applicable (I.R.S. Employer Identification Number)

Amsterdamsestraatweg 421
3551 CL Utrecht, the Netherlands
+31 55 80 80 140
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

hear.com LLC
396 Alhambra Circle, Suite 600
Coral Gables, Florida 33134
(786) 520-2456
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:
William B. Brentani Simpson Thacher & Bartlett LLP 2475 Hanover Street Palo Alto, California 94304 Tel: (650) 251-5000 Fax: (650) 251-5002	Nicholas J. Shaw Simpson Thacher & Bartlett LLP CityPoint One Ropemaker Street London EC2Y 9HU Tel: +44 20 7275 6500 Fax: +44 20 7275 6502	Michael Benjamin Latham & Watkins LLP 885 Third Avenue New York, New York 10022 Tel: (212) 906-1200 Fax: (212) 751-4864

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box.   ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act.
Emerging growth company   ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.   ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee(3)
Common shares, nominal value €0.01 per share	18,653,000	$20.00	$373,060,000.00	$40,700.85

(1)
Includes 2,433,000 shares that the underwriters have the option to purchase from the selling shareholder identified in this registration statement. See “Underwriting.”

(2)
Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(a) under the Securities Act of 1933, as amended.

(3)
$10,910.00 of such fee was previously paid in connection with the initial filing of the Registration Statement on April 19, 2021.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. Neither we nor the selling shareholder may sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and neither we nor the selling shareholder are soliciting offers to buy the securities in any jurisdiction where the offer or sale is not permitted.
Preliminary Prospectus
(Subject to Completion, Dated May 5, 2021)
16,220,000 Common Shares

This is hear.com N.V.’s initial public offering. We are selling 16,220,000 common shares.
We expect the initial public offering price of our common shares to be between $17.00 and $20.00 per share. Prior to this offering, no public market existed for our common shares. After pricing of this offering, we expect that our common shares will trade on the Nasdaq Global Market under the symbol “HCG.”
We are both an “emerging growth company” and a “foreign private issuer” under applicable U.S. Securities and Exchange Commission rules and will be eligible for reduced public company disclosure requirements. See “Prospectus Summary—Implications of Being an Emerging Growth Company and a Foreign Private Issuer” for additional information. After the completion of this offering, Auris Luxembourg III S.à r.l., an entity beneficially owned by investment vehicles affiliated with EQT AB and T&W Medical A/S, will continue to own a majority of the common shares eligible to vote in the election of our directors. As a result, we will be a “controlled company” within the meaning of the corporate governance standards of the Nasdaq.

Investing in the common shares involves risks. See the “Risk Factors” section beginning on page 20 of this prospectus.

PRICE $      A SHARE

	Public Offering Price	Underwriting Discounts(1)	Proceeds Before Expenses, to Us
Per Share	$	$	$
Total	$	$	$

(1)
See “Underwriters” for a description of the compensation payable to the underwriters.

The underwriters may also exercise their option to purchase up to an additional 2,433,000 common shares from the selling shareholder identified herein, at the public offering price, less the underwriting discount, for 30 days after the date of this prospectus to cover over-allotments. We will not receive any proceeds from the sale of shares by the selling shareholder pursuant to any exercise of the underwriters’ option to purchase additional common shares.
At our request, the underwriters have reserved up to 811,000 common shares, or 5% of the common shares offered by this prospectus, for sale at the initial public offering price in a directed share program, to certain of our directors, employees and partner providers. See “Underwriters—Directed Share Program.”
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The common shares will be ready for delivery on or about                , 2021.

Morgan Stanley	J.P. Morgan
Deutsche Bank Securities	Goldman Sachs & Co. LLC
BofA SecuritiesWilliam BlairTruist Securities
               , 2021.

Through and including                  , 2021 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This delivery requirement is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.
You should rely only on the information contained in this prospectus, any amendment or supplement to this prospectus or any free writing prospectus we may authorize to be delivered or made available to you. We, the selling shareholder and the underwriters have not authorized anyone to provide any information or to make any representations other than those contained in this prospectus, any amendment or supplement to this prospectus or any free writing prospectuses prepared by us or on our behalf. We, the selling shareholder and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus, any amendment or supplement to this prospectus or any applicable free writing prospectus is an offer to sell only the common shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus, any amendment or supplement to this prospectus or any applicable free writing prospectus is current only as of its date, regardless of the time of delivery of this prospectus, any amendment or supplement to this prospectus or any applicable free writing prospectus or any sale of the common shares. Our business, financial condition, results of operations and prospects may have changed since such date.
For investors outside the United States: We, the selling shareholder and the underwriters have not done anything that would permit a public offering of our common shares or possession or distribution of this prospectus, any amendment or supplement to this prospectus or any applicable free writing prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus, any amendment or supplement to this prospectus or any applicable free writing prospectus must inform themselves about, and observe any restrictions relating to, the offering of the common shares and the distribution of this prospectus, any amendment or supplement to this prospectus or any applicable free writing prospectus outside of the United States.

i

Unless otherwise indicated or the context otherwise requires, references in this prospectus to:
•
the term “Bribery Act” means the U.K. Bribery Act 2010;

•
the term “CAGR” means compound annual growth rate;

•
the terms “company” or “hear.com group” means the group comprising the assets that will be transferred to hear.com N.V. prior to the consummation of this offering as described under “Corporate Reorganization”;

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the term “Corporate Reorganization” means the corporate reorganization as described under “Corporate Reorganization” that we expect will be implemented prior to the completion of this offering;

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the term “EEA” means the European Economic Area;

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the term “ePrivacy Directive” means the Directive 2002/58/EC on privacy and electronic communication;

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the term “EQT” means those certain investment funds of EQT AB and its affiliates;

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the term “EQT Investors” means Auris Luxembourg I S.A., North Harbour VII S.à r.l. and North Harbour VII S.à r.l., affiliates of EQT;

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the term “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended;

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the term “FCPA” means the U.S. Foreign Corrupt Practices Act;

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the term “FDA” means the U.S. Food and Drug Administration;

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the term “GDPR” means the European Union’s General Data Protection Regulation (Regulation (EU) 2016/679);

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the term “HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act (“HITECH”), and the regulations that implement both laws;

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the term “IFRS” means International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”);

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the term “IT” means information technology;

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the term “JOBS Act” means the U.S. Jumpstart Our Business Startups Act of 2012;

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the term “MPP Exchange” means the exchange by certain members of our management (or their professional service corporations) of their limited partnership interest in North Harbour Participation S.C.Sp, which holds equity interests in the WS Audiology Group, for a certain amount of our common shares held by the Parent (the number of our common shares to be so exchanged will be determined on the basis of a ratio that takes into account the agreed upon value of such limited partnership interests and the initial public offering price of our common shares);

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the term “Nasdaq” means The Nasdaq Global Market;

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the term “Parent” means Auris Luxembourg III S.à r.l., our sole shareholder and direct parent company;

•
the term “Recapitalization” means (i) the split of our outstanding common shares into 4,500,000 common shares with a nominal value of €0.01 each and (ii) the subscription by Parent for 90,176,792 new common shares with a nominal value of €0.01 each for €901,768 in the aggregate, each to be effected prior to the offering;

•
the term “Relationship Agreement” means the relationship agreement between the Parent, WS Audiology and the company that we expect to enter into in connection with this offering and to which the members of our board of directors have agreed to adhere;

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the term “SaaS” means software as a service;

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the term “Securities Act” means the U.S. Securities Act of 1933, as amended;

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the term “SEC” means the U.S. Securities and Exchange Commission;

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the term “Selling Shareholder” means Parent;

•
the term “SOX” means the U.S. Sarbanes-Oxley Act of 2002, as amended;

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the term “T&W Investor” means T&W Medical A/S;

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the term “WS Audiology” means WS Audiology A/S, the indirect parent company of the Parent;

•
the term “WS Audiology Group” means the group owned by WS Audiology, of which the hear.com group will remain a part until prior to the completion of this offering when it will be transferred to hear.com N.V. as described under “Corporate Reorganization”;

•
references to “underwriters” refer to the firms listed on the cover page of this prospectus; and

•
the term “U.S. GAAP” means U.S. generally accepted accounting principles.

Presentation of Financial Information
We report under IFRS, as issued by the IASB. We have made rounding adjustments to some of the figures included in this prospectus. Accordingly, numerical figures shown as totals in some tables may not be an arithmetic aggregation of the figures that preceded them.
Our financial statements included in this prospectus are presented in euro and, unless otherwise specified, all monetary amounts are in euro. All references in this prospectus to “$” and “U.S. dollars” means U.S. dollars and all references to “€” and “euro” mean euro, unless otherwise noted.
This prospectus contains the combined financial statements and other financial information of audibene GmbH and its subsidiaries, as well as those of hear.com LLC (United States), Soundrise Hearing Solutions Private Limited (India) and Hear.com Korea Limited (South Korea), which are indirect subsidiaries of WS Audiology and are expected to be transferred, directly or indirectly, to hear.com N.V. prior to the completion of this offering in connection with the Corporate Reorganization. See “Corporate Reorganization.” hear.com N.V. is a newly incorporated Dutch public company with limited liability (naamloze vennootschap) that has been incorporated for the purpose of this offering and will be the issuer of our common shares. It has not engaged in any activities except those incidental to its formation, the Corporate Reorganization and the initial public offering of our common shares. Following the Corporate Reorganization, hear.com N.V. will become the parent company of the hear.com group and our financial statements will be prepared and reported as the consolidated financial statements of hear.com N.V.
Trademarks and Service Marks
The hear.com design logo, “hear.com,” “audibene” and our other registered or common law trademarks, service marks or trade names appearing in this prospectus are our property. Solely for convenience, our trademarks, tradenames, and service marks referred to in this prospectus appear without the ®, TM, and SM symbols, but those references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights to these trademarks, tradenames, and service marks. This prospectus contains additional trademarks, tradenames, and service marks of other companies that are the property of their respective owners. We do not intend our use or display of other companies’ trademarks, trade names or service marks to imply relationships with, or endorsement or sponsorship of us by, these other companies.
Market, Industry and Other Data
This prospectus contains estimates, projections and information concerning our industry, our business and the market size and growth rates of the markets in which we participate. We are responsible for all of the disclosure in this prospectus and the information incorporated by reference herein and while we believe that each of the publications, studies and surveys used throughout this prospectus are prepared by reputable sources and are generally reliable, we have not independently verified market and industry data from third-party sources. Some data and statistical and other information are based on internal estimates and calculations that are derived from publicly available information, research we conducted, internal surveys, our management’s knowledge of our industry and their assumptions based on such information and knowledge, which we believe to be reasonable.
In each case, this information and data involves a number of assumptions and limitations, and you are cautioned not to give undue weight to such information, estimates or projections. Industry publications and other reports we have obtained from independent parties may state that the data contained in these publications or other reports have been obtained in good faith or from sources considered to be reliable, but they do not guarantee the accuracy or completeness of such data. In addition, projections, assumptions and estimates of the future performance of the industry in which we operate and our future performance are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in “Risk Factors” and “Special Note Regarding Forward-Looking Statements.” These and other factors could cause our future performance to differ materially from the assumptions and estimates made by third parties and us.

PROSPECTUS SUMMARY
This summary highlights information contained in greater detail elsewhere in this prospectus and does not contain all of the information that you should consider in making your investment decision. Before investing in our common shares, you should carefully read this entire prospectus, including our financial statements and the related notes included elsewhere in this prospectus, and the information set forth under “Risk Factors,” “Special Note Regarding Forward-Looking Statements” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”
Unless otherwise indicated in this prospectus, references to the “company,” “hear.com,” “we,” “us” and “our” refer to the hear.com group.
Overview
At hear.com, we are on a mission to bring high quality hearing care to anyone, anywhere. Since our founding in 2012, we have grown rapidly to become the largest online provider of expert, medical-grade hearing care globally. We reimagined the hearing care delivery model and pioneered a digital platform that enables us to deliver a highly engaging, end-to-end customer experience, which we call our Hearing Success Program.
We first meet our consumers online before engaging with them telephonically to provide individualized advice on hearing care, dispel any misconceptions and generate excitement. Once the consumer decides to continue with hearing tests and fittings, we meet them locally through our global network of over 5,000 handpicked clinic locations, which we refer to as our partner providers, or remotely through our proprietary Clinic-in-a-Box, which is our teleaudiology solution. Our data-driven approach to hearing care enables us to deliver a personalized experience and respond to customer needs in real time. Our continued investment in technology and data analytics is geared towards maximizing customer satisfaction, allowing us to connect with a broad unpenetrated base of consumers and redefine what it means to experience and treat hearing loss today.
Hearing loss is a widespread and underserved problem. In 2018, the World Health Organization (the “WHO”) estimated that 466 million people worldwide suffered from disabling hearing loss, with millions more affected with moderate hearing loss. Despite its prevalence, as reported by the WHO, only about 17% of individuals with hearing loss own hearing aids. Even though hearing aid technology has advanced significantly and enabled smaller, more powerful devices, individuals seeking hearing care often have misconceptions about hearing aids in terms of their design and usability. Additionally, they face multiple challenges stemming from a complex range of hearing devices with varying degrees of quality and parameters for fit and customization. The traditional process to purchase hearing aids can be lengthy and inconvenient for many consumers. hear.com was founded to provide consumers with a highly tailored, digital solution to access medical-grade hearing care and the latest in hearing aid technology. We built our platform to address and overcome the myriad of complexities consumers often face as they seek hearing care. We have a relentless focus on serving our customers and empowering them to make the optimal decision for their hearing care needs. This results in deep satisfaction among our customers, as demonstrated by our Net Promoter Score of 70 as of December 31, 2020 and ongoing positive customer feedback.
Our Hearing Success Program is a consumer-centric approach that we believe differentiates us from traditional hearing care providers. This comprehensive program encompasses outreach, assessment, planning, facilitation, care coordination, evaluation and advocacy for options and services that are tailored to an individuals’ hearing care needs. Our first contact with potential customers begins with our targeted digital marketing approach and the strategic placement of advertisements in a wide range of digital channels. These advertisements are designed to redirect potential customers to our online platform where we encourage them to engage through one of approximately 360 tailored versions of our website, which in the aggregate attracted over 70 million visits in 2020. Customers are then contacted telephonically by one of our internal sales consultants, who are full-time employees and highly-trained hearing experts. Our internal sales consultants provide education and expert advice for potential solutions that are tailored to the customer’s specific goals and they stay with each customer throughout the entire hearing care journey, from the initial consultation to fitting, purchasing, servicing and beyond. After they have spoken to a customer, our internal sales consultants coordinate with our global network of credentialed hearing care professionals to schedule a hearing test and fitting, either locally or remotely through our Clinic-in-a-Box solution. Once a hearing care solution is found, we handle all aspects of the purchase, including invoicing, settling reimbursement claims and providing financing options, as well as post-purchase servicing, allowing us to maintain multiple points of contact with our customers to ensure the highest levels of satisfaction and retention for their next purchase.
We have presented below the customer journey through our Hearing Success Program:
We believe that our platform is highly effective and scalable because we deliver significant value to (1) our customers seeking hearing care, (2) our network of partner providers seeking opportunities to serve more customers and increase their income, and (3) our manufacturing partners focused on developing the highest quality hearing aids by incorporating customer feedback and expanding their reach. We have designed our platform to improve over time by continually incorporating new data from millions of interactions with customers, hearing care professionals, and manufacturers. For example, our customer journey is constantly optimized by analyzing the data we gather from our ever increasing consumer database, which provides us with key insights on the drivers of customer satisfaction, quality of care, and cost effective outcomes. Our data-driven approach creates a “flywheel effect,” whereby the more attractive we make our offering to consumers, the more consumers we draw to our platform at lower acquisition cost, and the more attractive we become to our partner providers and manufacturing partners.
The hearing care clinics in our network, which we refer to as our partner providers, represent a significant share of the global independent audiology community. We believe our global network is the largest of its kind, with over 5,000 partner providers comprising an estimated 15,000 hearing care professionals. Participation of partner providers in our network is based on a rigorous and ongoing vetting process that evaluates criteria including their record of customer satisfaction, average time to first appointment, and speed of service. This results in the selection of top-tier partner providers who are accustomed to delivering the highest standard of care for our customers. We have developed strong long-term relationships with our partner providers and work closely with them to develop innovative approaches to address the needs of our target customers. We also undertake extensive partner provider training programs, which are designed to provide the knowledge and tools required to become more entrepreneurial and customer-centric, which we believe will help them, and, in turn, us, to achieve higher conversion rates and sales volumes. We have built a strong partner management team that is responsible for acquiring new partner providers and for collaborating on quality of service and conversion rate improvements. This includes supporting hearing care professionals in establishing new clinics that then become a part of our network of partner providers. Our partner management team also works with our partner providers to obtain precise insights into customer demand in certain geographies as well as providing recruiting services to participating hearing care professionals as part of our entrepreneurship program. A key goal of ours is to become the most important business partner to our partner providers.
Our success is demonstrated by the number of contact requests we receive, which was approximately 1.4 million in 2020. We are the leading online hearing care company based on web traffic and estimate that we are a leader in online revenue in every market we serve, including the United States. We have a presence in 11 countries and our database includes close to six million consumers as of December 31, 2020. We have assembled a management team with advanced sector, technical and digital expertise, and, as of December 31, 2020, had 1,388 full-time employees dedicated to helping our customers hear better again, including 688 internal sales consultants and 181 in-house technology employees.
We believe our financial results reflect the significant market demand for our offerings and the value that we provide to the broader hearing care ecosystem. Our revenue was €93.8 million, €151.1 million and €119.7 million for the six months ended March 31, 2021 and the fiscal years ended September 30, 2020 and 2019, respectively. We generated net losses of €14.0 million, €23.1 million and €17.4 million for the six months ended March 31, 2021 and the fiscal years ended September 30, 2020 and 2019, respectively. Our Adjusted EBITDA was €(6.4) million, €(11.0) million and €(9.1) million for the six months ended March 31, 2021 and the fiscal years ended September 30, 2020 and 2019, respectively. Adjusted EBITDA is a non-IFRS financial measure. For a reconciliation of Adjusted EBITDA to the most directly comparable IFRS financial measure, information about why we consider Adjusted EBITDA useful and a discussion of the material risks and limitations of these measures, please see “—Summary Combined Financial and Operating Data—Non-IFRS Measures.”
The Hearing Economy is a Growing Market with Historically Fragmented Distribution
Hearing loss is a widespread and growing global health issue
The WHO estimates that 466 million people worldwide, or 6% of the global population, had disabling hearing loss in 2018. This population is expected to grow in size to more than 900 million people by 2050. As demographic trends shift and life expectancy increases, we expect that the proportion of the population with hearing loss will continue to rise. Unaddressed hearing loss costs the global economy an estimated $750 billion annually according to a 2017 study by the WHO.
The market for hearing care remains significantly underserved
Despite the significant individual and societal impact of hearing loss, the WHO estimates that only 17% of people with hearing loss own hearing aids as of 2020. The prevalence of hearing aid use is consistently low in individuals with mild hearing loss but generally increases in individuals with moderate or greater hearing loss according to a 2020 EuroTrak publication on behalf of the European Hearing Instrument Manufactures Association (EHIMA). Only in the more severe cases does a higher percentage of individuals use a hearing aid.
We believe the limitations of traditional hearing care and the lack of consumer-focused platforms that enable consumers to easily search, discover and access solutions are the primary reasons driving this under penetration. These limitations include the following:

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Misconceptions associated with the use of hearing aids

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Disempowering consumer experience

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Inconvenient, cumbersome process

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Inaccessible hearing care service in remote areas

Future growth of hearing care to be driven by high quality digital solutions
The global hearing care market is highly fragmented, and we estimate that the online channel accounted for only 1% to 2% of global hearing aid sales in 2019. We believe this channel is highly underpenetrated and poised to capture significant market share as has been seen in other industries.
Our market opportunity
We estimate that global spend for hearing aids was approximately $18 billion in 2019. We believe this spend, however, is generated from people with severe and profound hearing loss and who primarily obtain their hearing aids through physical channels. We believe there is a substantial opportunity to increase digital penetration in the market for people suffering from hearing loss, which increases our global addressable market significantly. We currently operate in 11 countries and, based on data from the countries that account for approximately two-thirds of our current sales volumes, we estimate that we have less than 10% market share by revenue in each of the countries in which we operate. Based on an estimated 180 million adults with a moderate or a higher degree of hearing loss, average lifecycle of hearing aids, and price of hearing aids in these countries, we estimate our current addressable market to be more than $35 billion annually. We expect our addressable market to grow as we further expand into additional geographic markets.
Note that the information for the parameters on which we base our estimated addressable market calculation is derived from a combination of third-party reports and management assessment, and is subject to significant assumptions and estimates, which may change or prove to be inaccurate. While we believe the information and assumptions on which we base our estimated addressable market are reasonable, such information is inherently imprecise.
What Differentiates Us
Our development, approach, partnerships, customer engagement and investments are aimed at realizing hear.com’s singular mission to bring high quality hearing care to anyone, anywhere. Our competitive strengths consist of:
Scale and market leadership
We are the leading online hearing care company based on web traffic and estimate that we are a leader in online revenue in every market we serve, including the United States. The strength of our market leadership is demonstrated by the scale and growth of our customer contacts, the breadth and size of our partner provider network, and our deep customer satisfaction.
Our partner provider network
We believe our independent global network is the largest of its kind, with over 5,000 partner providers comprising an estimated 15,000 hearing care professionals; our partnership with these providers is usually exclusive.
Differentiated go-to-market strategy
Hearing care is a personal, often significant, decision that can require a high degree of consumer motivation to engage and substantial consideration of individual needs and preferences. Our Hearing Success Program takes a digital-first approach to simplify the path to purchase and produces a personalized and guided user experience.

Proprietary and purpose-built technology platform
Our technology powers all aspects of our company: engaging our customers and supporting our partner providers and manufacturing partners, while advancing our business objectives. We have designed our technology to improve over time by continuously incorporating new data from millions of interactions with customers, hearing care partners, and manufacturers.
Customer-centricity as the fundamental tenet of our company
Understanding our customers’ needs is our highest priority and everything we do is centered around making our customers happy by delivering superior outcomes. We have devoted almost a decade, and significant resources, to developing our customer journey, which, at each step, is designed to optimize customer experience and provide tailored, thoughtful and individualized information and guidance to our customers. We believe that this differentiates us from other participants in the hearing care market and drives higher conversion rates and long-lasting relationships with our customers.
Deeply experienced management team with a culture of innovation
We are a founder-led, diverse, global, entrepreneurial, and talented team. Our non-hierarchal, fast-paced and open working culture delivers high-impact outcomes for customers, partners and our teams.
Investors should carefully consider risks related to our business and industry described under “Risk Factors” elsewhere in this prospectus regarding considerations that may offset our competitive strengths.
Our Growth Strategy
We believe that there are significant opportunities to increase awareness and educate consumers regarding hearing care, hearing aids innovation, purchase process and pricing, as well as our platform and solutions. To transform hearing care delivery at scale, we are pursuing growth through the following avenues:
Continue to attract new consumers and partner providers in existing geographic markets
Globally with only 17% of people with hearing loss owning hearing aids, and an estimated 1% to 2% online penetration, we believe the online hearing care market is significantly underpenetrated.
Bringing telehealth to hearing care
We currently offer our proprietary Clinic-in-a-Box, which is our teleaudiology solution, in the United States, Canada and Malaysia and intend to introduce it across multiple geographic and regional markets.
Efficient geographic and network expansion
We plan to expand into new geographic markets such as China, Brazil, Mexico, Colombia and Japan where we do not currently operate. We believe we can leverage our strong track record of execution from our 11 existing geographic markets in order to efficiently launch into these new geographic markets.
Develop and expand a differentiated direct-to-consumer approach
We plan to introduce a differentiated and lower cost direct-to-consumer retail model where we serve consumers with mild hearing loss in a more efficient and direct manner with fewer physical touchpoints.
Sell incremental solutions to existing consumers and encourage repeat purchases
We aim to increase the number and sales of our value-added solutions and services, which we believe will be accretive to our consumer lifetime value, without significantly increasing consumer acquisition costs. Sales of ongoing solutions and services also allow us to maintain contact with our customers after purchase and over time, which we believe contributes to developing longstanding relationships with them. We also aim to leverage these longstanding relationships to encourage customers to buy new hearing aids from us as their old ones reach the end of their lifetime, which occurs typically every four to six years.
Continue to invest in consumer innovations, solutions and services
We continually invest in and scale digital solutions and services to enhance access to medical-grade hearing care and increase the quality of hearing outcomes for our customers. Two examples of our solutions and services are:
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Hearing as a service:   We are in the process of designing and implementing a subscription service for our customers, which we refer to as hearing as a service, that will cover a range of solutions and services. We aim to offer a range of options that suit a variety of customer budgets and preferences to allow our customers the flexibility to customize their subscription.

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The “hear.com Horizon”:   We have begun rolling out our own brand of hearing aids, hear.com Horizon, that we co-developed with one of our manufacturing partners for our exclusive use.

Investors should carefully consider risks related to our business and industry described under “Risk Factors” elsewhere in this prospectus regarding considerations that may have a negative effect on our growth strategies.
Our Value Proposition
We believe that our platform is highly effective because we deliver significant value to our consumers, hearing care professionals, and manufacturing partners. Our value proposition by stakeholder is described below:
Consumers:   Our platform delivers high quality hearing care to consumers who may otherwise have forgone hearing care due to a variety of factors, including affordability, fear of stigma, or lack of access to expert care. Our Hearing Success Program ensures customer satisfaction across each stage of the customer journey and increases adoption, reduces complexity, and improves hearing outcomes. The value that consumers ascribe to our platform is demonstrated by our high Net Promoter Score of 70 as of December 31, 2020.
Hearing care professionals:   We help our partner providers grow their practices by providing extensive training programs and giving them access to a curated network of patients that they can use to fill excess capacity and increase their income.
Manufacturing partners:   Our digital marketing capabilities and consumer-facing platform help our manufacturing partners by increasing sales through access to new consumer segments, strengthening their brand recognition within our network, and improving the quality of their products.
Clinic-in-a-Box Solution
Our proprietary Clinic-in-a-Box, which is our teleaudiology solution, was designed to provide access to quality hearing care, regardless of geographic constraints. We introduced our Clinic-in-a-Box solution in Malaysia in 2014, upgraded and expanded it to the United States and Canada in 2020 and intend to expand it further to multiple other geographic and regional markets. For the six months ended March 31, 2021, we have achieved higher customer satisfaction and higher conversion rates through our Clinic-in-a-Box solution than through in-person fittings.
Our Clinic-in-a-Box solution was developed in-house and allows our partner providers to access a previously inaccessible consumer base. Certain high-performing partner providers are selected to use our Clinic-in-a-Box solution, ensuring that customers get the best possible experience. Before the virtual session with our hearing care professionals, customers receive everything they need for their appointment, including a tablet, pre-selected hearing aids based on the consultation with our internal sales consultants, and equipment for the hearing test and fitting. Our hearing care professional connects with the customer through video conference using the tablet provided and guides the customer on using the equipment, conducting the hearing test, fitting the hearing aid, and fine-tuning the hearing aid.
Throughout this experience, our team of hearing care professionals and internal sales consultants remains available to answer questions and support the fine tuning of the hearing aids or to address any potential issues, such as cleaning of the hearing aids, replacing batteries or connecting the device to smartphones.
Risks Related to Our Business
Investing in our common shares involves a high degree of risk. You should carefully consider these risks before investing in our common shares, including the risks related to our business and industry described under “Risk Factors” elsewhere in this prospectus. In particular, the following considerations, among others, may impact our business, offset our competitive strengths or have a negative effect on our business strategy, which could cause a decline in the price of our common shares and result in a loss of all or a portion of your investment:
•
our ability to achieve broad market education and to change consumer perception and purchasing habits, and to innovate in a relatively mature industry;

•
actual or perceived failures to comply with applicable data protection, privacy and security, advertising and consumer protection laws, regulations, standards and other requirements;

•
security incidents, data breaches, and unauthorized access to data, including personal information and protected health information;

•
our ability to attract, develop, motivate and retain well-qualified employees, and to prevent former key employees from competing in the hearing care space;

•
increasing competition as a result of specialty retailers, vertical integration of manufacturers and competition from non-specialty retailers;

•
the nature of our relationship with WS Audiology as both our indirect shareholder and largest supplier;

•
our ability to maintain the satisfaction of the hearing care community;

•
capacity constraints in our partner provider network;

•
accelerated consolidation and formation of hearing aid purchasing groups;

•
deteriorating payment behavior of customers that utilize payment plans;

•
our ability to successfully anticipate product returns, repairs and replacement;

•
the proliferation of technological developments that improve or cure hearing loss;

•
the ability of the teleaudiology market to develop;

•
the ability of select global hearing aid manufacturers to meet their delivery obligations, maintain price stability and continue to supply us with hearing aids;

•
the ability of our proprietary technology platform to operate properly;

•
customer confusion about hearing aid product features and technology or about any adverse events or safety issues associated with third-party hearing aid products;

•
potential lawsuits brought by third parties for infringement, misappropriation, dilution or other violation of their intellectual property or proprietary rights;

•
our ability to establish, maintain, protect and enforce our intellectual property and proprietary rights;

•
our ability to continue to use our domain names and prevent third parties from acquiring and using domain names that infringe on, are similar to, or otherwise decrease the value of our brands, trademarks or service marks;

•
our ability to enforce our intellectual property rights throughout the world;

•
risks associated with the use of open source software;

•
developments in laws, rules, policies and audiology board certification oversight governing licensure, the practice of professional audiology services and teleaudiology;

•
our ability to comply with laws regulating the corporate practice of audiology;

•
potential determinations that our arrangements with audiologists and other hearing care professionals constitute the improper rendering of professional audiology services or fee splitting under applicable law;

•
the impact of healthcare reform legislation and other changes in the healthcare industry and in healthcare spending;

•
our third party suppliers’ compliance with applicable FDA and other requirements;

•
our ability to operate as a stand-alone business following the Corporate Reorganization;

•
the continued alignment of our interests with those of WS Audiology and its controlling shareholders, the EQT Investors and the T&W Investor; and

•
other factors set forth under “Risk Factors” in this prospectus.

Our Principal Shareholders
Prior to the completion of this offering, Parent will own 100% of our outstanding common shares. After completion of this offering, Parent will own approximately 81.4% of our outstanding common shares, or approximately 79.2% if the underwriters exercise in full their option to purchase additional shares. Parent is a subsidiary of WS Audiology, which is controlled by EQT and T&W Medical A/S.
EQT is a differentiated global investment organization with more than €75 billion in raised capital and approximately €46 billion in assets under management across 16 active funds. EQT funds have portfolio companies in Europe, Asia-Pacific and North America with total sales of more than €27 billion and approximately 159,000 employees. EQT works with portfolio companies to achieve sustainable growth, operational excellence and market leadership. Over the last 20 years, EQT has completed 26 acquisitions in the healthcare sector, including current investments in Certara, Aldevron, Waystar, Galderma and WS Audiology and former investments in Press Ganey, CaridianBCT, BSN Medical and Clinical Innovations.
T&W Medical A/S is a company incorporated in Denmark owned by two families who in 1956 established the global hearing aid company, Widex. In 2019, Widex merged with Sivantos (formerly, Siemens hearing aids) creating the WS Audiology Group. T&W Medical A/S has over the past decade also invested in various health care and life science companies, including UNEEG medical, a company incorporated in Denmark pioneering cognitive technologies that collect, monitor and analyze brain activities (EEG).
We are indirectly controlled by WS Audiology and the WS Audiology Group is one of the largest manufacturers of hearing aids in the world with a significant retail presence. They are also our largest supplier of hearing aids. Real or apparent conflicts of interest may arise between the WS Audiology Group and us in a number of areas relating to our past and ongoing relationships with WS Audiology as our majority shareholder. In addition, certain members of hear.com management have made investments in the WS Audiology Group. As a result of these individuals’ ownership interest in the WS Audiology Group and the WS Audiology Group’s majority ownership of hear.com, conflicts of interest could arise and result in action or inaction that is detrimental to our business or could harm the implementation of our business strategy.
WS Audiology and its controlling shareholders, the EQT Investors and the T&W Investor, are indirect shareholders of the Parent, and WS Audiology has the ability to nominate a majority of the members of our board of directors and to elect and remove directors. Additionally, for so long as WS Audiology, the EQT Investors and the T&W Investor, taken together, beneficially own more than 50% in voting power of our share capital, members of our board of directors will be required to resign upon a written request by shareholders holding more than 50% of our issued and outstanding share capital.
We intend to enter into the Relationship Agreement with the Parent and WS Audiology in connection with this offering and the members of our board of directors have agreed to adhere to the Relationship Agreement. The Relationship Agreement will contain certain arrangements regarding the continuing relationship between us, the Parent and the other parties to it.
We also intend to enter into a registration rights agreement with the Parent and certain other parties. The registration rights agreement will contain provisions that entitle the Parent and the other shareholder parties to it to certain rights to have their securities registered by us under the Securities Act.
Additionally, we expect to enter into a transitional services agreement with the WS Audiology Group, pursuant to which certain entities of the WS Audiology Group will continue to provide certain business functions to us for a limited period of time following the Corporate Reorganization, including certain IT applications, payroll services, arrangements with logistics providers and legal services.
Controlled Company
After the completion of this offering, EQT and T&W Medical A/S will continue to beneficially own more than 50% of our common shares and voting power. As a result, we will be a “controlled company” as that term is set forth in Section 5615(c)(1) of the Nasdaq Marketplace Rules. Under the Nasdaq corporate governance standards, a company of which more than 50% of the voting power for the election of our directors is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance standards, including (1) the requirement that a majority of the board of directors consist of independent directors, (2) the requirement that we have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities and (3) the requirement that our director nominations be made, or recommended to our full board of directors, by our independent directors or by a nominations committee that consists entirely of independent directors and that we adopt a written charter or board resolution addressing the nominations process. Following this offering, we do not intend to utilize these exemptions, but do intend to rely on other exemptions relating to our status as an emerging growth company and a foreign private issuer (see “—Implications of Being an Emerging Growth Company and a Foreign Private Issuer”). However, if we utilize any of the exemptions available to controlled companies in the future, you may not have the same protections afforded to shareholders of companies that are subject to all of the Nasdaq corporate governance requirements. In the event that we cease to be a “controlled company,” we will be required to comply with these provisions within the transition periods specified in the Nasdaq corporate governance rules.
Corporate Information
hear.com N.V. was originally incorporated as Auris Netherlands IV N.V. under the laws of the Netherlands as a public company with limited liability (naamloze vennootschap) on December 10, 2020. Our principal executive offices are located at Amsterdamsestraatweg 421, 3551 CL Utrecht, the Netherlands. Our telephone number is +31 55 80 80 140. Our website address is www.hear.com. Information contained on, or that can be accessed through, our website does not constitute part of this prospectus, and inclusions of our website address in this prospectus are inactive textual references only.

Implications of Being an Emerging Growth Company and a Foreign Private Issuer
Emerging Growth Company
We qualify as an “emerging growth company” as defined in the JOBS Act. For so long as we remain an emerging growth company, we are permitted and currently intend to rely on the following provisions of the JOBS Act that contain exceptions from disclosure and other requirements that otherwise are applicable to companies that conduct initial public offerings and file periodic reports with the SEC. These provisions include, but are not limited to:
•
being permitted to present only two years of audited financial statements in this prospectus and only two years of related “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our periodic reports and registration statements, including this prospectus;

•
not being required to comply with the auditor attestation requirements of Section 404 of SOX, the assessment of our internal control over financial reporting, which would otherwise be applicable beginning with the second annual report following consummation of this offering;

•
reduced disclosure obligations regarding executive compensation in our periodic reports, proxy statements and registration statements, including in this prospectus; and

•
exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

We will remain an emerging growth company until the first to occur of the last day of the fiscal year (i) that follows the fifth anniversary of the completion of this offering, (ii) in which we have total annual gross revenue of at least $1.07 billion or (iii) in which we are deemed to be a “large accelerated filer,” as defined in the Exchange Act, which means the market value of our common shares that are held by non-affiliates exceeds $700 million as of the last business day of the second financial quarter of such financial year; or if it occurs before any of the foregoing dates, the date on which we have issued more than $1 billion in non-convertible debt over a three-year period.
We have elected to take advantage of certain of the reduced disclosure obligations in this prospectus and may elect to take advantage of other reduced reporting requirements in our future filings with the SEC. As a result, the information that we provide to our shareholders may be different than what you might receive from other public reporting companies in which you hold equity interests.
Under Section 107(b) of the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards until such time as those standards apply to private companies. Given that we currently report and expect to continue to report under IFRS as issued by the IASB, we will not be able to avail ourselves of this extended transition period and, as a result, we will adopt new or revised accounting standards on the relevant dates on which adoption of such standards is required by the IASB.
Foreign Private Issuer
Upon the consummation of this offering, we will report under the Exchange Act as a non-U.S. company with foreign private issuer status. Even after we no longer qualify as an emerging growth company, as long as we qualify as a foreign private issuer under the Exchange Act we will be exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including:
•
the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act;

•
the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and

•
the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q containing unaudited financial and other specific information, or current reports on Form 8-K, upon the occurrence of specified significant events.

We may take advantage of these exemptions until such time as we are no longer a foreign private issuer. We would cease to be a foreign private issuer at such time as more than 50% of our outstanding voting securities are directly or indirectly held of record by U.S. holders and any one of the following is true: (i) the majority of our executive officers or directors are U.S. citizens or residents; (ii) more than 50% of our assets are located in the United States; or (iii) our business is administered principally in the United States.
Both foreign private issuers and emerging growth companies are also exempt from certain more stringent executive compensation disclosure rules. Thus, even if we no longer qualify as an emerging growth company but remain a foreign private issuer, we will continue to be exempt from the more stringent compensation disclosures required of companies that are not emerging growth companies and will continue to be permitted to follow our home country practice on such matters.
For additional information, see the section titled “Risk Factors—Risks Related to Our Common Shares, this Offering and our Status as a Public Company—We are an “emerging growth company” and, as a result of the reduced disclosure and governance requirements applicable to emerging growth companies, our common shares may be less attractive to investors” and “Risk Factors—Risks Related to Our Common Shares, this Offering and our Status as a Public Company—As a “foreign private issuer” under the rules and regulations of the SEC, we are not subject to U.S. proxy rules and are permitted to, and may, file less or different information with the SEC than a company incorporated in the United States or otherwise not filing as a “foreign private issuer.”

THE OFFERING
Common shares offered by us
16,220,000 shares.
Common shares to be outstanding immediately after this offering
110,896,792 shares.
Option to purchase additional shares
The underwriters have been granted an option to purchase up to 2,433,000 additional common shares from the selling shareholder at any time within 30 days from the date of this prospectus to cover over-allotments.
Use of proceeds
We estimate that we will receive net proceeds of approximately $271.6 million from the sale of our common shares in this offering, based on an assumed initial public offering price of $18.50 per share, which is the midpoint of the price range set forth on the front cover of this prospectus, and after deducting the underwriting discounts and commissions and estimated offering expenses.
We intend to use the net proceeds received by us from this offering, as follows:
•
to repay in full the €2.1 million of existing shareholder loans owed to certain entities of the WS Audiology Group, which have a weighted average interest rate of 5.8% and scheduled maturity dates ranging from August 5, 2021 to July 19, 2023;

•
to pay the outstanding consideration of €58.3 million owed to the Parent and certain of its direct and indirect subsidiaries in connection with our acquisition of the hear.com group as described under “Corporate Reorganization.” This outstanding consideration will be satisfied through the repayment of additional shareholder loans owed to the WS Audiology Group (to the extent not capitalized in connection with the Corporate Reorganization); and

•
the remainder for general corporate purposes, including to fund further growth and execution of our business strategy and acquisitions.

Any proceeds received by the selling shareholder in the event the underwriters exercise the option to purchase additional common shares from the selling shareholder will be received directly by the selling shareholder.
To the extent we raise more (less) proceeds in this offering than currently estimated, we expect less (more) of the additional shareholder loans to be capitalized in connection with the Corporate Reorganization and that the remainder amount to be used for general corporate purposes will not change.
Risk factors
See “Risk Factors” and the other information included in this prospectus for a discussion of the factors you should consider carefully before deciding to invest in our common shares.
Dividend policy
We currently do not intend to declare any dividends on our common shares in the foreseeable future. See “Dividend Policy.”

Directed share program
At our request, the underwriters have reserved up to 811,000 common shares, or up to 5% of the common shares offered by this prospectus, for sale at the initial public offering price through a directed share program to certain of our directors, employees and partner providers. The sales will be made at our direction by Morgan Stanley & Co. LLC and its affiliates through a directed share program. The number of our common shares available for sale to the general public in this offering will be reduced to the extent that such persons purchase such reserved shares. Any reserved shares not so purchased will be offered by the underwriters to the general public on the same terms as the other common shares offered by this prospectus. Participants in the directed share program will not be subject to lock-up or market standoff restrictions with the underwriters or with us with respect to any common shares purchased through the directed share program, except in the case of common shares purchased by any of our directors or employees. For additional information, see “Underwriters—Directed Share Program.”
Nasdaq symbol
“HCG”
Except as otherwise indicated, all information in this prospectus:
•
assumes the Recapitalization is effected prior to the offering;

•
assumes the Corporate Reorganization is effected prior to this offering;

•
assumes no exercise by the underwriters of their option to purchase up to 2,433,000 additional common shares from the selling shareholder;

•
assumes an initial public offering price of $18.50 per share, which is the midpoint of the price range set forth on the cover of this prospectus;

•
assumes the effectiveness of our amended articles of association (the “Articles of Association”) and our board rules (the “Board Rules”), the form of each of which is filed as an exhibit to the registration statement of which this prospectus is a part;

•
assumes the transfer of 4,417,716 common shares by Parent to certain members of management in connection with the MPP Exchange;

•
does not reflect 11,089,679 common shares (representing 10% of the common shares outstanding immediately after this offering) available for future issuance under our 2021 Equity Plans, including up to 3,095,727 and 327,481 common shares underlying restricted stock units (“RSUs”) and options, respectively, we expect to award to certain employees (or their professional service corporations) in connection with this offering; and

•
assumes the rate of exchange of U.S. dollars into euros of $1.00 equals €0.83, the exchange rate as of May 3, 2021.

A $1.50 increase in the assumed initial public offering price referred to above shall modify the number of common shares to be received by certain members of our management in connection with the MPP Exchange resulting in a decrease to the number of common shares to be so exchanged by 331,329 common shares. Such a $1.50 increase in the assumed initial public offering price shall modify the number of RSUs and options to be awarded to certain employees (or their professional service corporations) in connection with this offering resulting in a decrease to the number of common shares underlying such RSUs and options by 79,613 and 24,561 common shares, respectively. However, the RSUs expected to be awarded are structured such that if the initial public offering price is $20.41, the total number of common shares underlying such RSUs will be 4,860,886 common shares and shall increase if the initial public offering price is above such threshold amount such that at an initial public offering price of $21.50 the number of common shares underlying such RSUs will be 4,930,922 common shares.

A $1.50 decrease in the assumed initial public offering price referred to above shall modify the number of common shares to be received by certain members of management in connection with the MPP exchange resulting in an increase to the number of common shares to be so exchanged by 389,798 common shares. Such a $1.50 decrease in the assumed initial public offering price shall modify the number of RSUs and options to be awarded to certain employees (or their professional service corporations) in connection with this offering resulting in an increase to the number of common shares underlying such RSUs and options by 93,662 and 28,895 common shares, respectively.

SUMMARY COMBINED FINANCIAL AND OPERATING DATA
The following tables summarize our combined financial and operating data for the periods and dates indicated. The combined statements of comprehensive loss data and cash flow data for the six months ended March 31, 2021 and 2020 and combined balance sheet data as of March 31, 2021 have been derived from our unaudited interim condensed combined financial statements included elsewhere in this prospectus. The combined statements of comprehensive loss data and cash flow data for the years ended September 30, 2020 and 2019 have been derived from our audited combined financial statements included elsewhere in this prospectus. Our unaudited interim condensed combined financial statements and our audited combined financial statements contain the financial information of audibene GmbH and its subsidiaries, as well as those of hear.com LLC (United States), Soundrise Hearing Solutions Private Limited (India) and Hear.com Korea Limited (South Korea), which are indirect subsidiaries of WS Audiology and are expected to be transferred, directly or indirectly, to hear.com N.V. prior to the completion of this offering in connection with the Corporate Reorganization. See “Corporate Reorganization.” Following the Corporate Reorganization, hear.com N.V. will become the parent company of the hear.com group and our financial statements will be prepared and reported as the consolidated financial statements of hear.com N.V. See “Presentation of Financial Information.” Our financial statements are prepared in accordance with IFRS as issued by the IASB. Our historical results are not necessarily indicative of the results that may be expected in the future.
The summary combined financial and operating data in this section is not intended to replace our audited combined financial statements and related notes or our unaudited interim condensed combined financial statements and related notes included elsewhere in this prospectus. The summary combined financial and operating data set forth below should be read in conjunction with “Presentation of Financial Information,” “Risk Factors,” “Capitalization,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the audited combined financial statements included elsewhere in this prospectus.
	Year Ended September 30,		Six Months Ended March 31,
	2020	2019	2021	2020
	(in thousands)
Combined Statements of Comprehensive Loss Data:
Revenue	€151,090	€119,668	€93,849	€73,679
Operating expenses
Cost of revenue, excluding depreciation and amortization	(73,427)	(59,077)	(40,505)	(34,840)
Marketing and selling expenses	(78,865)	(62,926)	(52,102)	(40,351)
General and administrative expenses	(10,096)	(6,987)	(8,949)	(5,087)
Depreciation and amortization	(5,516)	(3,526)	(3,948)	(2,548)
Other operating income, net	301	198	296	529
Loss from operations	(16,513)	(12,650)	(11,359)	(8,618)
Interest income	1,124	205	975	409
Interest expenses	(7,153)	(5,068)	(3,649)	(3,151)
Other financial income (expense), net	(439)	156	140	(597)
Loss before income taxes	(22,981)	(17,357)	(13,893)	(11,957)
Income tax expense	(130)	(41)	(107)	(40)
Net loss.	€(23,111)	€(17,398)	€(14,000)	€(11,997)
	Year Ended September 30,		Six Months Ended March 31,
	2020	2019	2021	2020
	(in thousands)
Combined Statements of Cash Flow Data:
Net cash used in operating activities	€(16,661)	€(9,596)	€(21,074)	€(14,448)
Net cash used in investing activities	(11,393)	(5,177)	(5,950)	(4,479)
Net cash provided by financing activities	31,305	14,717	25,276	19,163
Effect of exchange rates on cash and cash equivalents	(60)	(36)	63	(30)
Net (decrease) increase in cash and cash equivalents	€3,191	€(92)	€(1,685)	€206

	As of March 31, 2021
	Actual	As Adjusted
	(in thousands)
Combined Balance Sheet Data:
Cash and cash equivalents	€2,436	€167,547
Total assets	98,814	267,754
Total liabilities	203,193	34,166
of which, constitute liabilities to WS Audiology group companies	165,905	—
Total equity	(104,379)	233,588
The as adjusted combined balance sheet data gives effect to the issuance and sale by us of 16,220,000 shares in this offering at the assumed initial offering price of $18.50 per share, which is the midpoint of the pricing range set forth on the front cover of this prospectus, after deducting underwriting discounts and commissions and estimated offering expenses payable by us and the application of the net proceeds thereof as described in “Use of Proceeds.”
The as adjusted combined balance sheet data are illustrative only and will change based on the actual initial public offering price and other terms of this offering determined at pricing. A $1.00 increase in the assumed initial public offering price of $18.50 per share, which is the midpoint of the price range set forth on the front cover of this prospectus, would increase our as adjusted cash and cash equivalents and total assets and would decrease our as adjusted total liabilities and total equity by €12.7 million, assuming, in each case, the number of shares offered by us, as set forth on the front cover of this prospectus, remains the same and after deducting the assumed underwriting discounts and commissions and estimated offering expenses payable by us. An increase (decrease) of 100,000 shares from the expected number of shares to be sold by us in this offering would increase (decrease) our as adjusted cash and cash equivalents, total assets, total liabilities and total equity by €1.4 million, assuming, in each case, no change in the assumed initial public offering price per share, which is the midpoint of the price range set forth on the front cover of this prospectus.
	Year Ended September 30,		Six Months Ended March 31,
	2020	2019	2021	2020
	(shares in thousands)
Pro Forma Per Share Data:
Basic and diluted loss per common share	€(0.24)	€(0.18)	€(0.15)	€(0.13)
Expected number of common shares outstanding	94,677	94,677	94,677	94,677
The pro forma basic and diluted loss per common share data gives effect to the consummation of the Recapitalization and the Corporate Reorganization and is based on 94,676,792 common shares of the company expected to be outstanding immediately prior to the consummation of this offering. It is calculated by dividing in each case the net loss for the six months ended March 31, 2021 and 2020 and the years ended September 30, 2020 and 2019 by the expected number of common shares outstanding immediately prior to the consummation of this offering presented in the table above.
Pro forma basic loss per common share is the same as pro forma diluted loss per common share for the periods presented as we did not have any dilutive or potentially dilutive shares immediately prior to the consummation of this offering.
This pro forma information is unaudited and is presented for informational purposes only. It is not necessarily indicative of what our results would have been had the Corporate Reorganization actually occurred at such date nor is it indicative of our future performance.
Key Performance Metrics
In addition to IFRS measures of performance, we review the following key performance metrics to assess our performance, make strategic and offering decisions and build our financial projections.

	As of or for the Year Ended September 30,
	2020	2019
Number of appointments(1)	291,000	218,000
Number of partner providers(1)	5,168	4,526
Number of appointments per partner provider(1)	56	48
Customer sales(2)	59,116	47,142
Conversion rate(1)	20.3%	21.6%
Total unit volume(2)	105,951	82,951
Average selling price(2)	€ 1,426	€ 1,443

(1)
We expect to only provide number of appointments, number of partner providers, number of appointments per partner provider and conversion rate data on an annual basis.

(2)
Figures reflect totals only. For a breakdown by region, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Key Performance Metrics and Non-IFRS Measures.”

Number of Appointments
Number of appointments is defined as the total number of initial fitting appointments we make for our customers with our partner providers in any given period.
Number of Partner Providers
Number of partner providers is defined as the total number of clinics at the end of the relevant period with whom we have entered into contractual arrangements for the fitting of hearing aids that we sell to our customers.
Number of Appointments per Partner Provider
Number of appointments per partner provider is defined as the number of appointments in any given period divided by the number of partner providers at the end of that period.
Customer Sales
Customer sales is defined as the number of customer transactions or sales, net of returns, in any given period.
Conversion Rate
Conversion rate is defined as customer sales divided by the number of appointments in any given period, and the result multiplied by 100.
Total Unit Volume
Total unit volume is defined as the number of hearing aids sold, net of returns, in any given period.
Average Selling Price
Average selling price is defined as the average selling price of one hearing aid to a customer and it is calculated by dividing revenue by total unit volume for any given period.
For additional information on our key performance metrics, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Key Performance Metrics and Non-IFRS Measures.”

Non-IFRS Measures
In addition to our financial results determined in accordance with IFRS, we believe that certain non-IFRS measures are useful in evaluating our operating performance. We use gross margin and Adjusted EBITDA to evaluate our ongoing operations and for internal planning and forecasting purposes. While not superior or an alternative to IFRS measures, we believe that these non-IFRS measures, when taken together with the corresponding IFRS measures, provide meaningful supplemental information regarding our performance by excluding certain items that may not be indicative of our business, results of operations or outlook.
Gross Margin
Total gross margin
Total gross margin for a particular period is defined as revenue less cost of revenue, excluding depreciation and amortization, divided by revenue.
The following table presents the calculation of total gross margin.
	Year Ended September 30,		Six Months Ended March 31,
	2020	2019	2021	2020
	(in thousands, unless indicated otherwise)
Revenue	€ 151,090	€ 119,668	€ 93,849	€ 73,679
Cost of revenue, excluding depreciation and amortization(1)	(73,427)	(59,077)	(40,505)	(34,840)
Revenue less cost of revenue, excluding depreciation and amortization	77,663	60,591	53,344	38,839
Total gross margin	51.4%	50.6%	56.8%	52.7%

(1)
Cost of revenue, excluding depreciation and amortization for the six months ended March 31, 2021 and 2020 excludes depreciation of €9,771 and €6,717, respectively, and for the years ended September 30, 2020 and 2019 excludes depreciation of €18,000 and €28,000, respectively. Due to their immaterial amounts, for the purposes of deriving gross margin, we have not added back this depreciation to the cost of revenue, excluding depreciation and amortization.

Gross product margin
Gross product margin for a particular period is defined as revenue less cost of materials, divided by revenue.
The following table presents the calculation of gross product margin.
	Year Ended September 30,		Six Months Ended March 31,
	2020	2019	2021	2020
	(in thousands, unless indicated otherwise)
Revenue	€ 151,090	€ 119,668	€ 93,849	€ 73,679
Less:
Cost of materials	(35,149)	(29,921)	(18,059)	(17,345)
Revenue less cost of materials	115,245	89,747	75,790	56,334
Gross product margin	76.7%	75.0%	80.8%	76.5%
We believe that total gross margin and gross product margin are useful to investors as they eliminate the impact of certain non-cash expenses and allow a direct comparison of these measures between periods without the impact of non-cash expenses and certain other nonrecurring operating expenses. For a discussion on our cost of revenue and gross margin, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations―Key Factors Affecting Our Performance―Cost of Revenue” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Results of Operations — Six Months Ended March 31, 2021 versus Six Months Ended March 31, 2020 — Cost of Revenue, Excluding Depreciation and Amortization” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Results of Operations — Year Ended September 30, 2020 versus Year Ended September 30, 2019 — Cost of Revenue, Excluding Depreciation and Amortization.”
ADJUSTED EBITDA
Adjusted EBITDA for a particular period is defined as net profit or loss before interest expenses, interest income, other financial income (expenses), net, income taxes and depreciation and amortization, net of transaction related and public company costs. In periods after the offering, we expect that Adjusted EBITDA will also be adjusted for equity-based compensation expense as incurred.
The following table reconciles net loss to Adjusted EBITDA for the periods presented.
	Year Ended September 30,		Six Months Ended March 31,
	2020	2019	2021	2020
	(in thousands)
Net loss	€ (23,111)	€ (17,398)	€ (14,000)	€ (11,997)
Interest expenses	7,153	5,068	3,649	3,151
Interest income	(1,124)	(205)	(975)	(409)
Other financial income (expense), net	439	(156)	(140)	597
Income taxes	130	41	107	40
Depreciation and amortization	5,516	3,526	3,948	2,548
Transaction related and public company costs(a)	—	—	977	—
Adjusted EBITDA	€ (10,997)	€ (9,124)	€ (6,434)	€ (6,070)

(a)
Represents transaction and other related costs incurred in connection with this offering and costs associated with our public company transition.

We believe that the use of Adjusted EBITDA is helpful to our investors as it is a metric used by management in assessing the health of our business and our operating performance. Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. Adjusted EBITDA should not be considered as an alternative to loss before income taxes, net loss or any other performance measures derived in accordance with IFRS.
Total gross margin, gross product margin and Adjusted EBITDA are non-IFRS measures and are presented for supplemental informational purposes only, have limitations as analytical tools and should not be considered in isolation or as a substitute for financial information presented in accordance with IFRS. Other companies, including companies in our industry, may calculate total gross margin, gross product margin and Adjusted EBITDA differently or may use other measures to evaluate their performance, all of which could reduce the usefulness of our total gross margin, gross product margin and Adjusted EBITDA as tools for comparison. When evaluating our performance, you should consider total gross margin, gross product margin and Adjusted EBITDA alongside other financial performance measures, including our revenue, net loss and other IFRS results.

RISK FACTORS
Investing in our common shares involves a high degree of risk. You should carefully consider the following risk factors together with other information in this prospectus, including our combined financial statements and related notes included elsewhere in this prospectus, before deciding whether to invest in our common shares. The risks described below are not the only risks we face. Additional risks that we are unaware of or that we deem immaterial may also become important factors that could adversely affect our business. The occurrence of any of the events described below could harm our business, financial condition, results of operations and growth prospects. In such an event, the trading price of our common shares may decline and you may lose all or part of your investment.
Risks Related to Our Limited Operating History and Early Stage of Growth
Our limited operating history and our evolving business make it difficult to evaluate our future prospects and the risks and challenges we may encounter.
Our limited operating history and evolving business make it difficult to evaluate and assess the success of our business to date, our future prospects and the risks and challenges that we may encounter. These risks and challenges include our ability to:
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attract new consumers to our platform and position our platform as an important way to make purchasing decisions for hearing care products and services;

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retain our consumers and encourage them to continue to engage with us on purchasing hearing care products and services;

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attract new and existing consumers to rapidly adopt new offerings on our platform;

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attract and retain partner providers for our network, including audiologists, other hearing care professionals and fitting specialists;

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comply with existing and new laws and regulations applicable to our business and in our industry;

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anticipate and respond to macroeconomic changes, changes in pricing of hearing aids and industry pricing benchmarks and changes in the markets in which we operate;

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react to challenges from existing and new competitors;

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maintain and enhance the value of our reputation and brand;

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effectively manage our growth;

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hire, integrate and retain talented people at all levels of our organization;

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maintain and improve the technology and security infrastructure underlying our platform, including our app and websites and related data protection and cybersecurity; and

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successfully update our platform, develop and update our app, features, offerings and services to benefit our consumers and enhance the consumer experience.

If we fail to address the risks and difficulties that we face, including those associated with the challenges listed above and those described elsewhere in this “Risk Factors” section, our business, financial condition and results of operations could be adversely affected. Further, because we have limited historical audited financial data and our business continues to evolve and expand, any predictions about our future revenue and expenses may not be as accurate as they would be if we had a longer operating history, operated a more predictable business or operated in a less regulated industry. We have encountered in the past, and will encounter in the future, risks and uncertainties frequently experienced by growing companies with limited operating histories and evolving business that operate in regulated and competitive industries. If our assumptions regarding these risks and uncertainties, which we use to plan and operate our business, are incorrect or change, or if we do not address these risks successfully, our results of operations could differ materially from our expectations and our business, financial condition and results of operations would be adversely affected.

Our recent growth rates may not be sustainable or indicative of future growth and our results of operations may fluctuate significantly from period to period.
We have experienced significant growth since our founding in 2012. Revenue increased from €119.7 million for the year ended September 30, 2019 to €151.1 million for the year ended September 30, 2020, representing an increase of 26.3%, and from €23.0 million for the first quarter of the year ended September 30, 2019 to €48.2 million for the second quarter of the year ended September 30, 2021, representing an increase of 109.6% over the ten quarters ended March 31, 2021. Our historical rate of growth may not be sustainable or indicative of our future rate of growth. We believe that our continued growth in revenue, as well as our ability to improve or maintain margins and profitability, will depend upon, among other factors, our ability to address the challenges, risks and difficulties described elsewhere in this “Risk Factors” section and the extent to which our various offerings grow and contribute to our results of operations. We cannot provide assurance that we will be able to successfully manage any such challenges or risks to our future growth. In addition, our base of consumers may not continue to grow or may decline due to a variety of possible risks, including increased competition, changes in the regulatory landscape and the maturation of our business. Any of these factors could cause our revenue growth to decline and may adversely affect our margins and profitability. Failure to continue our revenue growth or improve margins would have a material adverse effect on our business, financial condition and results of operations. You should not rely on our historical rate of revenue growth as an indication of our future performance.
Our results of operations vary and may fluctuate significantly from period to period.
Our quarterly and annual results of operations have historically varied from period to period and we expect that our results of operations will continue to do so for a variety of reasons, many of which are outside of our control and are difficult to predict. We have presented many of the factors that may cause our results of operations to fluctuate in this “Risk Factors” section, including the extent to which our various offerings, such as our teleaudiology offering, grow and contribute to our results of operations. The cumulative effects of such factors could result in large fluctuations and unpredictability in our quarterly and annual results of operations. As a result, comparing our results of operations on a period-to-period basis may not be meaningful and investors should not rely on our past results as an indication of our future performance.
This variability and unpredictability could also result in our failing to meet the expectations of industry or financial analysts or investors for any period. If our revenue or results of operations fall below the expectations of analysts or investors or below any guidance we may provide, or if the guidance we provide is below the expectations of analysts or investors, the price of our common shares could decline substantially. Such a share price decline could occur even when we have met any previously publicly stated guidance we may provide.
We may be unable to manage our future growth effectively, which could make it difficult to execute our business strategy.
Since 2012, we have experienced rapid growth in our business operations and the number of consumers that use our offerings, and we may continue to experience growth in the future. For example, the number of our full-time employees increased from 487 as of October 1, 2018 to 1,485 as of March 31, 2021. This growth has placed, and may continue to place, significant demands on our management and our operational and financial infrastructure. Our ability to manage our growth effectively and to integrate new employees, technologies and acquisitions into our existing business will require us to continue to expand our operational and financial infrastructure and to continue to retain, attract, train, motivate and manage employees. Management of growth is more difficult as employees work from home as a result of the COVID-19 pandemic. Continued growth could strain our ability to develop and improve our operational, financial and management controls, enhance our reporting systems and procedures, recruit, train and retain highly skilled personnel and maintain consumer satisfaction. Additionally, if we do not effectively manage the growth of our business and operations, the quality of our platform and offerings could suffer, which could negatively affect our reputation and brand, business, financial condition and results of operations.

We have a history of net losses, and we may not achieve or maintain profitability in the future.
We have incurred net losses since inception. For the years ended September 30, 2020 and 2019, we incurred net losses of €23.1 million and €17.4 million, respectively. For the six months ended March 31, 2021, we incurred net losses of €14.0 million. Since inception, we have spent significant funds on organizational and start-up activities, to recruit key managers and employees, to develop our hearing care products and services, to develop our platform and our customer support resources and for research and development. The net losses we incur may fluctuate significantly from quarter to quarter and may increase as a result of the COVID-19 pandemic.
Our long-term success is dependent upon our ability to successfully attract new customers to our platform and develop, commercialize and market our products and services, earn revenue, obtain additional capital when needed and, ultimately, to achieve profitable operations. We will need to generate significant additional revenue to achieve profitability. It is possible that we will not achieve profitability in the future or that, even if we do achieve profitability, we may not maintain or increase profitability in the future. Our failure to achieve or maintain profitability could negatively impact the value of our common shares.
Risks Related to Our Business
We are exposed to risks related to conducting operations in many different jurisdictions and this could adversely affect our business and operating results.
We conduct our business operations in eleven countries across the world. Because of the international scope of our business activities, we are subject to a number of risks, many of which are beyond our control. We face complex, dynamic and varied risk landscapes in the jurisdictions in which we operate. As we enter countries and markets that are new to us, we must tailor our services and business models to the unique circumstances of such countries and markets, which can be complex, difficult and costly, and can divert management and personnel resources. In addition, we may face competition in other countries from companies that may have more experience with operations in such countries or with global operations in general. Laws and business practices that favor local competitors or prohibit or limit foreign ownership of certain businesses, or our failure to adapt our practices, systems, processes and business models effectively to the user and supplier preferences of each country into which we expand, could slow our growth. Certain markets in which we operate have lower margins than more mature markets, which could have a negative impact on our overall margins as our revenues from these markets grow over time. In addition to the risks outlined elsewhere in this section, our international operations are subject to a number of other risks, including:
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compliance with a variety of national and local laws of countries in which we conduct business, including those related to data privacy and security and healthcare;

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restrictions on the repatriation of income or capital, deprivation of contract rights, expropriation, confiscatory taxation or other adverse tax policies or governmental actions;

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changes in laws, regulations, and practices affecting the global hearing aid market and the healthcare system in general, including but not limited to protection of intellectual property rights, data privacy and security, imports, exports, quality, cost, pricing, reimbursement, approval, inspection and delivery of health care, and restrictions on the sale of hearing aids, including medical evaluation requirements;

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changes in employment laws, wage increases, or rising inflation in the countries in which we or our partners and suppliers operate;

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fluctuations in exchange rates for transactions conducted in currencies other than our functional currency;

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adverse changes in the economies in which we, our manufacturers or suppliers operate as a result of a slowdown in overall growth, a change in government or economic policies, or financial, political or social change or instability in such countries that affects the markets in which we operate, particularly emerging markets;

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differing local product preferences and product requirements;

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supply disruptions, and increases in energy and transportation costs;

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natural disasters, including droughts, floods, and earthquakes or outbreaks of health pandemics or epidemics and contagious diseases in the countries in which we operate;

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economic sanctions and restrictions on exports and other transfers of goods;

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local disturbances, terrorist attacks, riots, social disruption or regional hostilities in the countries in which we or our partners and suppliers operate; and

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governance uncertainty, including as a result of new or changed laws and regulations.

The occurrence of any of the above events could have a material adverse effect on our business, financial condition and results of operations.
We may be unsuccessful in achieving broad market education and changing consumer perception and purchasing habits.
Our success and future growth largely depend on our ability to increase consumer awareness of our platform and offerings, and on the willingness of consumers to utilize our platform to access information, products and services, including teleaudiology services. Also, the conversion of telephonic customer appointments with one of our team members into customer appointments with one of our partner providers in order to successfully complete the purchase of a hearing aid is critical to our business success. To effectively market our platform, we must educate consumers about the benefits of using our platform and attempt to remove common prejudices and misconceptions surrounding the use of hearing aids, such as notions about hearing aids being big and uncomfortable, inability of hearing aids to fix hearing problems, hearing aids being expensive and the use of hearing aids marking customers as old and unproductive. We focus our marketing and education efforts on consumers, but also aim to educate and inform our partner providers, fitting specialists and other participants that interact with consumers, including at the point of purchase. However, we cannot assure you that we will be successful in changing consumer perception, consumer purchasing habits or that we will achieve broad market education or awareness among consumers. Even if we are able to raise awareness among consumers, they may be slow in changing their perception and habits and may be hesitant to use our platform for a variety of reasons, including:
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lack of experience with our company and platform, and concerns that we are relatively new to the industry;

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perception that our platform does not provide adequate pricing information or only offers a limited selection of hearing aids and services;

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concerns about the privacy and security of the data that consumers share with or through our platform;

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competition and negative selling efforts from competitors, including competing platforms and price matching programs; and

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perception regarding the time and complexity of using our platform.

If we fail to achieve broad market education of our platform and/or the options for purchasing our products and services, or if we are unsuccessful in changing consumer perception and purchasing habits, our business, financial condition and results of operations would be adversely affected.
We are deploying a new business model in an effort to innovate in a relatively mature industry. In order to successfully challenge incumbent business models and become profitable, we will need to continue to refine our product and strategy and combat other accompanying challenges.
Our business model is new to the hearing aid industry. If we are unable to reach our target consumer market through our online marketing, the estimated market size for our offering may be lower than we anticipate.
Delivery of hearing aids through a case-management model represents a change from the traditional channel and, as we make efforts to grow our consumer base, new consumers may be reluctant to accept this model or may not find it preferable to the traditional channel. In addition, consumers may not respond to our direct marketing campaigns, or we may be unsuccessful in reaching our target audience, particularly if we expand our sales efforts in jurisdictions where our advertising and distribution model may be more heavily regulated. If consumers prove unwilling to adopt our model as rapidly or in the numbers that we anticipate, our business, financial condition and results of operations could be materially harmed.
Also, given the novelty involved with the innovative business model we are pursuing, including “hearing as a service”, the sale of hearing aids on an installment basis and lease financing for hearing aids, it may be more difficult to accurately assess certain accounting metrics such as revenue and expense recognition. Any inaccuracies in calculating such accounting metrics may require a significant expenditure of time, attention and resources, especially by senior management, and could have a material adverse effect on our business, financial condition and results of operations.
Additionally, if we are unable to achieve our growth strategies as described in this prospectus, or as we develop them over time, it could have a material adverse effect on our business, financial condition and results of operations. For example, one of our growth strategies is to introduce a differentiated and lower cost over-the-counter retail model where we serve consumers with mild hearing loss in a more efficient and direct manner with fewer physical touchpoints. However, in certain countries where we operate, we may require the regulatory regime to change to allow us to execute this strategy. For example, in the United States, there is currently no over-the-counter hearing aid retail category because the FDA has not yet published regulations establishing a category of over-the-counter hearing aids. Under the FDA regulations, hearing aids are restricted devices and sales must follow federal and state requirements.
We may be unable to continue to attract, acquire and retain consumers, or may fail to do so in a cost-effective manner.
Our success depends in part on our ability to cost-effectively attract and acquire new consumers, retain our existing consumers and encourage our consumers to continue to utilize our platform when making purchasing decisions for hearing care products and services. To expand our base of consumers, we must appeal to consumers who have historically used traditional outlets for hearing care, and who may be unaware of the possibility or benefits of using our platform that offers integrated hearing aid delivery covering expert consultations, high-quality fitting and a range of service options. We have made significant investments related to consumer acquisition and expect to continue to spend significant amounts to acquire additional consumers. For example, our marketing and selling expenses were 52.2% and 52.6% of our revenue for the years ended September 30, 2020 and 2019, respectively. We increased our marketing and selling expenses by €15.9 million in the year ended September 30, 2020 compared to the year ended September 30, 2019, and we expect to continue to invest in marketing and sales in the near term. We cannot assure you that this spending will be effective or that revenue from new consumers that we acquire will ultimately exceed the cost of acquiring those consumers. If we fail to deliver reliable and significant discounted prices for hearing care, we may be unable to acquire or retain consumers. If we are unable to acquire or retain consumers at a rate sufficient to grow our business, we may be unable to maintain the scale necessary for operational efficiency and to drive beneficial and self-reinforcing network effects across the broader hearing care ecosystem, including hearing aid manufacturers and suppliers, our partner providers and other participants. Consequently, we may not be able to present the same quality or range of solutions on our platform or otherwise, which may adversely impact consumer interest in our platform, in which case our business, financial condition and results of operations would be adversely affected.
We believe that our paid and non-paid marketing initiatives have been critical in promoting consumer awareness of our platform and offerings, which in turn has driven new consumer growth and increased the extent to which existing consumers have used our platform. Our paid marketing initiatives include the purchase of search advertising through search engines such as Bing, Google, Yahoo and Yelp, the use of large content websites such as national, regional and local news publications, use of social media such as Instagram, Facebook, Twitter, Google Plus and YouTube, and use of public relations channels such as content-based articles and advertorials, business articles and syndicated publicity through television and other means. If we are unable to cost-effectively market to consumers and drive traffic to our app and websites, our ability to acquire new consumers and our financial condition would be materially and adversely affected. Our non-paid advertising efforts include non-paid social media and e-mail marketing. Search engines frequently modify their search algorithms and these changes can cause our websites to receive less favorable placements, which could reduce the number of consumers who visit our websites. The costs associated with advertising through search engines can also vary significantly from period to period, and have generally increased over time. We may be unable to modify our strategies in response to any future search algorithm changes made by the search engines, which could require a change in the strategy we use to generate consumer traffic to our websites. In addition, our websites must comply with search engine guidelines and policies, which are complex and may change at any time. If we fail to follow such guidelines and policies properly, search engines may rank our content lower in search results or could remove our content altogether from their indices. Although consumer traffic to our app is not reliant on search results, growth in mobile device usage may not decrease our overall reliance on search results if consumers use our mobile websites rather than our app or use search to initially find our app. In fact, growth in mobile device usage may exacerbate the risks associated with how and where our websites are displayed in search results because mobile device screens are smaller than desktop computer screens and therefore display fewer search results. The use of social media involves similar risks as described above, as marketing partners constantly change their algorithms and advertising formats. There may be increased competition for using social media channels to place advertising, potentially limiting our overall ability to place advertisements. The same applies to our use of so-called “native advertising”, which matches the form and function of the platform upon which it appears and thus the amount of advertising that we can place will depend on a multitude of factors that are beyond our control.
Additionally, our customers are likely to change their behavior in terms of the media they consume. We may struggle to adapt quickly to changing user behavior and identify new media channels too late or not at all.
In addition, we actively encourage new and existing consumers to use our app to access our platform. We believe that our app helps to facilitate increased consumer retention. While we have invested and will continue to invest in the development of our app to improve consumer utilization, there can be no assurance that our efforts to drive adoption and use of our app will be effective.
Our consumer education, acquisition and retention initiatives can be expensive and may be ineffective in driving consumer education or interest in our platform. Further, if new or existing consumers do not perceive that the prices presented through our platform are reliable or meaningful, or if we fail to offer new and relevant offerings and application features, we may not be able to attract or retain consumers or increase the extent to which they use our platform and applications for other or future purchases. If we fail to continue to grow our base of consumers, retain existing consumers or increase consumer engagement, our business, financial condition and results of operations would be adversely affected.
Actual or perceived failures to comply with applicable data protection, privacy and security, advertising and consumer protection laws, regulations, standards and other requirements could adversely affect our business, financial condition and results of operations, and could result in significant liability or reputational harm.
Numerous federal, state and international laws and regulations govern the collection, use, disclosure, storage, processing, transmission, retention, sharing, security and destruction of consumer data, particularly in the context of online advertising, and personal information, including individually identifiable health information. We also rely on a variety of marketing techniques, including email, text messaging, and social media marketing and postal mailings, and we are subject to various laws and regulations that govern such marketing and advertising practices. Laws and regulations relating to privacy, data protection, marketing and advertising, and consumer protection are evolving and are subject to frequent change and potentially differing interpretations. These requirements may be interpreted and applied in a manner that varies from one jurisdiction to another and/or may conflict with each other or other laws or regulations. Any failure, or perceived failure, by us or any of our third-party partners, data centers, or service providers to comply with privacy and data security policies or national, federal or state privacy, data security or consumer protection-related laws, regulations, industry self-regulatory principles, industry standards or codes of conduct, regulatory guidance, orders to which we may be subject, contractual requirements or other legal obligations relating to privacy, data protection, data security or consumer protection, could adversely affect our reputation, brand and business, and may result in claims, proceedings, investigations, or actions against us by governmental entities, consumers, hearing care professionals, suppliers or others. These proceedings may result in financial liabilities, may subject us to consent decrees or resolution agreements and monitoring and may require us to change our operations, including ceasing the use or sharing of certain data sets. Any such claims, proceedings or actions could hurt our reputation, brand and business, force us to incur significant expenses in defense of such proceedings, investigations, or actions, distract our management, increase our costs of doing business, result in a loss of consumers, suppliers, and contracts with our partner providers and others and result in the imposition of monetary penalties or other liabilities, and may require us to take particular actions with respect to training, policies and procedures, contracts, and risk analyses. Further we are contractually required to indemnify and hold harmless certain third parties from the costs or consequences of non-compliance with any laws, regulations or other legal obligations relating to privacy or consumer protection or any inadvertent or unauthorized use or disclosure of data that we store or handle as part of operating our business. Any potential breach or security incident could also result in increased costs associated with liability for stolen assets or information, repairing system damage that may have been caused by such breaches, remediation offered to employees, contractors, hearing care professionals, and customers in an effort to maintain our business relationships after a breach and implementing measures to prevent future occurrences, including organizational changes, deploying additional personnel and protection technologies, training employees and engaging third-party experts and consultants. While we maintain insurance covering certain security and privacy damages and claims expenses, we may not carry insurance or maintain coverage sufficient to compensate for all liability and in any event, insurance coverage would not address the reputational damage that could result from a breach or security incident. In addition, we might not continue to be able to obtain adequate insurance coverage at an acceptable cost.
Federal, state and international governmental authorities continue to evaluate the privacy implications inherent in the use of third-party “cookies” and other methods of online tracking for behavioral advertising and other purposes. Federal, state and foreign governments have enacted, and may in the future enact legislation or regulations impacting the ability of companies and individuals to engage in these activities, such as by regulating the level of consumer notice and consent required before a company can employ cookies or other electronic tracking tools or the use of data gathered with such tools. Certain types of information collected and tracked with cookies and comparable tracking technologies qualify as personal information under data privacy laws. If we fail to implement appropriate measures with respect to cookies or electronic tracking tools, we may be subject to enforcement action, for example, under the ePrivacy Directive, and, to the extent such information is collected and tracked with cookies and comparable tracking technologies qualify as personal information under applicable law, such enforcement actions would include those available under applicable privacy laws, such as those available under the General Data Protection Regulation (“GDPR”). Additionally, some providers of consumer devices and web browsers have implemented, or announced plans to implement, limits on behavioral or targeted advertising and/or means to make it easier for internet users to prevent the placement of cookies or to block other tracking technologies, which could, if widely adopted, result in the decreased effectiveness or use of third-party cookies and other methods of online tracking, targeting or re-targeting. The regulation of the use of these cookies and other current online tracking and advertising practices or a loss in our ability to make effective use of services that employ such technologies could increase our costs of operations and limit our ability to acquire new consumers on cost-effective terms and consequently, materially and adversely affect our business, financial condition and results of operations.
We are subject to HIPAA, which requires us to protect the privacy, security, and confidentiality of the protected health information, or PHI, that we collect, disseminate, maintain and use. HIPAA applies national privacy and security standards for PHI to covered entities, including certain types of health care providers and their service providers that access PHI, known as business associates. HIPAA requires us to develop and maintain policies and procedures governing PHI that is used or disclosed, and to implement administrative, physical and technical safeguards to protect PHI, including PHI maintained, used and disclosed in electronic form. These safeguards include employee training, identifying business associates with whom covered entities need to enter into HIPAA-compliant contractual arrangements and various other measures. HIPAA also implemented the use of standard transaction code sets and standard identifiers for submitting or receiving certain electronic healthcare transactions, including activities associated with the billing and collection of healthcare claims. Ongoing implementation and oversight of these measures involves significant time, effort and expense and we may have to dedicate additional time and resources to ensure compliance with HIPAA requirements. While we undertake substantial efforts to secure the PHI, confidential information and other data subject to privacy laws that we maintain, use and disclose in electronic form, a cyber-attack or other intrusion that bypasses our information security systems causing an information security breach, loss of PHI, confidential information, or other data subject to privacy laws or a material disruption of our operational systems could result in a material adverse impact on our business, along with potentially substantial fines and penalties.
HIPAA also established enforcement mechanisms for failure to comply with specific standards relating to the privacy, security and electronic transmission of PHI. Violations of HIPAA may result in civil or criminal penalties, including a tiered system of civil monetary penalties that range from $119 to $59,522 per violation, with a maximum civil penalty of $1,785,651 for violations of the same standard in a single calendar year (as of 2020, and subject to periodic adjustments for inflation). These penalties are required to be adjusted for inflation. However, a single breach incident can result in violations of multiple standards and penalties well in excess of $1,785,651. State attorneys general may bring civil actions on behalf of state residents seeking either an injunction or damages in response to violations of HIPAA privacy and security regulations. If a person knowingly or intentionally obtains or discloses PHI in violation of HIPAA requirements, criminal penalties may also be imposed. Courts can award damages, costs, and attorneys’ fees related to violations of HIPAA in such cases. While HIPAA does not create a private right of action allowing individuals to sue us in civil court for HIPAA violations, its standards have been used as the basis for a duty of care in state civil suits such as those for negligence or recklessness in the handling, misuse or breach of PHI. Any such penalties or lawsuits could harm our business, financial condition, results of operations and prospects.
In addition, HIPAA mandates that the Secretary of the U.S. Department of Health and Human Services, or HHS, conduct periodic compliance audits of HIPAA covered entities and business associates. It also tasks HHS with establishing a methodology whereby harmed individuals who were victims of breaches of unsecured PHI may receive a percentage of the civil monetary penalty fine or settlement paid by the violator.
HIPAA mandates individual notification in instances of breaches of PHI and specifies that such notifications must be made “without unreasonable delay and in no case later than 60 calendar days after discovery of the breach”, though many state breach notification laws require notifications to be provided sooner. If a breach affects 500 patients or more, it must be reported to HHS without unreasonable delay, and HHS will post the name of the breaching entity on its public website. Breaches affecting 500 individuals or more in the same state or jurisdiction must also be reported to the local media. If a breach involves fewer than 500 people, the covered entity must record it in a log and notify HHS at least annually. Any notifications, including notifications to the public, could harm our business, financial condition, results of operations, and prospects.
HIPAA also provides penalties for HIPAA violations, and grants enforcement authority to states’ attorneys general in addition to the HHS Office for Civil Rights. We may also be directly or independently liable for privacy and security breaches and failures of our subcontractors. We have limited control over the actions and practices of our subcontractors. A breach of privacy or security of individually identifiable health information by a subcontractor or other entity operating on our behalf may result in an enforcement action, including criminal and civil liability, against us or litigation by a covered entity with whom we have a contractual relationship.
Numerous other federal and state laws protect the confidentiality, privacy, availability, integrity and security of individually identifiable information and PHI as well as employee personal information, including state medical privacy laws, state social security number protection laws, and federal and state consumer protection laws. These various laws in many cases are not preempted by HIPAA and may be subject to varying interpretations by the courts and government agencies, creating complex compliance issues for us, audiologists and other hearing care professionals with whom we contract or employ and our customers and potentially exposing us to additional expense, adverse publicity and liability, any of which could adversely affect our business, operating results and financial condition.
In addition, various federal, state and international legislative and regulatory bodies, or self-regulatory organizations, may expand current laws or regulations, enact new laws or regulations or issue revised rules or guidance regarding privacy, data protection, consumer protection, and advertising. Such new laws and regulations, whether implemented pursuant to HIPAA, congressional action or otherwise, could have a significant effect on the manner in which we must handle PHI and health data, and the cost of complying with such laws and regulations could be significant and could include providing enhanced data security infrastructure. If we do not comply with existing or new laws and regulations related to PHI, we could be subject to criminal or civil sanctions, as well as reputational harm.
In June 2018, California enacted the California Consumer Privacy Act of 2018, or the CCPA, which became effective on January 1, 2020. The CCPA creates individual privacy rights for California consumers and increases the privacy and security obligations of entities handling certain personal data. For example, the CCPA gives California residents expanded rights to access and require deletion of their personal information, opt out of certain personal information sharing and receive detailed information about how their personal information is used. Failure to comply with the CCPA may result in attorney general enforcement action and damage to our reputation. The CCPA provides for civil penalties of $2,500 per violation and $7,500 per violation for willful violations, as well as a private right of action for data breaches of certain consumer data, which may increase data breach litigation. The CCPA may increase our compliance costs and potential liability for collecting, storing and processing personal information. Additionally, a new California ballot initiative, the California Privacy Rights Act, was approved by California voters on November 3, 2020, and this will impose additional data protection obligations on companies doing business in California, including additional consumer rights and expanded opt outs for certain uses of sensitive data. It would also create a new California data protection agency specifically tasked to enforce the law, which may result in increased regulatory scrutiny of businesses that collect and process personal information of California residents. Further, many additional privacy laws have been proposed or enacted at the federal level and in other states. For instance, the state of Nevada recently enacted a law that went into force on October 1, 2019 and requires companies to honor consumers’ requests to no longer sell their data. Violators may be subject to injunctions and civil penalties of up to $5,000 per violation. In addition, the state of Virginia also enacted a new comprehensive privacy law on March 2, 2021, the Virginia Consumer Data Protection Act, which will come into effect on January 1, 2023.
With laws and regulations such as GDPR, HIPAA, the CCPA, and the CPRA imposing relatively burdensome obligations, and with substantial uncertainty over the interpretation and application of these and other laws and regulations to our business, we may face challenges in addressing their requirements and making necessary changes to our policies, practices and agreements, and may incur significant costs and expenses in an effort to do so. For example, the increased consumer control over the sharing of their personal information under the CCPA may affect our customers’ ability to share such personal information with us or may require us to delete or remove consumer information from our records or data sets, which may create considerable costs or loss of revenue for our organization.
Additionally, the interpretations of existing United States federal and state consumer protection laws relating to online collection, use, storage, dissemination, and security of health related and other personal information adopted by the FTC, state attorneys general, private plaintiffs, and courts have evolved, and may continue to evolve, over time. Consumer protection and other laws require us to publish statements that describe how we handle personal information and choices individuals may have about the way we handle their personal information. If such information that we publish is considered untrue, we may be subject to government claims of unfair or deceptive trade practices, which could lead to significant liabilities and consequences. Furthermore, according to the FTC, violating consumers’ privacy rights or failing to take appropriate steps to keep consumers’ personal information secure may constitute unfair acts or practices in or affecting commerce and thus violate Section 5(a) of the FTC Act. The FTC expects a company’s data security measures to be reasonable and appropriate in light of the sensitivity and volume of consumer information it holds, the size and complexity of its business, and the cost of available tools to improve security and reduce vulnerabilities. Individually identifiable health information is considered sensitive data that merits stronger safeguards. If we are investigated by the FTC for our privacy, security or other practices, we may face litigation or agree to settlements that can include monetary remedies and/or compliance requirements that may impose significant and material cost and resource burdens on us, require certain aspects of our operations to be overseen by an independent monitor, and/or limit or eliminate our ability to use certain targeting marketing strategies or work with certain third-party vendors. Any of these events could adversely affect our ability to operate our business and our financial results.
The European Union adopted the General Data Protection Regulation (“GDPR”), effective May 2018, which imposes significant fines and sanctions for violations of the GDPR and is applicable to all companies processing data of European Union residents, including us. The GDPR has resulted and will continue to result in significant compliance burdens and costs for companies with customers, users, or operations in the European Union. The GDPR introduced more stringent requirements, including strict rules for the collection and processing of health data and biometric data (which will continue to be interpreted through guidance and decisions over the coming years) and for organizations such as ours that control or process personal information. The European Union’s ePrivacy Directive further addresses topics such as unsolicited marketing and cookies. We rely on the transfer of certain personal information from the European Union to the United States in the ordinary course of our business. The Court of Justice of the European Union’s (“CJEU’s”) decision of July 16, 2020 in the Schrems II matter, which invalidated the European Union-United States Privacy Shield Framework, may impact our ability to transfer personal data from Europe to the United States and other jurisdictions. While this decision did not invalidate standard contractual clauses, a mechanism we currently rely on for making cross-border data transfers in compliance with the GDPR, it did call their validity into question under certain circumstances, making data transfers between the European Union and United States more uncertain. The European regime also includes directives which, among other things, require EU member states to regulate marketing by electronic means and the use of web cookies and other tracking technology. EU member states have transposed the requirements of these directives into its own national data privacy regime, and therefore the laws may differ between jurisdictions. These are also under reform and are expected to be replaced by a regulation that should provide more consistent requirements across the EU. If our privacy or data security measures fail to comply with applicable current or future laws and regulations, we may be subject to litigation, regulatory investigations, enforcement notices requiring us to change the way we use personal data or our marketing practices. For example, under the GDPR we may be subject to fines of up to €20 million or up to 4% of the total worldwide annual group turnover of the preceding financial year (whichever is higher). We may also be subject to other liabilities, as well as negative publicity and a potential loss of business, business partners, consumer trust and market confidence.
We are subject to payment card association operating rules and certification requirements, including the Payment Card Industry Data Security Standard (PCI DSS), a security standard applicable to companies that collect, store or transmit certain data regarding credit and debit cards, holders and transactions. Any failure to comply with the PCI DSS may violate payment card association operating rules, federal and state laws and regulations, and the terms of our contracts with payment processors and merchant banks. Such failure to comply may subject us to fines, penalties, damages and civil liability, and may result in the loss of our ability to accept credit and debit card payments. In addition, there is no guarantee that PCI DSS compliance will prevent illegal or improper use of our payment systems or the theft, loss or misuse of data pertaining to credit and debit cards, credit and debit card holders and credit and debit card transactions.
We rely on the performance of members of management and highly skilled personnel, and if we are unable to attract, develop, motivate and retain well-qualified employees, or if former key employees compete in the hearing care space, our business could be harmed.
Our ability to maintain our competitive position is largely dependent on the services of our senior management and other key personnel. In addition, our future success depends on our continuing ability to attract, develop, motivate and retain highly qualified and skilled employees. The market for such positions is competitive. Qualified individuals are in high demand and we may incur significant costs to attract them. In addition, the loss of any of our senior management or other key employees or our inability to recruit and develop mid-level managers could materially and adversely affect our ability to execute our business plan and we may be unable to find adequate replacements. All of our employees are at-will employees, meaning that they may terminate their employment relationship with us at any time, and their knowledge of our business and industry would be extremely difficult to replace.
Also, although our employees are generally subject to agreements restricting them from engaging in competitive business practices for one year following their employment with us, we may not learn of, or we may be unsuccessful in preventing, employees from leaving our company and engaging in business practices in the hearing care space that our competitive to ours within one year of the termination of their employment or thereafter. Moreover, in certain jurisdictions in which we operate, non-competition and other restrictive covenants may be limited in their enforceability.

If we fail to retain talented senior management and other key personnel, if we do not succeed in attracting well-qualified employees or retaining and motivating existing employees or if our former employees engage in competitive practices in the hearing care space, our business, financial condition and results of operations may be materially adversely affected.
Failure to maintain our corporate culture or damage to our reputation could have a material adverse effect on our business.
The success of our business is largely dependent upon the dynamic, entrepreneurial culture that we foster among our predominantly young, highly-motivated team, which we believe promotes innovation, creativity and teamwork. This culture is often manifested through team meetings or social gatherings focused on the celebration of our achievements. As we expand our geographical footprint and increase our headcount, and as we endeavor to adapt our corporate culture and work environments to changing circumstances during times of a natural disaster or pandemic (including the ongoing COVID-19 pandemic), we will need to maintain our corporate culture among a larger number of employees dispersed in various geographic regions. Any failure to maintain the cohesiveness of our culture could impact our ability to foster the innovation, creativity and entrepreneurial spirit we believe we need to support our growth, which in turn could negatively affect our business, reduce our ability to retain and recruit personnel and lead to the failure to achieve our vision and implement our strategy.
Also, while we strive to create a culture in which our colleagues act with integrity and respect, any acts of misconduct by any employee, including senior management, could erode trust and confidence and damage our reputation among existing and potential customers and other stakeholders. Negative public opinion could result from actual or alleged conduct by us or those currently or formerly associated with us in any number of activities or circumstances, including inappropriate or offensive conduct during social gatherings, employment-related offenses such as sexual harassment and discrimination, and from actions taken by others in response to such conduct. Any damage to our reputation could affect the confidence of our customers, shareholders and the other parties in a wide range of transactions that are important to our business and could have a material adverse effect on our business, financial condition and results of operations.
Increasing competition as a result of specialty retailers, new entrants to the direct-to-consumer and over-the-counter hearing care markets and vertical integration of manufacturers, and competition from non-specialty retailers and low cost providers, could result in a decline in demand for our offering.
The market for hearing aids is competitive in terms of pricing, product quality, product innovation, time-to-market and customer service. The global distribution of hearing aids is highly fragmented and may be affected by competitive practices designed to capture market share. Our main competitors are specialty retailers, including retail shops owned by hearing aid manufacturers, and non-specialty retailers such as optical chains, pharmacies and convenience stores, which may have significant resources or a strong financial profile that may enable them to exploit changes in the industry on a cost-competitive basis. We may also face increased competition from large hearing aid manufacturers entering the direct-to-consumer and over-the-counter retail markets for hearing aids. The five largest global manufacturers of hearing aids have considerable retail operations. Their retail experience, coupled with their significant resources and their ability to expand into new or adjacent markets, may result in them entering the direct-to-consumer and over-the-counter retail markets for hearing aids. We operate in the direct-to-consumer online retail market for hearing aids. An increasing presence of large hearing aids manufacturers, who have the potential to provide better pricing than us, may result in a decrease in demand for our offering and, consequently, a decrease in our profitability. The WS Audiology Group, our majority shareholder, is one of these five largest global manufacturers of hearing aids and also our largest supplier of hearing aids. To the extent they become active in these markets, we may face heightened risk of competition from them as described below under “— We are controlled by the WS Audiology Group, whose business interests may not always align with our business interests.” In the future, we may also face increased competition from ultra-low-cost providers such as those operating in the consumer electronics industry.
We are exposed to the risk of vertical integration of hearing aid manufacturers, in terms of availability of supplier partners, which could cause an increase in sector concentration and competition. We may also face increased competition from new participants entering the market, such as additional non-specialty retailers that may use their existing stores as distribution channels, hearing aid manufacturers or other online participants. The risk that new participants may enter the market could also be exacerbated if, as a consequence of regulatory changes, the qualifications required for store personnel to sell hearing aids become less stringent or professions like hearing care professionals become more accessible. Moreover, new market participants also increase the risk of greater price pressure. Price pressure may result in a decline in our profit margins.
We may be unable to compete with these or other competitors, and one or more of such competitors may render our hearing care offerings economically unattractive. Increased competition may result in price reductions, reduced gross margins and loss of market share. There can be no assurance that we will be able to compete successfully against our current or future competitors or that competitive pressures will not have a material adverse effect on our business, financial condition and results of operations.
A decline in market share or our profits could have a material adverse effect on our business, financial condition and results of operations.
We are indirectly controlled by WS Audiology, and the business interests of the WS Audiology Group may not always align with our business interests.
We are indirectly controlled by WS Audiology and the WS Audiology Group is one of the largest manufacturers of hearing aids in the world with a significant retail presence. They are also our largest supplier of hearing aids. Their years of industry experience, considerable resources and expertise in all aspects of hearing care, including manufacturing, innovation, retail and marketing, positions them to compete directly with us in many respects. They are a notable participant in the managed care market for hearing aids and are well-positioned to enter the direct-to-consumer retail markets for hearing aids. The direct-to-consumer market forms part of our existing and future addressable markets. The WS Audiology Group’s size and scale allows them to offer products and services at prices significantly more competitive than what we may be able to offer. It also gives them the ability to reach a large consumer base across the world. Their ability to offer competitive value and potentially reach large sections of the consumer base that we may also be targeting, may cause us to offer our services at lower prices and may result in lower sales volumes for us, all of which could have a material adverse effect on our business, financial condition and results of operations. Additionally, in the future, we may face competition from them in winning certain key business accounts, which may have the ability to make significant contributions to our revenue and profitability. If we lose such business opportunities to the WS Audiology Group, that could also have a material adverse effect on our business, financial condition and results of operations.
In certain countries where we operate, such as the United States, Canada and the Netherlands, our partner provider network includes a large number of clinics owned and/or operated by the WS Audiology Group. The quality of our partner provider network, and our integral relationship with them, is a key driver of our business success. Accordingly, maintaining and growing these relationships is an area of immense focus for us. We cannot assure you that, if the WS Audiology Group becomes our direct competitor, we will be able to maintain the relationships we have established over time with the partner providers owned and/or operated by them. Our network of partner providers has been built over several years and involved significant investment. If we lose a notable portion of our partner providers at one time, or gradually over time, due to competing interests that may develop in the future with the WS Audiology Group, we cannot assure you that we will be able to recreate an equally effective partner provider network. If we fail to do so, that could have a material adverse effect on our business, financial condition and results of operations.
If our hearing care offerings fail to maintain the satisfaction of the hearing care community or if hearing care professionals develop an unfavorable perception of our business model, our partner providers may discontinue working with us in favor of a traditional approach or choose to work with our competitors.
Our relationships with our current and future hearing care professionals are critical to the growth and ongoing success of our business. If our hearing care offerings fail to maintain the satisfaction of the hearing care community or if hearing care professionals develop an unfavorable perception of our increasing market power and broad market approach, our partner providers may discontinue working with us in favor of a traditional approach or choose to work with other providers of hearing care. If our hearing care professionals are not satisfied with our hearing care offerings for any reason, including dissatisfaction with the quality of our service, an unfavorable perception of our business model or competing offers from other hearing care providers, our hearing care professionals may discontinue working with us, which could result in a decrease in customer accessibility and a reduction of our geographical footprint. In addition, dissatisfaction of our hearing care professionals with us for any reason could negatively affect our ability to expand our network to include additional hearing care professionals. A discontinuation of a significant number of our hearing care professionals’ relationship with us or an inability to expand our network of partner providers could have a material adverse effect on our business, financial condition and results of operations.
We may experience capacity constraints in our partner provider network.
The success of our business depends on our network of partner providers’ ability to meet the demand of an increasing customer base. We may experience capacity constraints in our network of partner providers as we continue to grow our business and refer an increasing number of customers to our partner providers for appointments. Our partner providers may face certain limits on their ability to take on new customers, including escalating capacity constraints due to the increasing hearing care needs of the “baby boomer” generation. If we are unable to successfully expand our network of partner providers, or if our existing partner providers are unable to meet an increased demand in customers, our ability to grow our business and serve more customers could be materially and adversely affected. The inability of the hearing care professionals within our partner provider network to meet this demand could have a material adverse effect on our business, financial condition and results of operations.
Future litigation could have a material adverse effect on our business and results of operations.
From time to time, we may become involved in various litigation matters and claims, including employment matters, regulatory proceedings, administrative proceedings, governmental investigations, and contract disputes. We may face potential claims or liability for, among other things, breach of contract, defamation, libel, fraud, or negligence. We may also face employment-related litigation, including claims of age discrimination, sexual harassment, gender discrimination, immigration violations, or other local, state, and federal labor law violations in the United States and other jurisdictions in which we operate. Such lawsuits and other administrative or legal proceedings that may arise in the course of our operations can involve substantial costs, including the costs associated with investigation, litigation and possible settlement, judgment, penalty or fine. In addition, lawsuits and other legal proceedings may be time consuming to defend or prosecute and may require a commitment of management and personnel resources that will be diverted from our normal business operations. Although we generally maintain insurance to mitigate certain costs, there can be no assurance that costs associated with lawsuits or other legal proceedings will not exceed the limits of insurance policies. Moreover, we may be unable to continue to maintain our existing insurance at a reasonable cost, if at all, or to secure additional coverage, which may result in costs associated with lawsuits and other legal proceedings being uninsured. Our business, financial condition and results of operations could be adversely affected if a judgment, settlement penalty or fine is not fully covered by insurance. Any such litigation or other proceedings could also have a material adverse effect on our reputation, brand identity and the trading price of our securities.
Accelerated consolidation and formation of purchasing groups increases the pricing pressure on hearing aids.
Many purchasing groups, such as audiology clinics, retailers and hospital systems, are consolidating to create new entities with greater market power. Such groups, such as Costco in the United States, have used and may continue to use their increased purchasing power to negotiate price reductions or other concessions across our industry. This pricing leverage has resulted, and will likely continue to result, in downward pressure on the average selling prices of hearing aid products generally in the United States, including with respect to the products we offer. Changes in the roles of industry participants and in general pricing structures, as well as price competition among industry participants, could have an adverse impact on our business, financial condition and results of operations.

We have offered and will continue to offer our customers payment plans in certain jurisdictions and may experience deteriorating payment behavior in future.
Because the purchase of hearing aids often results in a substantial out of pocket expense for our customers, in the United States and other countries, we offer our customers payment plans for our products. Our payment plans typically allow customers to pay for their hearing aid in multiple monthly installments. Historically, we entered into contracts for such payment plans with our customers directly after which we assigned a portion of the receivables from these contracts to certain of our receivables financing lenders and retained the remaining portion on our balance sheet, while the servicing and collections on these contracts were handled by third parties. In relation to the portion of the receivables from these contracts that we retained on our balance sheet, we recognized €5.4 million in bad debt charges for the year ended September 30, 2020 to cover for expected credit losses. However, we cannot assure you that this amount will be sufficient to cover credit losses that may arise from these contracts in the future.
A deterioration in collection rates could impact our third-party financing relationships and the profitability of our business and create additional costs on top of the provision rates we currently assume. A deterioration in customer payment behavior may also adversely impact the terms of the receivables financing facilities that we use for our working capital funding.
At present, we work with third-party lenders both for the funding and the administration of these payments plans. If we fail to maintain or extend our relationships with these lenders, our cash flow would be adversely affected and operational collection procedures might suffer.
Our failure to successfully anticipate product returns may have a material adverse effect on our business, financial condition and results of operations.
Our net losses are affected by changes in reserves to account for product returns and product credits. The reserve for product returns accounts for customer returns of our products after purchase. We record a reserve for product returns based on historical return trends together with current product sales performance in each reporting period. If actual returns are greater than those projected and reserved for by management, additional sales returns may be recorded in the future. Further, the introduction of new products, changes in product mix, changes in consumer confidence or other competitive and general economic conditions may cause actual returns to differ from product return reserves. Any significant increase in product returns that exceeds our reserves could have a material adverse effect on our business, financial condition and results of operations.
Formation of workers’ councils could disrupt operations, increase labor costs and hinder the pace of innovation.
While across the globe most of our employees are not represented by labor unions or workers’ councils, our employees may form labor unions or workers’ councils and, as our business expands globally, we may be subject to new labor-related requirements that may impose additional requirements or costs on our business. As is the case with any negotiation, we may not be able to negotiate or renew acceptable collective bargaining agreements in such cases, which could result in strikes or work stoppages by affected workers. Renewal of collective bargaining agreements could also result in higher wages or benefits paid to union members. In addition, negotiations with labor unions and/or workers’ councils could hinder the pace of innovation by diverting management’s attention away from discovering and implementing the type of innovative strategies that we believe are crucial to the success of our business. A disruption in operations, higher ongoing labor costs or a hindrance to the pace of innovation could have a material adverse effect on our business, financial condition and results of operations.
Furthermore, if we become subject to oversight by workers’ councils, we may be required to consult with such workers’ council with respect to certain decisions and to provide specific information and records upon request. Any failure to engage with or provide information a workers’ council could result in actual or threatened legal challenges or proceedings. Additionally, consultation with and/or obtaining approvals from workers’ councils may involve additional expense and unanticipated delays, particularly if we are required to make changes to accommodate feedback and recommendations from such workers’ councils. If consultations with a workers’ council does not yield a desired result, or if a workers’ council withholds or delays its approvals, we may be unable to execute key transactions in a timely fashion at all, which may impede our ability to execute our growth strategy and/or have a material adverse effect on our business, financial condition and results of operations.
Our management team has limited experience managing a public company, and regulatory compliance may divert its attention from the day-to-day management of our business.
Our management team has limited experience managing a publicly-traded company and limited experience complying with the increasingly complex laws and regulations pertaining to public companies. Our management team may not successfully or efficiently manage our transition to being a public company that will be subject to significant regulatory oversight and reporting obligations under the federal securities laws. In particular, these new obligations will require substantial attention from our senior management and could divert their attention away from the day-to-day management of our business, which would adversely impact our business operations.
We may be unable to accurately forecast revenue and appropriately plan our expenses in the future.
We base our current and future expense levels on our operating forecasts and estimates of future income. Income and results of operations are difficult to forecast because they generally depend on the number and timing of our consumers using our platform or using the services provided by our teleaudiology platform, which are uncertain. Additionally, our business is affected by general economic and business conditions around the world, including the impact of the COVID-19 pandemic. A softening in income, whether caused by changes in consumer preferences or a weakening in global economies, may result in decreased revenue levels, and we may be unable to adjust our spending in a timely manner to compensate for any unexpected shortfall in income. This inability could result in lower net income or greater net loss in a given quarter than expected.
Negative media coverage could adversely affect our business.
Unfavorable publicity regarding, for example, the healthcare industry, the hearing care industry, telehealth and teleaudiology services, litigation or regulatory activity, the actions of the entities included or otherwise involved in our platform, negative perceptions of products and services available on our platform, pricing structures in place amongst the industry participants, our data privacy or data security practices, our platform or our revenue could materially adversely affect our reputation. Such negative publicity also could have an adverse effect on our ability to attract and retain consumers, partners, or employees, and result in decreased revenue, which would materially adversely affect our business, financial condition and results of operations.
We may need additional capital in the future, which may not be available to us on favorable terms, or at all, and may dilute your ownership of our common shares.
We intend to continue to make investments to support our business growth and may require additional capital to fund and support our business, to respond to competitive challenges or take advantage of strategic opportunities. Accordingly, we may require additional capital from equity or debt financing in the future and may not be able to secure timely additional financing on favorable terms, or at all. The terms of any additional financing may place limits on our financial and operating flexibility, including our ability to issue or repurchase equity, develop new or enhanced existing offerings, complete acquisitions or otherwise take advantage of business opportunities. If we raise additional funds or finance acquisitions through further issuances of equity, convertible debt securities or other securities convertible into equity, you and our other shareholders could suffer significant dilution in your percentage ownership of our company, and any new securities we issue could have rights, preferences and privileges senior to those of holders of our common shares. If we raise additional funds through debt financing, such financing could impose restrictive covenants relating to our capital-raising activities and other financial and operational matters, which may make it more difficult for us to obtain additional capital or to pursue business opportunities, including potential acquisitions. If we are unable to obtain adequate financing or financing on terms satisfactory to us, if and when we require it, including as a result of the disruption to the capital and debt markets caused by the COVID-19 pandemic or a similar pandemic, our ability to grow or support our business and to respond to business challenges could be significantly limited.

Alternative technologies or therapies that improve or cure hearing loss could adversely affect our business, financial condition and results of operations.
If medical research were to lead to the discovery of alternative therapies or technologies that improve or cure the various forms of hearing loss as an alternative to the hearing aid, such as by surgical techniques, the use of pharmaceuticals or breakthrough bio-technological innovations or therapies, our profitability could suffer through a reduction in sales. The discovery of a cure for the various forms of hearing loss and the development of other alternatives to hearing aids could result in decreased demand for our products and, accordingly, could have a material adverse effect on our business, financial condition and results of operations.
The teleaudiology market is immature and volatile, and if it does not develop, or if it develops more slowly than we expect, the growth of our business will be harmed.
The teleaudiology market is relatively new and unproven, and it is uncertain whether it will achieve and sustain high levels of demand, consumer acceptance and market adoption. The success of our teleaudiology offering will depend to a substantial extent on the willingness of our consumers to use, and to increase the frequency and extent of their utilization of, our platform, as well as on our ability to demonstrate the value of teleaudiology to future partners, health plans, government agencies and other participants in the hearing care market. If any of these events do not occur or do not occur quickly, it could have a material adverse effect on our business, financial condition and results of operations.
Our teleaudiology offering depends in part on our ability to maintain and expand a network of skilled hearing care professionals.
The success of our teleaudiology offering depends in part on our continued ability to maintain a network of skilled, licensed and qualified hearing care professionals. We may not have access to a sufficient number of qualified hearing care professionals required to provide hearing care through our teleaudiology solution or a sufficient number of credentialed hearing care professionals to serve our customers in certain locations. We may also face competition in the market that may prevent us from recruiting or retaining qualified professionals and other service providers for our teleaudiology services. As a result, the growth of our teleaudiology offering could be negatively impacted, which would have a material adverse effect on our business, financial condition and results of operations.
A pandemic, epidemic or outbreak of an infectious disease, including the outbreak of the novel strain of coronavirus disease, could impact our business.
In December 2019, a novel strain of coronavirus, SARS-CoV-2, was identified in Wuhan, China. Since then, SARS-CoV-2, and the resulting disease, COVID-19, has spread to almost every country in the world and all 50 states within the United States. Global health concerns relating to the outbreak of COVID-19 have been weighing on the macroeconomic environment, and the outbreak has significantly increased economic uncertainty. The outbreak has resulted in authorities implementing numerous measures to try to contain the virus, such as travel bans and restrictions, quarantines, shelter-in-place orders, and business shutdowns. In particular for our business, governmental authorities have also recommended, and in certain cases, required, that elective or other medical appointments be suspended or cancelled to avoid non-essential patient exposure to medical environments and potential infection. These and other measures, including the temporary closure of partner provider stores in some of the countries in which we operate, have not only negatively impacted consumer spending and business spending habits, they have adversely impacted and may further impact our workforce and operations and the operations of healthcare professionals, our partner providers, consumers and other participants. Although certain of these measures have eased in some geographic regions, overall measures to contain the COVID-19 outbreak may remain in place for a significant period of time or be reintroduced, and certain geographic regions are experiencing a resurgence of SARS-CoV-2 infections. The duration and severity of this pandemic is unknown and the extent of the business disruption and financial impact depend on factors beyond our knowledge and control.
Given the uncertainty around the duration and extent of the COVID-19 pandemic, we expect the evolving COVID-19 pandemic to continue to impact our business, financial condition, results of operations and liquidity, but cannot accurately predict at this time the future potential impact on our business, financial condition, results of operations or liquidity. Various government measures, community self-isolation practices and shelter-in-place requirements, as well as the perceived need by individuals to continue such practices to avoid infection, have generally reduced the extent to which consumers visit our partner providers in-person and seek treatment for their hearing conditions or ailments. In addition, many of our partner providers and fitting specialists have reduced staffing, closed locations or otherwise limited operations, and many of them have had to, and may continue to, reduce or postpone appointments with our customers. Any decrease in the number of consumers seeking hearing aid care could negatively impact demand for and use of certain of our offerings, which would have an adverse effect on our business, financial condition and results of operations.
Conversely, pandemics, epidemics and outbreaks may significantly and temporarily increase demand for our digital offerings in general, and especially our teleaudiology offering. The COVID-19 pandemic has significantly accelerated the awareness and use of our teleaudiology offering. While we have experienced a significant increase in demand for the teleaudiology offering, there can be no assurance that the levels of interest, demand and use of our teleaudiology offering will continue at current levels or will not decrease during or after the pandemic. Any such decrease could have an adverse effect on our growth and the success of our teleaudiology offering.
The spread of SARS-CoV-2 has also caused us to modify our business practices (including employee travel, employee work locations, and the cancellation of physical participation in meetings, events and conferences), and we may take further actions as may be required by government authorities or that we determine are in the best interests of our employees, consumers and partners. For example, we have implemented work-from-home measures, which have required us to provide technical support to our employees to enable them to connect to our systems from their homes. In addition, the COVID-19 pandemic and the determination of appropriate measures and business practices has diverted management’s time and attention. If our employees are not able to effectively work from home, or if our employees are diagnosed with COVID-19 or another contagious disease, we may experience a decrease in productivity and operational efficiency, which would negatively impact our business, financial condition and results of operations. There is also no certainty that the measures we have taken to mitigate the impact of the COVID-19 pandemic on our business will be sufficient or otherwise be satisfactory to government authorities. Further, because most of our employees are working remotely in connection with the COVID-19 pandemic, we may experience an increased risk of security breaches, loss of data, and other disruptions as a result of accessing sensitive information from remote locations.
While the potential economic impact brought by and the duration of any pandemic, epidemic or outbreak of an infectious disease, including COVID-19, may be difficult to assess or predict, the widespread COVID-19 pandemic has resulted in, and may continue to result in, significant disruption of global financial markets, reducing our ability to access capital, which could in the future negatively affect our liquidity.
The full extent to which the outbreak of COVID-19 will impact our business, results of operations and financial condition is still unknown and will depend on future developments, which are highly uncertain and cannot be predicted, including, but not limited to, the duration and spread of the outbreak, its severity, the actions to contain the virus or treat its impact, and how quickly and to what extent normal economic and operating conditions can resume. Even after the outbreak of COVID-19 has subsided, we may experience materially adverse impacts to our business as a result of its global economic impact, including any recession that has occurred or may occur in the future.
To the extent the COVID-19 pandemic adversely affects our business, financial condition and results of operations, it may also have the effect of heightening many of the other risks described in this “Risk Factors” section.
Changes in consumer sentiment or laws, rules or regulations regarding the use of cookies and other tracking technologies and other privacy matters could have a material adverse effect on our ability to generate net revenues and could adversely affect our ability to collect proprietary data on consumer behavior.
Consumers may become increasingly resistant to the collection, use and sharing of information online, including information used to deliver and optimize advertising, and take steps to prevent such collection, use and sharing of information. For example, consumer complaints and/or lawsuits regarding online advertising or the use of cookies or other tracking technologies in general and our practices specifically could adversely impact our business.
Consumers can currently opt out of the placement or use of most cookies for online advertising purposes by either deleting or disabling cookies on their browsers, visiting websites that allow consumers to place an opt-out cookie on their browsers, which instructs participating entities not to use certain data about consumers’ online activity for the delivery of targeted advertising, or by downloading browser plug-ins and other tools that can be set to: identify cookies and other tracking technologies used on websites; prevent websites from placing third-party cookies and other tracking technologies on the consumer’s browser; or block the delivery of online advertisements on apps and websites.
Various software tools and applications have been developed that can block advertisements from a consumer’s screen or allow consumers to shift the location in which advertising appears on webpages or opt out of display, search and internet-based advertising entirely. In particular, Apple’s mobile operating system permits these technologies to work in its mobile Safari browser. In addition, changes in device and software features could make it easier for internet users to prevent the placement of cookies or to block other tracking technologies. In particular, the default settings of consumer devices and software may be set to prevent the placement of cookies unless the user actively elects to allow them. For example, Apple’s Safari browser currently has a default setting under which third-party cookies are not accepted and users must activate a browser setting to enable cookies to be set, and Apple has announced that its new mobile operating system will require consumers to opt in to the use of Apple’s resettable device identifier for advertising purposes. Various industry participants have worked to develop and finalize standards relating to a mechanism in which consumers choose whether to allow the tracking of their online search and browsing activities, and such standards may be implemented and adopted by industry participants at any time.
We currently use cookies, pixel tags and similar technologies from third-party advertising technology providers to provide and optimize our advertising. If consumer sentiment regarding privacy issues or the development and deployment of new browser solutions or other Do Not Track mechanisms result in a material increase in the number of consumers who choose to opt out or block cookies and other tracking technologies or who are otherwise using browsers where they need to, and fail to, allow the browser to accept cookies, or otherwise result in cookies or other tracking technologies not functioning properly, our ability to advertise effectively and conduct our business, and our results of operations and financial condition would be adversely affected.
We face the risk of litigation resulting from unauthorized text messages sent in violation of the United States TCPA and similar legislation in the other countries and regions in which we operate.
We send short message service, or SMS, text messages to individuals who are eligible to use our service. The actual or perceived improper sending of text messages may subject us to potential risks, including liabilities or claims relating to consumer protection laws. Numerous class action suits under federal and state laws have been filed in recent years against companies who conduct SMS texting programs, with many resulting in multi-million-dollar judgments against senders of such messages and comparably large settlements to the plaintiffs. We have been, and in the future may be subject to such litigation, which could be costly and time-consuming to defend. The Telephone Consumer Protection Act (“TCPA”), a United States federal statute that protects consumers from unwanted telephone calls, faxes and text messages, restricts certain telemarketing and other calls to mobile phones and the use of automated SMS text messages without proper consent. Federal or state regulatory authorities or private litigants may claim that the notices and disclosures we provide, form of consents we obtain or our SMS texting practices are not adequate or violate applicable law. Further, the Telephone Robocall Abuse Criminal Enforcement and Deterrence Act (“TRACED”) extended the statute of limitations for enforcement of violations of the TCPA to four years. Similar legal provisions exist in other countries in which we operate. This has resulted and may in the future result in civil claims against us. The scope and interpretation of the laws that are or may be applicable to the delivery of text messages are continuously evolving and developing. If we do not comply with these laws or regulations or if we become liable under these laws or regulations, we could face direct liability, could be required to change some portions of our business model, could face negative publicity and our business, financial condition and results of operations could be adversely affected. Even an unsuccessful challenge of our SMS texting practices by our consumers, regulatory authorities or other third parties could result in negative publicity, harm our reputation, and could require a costly response from and defense by us.
We experience seasonality in our business, which may cause fluctuations in our financial results.
Historically, we have experienced and expect to continue to experience seasonality in our business, with higher sales volumes in the second and third calendar quarters, and lower sales volumes in the first and fourth calendar quarter.
Our sales volumes in the second and third calendar quarter tend to be higher as a result of the timing of marketing campaign launches as well as general higher activity and responsiveness of our customer base during warmer months. Our sales volumes in the first and fourth calendar quarter tend to be lower as a result of reduced marketing activities and a general lower rate of our customer base’s responsiveness during winter months. These factors may contribute to substantial fluctuations in our quarterly operating results. Because of these fluctuations, among other factors, it is possible that in future periods our operating results will fall below the expectations of securities analysts or investors, in which case the market price of our shares would likely decrease. These fluctuations, among other factors, also mean that our operating results in any particular period may not be relied upon as an indication of future performance.
The estimated addressable market presented in this prospectus is subject to inherent challenges and uncertainties. If we have overestimated the size of our addressable market or the various markets in which we operate or plan to operate, our future growth opportunities may be limited.
The addressable market presented in this prospectus has been calculated based on a combination of third-party estimates, the Company’s internal estimates and management’s experience. Accordingly, it is subject to a degree of uncertainty and is based on assumptions that may not prove to be accurate. In particular, we calculated our addressable market based on the estimated number of people 20 years and older with moderate or a higher degree of hearing loss in the markets in which we operate and intend to enter (as applicable), the average lifecycle of hearing aids, the average selling price of hearing aids and the average number of hearing aids purchased per transaction. The information for these parameters is derived from a combination of third-party reports and management assessment, and is subject to significant assumptions and estimates, which may change or prove to be inaccurate. While we believe the information and assumptions on which we base our estimated addressable market are reasonable, such information is inherently imprecise. In addition, our expectations, assumptions and estimates of future opportunities are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in this prospectus. If third-party or internally generated data prove to be inaccurate, or if we make errors in our assumptions based on that data, our future growth opportunities may be affected. Moreover, if our estimated addressable market, or the size of any of the various markets in which we operate or plan to operate, proves to be inaccurate, our future growth opportunities may be limited and there could be a material adverse effect on our prospects, business, financial condition and results of operations.
Repair or replacement costs due to the guarantees and warranties provided on the products that we sell on our platforms could have a material adverse effect on our business, financial condition and results of operations.
The products that we sell on our platform carry guarantee and warranty cover for our customers, which enables them to return defective or damaged products for a replacement or refund. While these product guarantee and warranty obligations rest primarily with the manufacturers who supply the products, we cannot assure you that we may not become liable to fulfil these obligations if the applicable manufacturer is unable or unwilling to fulfil their guarantee or warranty obligations. Substantial amounts of claims in respect of such unmet guarantee and warranty obligations by our manufacturers could have a material adverse effect on our business, financial condition and results of operations.
In addition, to the extent we develop and sell any products, such as IT products or services, we may become liable for guarantee and warranty obligations in respect of those products and services. As a result, for any products or services that we develop and sell, if actual defect rates, parts and equipment costs or service labor costs exceed our estimates, it could have a material adverse effect on our business, financial condition and results of operations.
If product liability lawsuits are brought against us, we may incur substantial liabilities and may be required to limit commercialization of our products.
Under consumer product legislation in many jurisdictions, we may be forced to recall or repurchase defective products, and more restrictive laws and regulations relating to these matters may be adopted in the future. We also face exposure to product liability claims in the event that any of the hearing aids sold on our platform are alleged to have resulted in personal injury or otherwise to have caused harm. For example, we may be sued if any hearing aids sold on our platform allegedly cause injury or are found to be otherwise unsuitable during marketing or sale. Any such product liability claims may include allegations of defects in manufacturing, defects in design, a failure to warn of dangers inherent in the product, negligence, strict liability and a breach of warranty. While our supplier contracts generally contain provisions that would indemnify us for product defects, if we cannot successfully defend ourselves against product liability claims, we may incur substantial liabilities or be required to limit commercialization of our products. Even successful defense would require significant financial and management resources. Regardless of the merits or eventual outcome, liability claims may result in:
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decreased demand for our current or future products;

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injury to our reputation;

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costs to defend the related litigation;

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a diversion of management’s time and our resources;

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substantial monetary awards to customers;

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regulatory investigations, product recalls, withdrawals or labeling, marketing, sales or promotional restrictions;

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loss of revenue; and

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the inability to sell our current or any future products.

Our inability to obtain and maintain sufficient product liability insurance at an acceptable cost and scope of coverage to protect against potential product liability claims could prevent or inhibit the sale of our current or any future products we develop. Although we currently carry product liability insurance, any claim that may be brought against us could result in a court judgment or settlement in an amount that is not covered, in whole or in part, by our insurance or that is in excess of the limits of our insurance coverage. Our insurance policies also have various exclusions and deductibles, and we may be subject to a product liability claim for which we have no coverage. We will have to pay any amounts awarded by a court or negotiated in a settlement that exceed our coverage limitations or that are not covered by our insurance, and we may not have, or be able to obtain, sufficient funds to pay such amounts. Moreover, in the future, we may not be able to maintain insurance coverage at a reasonable cost or in sufficient amounts to protect us against losses.
In addition, any product defects, recalls or claims that result in significant adverse publicity could have a negative effect on our reputation, result in loss of market share or failure to achieve market acceptance.
We depend on our information technology systems, and those of our third-party vendors, contractors and consultants, and any failure or significant disruptions of these systems, security incidents, breaches or loss of or unauthorized access to data or other disruptions could compromise confidential information related to our business and our customers and could materially adversely affect our business, reputation, financial condition and results of operations.
We create, receive, collect, transmit, store, use, disclose, share, maintain and process (collectively, “Process”) confidential information in digital form that is necessary to conduct our business, including PHI and other types of personal data or personally identifiable information relating to our employees, customers, prospective customers, and others. We are increasingly dependent on information technology systems and infrastructure, or IT Systems, to operate our business, and we are highly dependent on IT networks and systems, including the internet, to securely Process confidential information, including intellectual property, proprietary business information, PHI, and personal information. In the ordinary course of our business, we Process and contract with third-party vendors to Process large amounts of confidential information, including intellectual property, proprietary business information, PHI and personal information. Our business depends on keeping our IT Systems secure and maintaining the confidentiality, integrity, and availability of our confidential information. We have established physical, electronic, administrative and organizational measures to safeguard and secure our systems to prevent a security incident or data compromise. We rely in part on commercially available systems, software, tools, and monitoring to provide security for our IT Systems and the processing, transmission and storage of digital information. We have also outsourced elements of our IT Systems and data storage systems, and as a result a number of third-party vendors may have access to our confidential information, including personal information, and we must rely on these third-party vendors to maintain such information.
While we believe we have implemented reasonable preventative and detective security controls, our IT Systems and those of our third-party vendors are vulnerable to damage or interruption from a variety of sources, including telecommunications or network failures or interruptions, system malfunction, natural disasters, malicious or negligent human acts, terrorism and war. Such IT Systems, including our servers and the data stored thereon, are additionally vulnerable to physical or electronic break-ins, computer viruses, security breaches from inadvertent, negligent or intentional actions by our employees, third-party service providers, contractors, consultants, business partners, and/or other third parties, or from cyber-attacks by malicious third parties (including the deployment of harmful malware, computer viruses, ransomware, denial-of-service attacks, social engineering, and other means to affect service reliability and threaten the confidentiality, integrity, and availability of information). Security breaches of our infrastructure, whether ours or of our third-party service providers, can create system disruptions, shutdowns or unauthorized access, acquisition, use, disclosure or modifications of our information, and could cause our information, including PHI, to be accessed, used or disclosed without authorization. As a result of the COVID-19 pandemic, we may face increased cybersecurity risks due to our increased reliance on internet technology and the number of our employees who are working remotely, which may create additional opportunities for cybercriminals to exploit vulnerabilities. Cyber-attacks are becoming more sophisticated and frequent and we or our third-party vendors may not be able to anticipate all types of security threats, and we may not be able to implement preventive measures effective against all such security threats. The success of any of these attempts could substantially impact our IT Systems, and the privacy and security of PHI and other information contained therein or otherwise Processed in the ordinary course of our business operations, and could ultimately harm our reputation and our business. In addition, any actual or perceived security incident or breach may cause us to incur increased expenses to improve our security controls and to remediate security vulnerabilities. We exercise limited control over our third-party vendors, which increases our vulnerability to problems with services they provide.
Information security risks have generally increased in recent years because of the proliferation of new technologies and the increased sophistication and activities of perpetrators of cyber-attacks. Hackers and data thieves are increasingly sophisticated, the techniques used by such cyber criminals also change frequently, may not be recognized until launched, and can originate from a wide variety of sources, including outside groups such as external service providers, organized crime affiliates, terrorist organizations, or hostile international governments or agencies. As cyber threats continue to evolve, we may be required to expend additional resources to further enhance our information security measures, develop additional protocols and/or to investigate and remediate any information security vulnerabilities.
In addition, the prevalent use of mobile devices that access confidential information increases the risk of data security breaches, which could lead to the loss of confidential information, including personal information or PHI. We can provide no assurance that our current IT Systems, or those of the third parties upon which we rely, are fully protected against security breaches, cyber-attacks, acts of vandalism, computer viruses, malware, ransomware, denial-of-service attacks, misplaced or lost data, programming and/or human errors or other similar events. Compliance with privacy and security laws, requirements and regulations may result in cost increases due to new constraints on our business, the development of new processes, the effects of potential non-compliance by us or third-party service providers, and enforcement actions. Despite our implementation of security measures, techniques used to obtain unauthorized access or to sabotage systems change frequently. As a result, we may be unable to anticipate these techniques or to implement adequate preventative measures. As such, it is possible that we or our third-party vendors may experience cybersecurity and other breach incidents that remain undetected for an extended period. Even when a security breach is detected, the full extent of the breach may not be determined immediately. We may be required to expend significant capital and other resources to protect against security incidents and to safeguard the privacy and security of PHI and other information, to prevent, investigate, contain, and remediate security incidents, to mitigate network security problems, bugs, viruses, worms, malicious software programs and security vulnerabilities, and to manage liabilities and obligations relating to the unauthorized access to personal information. While we have implemented reasonable security measures to protect our data security and IT Systems, our efforts may not be successful, and incidents could result in unexpected interruptions, delays, cessation of service and other harm to our business, reputation and our competitive position. If an event were to occur and cause interruptions in our operations, it could result in a material disruption of our offerings to consumers, result in disruption or interruption to our business operations, reduce demand for our product and subject us to significant liability and expense as well as regulatory action and lawsuits, which would harm our business, operating results and financial condition.
Moreover, we and our third-party vendors Process sensitive data, including PHI, personal information, intellectual property and proprietary business information in the ordinary course of our business. If a security breach affects our IT Systems or results in the unauthorized access to, acquisition of, use or disclosure of PHI or personal information, our reputation could be materially damaged. The CCPA, in particular, includes a private right of action for California consumers whose CCPA-covered personal information is impacted by a data security incident resulting from a company’s failure to maintain reasonable security procedures, and hence may result in civil litigation in the event of a data breach impacting such information. In addition, such a breach may require notification to governmental agencies and authorities, the media, individuals, and other third parties pursuant to various federal, state and international privacy and security laws, if applicable, including the General Data Protection Regulation (GDPR), United States Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act, and the regulations that implement both laws (collectively, HIPAA), and state breach notification laws. We would also be exposed to a risk of loss or litigation and potential liability, which could materially adversely affect our business, results of operations and financial condition. Amongst others, the GDPR provides for material and immaterial damages for individuals due to data protection violations. Class actions and mass litigation subsequent to data breaches have become and increasing risk.
If our or our third-party vendors’ IT systems or security measures fail or are breached, it could result in unauthorized access to, acquisition of or the use or disclosure of confidential and proprietary business information, intellectual property, sensitive consumer data (including health information) or other personally identifiable information of our consumers, employees, partners or contractors, a loss of or damage to our data, or an inability to access data sources, process data or provide our services. Such failures or breaches of our or our third-party vendors’ security measures, or our or our third-party vendors’ inability to effectively resolve such failures or breaches in a timely manner, could severely damage our reputation, adversely impact consumer, partner, or investor confidence in us, and reduce the demand for our solutions and services. In addition, we could face litigation, significant damages for contract breach or violations of law, significant monetary penalties, or regulatory actions for violation of applicable laws or regulations, and incur significant costs for remedial measures to prevent future occurrences and mitigate past violations. The costs related to significant security breaches or disruptions could be material and although we maintain insurance covering certain security and privacy damages and claim expenses, we may not carry insurance or maintain coverage sufficient to compensate for all liability. In any event, insurance coverage would not address the reputational damage that could result from a security incident or any regulatory actions or litigation that may result and exceed the limits of the cybersecurity insurance we maintain against such risk. If the IT Systems of our third-party vendors become subject to disruptions or security breaches, we may have insufficient recourse against such third parties and we may have to expend significant resources to mitigate the impact of such an event, and to develop and implement protections to prevent future events of this nature from occurring. Any disruption or loss to IT Systems on which critical aspects of our operations depend could have an adverse effect on our business.

Use of social media, emails and text messages may adversely impact our reputation, subject us to fines or other penalties or be an ineffective source to market our offerings.
We use social media, emails and text messages as part of our omnichannel approach to marketing and consumer outreach. Changes to these social networking services’ terms of use or terms of service that limit promotional communications, restrictions that would limit our ability or our consumers’ ability to send communications through their services, disruptions or downtime experienced by these social networking services or reductions in the use of or engagement with social networking services by consumers and potential consumers could also harm our business. As laws and regulations rapidly evolve to govern the use of these channels, the failure by us, our employees or third parties acting at our direction to abide by applicable laws and regulations in the use of these channels could adversely affect our reputation or subject us to fines or other penalties. In addition, our employees or third parties acting at our direction may knowingly or inadvertently make use of social media in ways that could lead to the loss or infringement of intellectual property, as well as the public disclosure of proprietary, confidential or sensitive personal information of our business, employees, consumers or others. Any such inappropriate use of social media, emails and text messages could also cause reputational damage and adversely affect our business.
Our consumers may engage with us online through our social media pages, including, for example, our presence on Facebook, Instagram and Twitter, by providing feedback and public commentary about all aspects of our business. Information concerning us or our offerings and brands, whether accurate or not, may be posted on social media pages at any time and may have a disproportionately adverse impact on our brand, reputation or business. The harm may be immediate without affording us an opportunity for redress or correction and could have a material adverse effect on our business, financial condition, results of operations and prospects.
Additionally, we use emails and text messages to communicate with consumers and we collect personal information of consumers, including email addresses and phone numbers, to further our marketing efforts with such consenting consumers. If we fail to adequately or accurately collect such information or if our information technology or data storage systems are breached, our business, financial condition and results of operations could be harmed. Further, any failure, or perceived failure, by us, or any third parties processing personal data, to comply with posted privacy policies or with any federal or state privacy, data security or consumer protection-related laws, regulations, industry self-regulatory principles, industry standards or codes of conduct, regulatory guidance, orders to which we may be subject or other legal obligations relating to privacy, data security or consumer protection would adversely affect our reputation, brand and business, and may result in claims, proceedings or actions against us by governmental entities, consumers, suppliers or others or other liabilities or may require us to change our operations and/or cease using certain data sets.
Our business relies on email, mail and other messaging channels and any technical, legal or other restrictions on the sending of such correspondence or a decrease in consumer willingness to receive such correspondence could adversely affect our business.
Our business depends in part upon the emailing and mailing of promotional materials and other information to consumers and hearing care providers, and is also significantly dependent on email and other messaging channels, such as text messages. We distribute pricing information and other promotional materials in the mail, and also provide emails, mobile alerts and other messages to consumers informing them of the discounted prices available on our app and websites. These communications help generate a significant portion of our revenues. Because email, mail and other messaging channels are important to our business, if we are unable to successfully deliver messages to consumers through these channels, if legal restrictions prevent us from delivering such messages to consumers, if consumers do not or cannot open or otherwise utilize our messages or if consumers reject the receipt of communications referencing particular prescriptions or conditions, our revenues and profitability would be adversely affected.
Further, actions taken by third parties that block, impose restrictions on or charge for the delivery of these communications could also harm our business. For example, from time to time, internet service providers or other third parties may block bulk communications or otherwise experience difficulties that result in our inability to successfully deliver communications to consumers. In addition, we must comply with laws, such as, in the United States, the TCPA and the Controlling Assault of Non-Solicited Pornography and Marketing Act (“CAN-SPAM”). The TCPA regulates certain uses of text messages, for example by prohibiting the use of “automatic telephone dialing systems” to send text messages without the prior consent of the receiving party. Similarly, CAN-SPAM imposes requirements on the content of marketing email messages we send to consumers. As a result, our use of mail, email and other messaging channels to send communications about our platform or other matters, including health related topics referencing particular prescriptions or conditions, may result in legal claims against us, which if successful might limit or prohibit our ability to send such communications.
We rely on a single third-party service provider for the delivery of substantially all of our mailing communications and rely on third-party service providers for delivery of emails, text messages and other forms of electronic communication. If we were unable to use any one of our current service providers, alternate providers are available; however, we believe our revenue could be impacted for some period as we transition to a new provider, and the new provider may be unable to provide equivalent or satisfactory services. Any disruption or restriction on the distribution of our communications, termination or disruption of our relationships with our third-party service providers, particularly our single third-party service provider for the delivery of mail communications, or any increase in the associated costs, may be beyond our control and would adversely affect our business.
We rely on information technology to operate our business and maintain competitiveness, and must adapt to technological developments or industry trends.
Our ability to attract new consumers and increase revenue from our existing consumers depends in large part on our ability to enhance and improve our existing offerings, increase adoption and usage of our offerings, and introduce new features and capabilities. The markets in which we compete are relatively new and subject to rapid technological change, evolving industry standards, and changing regulations, as well as changing consumer needs, requirements and preferences. The success of our business will depend, in part, on our ability to adapt and respond effectively to these changes on a timely basis.
We depend on the use of information technologies and systems. As our operations grow, we must continuously improve and upgrade our systems and infrastructure while maintaining or improving the reliability and integrity of our infrastructure. Our future success also depends on our ability to adapt our systems and infrastructure to meet rapidly evolving consumer trends and demands while continuing to improve the performance, features and reliability of our existing solutions in response to competitive services and offerings. The emergence of alternative platforms such as smartphones and tablets and the emergence of niche competitors who may be able to optimize their offerings, services or strategies for such platforms may require new investments in technology. New developments in other areas, such as cloud computing, have made it easier for competition to enter our markets due to lower up-front technology costs. We may not be able to maintain our existing systems or replace or introduce new technologies and systems as quickly as we would like or in a cost-effective manner, and we may not be able to accurately predict the new technologies and systems we should spend our resources on. There is also no guarantee that we will possess the financial resources or personnel for the research, design and development of new applications or services, or that we will be able to use these resources successfully and avoid technological or market obsolescence. Further, there can be no assurance that technological advances by one or more of our competitors or future competitors will not result in our present or future applications and services becoming uncompetitive or obsolete. If we were unable to enhance our offerings and platform capabilities to keep pace with rapid technological and regulatory change, or if new technologies emerge that are able to deliver competitive offerings at lower prices, more efficiently, more conveniently or more securely than our offerings, our business, financial condition and results of operations could be adversely affected.
Government regulation of the internet is evolving, and unfavorable changes or failure by us to comply with these laws and regulations could substantially harm our business and results of operations.
We are subject to general business regulations and laws specifically governing the internet in the countries and regions in which we operate. Furthermore, the regulatory landscape impacting these areas is constantly evolving. Existing and future regulations and laws could impede the growth of the internet or other online services. These regulations and laws may involve taxation, tariffs, privacy and data security, anti-spam, content, copyrights, distribution, electronic contracts, electronic communications, money laundering, electronic payments and consumer protection. It is not clear how existing laws and regulations governing issues such as property ownership, sales and other taxes, libel and personal privacy apply to the internet as the vast majority of these laws and regulations were adopted prior to the advent of the internet and do not contemplate or address the unique issues raised by the internet. It is possible that general business regulations and laws, or those specifically governing the internet may be interpreted and applied in a manner that is inconsistent from one jurisdiction to another and may conflict with other rules or our practices.
We cannot assure you that our practices have complied, comply or will in the future comply with all such laws and regulations. Any failure, or perceived failure, by us to comply with any of these laws or regulations could result in damage to our reputation, a loss in business, and proceedings or actions against us by governmental entities or others. For example, in the United States, recent automatic renewal laws, which require companies to adhere to enhanced disclosure requirements when entering into automatically renewing contracts with consumers, resulted in class action lawsuits against companies that offer online products and services on a subscription or recurring basis. These and similar proceedings or actions could hurt our reputation, force us to spend significant resources in defense of these proceedings, distract our management, increase our costs of doing business, and cause consumers and paid merchants to decrease their use of our platform, and may result in the imposition of monetary liability. We may also be contractually liable to indemnify and hold harmless third parties from the costs or consequences of non-compliance with any such laws or regulations. In addition, it is possible that governments of one or more countries may seek to censor content available on our app and websites or may even attempt to completely block access to our platform. Adverse legal or regulatory developments could substantially harm our business.
We may experience fluctuations in our tax obligations and effective tax rate, which could materially and adversely affect our results of operations.
We are subject to income and other taxes in the countries in which we operate. Tax laws, regulations and administrative practices in various jurisdictions may be subject to significant change, with or without advance notice, due to economic, political and other conditions, and significant judgment is required in evaluating and estimating our provision and accruals for these taxes. There are many transactions that occur during the ordinary course of business for which the ultimate tax determination is uncertain. For example, our effective tax rates could be affected by numerous factors, such as changes in tax, accounting and other laws, regulations, administrative practices, principles and interpretations, the mix and level of earnings in a given taxing jurisdiction or our ownership or capital structures.
Pending and future tax audits and changes in fiscal regulations could lead to additional tax liabilities.
Our business is subject to the general tax environment in the countries in which we currently operate. Our ability to use tax loss carryforwards and other favorable tax provisions depends on national tax laws and their interpretation in these countries. Changes in tax legislation, administrative practices or case law could increase our tax burden and such changes might even occur retroactively. Furthermore, tax laws may be interpreted differently by the competent tax authorities and courts, and their interpretation may change at any time, which could lead to an increase of our tax burden. In addition, court decisions are sometimes ignored by competent tax authorities or overruled by higher courts, which could lead to higher legal and tax advisory costs and create significant uncertainty.
We are subject to audits by tax officials in the jurisdictions in which we operate. For example, in Germany, audibene GmbH has been subject to a general tax audit for each of 2012, 2013, 2014, 2015 and 2016. While we believe that we have paid all material tax liabilities and filed all material tax returns as of the date of this prospectus, and made provisions that we believe to be adequate with respect to material tax risks resulting from current or past tax audits, there can be no assurance that tax deficiencies will not be asserted against us or that the taxes assessed by the competent authorities pursuant to such tax audits will not exceed such provisions. All of the tax assessments issued for periods which were not yet finally audited may be subject to review.

Future tax audits may result in additional tax, interest payments and/or penalties, which would negatively affect our financial condition and results of operation. Changes in fiscal regulations (for example, in connection with the OECD BEPS initiative or the respective EU initiatives, such as the Council Directive (EU) 2016/1164 of July 12, 2016 (“ATAD 1”) and Council Directive (EU) 2017/952 of May 29, 2017 (“ATAD 2”)) or the interpretation of tax laws by the courts or the tax authorities in the jurisdictions in which we conduct our business may also have negative consequences and increase our tax burden and give rise to additional reporting and disclosure obligations, which could increase our costs and have a material adverse effect on our financial position.
While ATAD 1 contains, among others, rules combatting certain hybrid mismatches between EU Member States, ATAD 2 introduces more detailed rules to neutralize hybrid mismatches and extends the scope to (i) a variety of other mismatches between EU Member States and (ii) mismatches between EU Member States and third countries. Germany has not yet implemented ATAD 1 and 2 into its national law. The German Federal Ministry of Finance released a draft bill, which provides for significant changes to the German taxation of cross-border transactions. The draft bill has not been endorsed by the German parliament, but the proposed measures might take effect retroactively as from January 1, 2020 onwards.
Our ability to utilize our net operating loss carryforwards and other tax attributes may be limited.
As of September 30, 2020, we had corporate income tax loss carryforwards of €54.6 million including municipal tax loss carryforwards of €37.7 million. Based on the tax loss carryforwards, €3.2 million and €8.1 million expire between 2022 to 2025 and after 2025, respectively. As a result of the Corporate Reorganization and changes in the ownership of Soundrise Hearing Solutions Private Limited (India), we expect that tax loss carryforwards of €2.1 million that expire between 2022 to 2025 will be forfeited.
The largest portion of our tax loss carryforwards are in Germany where, as of September 30, 2020, we had corporate income tax loss carryforwards of €40.3 million and municipal tax loss carryforwards of €37.7 million. While we currently do not expect these tax loss carryforwards to be time bound or to be subject to forfeiture, we cannot assure you that we will be able to utilize them in the future (in whole or in part) for, among others, the reasons discussed below.
Our ability to utilize our net operating losses in audibene GmbH, which consists of tax loss carryforwards and current losses of the ongoing business year (together “tax losses”), is currently limited, and may be limited further, under Section 8c of the Körperschaftsteuergesetz (German Corporation Income Tax Act or KStG) and Section 10a of the Gewerbesteuergesetz (German Trade Tax Act or GewStG). The same applies to interest carryforwards, if any. These limitations apply if a qualified ownership change, as defined by Section 8c KStG, occurs and no exemption is applicable. Generally, whenever more than 50% of the shares or voting rights in a corporation are directly or indirectly transferred within a period of five years to one acquirer (including related persons) or a group of acquirers acting in concert, the accrued tax losses accrued up to the date of the qualified ownership change are forfeited and cannot be utilized. A qualified ownership change may also occur in case of a transaction comparable to a transfer of shares or voting rights or in case of an increase in capital leading to a respective change in the shareholding. If the qualified ownership change occurs within the ongoing business year, profits earned until that point in time may be offset against the tax losses accrued until that point in time.
However, tax losses should not forfeit as follows: (i) to the extent the entity accounting for the tax losses provides for built-in gains (stille Reserven) taxable in Germany, the tax losses may be further utilized despite a qualified ownership change; (ii) in case of certain intragroup reorganizations consisting of transfers of more than 50% of the shares, tax losses can be preserved if certain conditions are satisfied; (iii) in certain cases there is an option to apply for the non-application of the Section 8c KStG rules, so-called “Fortführungsgebundener Verlustvortrag” according to Section 8d KStG, according to which relief may be available where the company has maintained exclusively the same business during a specified observation period and during this period no harmful event as defined by law has occurred; and (iv) Section 8c para. 1a KStG holds an exemption from the forfeiture of tax losses for share transfers for the purpose of restructuring the respective corporate entity, so-called “Sanierungsklausel”.
In a decision of August 29, 2017, the Lower Tax Court of Hamburg (Germany) has referred the question to the German Constitutional Court whether the full forfeiture of losses in the case of a qualified ownership change as described above is unconstitutional which is the opinion of the Lower Tax Court of Hamburg. Only the German Constitutional Court is authorized to decide if the regulation is unconstitutional.
In addition, if the tax loss carryforwards shall be offset against income in future tax years, certain restrictions need to be considered, so-called minimum taxation according to Section 10d EStG. Only the first €1 million of annual taxable profits may be offset in full against the tax loss carryforwards. Beyond the threshold of €1 million, only 60% of the annual taxable profits are available for loss utilization. The remaining 40% are subject to immediate taxation.
Future changes in share ownership may also trigger an ownership change and, consequently, a Section 8c KStG, and/or a Section 10a GewStG limitation. Any limitation may result in the forfeiture of a portion or the complete net operating loss carryforwards before they can be utilized (considering the minimum taxation rules described above). As a result, if we earn net taxable income, our ability to use our pre-change net operating loss carryforwards to reduce German income tax may be subject to limitations, which could potentially result in increased future cash tax liability to us.
General economic factors, natural disasters or other unexpected events may adversely affect our business, financial performance and results of operations.
Our business, financial performance and results of operations depend in part on worldwide macroeconomic economic conditions and their impact on consumer spending. Recessionary economic cycles, higher interest rates, volatile fuel and energy costs, inflation, levels of unemployment, conditions in the residential real estate and mortgage markets, access to credit, consumer debt levels, unsettled financial markets and other economic factors that may affect costs of manufacturing hearing aids, consumer spending or buying habits could materially and adversely affect demand for our offerings. Volatility in the financial markets has also had and may continue to have a negative impact on consumer spending patterns. In addition, negative national or global economic conditions may materially and adversely affect the partners we contract with and their financial performance, liquidity and access to capital. This may affect their ability to renew contracts with us on the same or better terms, which could impact the competitiveness of the discounted prices we are able to offer our consumers, which could harm our business, financial condition and results of operations.
Economic factors such as increased insurance and hearing care costs, commodity prices, shipping costs, inflation, higher costs of labor, and changes in or interpretations of other laws, regulations and taxes may also increase our costs and our make our offerings less competitive, increase general and administrative expenses, and otherwise adversely affect our financial condition and results of operations. Additionally, public health crises, natural disasters, such as earthquakes and wildfires, and other adverse weather and climate conditions, political crises, such as terrorist attacks, war and other political instability or other unexpected events, could disrupt our operations, internet or mobile networks or the operations of our partners. If any of these events occurs, our business could be adversely affected.
We rely on a select number of global hearing aid manufacturers for the supply of the products that we offer on our platform and could suffer if they fail to meet their delivery obligations, raise prices or cease to supply us with the products we require.
We rely on a select number of global hearing aid manufacturers for the supply of the products that we offer on our platform and could suffer if they fail to meet their delivery obligations, raise prices or cease to supply us with the products we require. We currently source approximately 70% of the products that we offer on our platform from local country affiliates of WS Audiology, our majority shareholder, and the remainder from four other leading hearing aid manufacturers. This reliance on a small number of sources adds additional risks to our business that are beyond our control. For example, the occurrence of epidemics or pandemics, such as the COVID-19 pandemic, may cause the WS Audiology Group or our other suppliers to close or reduce the scope of their operations either temporarily or permanently. In addition, the manufacturers that supply products to us may also supply products to our competitors. The industry’s reliance on a limited number of key suppliers subjects us to the risk that in the event of an increase in demand, the WS Audiology Group and our other suppliers may fail to provide supplies to us in a timely manner while they continue to supply our competitors, some of which have greater purchasing power than us. The failure of the WS Audiology Group and our other suppliers to deliver products in a timely fashion could have disruptive effects on our ability to serve our customers and meet demand in a timely manner, or we may be required to find new suppliers at an increased cost. Furthermore, we generally do not enter into long-term commitment contracts with the WS Audiology Group or our other suppliers, but rather enter into framework agreements as a basis for individual orders. The terms of such framework agreements are typically up to two years and in most cases do not contain any firm purchase commitments. We can make no assurance that we will be able to renew such supply agreements. If we are unable to renew supply agreements, our access to key products could be reduced, which could harm our business. Additionally, our reputation and the quality of our service are in part dependent on the quality of the products that we source from our suppliers. If we are unable to control the quality of the products supplied to us or to address known quality problems in a timely manner, our reputation in the market may be damaged and sales of our products may suffer. As a result, we may experience a material adverse effect on our business, financial condition and results of operations.
If manufacturers and suppliers that we source our products from are unable to procure raw materials, semi-finished products and finished products on terms or within timeframes acceptable to us, our business may suffer.
If our manufacturers or suppliers experience shortages, limited access or increased costs of certain raw materials and other semi-finished or finished goods, including as a result of the COVID-19 pandemic, it may result in production delays or delays in deliveries of products that we offer on our platforms. Production by one or more manufacturers or suppliers may be suspended or delayed, temporarily or permanently, due to economic or technical problems such as the insolvency of the manufacturer, the failure of the manufacturing facilities or disruption of the production process, all of which are beyond our control. Any shortage, delay or interruption in the availability of the products that we offer on our platforms may negatively affect our ability to meet consumer demand. As a result, our business may be unable to offer a satisfactory experience to customers, which could have a material adverse effect on our business, financial condition and results of operations.
International trade disputes could result in tariffs and other protectionist measures that could have a material adverse effect on our business, financial condition and results of operations.
Tariffs could increase the cost of the products that we source to provide on our platforms. These increased costs could adversely impact the gross margin that we earn on our products. Tariffs could also make our products more expensive for customers, which could make our products less competitive and reduce demand. Countries may also adopt other protectionist measures that could limit our ability to offer our preferred selection of products. Political uncertainty surrounding international trade disputes and protectionist measures could also have a negative effect on consumer confidence and spending, which could have a material adverse effect on our business, financial condition and results of operations.
We are dependent on international manufacturers and suppliers, which exposes us to international operational and political risks that may harm our business.
We rely on a number of international manufacturers and suppliers for the products that we offer on our platform. Our reliance on international operations exposes us to risks and uncertainties, including:
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controlling quality of supplies;

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trade protection measures, tariffs and other duties, especially in light of trade disputes between the United States and several foreign countries, including China and countries in Europe;

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political, social and economic instability;

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the outbreak of contagious diseases, such as the novel coronavirus (COVID-19);

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laws and business practices that favor local companies;

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interruptions and limitations in telecommunication services;

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product or material delays or disruption;

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import and export license requirements and restrictions;

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difficulties in the protection of intellectual property;

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exchange controls, currency restrictions and fluctuations in currency values; and

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potential adverse tax consequences.

If any of these risks were to materialize, it could have a material adverse effect on our business, financial condition and results of operations.
We depend on our relationships with third parties and would be adversely impacted by system failures or other disruptions in the operations of these parties.
We use and rely on services from third parties, such as our telecommunications services, and those services may be subject to outages and interruptions that are not within our control. Failures by our telecommunications providers may interrupt our ability to provide phone support to our consumers and distributed denial of service attacks directed at our telecommunication service providers could prevent consumers from accessing our websites. In addition, we have in the past and may in the future experience down periods where our third-party credit card processors are unable to process the payments of our consumers, disrupting our ability to process or receive revenue from our offerings. Disruptions to our consumer support, website and credit card processing services could lead to consumer dissatisfaction, which would adversely affect our business, financial condition and results of operations.
Our business depends on network and mobile infrastructure and our ability to maintain and scale our technology. Any significant interruptions or delays in service on our app or websites or any undetected errors or design faults could result in limited capacity, reduced demand, processing delays and loss of consumers.
A key element of our strategy is to generate a significant number of visitors to, and their use of, our mobile app and websites. Our reputation and ability to acquire, retain and serve our consumers are dependent upon the reliable performance of our mobile app and websites and the underlying network infrastructure. Our platform is designed to operate without perceptible interruption in accordance with our service level commitments. However, as our base of consumers and the amount of information shared on our mobile app and websites continue to grow, we will need an increasing amount of network capacity and computing power. We have spent and expect to continue to spend substantial amounts on computing, including cloud computing and the related infrastructure, to handle the traffic on our mobile app and websites. The operation of these systems is complex and could result in operational failures. In the event that the traffic of our consumers exceeds the capacity of our current network infrastructure or in the event that our base of consumers or the amount of traffic on our app and websites grows more quickly than anticipated, we may be required to incur significant additional costs to enhance the underlying network infrastructure. Interruptions or delays in these systems, whether due to system failures, computer viruses, physical or electronic break-ins, undetected errors, design faults or other unexpected events or causes, could affect the security or availability of our app and websites and prevent our consumers from accessing our app and websites. If sustained or repeated, these performance issues could reduce the attractiveness of our offerings. In addition, the costs and complexities involved in expanding and upgrading our systems may prevent us from doing so in a timely manner and may prevent us from adequately meeting the demand placed on our systems. Any internet or mobile platform interruption or inadequacy that causes performance issues or interruptions in the availability of our app or websites could reduce consumer satisfaction and result in a reduction in the number of consumers using our offerings.
We depend on the development and maintenance of the internet and mobile infrastructure. This includes maintenance of reliable internet and mobile infrastructure with the necessary speed, data capacity and security, as well as timely development of complementary offerings, for providing reliable internet and mobile access. Our business, financial condition and results of operations could be materially and adversely affected if for any reason the reliability of our internet and mobile infrastructure is compromised.

We currently rely upon third-party data storage providers, including cloud storage solution providers, such as Amazon Web Services and some specific uses of Google Cloud Platform. Nearly all of our data storage and analytics are conducted on, and the data and content we create associated with sales on our app and websites are processed through, servers hosted by these providers, particularly Amazon Web Services. We also rely on email service providers, bandwidth providers, internet service providers and mobile networks to deliver email and “push” communications to consumers and to allow consumers to access our websites. If our third-party vendors are unable or unwilling to provide the services necessary to support our business, or if our agreements with such vendors are terminated, our operations could be significantly disrupted. Some of our vendor agreements may be unilaterally terminated by the licensor for convenience, including with respect to Amazon Web Services, and if such agreements are terminated, we may not be able to enter into similar relationships in the future on reasonable terms or at all.
Any damage to, or failure of, our systems or the systems of our third-party data centers or our other third-party providers could result in interruptions to the availability or functionality of our app and websites. As a result, we could lose consumer data and miss opportunities to acquire and retain consumers, which could result in decreased revenue. If for any reason our arrangements with our data centers or third-party providers are terminated or interrupted, such termination or interruption could adversely affect our business, financial condition and results of operations. We exercise little control over these providers, which increases our vulnerability to problems with the services they provide. Any errors, failures, interruptions or delays experienced in connection with these third-party technologies and information services or our own systems could hurt our relationships with our partner providers and consumers and expose us to third-party liabilities. We could experience additional expense in arranging for new facilities, technology, services and support. In addition, the failure of our third-party data centers or any other third-party providers to meet our capacity requirements could result in interruption in the availability or functionality of our app and websites.
The satisfactory performance, reliability and availability of our mobile app, websites, transaction processing systems and technology infrastructure are critical to our reputation and our ability to acquire and retain consumers, as well as to maintain adequate consumer service levels. Our revenue depends in part on the number of consumers that visit and use our mobile app and websites in fulfilling their hearing care needs. Unavailability of our mobile app or websites could materially and adversely affect consumer perception of our brand. Any slowdown or failure of our mobile app, websites or the underlying technology infrastructure could harm our business, reputation and our ability to acquire, retain and serve our consumers.
The occurrence of a natural disaster, power loss, telecommunications failure, data loss, computer virus, an act of terrorism, cyberattack, vandalism or sabotage, act of war or any similar event, or a decision to close our third-party data centers on which we normally operate or the facilities of any other third-party provider without adequate notice or other unanticipated problems at these facilities could result in lengthy interruptions in the availability of our app and websites. Cloud computing, in particular, is dependent upon having access to an internet connection in order to retrieve data. If a natural disaster, blackout or other unforeseen event were to occur that disrupted the ability to obtain an internet connection, we may experience a slowdown or delay in our operations. Our disaster recovery preparations may not be adequate to account for disasters or similar events that may occur in the future and may not effectively permit us to continue operating in the event of any problems with respect to our systems or those of our third-party data centers or any other third-party facilities. Our disaster recovery and data redundancy plans may be inadequate, and our business interruption insurance may not be sufficient to compensate us for the losses that could occur. If any such event were to occur to our business, our operations could be impaired and our business, financial condition and results of operations may be materially and adversely affected.
Our proprietary technology platform may not operate properly, which could cause severe business disruption, damage our reputation, give rise to claims against us or divert application of our resources from other purposes, any or all of which could harm our business.
Our proprietary technology platform powers all aspects of our company: engaging our customers and supporting our partner providers and manufacturing partners, while advancing our business objectives. It allows us to improve user experience through proactive and personalized outreach, online scheduling, virtual partner provider visits and ready access to hearing care information. Our technology also supports our partner providers by reducing common administrative burdens such as invoicing, settlement of reimbursement claims and potential financing, along with coordination of hearing care, ultimately allowing our partner providers to spend more time delivering clinical care. We collect data, consumer reactions and other insights, which we convey to our manufacturing partners enabling them to improve the quality of their hearing aids based on this feedback. We have designed our technology to improve over time by continuously incorporating new data from millions of interactions with customers, hearing care partners, and manufacturers.
The development and maintenance of our proprietary technology platform is time-consuming, expensive and complex, and may involve unforeseen difficulties. We may encounter technical obstacles, and it is possible that we may discover problems that prevent our proprietary technology platform from operating properly. If our information technology and software solutions do not function reliably or fail to achieve expectations in terms of performance and intended purpose, we may experience severe business disruption, damage to our reputation, claims against us from our stakeholders or diversion in application of our resources from other purposes, any or all of which could have a material adverse effect on our business, financial condition and results of operations.
We rely on third-party platforms such as the Apple App Store and Google Play App Store, to distribute our platform and offerings.
Our app is accessed and operates through third-party platforms or marketplaces, including the Apple App Store and Google Play App Store, which also serve as online distribution platforms for our mobile app. As a result, the expansion and prospects of our business and our app depend on our continued relationships with these providers and any other emerging platform providers that are widely adopted by consumers. We are subject to the standard terms and conditions that these providers have for application developers, which govern the content, promotion, distribution and operation of apps on their platforms or marketplaces, and which the providers can change unilaterally on short or no notice. Our business would be harmed if the providers discontinue or limit our access to their platforms or marketplaces; the platforms or marketplaces decline in popularity; the platforms modify their algorithms, communication channels available to developers, respective terms of service or other policies, including fees; the providers adopt changes or updates to their technology that impede integration with other software systems or otherwise require us to modify our technology or update our app in order to ensure that consumers can continue to access and use our platform.
If alternative providers increase in popularity, we could be adversely impacted if we fail to create compatible versions of our app in a timely manner, or if we fail to establish a relationship with such alternative providers. Likewise, if our current providers alter their operating platforms, we could be adversely impacted as our offerings may not be compatible with the altered platforms or may require significant and costly modifications in order to become compatible. If our providers do not perform their obligations in accordance with our platform agreements, we could be adversely impacted.
In the past, some of these platforms or marketplaces have been unavailable for short periods of time. If this or a similar event were to occur on a short- or long-term basis, or if these platforms or marketplaces otherwise experience issues that impact the ability of consumers to download or access our app and other information, it could have a material adverse effect on our brand and reputation, as well as our business, financial condition and operating results.
We rely on software-as-a-service, or SaaS, technologies from third parties.
We rely on SaaS technologies from third parties in order to operate critical functions of our business, including financial management services, relationship management services, marketing services and data storage services. For example, we rely on Amazon Web Services for a substantial portion of our computing and storage capacity, and rely on Salesforce.com for customer communication and internal workflows. Amazon Web Services provides us with computing and storage capacity pursuant to an agreement that continues until terminated by either party. Amazon Web Services may terminate its agreement with us by providing 30 days prior written notice. Similarly, Salesforce.com provides us with storage capacity and workflow management solutions. Salesforce.com may terminate its agreements with us immediately upon notice. Our other vendor agreements may be unilaterally terminated by the counterparty for convenience. If these services become unavailable due to contract cancellations, extended outages or interruptions or because they are no longer available on commercially reasonable terms or prices, or for any other reason, our expenses could increase, our ability to manage our finances could be interrupted, our processes for managing our offerings and supporting our consumers and partners could be impaired and our ability to access or save data stored to the cloud may be impaired until equivalent services, if available, are identified, obtained and implemented, all of which could harm our business, financial condition, and results of operations.
We may seek to grow our business through acquisitions of, or investments in, new or complementary businesses, technologies or products, or through strategic alliances, and the failure to manage these acquisitions, investments or alliances, or to integrate them with our existing business, could have a material adverse effect on us.
We may in the future consider opportunities to acquire or make investments in new or complementary businesses, technologies, offerings, or products, or enter into strategic alliances that may enhance our capabilities, expand our network, complement our current offerings or expand the breadth of our markets. Our ability to successfully grow through these types of strategic transactions depends upon our ability to identify, negotiate, complete and integrate suitable target businesses, technologies and products and to obtain any necessary financing, and is subject to numerous risks, including:
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failure to identify acquisition, investment or other strategic alliance opportunities that we deem suitable or available on favorable terms;

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problems integrating the acquired business, technologies or products, including issues maintaining uniform standards, procedures, controls and policies;

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unanticipated costs associated with acquisitions, investments or strategic alliances;

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adverse impacts on our overall margins;

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diversion of management’s attention from our existing business;

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adverse effects on existing business relationships with consumers, partners and other participants;

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risks associated with entering new markets in which we may have limited or no experience;

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potential loss of key employees of acquired businesses; and

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increased legal and accounting compliance costs.

In addition, a significant portion of the purchase price of companies we acquire may be allocated to acquired goodwill and other intangible assets. In the future, if our acquisitions do not yield expected returns, we may be required to take impairment charges to our results of operations based on our impairment assessment process, which could harm our results of operations.
If we are unable to identify suitable acquisitions or strategic relationships, or if we are unable to integrate any acquired businesses, technologies and products effectively, our business, financial condition and results of operations could be materially and adversely affected. Also, while we employ several different methodologies to assess potential business opportunities, the new businesses may not meet or exceed our expectations.
There are a variety of hearing aid products and technologies, and consumer confusion about product features and technology could lead consumers to purchase competitive products instead of the products that we sell, or to conflate any adverse events or safety issues associated with third-party hearing aid products with the products that we sell, which could adversely affect our business, financial condition and results of operations.
We believe that many individuals do not have full information regarding the types of hearing aids and hearing aid features and technologies available in the market, in part due to the lack of consumer education in the traditional hearing industry sales model. Consumers may not have sufficient information about hearing aids generally or how hearing aid products and technologies compare to each other. This confusion may result in consumers purchasing hearing aids from our competitors instead of from us, even if our hearing aids would provide them with their desired product features. In addition, any adverse events or safety issues relating to competitive hearing aid products and related negative publicity, even if such events are not attributable to our products, could result in reduced purchases of hearing aids by consumers generally. Any of these occurrences could lead to reduced sales of our products and adversely affect our business, financial condition and results of operations.
We may be unable to successfully execute on our growth initiatives, business strategies or operating plans.
We are continually executing on growth initiatives, strategies and operating plans designed to enhance our business and extend our solutions to address additional chronic conditions. The anticipated benefits from these efforts are based on several assumptions that may prove to be inaccurate. Moreover, we may not be able to successfully complete these growth initiatives, strategies and operating plans and realize all of the benefits, including growth targets and cost savings, that we expect to achieve or it may be more costly to do so than we anticipate. A variety of risks could cause us not to realize some or all of the expected benefits. These risks include, among others, delays in the anticipated timing of activities related to such growth initiatives, strategies and operating plans, increased difficulty and cost in implementing these efforts, including difficulties in complying with new regulatory requirements and the incurrence of other unexpected costs associated with operating our business. Moreover, our continued implementation of these programs may disrupt our operations and performance. As a result, we cannot assure you that we will realize these benefits. If, for any reason, the benefits we realize are less than our estimates or the implementation of these growth initiatives, strategies and operating plans adversely affect our operations or cost more or take longer to effectuate than we expect, or if our assumptions prove inaccurate, our business, financial condition and results of operations may be materially adversely affected.
Risks Related to Intellectual Property
We may be sued by third parties for infringement, misappropriation, dilution or other violation of their intellectual property or proprietary rights.
Internet and advertising companies are frequently subject to litigation based on allegations of infringement, misappropriation, dilution or other violations of intellectual property rights. Some internet and advertising companies, including some of our competitors, as well as non-practicing entities, own large numbers of patents, copyrights, trademarks and trade secrets, which they may use to assert claims against us.
Third parties may in the future assert that we have infringed, misappropriated or otherwise violated their intellectual property rights.
For instance, the use of our technology to provide our offerings could be challenged by claims that such use infringes, dilutes, misappropriates or otherwise violates the intellectual property rights of a third party. In addition, we may in the future be exposed to claims that content published or made available through our mobile app or websites violates third-party intellectual property rights.
As we face increasing competition and gain greater visibility as a public company, the possibility of intellectual property rights claims against us grows. Such claims and litigation may involve non practicing entities or other adverse intellectual property rights holders who have no relevant product revenue, and therefore our own pending patent applications and other intellectual property rights may provide little or no deterrence to these rights holders in bringing intellectual property rights claims against us. There may be intellectual property rights held by others, including issued patents or pending patent applications and trademarks, that cover significant aspects of our technologies, content, branding or business methods, and we cannot assure that we are not infringing, misappropriating, diluting or otherwise violating, and have not infringed, misappropriated, diluted or otherwise violated any third-party intellectual property rights or that we will not be held to have done so or be accused of doing so in the future. We expect that we may receive in the future notices that claim we or our partners, or clients using our solutions and services, have infringed, misappropriated diluted, or otherwise violated other parties’ intellectual property rights, particularly as the number of competitors in our market grows and the functionality of applications amongst competitors overlaps.

Any claim that we have violated intellectual property or other proprietary rights of third parties, with or without merit, and whether or not such claim results in litigation, is settled out of court or is determined in our favor, could be time-consuming and costly to address and resolve, and could divert the time and attention of management and technical personnel from our business. Furthermore, an adverse outcome of a dispute may result in an injunction and could require us to pay substantial monetary damages, including treble damages and attorneys’ fees, if we are found to have willfully infringed a third party’s intellectual property rights. Any settlement or adverse judgment resulting from such a claim could require us to enter into a licensing agreement to continue using the technology, content or other intellectual property that is the subject of the claim; restrict or prohibit our use of such technology, content or other intellectual property; require us to expend significant resources to redesign our technology or solutions; and require us to indemnify third parties. Royalty or licensing agreements, if required or desirable, may be unavailable on terms acceptable to us, or at all, and may require significant royalty payments and other expenditures. We may also be required to develop alternative non-infringing technology, which could require significant time and expense. There also can be no assurance that we would be able to develop or license suitable alternative technology, content or other intellectual property to permit us to continue offering the affected technology, content or services to our partners or customers. If we cannot develop or license technology for any allegedly infringing aspect of our business, we would be forced to limit our service and may be unable to compete effectively. In addition, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential information could be compromised by disclosure during this type of litigation. We may not have sufficient financial or other resources to adequately conduct such litigation or proceedings. Some of our competitors may be able to sustain the costs of such litigation or proceedings more effectively than we can because of their substantially greater financial resources. Any of these events could materially harm our business, financial condition and results of operations.
We may be unable to establish, maintain, protect and enforce our intellectual property and proprietary rights or prevent third parties from making unauthorized use of our technology.
Our business depends on proprietary technology and content, including software, processes, databases, confidential information and know-how, the protection of which is crucial to the success of our business. We rely on a combination of trademark, patent, copyright, domain name and trade secret-protection laws, in addition to confidentiality agreements and other practices to protect our brands, proprietary information, technologies and processes.
Our most material trademark assets are the registered trademarks “hear.com” and “audibene.” Our trademarks are valuable assets that support our brand and consumers’ perception of our offerings. We also hold the rights to the “hear.com” internet domain name. Our trademarks and domain name rights are subject to internet regulatory bodies and trademark and other related laws of each applicable jurisdiction. The registered or unregistered trademarks or trade names that we own may be challenged, infringed, circumvented, declared generic, or determined to be infringing on or dilutive of other marks. In addition, third parties have filed, and may in the future use, or file for registration of trademarks similar or identical to our trademarks, which, if used or obtained, may impede our ability to build brand identity and could lead to market confusion. If we are unable to protect our trademarks or domain names in the United States or in other jurisdictions in which we operate or may ultimately operate, our brand recognition and reputation would suffer, we could incur significant re-branding expenses and our operating results could be adversely impacted. As of March 31, 2021, we owned one pending patent application in the European Union and no issued patents or pending patent applications in the United States. We cannot guarantee that our pending patent application will be issued. Any patents that may be issued in the future may not provide us with competitive advantages, may be of limited territorial reach and may be held invalid or unenforceable if successfully challenged by third parties, and may expire before we have obtained any significant competitive advantage from the patent. It is also possible that we will fail to identify patentable aspects of our technology before it is too late to obtain patent protection, will be unable to devote the resources to file and prosecute all applications for such technology, or will inadvertently lose protection for failing to comply with all procedural, documentary, payment, and similar obligations during the patent prosecution process. Our limited patent protection may restrict our ability to protect our technologies and processes from competition. It is also possible that third parties, including our competitors, may obtain patents relating to technologies that overlap or compete with our technology. If third parties obtain patent protection with respect to such technologies, they may assert that our technology infringes their patents and seek to charge us a licensing fee or otherwise preclude the use of our technology.
In order to protect our intellectual property rights, we may be required to spend significant resources to monitor and protect these rights. Litigation may be necessary in the future to enforce our intellectual property rights and to protect our trade secrets. Litigation brought to protect and enforce our intellectual property rights could be costly, time-consuming and distracting to management and could result in the impairment or loss of portions of our intellectual property. Furthermore, our efforts to enforce our intellectual property rights may be met with defenses, counterclaims and countersuits attacking the validity and enforceability of our intellectual property rights. Our inability to protect our proprietary technology against unauthorized copying or use, as well as any costly litigation or diversion of our management’s attention and resources, could delay the introduction and implementation of new technologies, result in our substituting inferior or more costly technologies into our software or injure our reputation. We will not be able to protect our intellectual property if we are unable to enforce our rights or if we do not detect unauthorized use of our intellectual property. Moreover, policing unauthorized use of our technologies, trade secrets and intellectual property may be difficult, expensive and time-consuming, particularly in countries where the laws may not be as protective of intellectual property rights as those in Europe and the United States and where mechanisms for enforcement of intellectual property rights may be weak. If we fail to meaningfully establish, maintain, protect and enforce our intellectual property and proprietary rights, our business, financial condition and results of operations could be adversely affected.
If we are unable to protect the confidentiality of our trade secrets, our business and competitive position would be harmed.
We rely heavily on trade secrets and confidentiality agreements to protect our unpatented know-how, trade secrets, technology, and other proprietary information, including our technology platform, and to maintain our competitive position. With respect to our technology platform, we consider trade secrets and know-how to be one of our primary sources of intellectual property. However, trade secrets and know-how can be difficult to protect. We seek to protect these trade secrets and other proprietary technology, in part, by entering into non-disclosure and confidentiality agreements with parties who have access to them, such as our employees, corporate collaborators, outside contractors, consultants, advisors, and other third parties. We also enter into confidentiality and invention assignment agreements with our employees and consultants. The confidentiality agreements are designed to protect our proprietary information and, in the case of agreements or clauses containing invention assignment, to grant us ownership of technologies that are developed through a relationship with employees or third parties. We cannot guarantee that we have entered into such agreements with each party that may have or have had access to our trade secrets or proprietary information, including our technology and processes. In addition, no assurance can be given that the confidentiality agreements we enter into will be effective in controlling disclosure of such proprietary information and trade secrets. The confidentiality agreements on which we rely to protect certain technologies may be breached, may not be adequate to protect our confidential information, trade secrets and proprietary technologies and may not provide an adequate remedy in the event of unauthorized use or disclosure of our confidential information, trade secrets or proprietary technology. Further, these agreements do not prevent our competitors or others from independently developing the same or similar technologies and processes, which may allow them to provide a service similar or superior to ours, which could harm our competitive position.
Enforcing a claim that a party illegally disclosed or misappropriated a trade secret is difficult, expensive, and time-consuming, and the outcome is unpredictable. In addition, some courts inside and outside the United States are less willing or unwilling to protect trade secrets. If any of our trade secrets were to be lawfully obtained or independently developed by a competitor or other third party, we would have no right to prevent them from using that technology or information to compete with us. If any of our trade secrets were to be disclosed to or independently developed by a competitor or other third party, it could harm our competitive position, business, financial condition, results of operations and prospects.
We may be subject to claims that our employees, consultants, or advisors have wrongfully used or disclosed alleged trade secrets of their current or former employers or claims asserting ownership of what we regard as our own intellectual property.
Many of our employees, consultants, and advisors are currently or were previously employed at other companies in our field, including our competitors or potential competitors. Although we try to ensure that our employees, consultants, and advisors do not use the proprietary information or know-how of others in their work for us, we may be subject to claims that we or these individuals have used or disclosed intellectual property, including trade secrets or other proprietary information, of any such individual’s current or former employer. Litigation may be necessary to defend against these claims. If we fail in defending any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights or personnel. Even if we are successful in defending against such claims, litigation could result in substantial costs and be a distraction to management.
In addition, while it is our policy to require our employees and contractors who may be involved in the conception or development of intellectual property to execute agreements assigning such intellectual property to us, and agreeing to maintain the confidentiality of our information and trade secrets, we may be unsuccessful in executing such an agreement with each party who, in fact, conceives or develops intellectual property that we regard as our own. The assignment of intellectual property rights may not be self-executing, or the assignment agreements may be breached, and we may be forced to bring claims against third parties, or defend claims that they may bring against us, to determine the ownership of what we regard as our intellectual property. Former employees may breach their confidentiality obligations and use our trade secrets or other proprietary information to help our competitors. Any of the foregoing could harm our competitive position, business, financial condition, results of operations and prospects.
We may be unable to continue the use of our domain names, or prevent third parties from acquiring and using domain names that infringe on, are similar to, or otherwise decrease the value of our brands, trademarks or service marks.
We have registered domain names for our websites that we use in our business. If we lose the ability to use a domain name, whether due to trademark claims, failure to renew the applicable registration, or any other cause, we may be forced to market our solutions under a new domain name, which could cause us substantial harm, or to incur significant expense in order to purchase rights to the domain name in question. In addition, our competitors and others could attempt to capitalize on our brand recognition by using domain names similar to ours. Domain names similar to ours have been registered in the United States and elsewhere. We may be unable to prevent third parties from acquiring and using domain names that infringe on, are similar to, or otherwise decrease the value of our brands, trademarks or service marks. Protecting and enforcing our rights in our domain names may require litigation, which could result in substantial costs and diversion of management’s attention.
ICANN (the Internet Corporation for Assigned Names and Numbers), the international authority over top-level domain names, has been increasing the number of generic top-level domains, or “TLDs.” This may allow companies or individuals to create new web addresses that appear to the right of the “dot” in a web address, beyond such long-standing TLDs as “.com,” “.org” and “.gov.” ICANN may also add additional TLDs in the future. As a result, we may be unable to maintain exclusive rights to all potentially relevant or desirable domain names in the United States, which may harm our business. Furthermore, attempts may be made by third parties to register our trademarks as new TLDs or as domain names within new TLDs, and we may be required to enforce our rights against such registration attempts, which could result in significant expense and the diversion of management’s attention.
If we cannot license rights to use technologies on reasonable terms, we may not be able to commercialize new solutions or services in the future.
In the future, we may identify additional third-party intellectual property we may need to license in order to engage in our business, including to develop or commercialize new solutions or services. However, such licenses may not be available on acceptable terms or at all. Further, when licensing intellectual property we must rely on the licensors to protect and maintain such technology and intellectual property, and we may have limited control over the decisions our licensors make with respect to such protection and maintenance, and these licensors may not make the same decisions we would have made if we owned such intellectual property. The licensing or acquisition of third-party intellectual property rights is a competitive area, and several more established companies may pursue strategies to license or acquire third-party intellectual property rights that we may consider attractive or necessary. These established companies may have a competitive advantage over us due to their size, capital resources and greater development or commercialization capabilities. In addition, companies that perceive us to be a competitor may be unwilling to assign or license rights to us. Even if such licenses are available, we may be required to pay the licensor substantial royalties based on sales of our solutions and services. Such royalties are a component of the cost of our solutions or services and may affect the margins on our solutions and services. In addition, such licenses may be non-exclusive, which could give our competitors access to the same intellectual property licensed to us. If we are unable to enter into the necessary licenses on acceptable terms or at all, if any necessary licenses are subsequently terminated, if our licensors fail to abide by the terms of the licenses, if our licensors fail to prevent infringement by third parties, or if the licensed intellectual property rights are found to be invalid or unenforceable, our business, financial condition, results of operations and prospects could be affected. Moreover, we could encounter delays and other obstacles in our attempt to develop alternatives. Defense of any lawsuit or failure to obtain any of these licenses on favorable terms could prevent us from commercializing solutions and services, which could harm our competitive position, business, financial condition, results of operations and prospects.
If we fail to comply with our obligations under license or technology agreements with third parties, we may be required to pay damages and we could lose license rights that are critical to our business.
We license certain intellectual property, including technologies and software from third parties, that is important to our business, and in the future we may enter into additional agreements that provide us with licenses to valuable intellectual property or technology. If we fail to comply with any of the obligations under our license agreements, we may be required to pay damages and the licensor may have the right to terminate the license. Termination by the licensor would cause us to lose valuable rights, and could prevent us from selling our solutions and services, or adversely impact our ability to commercialize future solutions and services. Our business would suffer if any current or future licenses terminate, if the licensors fail to abide by the terms of the license, if the licensors fail to enforce licensed patents against infringing third parties, if the licensed intellectual property are found to be invalid or unenforceable, or if we are unable to enter into necessary licenses on acceptable terms. In addition, our rights to certain technologies, are licensed to us on a non-exclusive basis. The owners of these non-exclusively licensed technologies are therefore free to license them to third parties, including our competitors, on terms that may be superior to those offered to us, which could place us at a competitive disadvantage. Moreover, our licensors may own or control intellectual property that has not been licensed to us and, as a result, we may be subject to claims, regardless of their merit, that we are infringing, misappropriating, diluting or otherwise violating the licensor’s rights. In addition, the agreements under which we license intellectual property or technology from third parties are generally complex, and certain provisions in such agreements may be susceptible to multiple interpretations. The resolution of any contract interpretation disagreement that may arise could narrow what we believe to be the scope of our rights to the relevant intellectual property or technology, or increase what we believe to be our financial or other obligations under the relevant agreement. Any of the foregoing could harm our competitive position, business, financial condition, results of operations and prospects.
Failure to maintain, protect or enforce our intellectual property rights could harm our business and results of operations.
We may pursue the protection of our patentable technology, domain names, trademarks and service marks in Europe, the United States and other countries where we operate. We strive to protect our intellectual property rights by relying on federal, state and common law rights, as well as contractual restrictions. We typically enter into confidentiality and invention assignment agreements with our employees and contractors, and confidentiality agreements with parties with whom we conduct business in order to limit access to, and disclosure and use of, our proprietary information. However, we may not be successful in executing these agreements with every party who has access to our confidential information or contributes to the development of our technology or intellectual property rights. Those agreements that we do execute may be breached, and we may not have adequate remedies for any such breach. These contractual arrangements and the other steps we have taken to protect our intellectual property rights may not prevent the misappropriation or disclosure of our proprietary information nor deter independent development of similar technology or intellectual property by others.
Effective trade secret, patent, copyright, trademark and domain name protection is expensive to obtain, develop and maintain, both in terms of initial and ongoing registration or prosecution requirements and expenses and the costs of defending our rights. We may, over time, increase our investment in protecting our intellectual property through additional patent filings that could be expensive and time-consuming. We do not know whether our pending patent application will result in the issuance of a patent. Our patent, trademarks and other intellectual property rights may be challenged by others or invalidated through administrative process or litigation. Moreover, any issued patents may not provide us with a competitive advantage and, as with any technology, competitors may be able to develop similar or superior technologies to our own, now or in the future, without infringing our patent rights. In addition, due to a recent United States Supreme Court case, it has become increasingly difficult to obtain and assert patents relating to software or business methods, as many such patents have been invalidated for being too abstract to constitute patent-eligible subject matter, and future changes to laws and regulations may be unpredictable and could impact our ability to obtain new patents or enforce any patents we might obtain in the future. We do not know whether this will affect our ability to obtain new patents on our innovations, or successfully assert patents we may obtain in the future in litigation or pre-litigation campaigns.
Monitoring unauthorized use of the content on our app and websites, and our other intellectual property and technology, is difficult and costly. Our efforts to protect our proprietary rights and intellectual property may not have been and may not be adequate to prevent their misappropriation or misuse. Third parties, including our competitors, could be infringing, misappropriating or otherwise violating our intellectual property rights. Third parties from time to time copy content or other intellectual property or technology from our solutions without authorization and seek to use it for their own benefit. We generally seek to address such unauthorized copying or use, but we have not always been successful in stopping all unauthorized use of our content or other intellectual property or technology, and may not be successful in doing so in the future. Further, we may not have been and may not be able to detect unauthorized use of our technology or intellectual property, or to take appropriate steps to enforce our intellectual property rights. Any inability to meaningfully enforce our intellectual property rights could harm our ability to compete and reduce demand for our solutions and services. Our competitors may also independently develop similar technology. Effective patent, trademark, copyright and trade secret protection may not be available to us in every jurisdiction in which our solutions or technology are hosted or available. Competitors could also independently create technology that we consider a trade secret, and use that technology to compete with us. Further, legal standards relating to the validity, enforceability and scope of protection of intellectual property rights may be uncertain. The laws in the United States and elsewhere change rapidly, and any future changes could adversely affect us and our intellectual property. Our failure to meaningfully protect our intellectual property rights could result in competitors offering solutions that incorporate our most technologically advanced features, which could reduce demand for our solutions.
We may find it necessary or appropriate to initiate claims or litigation to enforce our intellectual property rights, protect our trade secrets or determine the validity and scope of intellectual property rights owned by others. In any lawsuit we bring to enforce our intellectual property rights, a court may refuse to stop the other party from using the technology at issue, or may find that our intellectual property rights do not cover the use or technology in question. Further, in such proceedings, the defendant could counterclaim that our intellectual property is invalid or unenforceable and the court may agree, in which case we could lose valuable intellectual property rights. Litigation is inherently uncertain and any litigation of this nature, regardless of outcome or merit, could result in substantial costs and diversion of management and technical resources, any of which could adversely affect our business and results of operations. If we fail to maintain, protect and enforce our intellectual property, our business and results of operations may be harmed.
Issued patents covering our offerings could be found invalid or unenforceable if challenged.
The issuance of a patent is not conclusive as to its inventorship, scope, validity or enforceability. Any future patents or patent applications (including licensed patents) may be challenged at a future point in time in opposition, derivation, reexamination, inter partes review, post-grant review or interference. Any successful third-party challenge to our patents in this or any other proceeding could result in the unenforceability or invalidity of such patents, which may lead to increased competition to our business and could harm our business. In addition, if the breadth or strength of protection provided by our patents and patent applications is threatened, regardless of the outcome, it could dissuade companies from collaborating with us to license, develop or commercialize current or future offering candidates.

We may not be able to enforce our intellectual property rights throughout the world.
We may also be required to protect our proprietary technology and content in an increasing number of jurisdictions, a process that is expensive and may not be successful, or which we may not pursue in every location. Filing, prosecuting, maintaining, defending, and enforcing intellectual property rights on our solutions, services, and technologies in all countries throughout the world would be prohibitively expensive, and our intellectual property rights in some countries outside the United States and Europe may be less extensive than those in the United States and Europe. Competitors may use our technologies in jurisdictions where we have not obtained protection to develop their own solutions and services and, further, may export otherwise violating solutions and services to territories where we have protection but enforcement is not as strong as that in Europe and the United States. These solutions and services may compete with our solutions and services, and our intellectual property rights may not be effective or sufficient to prevent such use. In addition, the laws of some countries do not protect proprietary rights to the same extent as the laws of Europe and the United States, and many companies have encountered significant challenges in establishing and enforcing their proprietary rights outside of Europe and the United States. These challenges can be caused by the absence or inconsistency of the application of rules and methods for the establishment and enforcement of intellectual property rights outside of Europe and the United States. For instance, there is no uniform worldwide policy regarding patentable subject matter or the scope of claims allowable for business methods. Even in the European Union, certain laws may compel patent owners to grant licenses to third parties, and in such countries the patent owner may have limited remedies available, and this could materially diminish the value of such patent. We do not know the degree of future protection that we will have, or be able to maintain, on our technologies, products and services.
In addition, the legal systems of some countries, particularly developing countries, do not favor the enforcement of intellectual property protection, especially those relating to healthcare. This could make it difficult for us to stop the infringement, misappropriation or other violation of our other intellectual property rights. Accordingly, we may choose not to seek protection in certain countries, and we will not have the benefit of protection in such countries. Proceedings to enforce our intellectual property rights in international jurisdictions could result in substantial costs and divert our efforts and attention from other aspects of our business. Accordingly, our efforts to protect our intellectual property rights in such countries may be inadequate. In addition, changes in the law and legal decisions by courts in Europe, the United States and other countries may affect our ability to obtain adequate protection for our solutions, services and other technologies and the enforcement of intellectual property. Any of the foregoing could harm our competitive position, business, financial condition, results of operations and prospects.
We use open source software, which may pose risks to our proprietary software and solutions.
We use open source software in our solutions and will use open source software in the future. Some licenses governing the use of open source software contain requirements that we make available source code for modifications or derivative works we create based upon the open source software, and that we license such modifications or derivative works under the terms of a particular open source license or other license granting third parties certain rights of further use. By the terms of certain open source licenses, we could be required to release the source code of our proprietary software, and to make our proprietary software available under open source licenses to third parties at no cost, if we combine or link our proprietary software with open source software in certain manners. Although we monitor our use of open source software, we cannot assure you that all open source software is reviewed prior to use in our solutions, that our developers have not incorporated open source software into our solutions that we are unaware of, or that they will not do so in the future. Additionally, the terms of many open source licenses to which we are subject have not been interpreted by European, United States or international courts. There is a risk that open source software licenses could be construed in a manner that imposes unanticipated conditions or restrictions on our ability to market or provide our solutions. Companies that incorporate open source software into their products have, in the past, faced claims seeking enforcement of open source license provisions and claims asserting ownership of open source software incorporated into their product. If an author or other third party that distributes such open source software were to allege that we had not complied with the conditions of an open source license, we could incur significant legal costs defending ourselves against such allegations. As a result of our current or future use of open source software, we may face claims or litigation, be required to release our proprietary source code, pay damages for breach of contract, re-engineer our solutions, discontinue making our solutions available in the event re-engineering cannot be accomplished on a timely basis or take other remedial action. Any such re-engineering or other remedial efforts could require significant additional research and development resources, and we may not be able to successfully complete any such re-engineering or other remedial efforts. Further, in addition to risks related to license requirements, use of certain open source software can lead to greater risks than use of third-party commercial software, as open source licensors generally do not provide warranties or controls on the origin of software, and may contain security vulnerabilities. Any of these risks could be difficult to eliminate or manage, and, if not addressed, could have a negative effect on our business, financial condition and results of operations.
Risks Related to the Healthcare Industry
All our offerings are subject to laws, rules, policies and audiology board certification oversight governing licensure, the practice of professional audiology services and teleaudiology that could change and make our approach illegal for us or our partners.
We are subject to numerous state and local hearing aid and audiology practice laws and regulations relating to, among other matters, licensure, the conduct of examinations, otoscopy, and board certification and registration of audiologists or other hearing care professionals and other individuals we employ or contract with to provide services and dispense hearing aids. These state and local laws and regulations are complex, change frequently and have tended to become more stringent over time. Further, our ability to conduct and optimize our teleaudiology and other offerings in each state or foreign jurisdiction is dependent upon their treatment of such offerings, including the permissibility of asynchronous store-and-forward teleaudiology, under such state or foreign jurisdictions’ laws, rules and policies governing the provision of audiology services, which are subject to changing political, regulatory and other influences. Some state or foreign medical boards have established rules or interpreted existing rules in a manner that limits or restricts our ability to conduct or optimize our business and such rules and interpretations have resulted in or may result in audiologists declining to work for or contract with us.
Due to the nature of the teleaudiology services and the provision of hearing care and treatment by healthcare providers, we and certain of our hearing care professionals are and may in the future be subject to complaints, inquiries and compliance orders by national and state regulators and medical boards. Such complaints, inquiries or compliance orders may result in disciplinary actions taken by these regulators or certification boards against the licensed audiologists or other hearing care professionals who provide services, including through our teleaudiology offering, which could include reprimands, suspension, restriction or revocation of the specialist’s professional license and certification, probation, required continuing medical education courses, monetary fines, administrative actions and other conditions. Regardless of outcome, these complaints, inquiries or compliance orders could have an adverse impact on our teleaudiology offering and our platform generally due to defense and settlement costs, diversion of management resources, negative publicity, reputational harm and other factors. For example, in Canada, the Alberta College of Speech-Language Pathologists and Audiologists (the “ACSLPA”) issued an Advisory Statement in January 2021 with regard to our teleaudiology solution, determining that, among other things, the audiological practice of otoscopy cannot be practiced virtually in a way that complies with the ACSLPA’s interpretation of the established Standards of Practice. While the Advisory Statement itself does not have an immediate impact on hear.com directly, non-compliance with the ACSLPA Advisory Statement could result in a complaint from other college members or the public to the hearing care professional. This complaint could result in the revoking of the hearing care professional’s license to practice audiology. As a consequence, audiologists may decide not to work or contract with us or implement our teleaudiology solution as a result of this Advisory Statement or similar advisory.
Due to the uncertain regulatory environment, certain governmental and regulatory authorities may determine that we or the audiologists and other hearing care professionals that we employ or contract with are in violation of their laws and regulations or may change such laws and regulations in a way that restricts our offerings in their jurisdictions. In the event that we must remedy such violations or take steps to comply with such restrictions, we may be required to modify our offerings in such states and foreign jurisdictions in a manner that undermines our offerings or business, we may become subject to fines, other penalties or regulatory or enforcement actions or, if we determine that the requirements to operate in compliance in such states and foreign jurisdictions are overly burdensome, we may elect to terminate our operations in such states and foreign jurisdictions. In each case, our revenue may decline and our business, financial condition and results of operations could be materially adversely affected.
Laws regulating the corporate practice of audiology could restrict the manner in which we are permitted to conduct our business, and the failure to comply with such laws could subject us to penalties or require a restructuring of our business.
Some states have laws that prohibit business entities, such as us, from providing professional audiology services, employing audiologists or hearing care professionals, exercising control over professional judgment or medical decisions by audiologists or hearing care professionals or engaging in certain arrangements with audiologists or hearing care professionals (such activities generally referred to as the “corporate practice of audiology”). Corporate practice of audiology regulations and other similar laws may also prevent fee-splitting, or the sharing of professional service income with non-professional or business interests. In some states these prohibitions are expressly stated in a statute or regulation, while in other states the prohibition is a matter of judicial or regulatory interpretation. Some of the relevant laws, regulations and agency interpretations in states with corporate practice of audiology restrictions have been subject to limited judicial and regulatory interpretation. The interpretation and enforcement of these laws varies significantly from state to state. Moreover, state laws are subject to change. States in which we currently operate generally prohibit the corporate practice of audiology, and other states may as well.
Penalties for violations of the corporate practice of audiology vary by state and may result in audiologists or hearing care professionals being subject to disciplinary action, as well as to forfeiture of revenues from payors for services rendered. For lay entities, violations may also bring both civil and, in more extreme cases, criminal liability for engaging in the provision of professional audiology services without a license.
Regulatory authorities and other parties may assert that we are engaged in the prohibited corporate practice of audiology or that our agreements with audiologists and hearing care professionals are in violation of prohibitions on the corporate practice of audiology or that our arrangements constitute unlawful fee-splitting. If this were to occur, we could be subject to civil and/or criminal penalties, our agreements could be found legally invalid and unenforceable (in whole or in part), potentially resulting in a loss of revenues and an adverse effect on the results of operations derived from such practices or we could be required to restructure our contractual arrangements. Such a determination could force a restructuring of our agreements with audiologists and hearing care professionals with the affected practices. There can be no assurance that such a restructuring would be feasible, or that it could be accomplished within a reasonable time frame without a material adverse effect on our business, results of operations, financial condition and cash flows. If our agreements or arrangements with audiologists or other hearing care professionals are deemed invalid under state corporate practice of audiology and similar laws or federal law, or are terminated as a result of changes in state law, it could have a material impact on our results of operations and financial condition. Any changes to federal or state law that prohibit such agreements or arrangements could also have a material impact upon our results of operations and financial condition.
If our arrangements with audiologists and other hearing care professionals are found to constitute the improper rendering of professional audiology services or fee splitting under applicable state laws, our business, financial condition and our ability to operate in those states could be adversely impacted.
Our contractual relationships with our partner providers and other hearing care professionals may implicate certain state laws in the United States and laws of foreign jurisdictions in which we operate that generally prohibit non-professional entities from providing licensed audiology services, exercising control over licensed audiologists or other hearing care professionals or engaging in certain practices such as fee-splitting with such licensed professionals. Although we believe that the hearing care professionals maintain exclusive authority regarding the delivery of medical care, there can be no assurance that these laws will be interpreted in a manner consistent with our practices or that other laws or regulations will not be enacted in the future that could have a material and adverse effect on our business, financial condition and results of operations. Regulatory authorities, state boards of audiology and hearing aid dispensers, state attorneys general and other parties, including our partner providers, some of whom are directly employed by us, may assert that we are engaged in the provision of professional audiology services, and/or that our arrangements with our affiliated or employed audiologists and other hearing care professionals constitute unlawful fee-splitting. If a jurisdiction’s prohibition on the corporate practice of audiology or fee-splitting is interpreted in a manner that is inconsistent with our practices, we would be required to restructure or terminate our relationships with our partner providers and employed audiologists and other hearing care professionals to bring our activities into compliance with such laws. A determination of non-compliance, or the termination of or failure to successfully restructure these relationships could result in disciplinary action, penalties, damages, fines, and/or a loss of revenue, any of which could have a material and adverse effect on our business, financial condition and results of operations. State or foreign corporate practice of audiology and fee-splitting prohibitions in the United States and foreign jurisdictions also often impose penalties on healthcare professionals for aiding in the improper rendering of professional services, which could discourage audiologists, hearing care professionals and other healthcare professionals from participating in our network of providers.
The impact of recent healthcare reform legislation and other changes in the healthcare industry and in healthcare spending on us is currently unknown, but may adversely affect our business, financial condition and results of operations.
Our revenue is dependent on the hearing care industry and could be affected by changes in healthcare spending, reimbursement policies and other related policies. For example, in the United States, the healthcare industry is subject to changing political, regulatory and other influences. The Patient Protection and Affordable Care Act, as amended by the Healthcare and Education Reconciliation Act of 2010, or collectively, the ACA, enacted in March 2010, made major changes in how healthcare is delivered and reimbursed, and increased access to health insurance benefits to the uninsured and underinsured population of the United States. The ACA, among other things, increased the number of individuals with Medicaid and private insurance coverage and strengthened enforcement of fraud and abuse laws and encouraged the use of information technology.
Since its enactment, there have been judicial, United States congressional and executive branch challenges to certain aspects of the ACA, and we expect there will be additional challenges and amendments to the ACA in the future. For example, the Tax Cuts and Jobs Act of 2017, or Tax Act, was enacted, which includes a provision reducing to $0, effective January 1, 2019, the tax-based shared responsibility payment imposed by the ACA on certain individuals who fail to maintain qualifying health coverage for all or part of a year, which is commonly referred to as the “individual mandate.” On December 14, 2018, a United States District Court judge in the Northern District of Texas ruled that the individual mandate is a critical and inseverable feature of the ACA, and therefore, because it was repealed as part of the Tax Act, the remaining provisions of the ACA are invalid as well. On December 18, 2019, the United States Court of Appeals for the 5th Circuit affirmed the District Court’s decision that the individual mandate was unconstitutional but remanded the case back to the District Court to determine whether the remaining provisions of the ACA are invalid as well. The Supreme Court heard oral argument on November 10, 2020, and a decision is expected by mid-2021. In addition, there may be other efforts to challenge, repeal or replace the ACA will impact the ACA. We are continuing to monitor any changes to the ACA that, in turn, may potentially impact our business in the future.
The results of the 2020 U.S. presidential and congressional elections have created regulatory uncertainty, including with respect to the U.S. government’s role in the U.S. healthcare industry. As a result of such elections, there are renewed and reinvigorated calls for health insurance reform, as well as changes to the ACA, which could cause significant uncertainty in the U.S. healthcare market, could increase our costs, decrease our revenues or inhibit our ability to sell our products. We cannot predict with certainty what impact any federal, state or international health reforms will have on us, but such changes could impose new and/or more stringent regulatory requirements on our activities, any of which could adversely affect our business, results of operations and financial condition.
We may be subject to state, federal and foreign fraud and abuse and other healthcare regulatory laws and regulations. If we or our commercial partners act in a manner that violates such laws or otherwise engage in misconduct, we may be subject to civil or criminal penalties as well as exclusion from government healthcare programs.
Although the majority of consumers who use our offerings do so outside of any health benefits covered under their health insurance, including any commercial or government healthcare program, we may nonetheless be subject to healthcare fraud and abuse regulation and enforcement by the United States federal and state governments and by the regulatory authorities in foreign jurisdictions in which we conduct our business. These laws impact, among other things, our sales, marketing, support and education programs and constrain our business and financial arrangements and relationships with medical device manufacturers (including hearing aid manufacturers), marketing partners, healthcare professionals and consumers, and include, but are not limited to, the following:
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the United States federal Anti-Kickback Statute, which prohibits, among other things, persons or entities from knowingly and willfully soliciting, offering, receiving or paying any remuneration, directly or indirectly, overtly or covertly, in cash or in kind, to induce or reward either the referral of an individual for, or the purchase, lease, order, or arranging for or recommending the purchase, lease or order of, any item or service, for which payment may be made, in whole or in part, under federal healthcare programs such as Medicare and Medicaid. A person or entity does not need to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation;

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the United States federal false claims laws, including the civil False Claims Act (which can be enforced through “qui tam,” or whistleblower actions, by private citizens on behalf of the federal government), which prohibits any person from, among other things, knowingly presenting, or causing to be presented false or fraudulent claims for payment of government funds or knowingly making, using or causing to be made or used, a false record or statement material to an obligation to pay money to the government or knowingly and improperly avoiding, decreasing or concealing an obligation to pay money to the United States federal government. In addition, the government may assert that a claim including items and services resulting from a violation of the United States federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the civil False Claims Act;

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HIPAA imposes criminal and civil liability for, among other things, knowingly and willfully executing, or attempting to execute, a scheme to defraud any healthcare benefit program, or knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false statement, in connection with the delivery of, or payment for healthcare benefits, items or services by a healthcare benefit program, which includes both government and privately funded benefits programs. Similar to the United States federal Anti-Kickback Statute, a person or entity does not need to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation;

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the United States federal Civil Monetary Penalties Law, which, subject to certain exceptions, prohibits, among other things, the offer or transfer of remuneration, including waivers of copayments and deductible amounts (or any part thereof), to a Medicare or state healthcare program beneficiary if the person knows or should know it is likely to influence the beneficiary’s selection of a particular provider, practitioner or supplier of services reimbursable by a state or federal healthcare program;

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federal consumer protection and unfair competition laws, which broadly regulate platform activities and activities that potentially harm consumers; and

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state laws and regulations, including state anti-kickback and false claims laws, that may apply to our business practices, including but not limited to, research, distribution, sales and marketing arrangements and claims involving healthcare items or services reimbursed by any third-party payor, including private insurers and self-pay patients.

With respect to our operations in foreign jurisdictions, we may also be subject to regulations prohibiting kickbacks, schemes to defraud healthcare benefit programs and deceptive advertising. In the European Union, these regulations are often harmonized at the level of the European Union. They are similar to those applicable in the United States but sometimes more stringent. These regulations are enforced by the competent authorities of the EU member states, which may result in discrepancies in their application.
To enforce compliance with healthcare regulatory laws, certain enforcement bodies have recently increased their scrutiny of interactions between healthcare companies and referral sources, which has led to a number of investigations, prosecutions, convictions and settlements in the healthcare industry. Responding to investigations can be time- and resource-consuming and can divert management’s attention from the business. Additionally, as a result of these investigations, entities may also have to agree to additional compliance, monitoring and reporting requirements as part of a consent decree, non-prosecution or corporate integrity agreement. Any such investigation or settlements could increase our costs or otherwise have an adverse effect on our business. Even an unsuccessful challenge or investigation into our practices could cause adverse publicity and increase costs.
The shifting commercial compliance environment and the need to build and maintain robust and expandable systems to comply with different compliance or reporting requirements in multiple jurisdictions increase the possibility that a healthcare company may fail to comply fully with one or more of these requirements. Efforts to ensure that our business arrangements with third parties will comply with applicable healthcare laws and regulations may involve substantial costs. It is possible that governmental authorities may conclude that our business practices, including, without limitation, our revenue sharing arrangements with our partners, our arrangements with the hearing aid manufacturers, our arrangements with providers licensed to practice audiology or to dispense hearing aids, our arrangements with entities that provide us with rebate administrative services, and our sales and marketing practices, do not comply with applicable fraud and abuse or other healthcare laws and regulations or guidance.
If our operations are found to be in violation of any of these laws or any other governmental regulations that may apply to us, we may be subject to significant civil, criminal and administrative penalties, damages, fines, imprisonment, exclusion from government-funded healthcare programs, such as Medicare and Medicaid, and additional oversight, monitoring and reporting requirements if we become subject to a corporate integrity agreement to resolve allegations of non-compliance with these laws and the curtailment or restructuring of our operations. If any of the medical device manufacturers (including hearing aid manufacturers), marketing partners or other entities with whom we do business is found not to be in compliance with applicable laws, they may be subject to the same criminal, civil or administrative sanctions, including exclusion from government-funded healthcare programs.
The products that we sell are subject to extensive government regulation and oversight by the FDA. We rely on our third-party suppliers to comply with applicable requirements, and their failure to do so, may materially and adversely affect our business.
In the United States, the design, development, research, manufacture, testing, labeling, promotion, advertising, distribution, marketing, sale and export and import of hearing instruments are subject to regulation by numerous governmental authorities, including by the FDA as medical devices. Specifically, the Federal Food, Drug, and Cosmetic Act, or the FDCA, as well as FDA regulations and other federal and state statutes and regulations, govern, among other things, medical device design and development, preclinical and clinical testing, device safety, premarket clearance or approval, establishment registration and device listing, manufacturing, labeling, storage, record-keeping, advertising and promotion, sales and distribution, export and import, recalls and field safety corrective actions and post-market surveillance, including complaint handling and medical device reporting of adverse events.
We rely on our third-party suppliers to comply with applicable requirements relating to the products that they manufacture and supply to us for sale to our customers. If these third parties fail to comply with applicable requirements, our operations could be disrupted and we may be required to contract with alternate suppliers, which could result in substantial delays and which could materially and adversely affect our business, financial conditions, results of operations and growth prospects.
Risks Related to the Corporate Reorganization and Our Operation as a Stand-alone Business
The hear.com group is subject to a number of risks in connection with the Corporate Reorganization, the transitional services agreement and its operation as a stand-alone business.
Prior to the consummation of this offering, the hear.com group has been part of the WS Audiology Group and will only be separated into a stand-alone business in connection with this offering. See “Corporate Reorganization.” Certain business functions are currently and will, pursuant to a transitional services agreement (the “TSA”), continue to be carried out centrally by the WS Audiology Group for a limited period of time following the Corporate Reorganization, including certain IT applications, payroll services, arrangements with logistics providers and legal services. We expect that the TSA will initially be for a term of nine months, with the option for us to extend the term for one period of three months, subject to early termination rights based on advance written notice. The TSA, and the Corporate Reorganization more generally, will be negotiated prior to this offering, at a time when the hear.com group will still be part of the WS Audiology Group. The agreements generally will be entered into on arms-length terms similar to those that would be agreed with an unaffiliated third party such as a buyer in a sale transaction, but we cannot assure you that we will succeed in obtaining the services to which they relate at the same or better levels, or at the same or lower costs, directly from third party providers. The TSA is important to us, allowing us to construct business infrastructure that is appropriate to our needs as a stand-alone business without disrupting the hear.com group’s business operations. The TSA, however, does not include every service that the hear.com group has received from the WS Audiology Group in the past. Following the cessation of the TSA, we will need to provide internally, or obtain from unaffiliated third parties, the services that we will no longer receive from the WS Audiology Group. After the TSA expires, we may not be able to replace these services at all, or to obtain these services at prices or on terms as favorable as the TSA provide.
If the services covered by the TSA are not provided as anticipated, or if we are unable to successfully implement plans to migrate from the TSA to stand-alone business functions on the timescale anticipated and on the costs projected, or at all, such developments could have a material adverse effect on our business, financial condition and results of operations. In addition, any failure or significant disruption to the delivery of the WS Audiology Groups’ services during the transitional period could impact our ability to provide services and to perform administrative services on a timely basis, may result in service interruptions and divert management attention from other aspects of our operations or could result in weaknesses and deficiencies in our internal controls. Any such development could have a material adverse effect on our business, financial condition and results of operations.
In connection with this offering, our corporate governance and internal policies and procedures will need to be amended for our operation as a stand-alone business.
Because the hear.com business has historically operated as part of the WS Audiology Group, we may be unable to successfully establish the infrastructure or implement the changes necessary to operate as a stand-alone business, or may incur additional costs that could adversely affect our business. In particular, in connection with this offering our corporate governance arrangements and internal policies and procedures will need to be adopted for the operation of the hear.com group as a stand-alone business. Any failure to implement corporate governance arrangements or internal policies and procedures suitable to the needs of a stand-alone business could have a material adverse effect on our business, financial condition and results of operations. If we fail to obtain the quality of services necessary to operate effectively or incur greater costs in obtaining these services, our business, financial condition and results of operations may be adversely affected.
The audited combined financial statements and the hear.com group’s historical results may not be representative of our future results as a stand-alone company.
The audited combined financial statements presented in this prospectus are combined carve-out financial statements prepared from the historical IFRS group reporting packages prepared for the purpose of reporting to the WS Audiology Group. Although the entities comprising the hear.com group have been under control of the same parent entity and, with some exceptions, largely operated separately from the rest of the WS Audiology Group, the hear.com group was not organized as a distinct stand-alone group and did not prepare its own consolidated financial statements. Additionally, in the past, the WS Audiology Group has provided significant financing to the hear.com group. For these reasons, the audited combined financial statements and the other historical financial information included in this prospectus do not necessarily reflect what our results of operations, financial condition, cash flows or expenses would have been as a stand-alone company or indicate what they will be in the future.
The historical costs and expenses reflected in the hear.com group’s audited combined financial statements include an allocation for certain corporate functions historically provided by the WS Audiology Group, including insurance costs and information technology functions. These allocations are based on what the hear.com group and the WS Audiology Group consider to be reasonable reflections of the historical utilization levels of these functions required in support of the hear.com group’s business; however, we believe the costs of these functions on a stand-alone basis may differ from costs allocated historically.
The historical income taxes reflected in the hear.com group’s audited combined financial statements have been determined as if all entities comprising the hear.com group were separate tax-paying entities. For example, in the United States, hear.com, LLC has been a member of a tax group and income taxes have been levied at a higher tax group level. For purposes of the combined financial statements, tax expense for this entity has been computed on a stand-alone basis. We believe this method is reasonable for purposes of the combined financial statements; however, the tax impact may not reflect what they would have been as a stand-alone company or indicate what our income taxes will be in the future.
For more information on results of operations, financial condition and cash flows, refer to “Selected Combined Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the audited combined financial statements and accompanying notes included elsewhere in this prospectus.
We will incur significant transaction and separation costs as a result of the Corporate Reorganization.
We expect to incur significant one-time transaction costs related to the Corporate Reorganization. These transaction costs include legal, tax advisory, and accounting fees and expenses and other related charges. We may also incur additional unanticipated transaction costs in connection with the Corporate Reorganization, including in connection with the TSA and our preparations for operating as a stand-alone business.
Risks Related to Our Common Shares, this Offering and Our Status as a Public Company
An active and liquid trading market for our common shares may not develop or be sustainable. If an active trading market does not develop, investors may not be able to resell their common shares at or above the initial public offering price and our ability to raise capital in the future may be impaired.
Prior to this offering, there has been no public market for our common shares. The initial public offering price for our common shares will be determined through negotiations with the underwriters. This price may not reflect the price at which investors in the market will be willing to buy and sell our common shares following this offering. Although we have applied to list our common shares on the Nasdaq Global Market, or Nasdaq, an active and liquid trading market for our common shares may never develop or, if developed, be maintained following this offering. If an active and liquid market for our common shares does not develop or is not maintained, the liquidity and market price of the common shares may be adversely affected and it may be difficult for you to sell common shares you purchase in this offering without depressing the market price for the common shares or at all. An inactive and illiquid trading market may also impair our ability to raise capital to continue to fund operations by selling common shares and may impair our ability to acquire other companies or technologies by using our common shares as consideration.
If you purchase common shares in this offering, you will suffer immediate dilution in the net tangible book value of your investment.
The initial public offering price of our common shares is higher than the net tangible book value per share of outstanding common shares prior to completion of this offering. Based on our net tangible book value as of March 31, 2021, upon the issuance and sale of 16,220,000 common shares by us at an assumed initial public offering price of $18.50 per share, which is the midpoint of the price range set forth on the front cover of this prospectus, if you purchase our common shares in this offering, you will suffer immediate dilution of approximately $(16.23) per share in net tangible book value. Dilution is the amount by which the offering price paid by purchasers of our common shares in this offering will exceed the pro forma net tangible book value per share of our common shares upon completion of this offering. If the underwriters exercise their option to purchase additional shares, you will experience further dilution. In addition, you will pay more for your common shares than the amounts paid by our existing owners. You may experience additional dilution upon future equity issuances or the exercise of share options to purchase common shares granted to our directors, executive officers and employees under our current and future share incentive plans. See “Dilution.”

The trading price of our common shares is likely to be highly volatile, which could result in substantial losses for purchasers of our common shares in this offering, and a decline in our share price and invite securities litigation against our company or our management.
Our share price is likely to be volatile. The stock market has experienced extreme volatility. This volatility often has been unrelated to the operating performance of particular companies. As a result of this volatility, you may not be able to sell your common shares at or above the initial public offering price and you may lose some or all of your investment. The market price for our common shares may be influenced by many factors, including:
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actual or anticipated fluctuations in our (quarterly) financial results or the (quarterly) financial results of companies perceived to be similar to us;

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results of operations that vary from those of our competitors;

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changes in the market’s expectations about our operating results and results of operations that vary from the expectations of securities analysts and investors;

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the success of existing or new competitive products or technologies;

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announcements by us or our competitors of significant contracts, new products, acquisitions, strategic partnerships, joint marketing relationships, joint ventures, collaborations or capital commitments;

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operating and share price performance of other companies that investors deem comparable to us;

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the recruitment or departure of key personnel;

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changes in our capital structure, such as future issuances of securities or the incurrence of additional debt;

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sales or future sales of our common shares by us, our insiders or other shareholders, or the perception of such future sales;

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short sales, hedging and other derivative transactions in our common shares;

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changes in estimates or recommendations by securities analysts, if any, that cover our shares;

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investor perceptions of the investment opportunity associated with our common shares relative to other investment alternatives;

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guidance, if any, that we provide to the public, any changes in this guidance or our failure to meet this guidance;

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the public’s response to press releases or other public announcements by us or third parties, including our filings with the SEC;

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publication of research reports or news stories about us, our competitors or our industry, or positive or negative recommendations or withdrawal of research coverage by securities analysts;

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the development and sustainability of an active and liquid trading market for our shares;

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announcements relating to litigation and arbitration proceedings or regulatory action involving us;

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regulatory or legal developments in the United States and other countries, including changes to tax laws;

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changes in accounting principles;

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fluctuations in exchange rates;

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general economic, industry and market conditions;

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other events or factors, including those resulting from natural disasters, outbreaks of health epidemics and contagious diseases (including the COVID-19 pandemic), war, acts of terrorism or responses to these events; and

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the other factors described in this “Risk Factors” section.

Any of these factors may materially adversely affect the market price of our common shares, regardless of our actual operating performance. The stock market in general, and Nasdaq in particular, has experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these shares, and of our securities, may not be predictable. A loss of investor confidence in the market for the shares of other companies which investors perceive to be similar to us could depress the price of our securities regardless of our business, prospects, financial conditions or results of operations. In addition, price volatility may be greater if the public float and trading volume of our common shares are low. A decline in the market price of our securities also could adversely affect our ability to issue additional securities and our ability to obtain additional financing in the future.
In the past, securities class action litigation has often been brought against a company and its management following periods of market volatility and a decline in the market price of the company’s securities. Such litigation, if instituted against us, could cause us or members of our management to incur substantial costs and divert management’s attention and resources from our business and operations, which could harm our results of operations and require us to incur significant expenses to defend the suit. Any such securities class action litigation, whether or not successful, could harm our reputation and restrict our ability to raise capital in the future. In addition, if a claim is successfully made against us, we may be required to pay significant damages, which could have a material adverse effect on our business, financial condition and results of operations.
Future sales, or the perception of future sales, of common shares by us or our existing shareholders following this offering could cause the market price for our common shares to decline.
After this offering, the sale of our common shares, or the perception that such sales could occur, could harm the prevailing market price of our common shares. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate.
Upon consummation of this offering, we will have a total of 110,896,792 common shares outstanding. All shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act, except for any shares held by our affiliates, as that term is defined under Rule 144 of the Securities Act (“Rule 144”), including our directors, executive officers and other affiliates (including our principal shareholders), which may be sold only in compliance with the limitations described in “Shares Eligible for Future Sale,” and any common shares purchased in our directed share program which are subject to the lock-up agreements described in “Underwriters.”
The 92,980,911 common shares held by the Parent and certain of our directors and executive officers immediately following the consummation of this offering will represent approximately 83.8% of our total outstanding common shares following this offering (which, in either case, do not include any shares that may be purchased by these holders through our directed share program), based on the number of shares outstanding as of the date of this prospectus (after giving effect to the Recapitalization and the Corporate Reorganization). Such shares will be “restricted securities” within the meaning of Rule 144 and subject to certain restrictions on resale following the consummation of this offering. Restricted securities may be sold in the public market only if they are registered under the Securities Act or are sold pursuant to an exemption from registration such as Rule 144, as described in “Shares Eligible for Future Sale.”
In connection with this offering, we, our directors and executive officers, and the Parent, have agreed with the underwriters, subject to certain exceptions, (i) not to offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any common shares beneficially owned or any other securities so owned convertible into or exercisable or exchangeable for common shares or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common shares, in each case during the period ending 180 days after the date of this prospectus, except with the prior written consent of the representatives of the underwriters. See “Shares Eligible for Future Sale—Lock-Up Agreements.” for a description of these lock-up agreements.

Upon the expiration of the contractual lock-up agreements pertaining to this offering, up to an additional 94,676,792 shares will be eligible for sale in the public market, of which 92,980,911 are held by our directors, executive officers and the Parent and will be subject to volume, manner of sale and other limitations under Rule 144. Following completion of this offering, shares covered by registration rights would represent approximately 81.4% of our outstanding common shares (or 79.2%, if the underwriters exercise in full their option to purchase additional common shares). Registration of any of these outstanding common shares would result in such shares becoming freely tradable without compliance with Rule 144 upon effectiveness of the registration statement. See “Shares Eligible for Future Sale.”
As restrictions on resale end or if these shareholders exercise their registration rights, the market price of our common shares could drop significantly if the holders of these shares sell them or are perceived by the market as intending to sell them. These factors could also make it more difficult for us to raise additional funds through future offerings of our common shares or other securities.
Future offerings of debt securities, which would rank senior to our common shares upon our bankruptcy or liquidation, and future offerings of equity securities that may be senior to our common shares for the purposes of dividend and liquidating distributions, may adversely affect the market price of our common shares.
We may require further capital in the future to finance our business operations and planned growth. Therefore, we may seek to raise capital through offerings of debt securities (possibly including convertible debt securities) or additional offerings of equity securities. An issuance of additional equity securities or securities with a right to convert into equity, such as convertible bonds or warrant bonds, could adversely affect the market price of our common shares and would dilute the economic and voting interests of shareholders if made without granting subscription rights to existing shareholders. Because the timing and nature of any future offering would depend on market conditions and other factors beyond our control, it is not possible to predict or estimate the amount, timing, or nature of future offerings. Purchasers of our common shares in this offering bear therefore the risk of our future offerings reducing the market price of our common shares and diluting their ownership interest in us. In addition, the exercise of shares options to purchase common shares granted to our directors, officers and employees under our current and future share incentive plans could lead to a dilution of the economic and voting interests of existing shareholders. See “Dilution.” Furthermore, a proposal to the shareholder meeting to take any of the abovementioned measures with dilutive effects on the existing shareholdings, or any announcement thereof, could adversely affect the market price of our common shares.
In the future, we may also issue our securities in connection with investments or acquisitions. The amount of our common shares issued in connection with an investment or acquisition could constitute a material portion of our then-outstanding common shares. Any issuance of additional securities in connection with investments or acquisitions may result in additional dilution to you.
Shareholders in jurisdictions outside the Netherlands may not be able to participate in future issues of our common shares unless we decide to take additional steps to comply with applicable local laws and regulations of such jurisdictions.
In the case of certain offerings of additional equity capital our existing shareholders are generally entitled under Dutch law to full preemptive rights, unless such rights are specifically excluded either by a resolution of the general meeting of shareholders or by a resolution of the board of directors (if the board of directors has been designated by the general meeting of shareholders for this purpose). See “Description of Share Capital and Articles of Association—Comparison of Dutch Corporate Law and Our Articles of Association and U.S. Corporate Law—Preemptive Rights.” Shareholders outside the Netherlands may however not be able to exercise preemptive rights in accordance with applicable local laws and jurisdictions. For example, shareholders in the United States may not be able to exercise preemptive rights unless the common shares to be issued upon exercise of such rights are registered under the Securities Act or are subject to an exemption from registration under the Securities Act. We cannot assure any shareholders outside the Netherlands that steps will be taken to enable them to exercise preemptive rights, or to permit them to receive any proceeds or other amounts relating to preemptive rights.

We are a holding company with no operations and rely on our operating subsidiaries to provide us with funds necessary to meet our financial obligations.
We are a holding company with no material direct operations. Following the completion of the offering and the Corporate Reorganization, audibene GmbH (Germany), hear.com USA Parent LLC (United States), Soundrise Hearing Solutions Private Limited (India) and Hear.com Korea Limited (South Korea), together with their respective subsidiaries, will own substantially all of our operating assets. As a result, we are dependent on loans, dividends and other payments from our subsidiaries to generate the funds necessary to meet our financial obligations. Our subsidiaries are legally distinct from us and may be prohibited or restricted from paying dividends or otherwise making funds available to us. If we are unable to obtain funds from our subsidiaries, we may be unable to meet our financial obligations.
Our common shares are subordinate to all other securities and claims, including our existing and future indebtedness, and you may lose some or all of your investment.
Our common shares will rank junior to all other securities and to other non-equity claims against us and our assets, including our existing and future indebtedness, available to satisfy claims against us, including in a liquidation. In the event of a liquidation, you may lose some or all of your investment.
We have broad discretion in the use of the net proceeds from this offering and may invest or spend the proceeds in ways with which you do not agree and in ways that may not yield a return on your investment.
Although we currently intend to use the net proceeds from this offering in the manner described in the section titled “Use of Proceeds” in this prospectus, our management will have broad discretion in the application of the net proceeds from this offering, and WS Audiology will have broad discretion in the application of the net proceeds they are receiving from this offering, and either could spend the proceeds in ways that do not improve our results of operations or enhance the value of our common shares. You will not have the opportunity to influence our decisions on how to use our net proceeds from this offering. The failure by our management to apply these funds effectively could result in financial losses that could harm our business, and may cause the price of our common shares to decline. Pending their use, we may invest the net proceeds from this offering in a manner that does not produce income or that loses value.
As a “foreign private issuer” under the rules and regulations of the SEC, we are not subject to U.S. proxy rules and are permitted to, and may, file less or different information with the SEC than a company incorporated in the United States or otherwise not filing as a “foreign private issuer.”
We are considered a “foreign private issuer” as such term is defined in Rule 405 of Regulation C under the Exchange Act. We are therefore exempt from certain rules under the Exchange Act that are applicable to U.S. domestic public companies, including (i) the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act, (ii) the sections of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and liability for insiders who profit from trades made in a short period of time and (iii) the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q containing unaudited financial and other specified information, or current reports on Form 8-K, upon the occurrence of specified significant events. In addition, foreign private issuers are not required to file their annual report on Form 20-F until four months after the end of each fiscal year, while U.S. domestic issuers that are accelerated filers are required to file their annual report on Form 10-K within 75 days after the end of each fiscal year. Moreover, we currently prepare our financial statements in accordance with IFRS as issued by the IASB. We will not be required to file financial statements prepared in accordance with or reconciled to U.S. GAAP so long as our financial statements are prepared in accordance with IFRS as issued by the IASB. Foreign private issuers are also exempt from Regulation Fair Disclosure, which imposes restrictions on the selective disclosure of material information. In addition, our directors, officers, and principal shareholders are exempt from the reporting and short-swing profit recovery provisions of Section 16 of the Exchange Act and the rules under the Exchange Act with respect to their purchases and sales of our securities. Accordingly, if you continue to hold our securities, you may not have the same protections afforded to shareholders of companies that are not foreign private issuers and receive less or different information about us than you would receive about a U.S. domestic public company.

We may lose our foreign private issuer status which would then require us to comply with the Exchange Act’s domestic reporting regime and cause us to incur significant legal, accounting and other expenses.
We could lose our status as a “foreign private issuer” under current SEC rules and regulations if more than 50% of our outstanding voting securities are directly or indirectly held of record by U.S. holders and any one of the following is true: (i) the majority of our executive officers or directors are U.S. citizens or residents; (ii) more than 50% of our assets are located in the United States; or (iii) our business is administered principally in the United States. If we lose our status as a “foreign private issuer” in the future, we would no longer be exempt from the rules under the Exchange Act applicable to foreign private issuers and, among others, would be required to comply with all of the periodic disclosure, current reporting requirements and proxy solicitation rules of the Exchange Act applicable to U.S. domestic issuers and would be required to file periodic reports and annual and quarterly financial statements as if we were a company incorporated in the United States. If this were to happen, we would likely incur substantial costs in fulfilling these additional regulatory requirements, which are more detailed and extensive than the requirements for foreign private issuers, and members of our management would likely have to divert time and resources from other responsibilities to ensuring these additional regulatory requirements are fulfilled. The regulatory and compliance costs to us if we are required to comply with the reporting requirements applicable to a U.S. domestic issuer may be significantly higher than the costs we would incur as a foreign private issuer. As a result, we expect that a loss of foreign private issuer status would increase our legal and financial compliance costs and would make some activities highly time consuming and costly. These rules and regulations could also make it more difficult for us to attract and retain qualified directors. In addition, we might also be required to make changes in our corporate governance practices in accordance with various SEC and stock exchange rules.
As a foreign private issuer and as permitted by the listing requirements of Nasdaq, we follow certain home country governance practices rather than the corporate governance requirements of Nasdaq.
We are considered a “foreign private issuer” under the Exchange Act. As a result, in accordance with the listing requirements of Nasdaq we will rely on home country governance requirements and certain exemptions thereunder rather than relying on the corporate governance requirements of Nasdaq. In accordance with Dutch law and generally accepted business practices, our Articles of Association do not provide quorum requirements generally applicable to general meetings of shareholders. To this extent, our practice varies from the requirement of Nasdaq Listing Rule 5620(c), which requires an issuer to provide in its bylaws for a generally applicable quorum, and that such quorum may not be less than one-third of the outstanding voting stock. Although we must provide shareholders with an agenda and other relevant documents for the general meeting of shareholders, Dutch law does not have a regulatory regime for the solicitation of proxies and the solicitation of proxies is not a generally accepted business practice in the Netherlands, thus our practice will vary from the requirement of Nasdaq Listing Rule 5620(b). As permitted by the listing requirements of Nasdaq, we have also opted out of the requirements of Nasdaq Listing Rule 5605(d), which requires, among other things, an issuer to have a compensation committee that consists entirely of independent directors, Nasdaq Listing Rule 5605(e), which requires independent director oversight of director nominations, and Nasdaq Listing Rule 5605(b)(2), which requires an issuer to have a majority of independent directors on its board. We also intend to rely on the phase-in rules of the SEC and Nasdaq with respect to the independence of our audit committee. These rules require that all members of our audit committee must meet the independence standard for audit committee members within one year of the effectiveness of the registration statement of which this prospectus forms a part. In addition, we have opted out of shareholder approval requirements, as included in Nasdaq Listing Rules, for the issuance of securities in connection with certain events such as the acquisition of shares or assets of another company, the establishment of or amendments to equity-based compensation plans for employees, a change of control of us and certain private placements. To this extent, our practice varies from the requirements of Nasdaq Rule 5635, which generally requires an issuer to obtain shareholder approval for the issuance of securities in connection with such events. For an overview of our corporate governance principles, see “Description of Share Capital and Articles of Association—Corporate governance.” Accordingly, you may not have the same protections afforded to shareholders of companies that are subject to these Nasdaq requirements.
Nasdaq may not continue to list our common shares on its exchange, which could limit the ability of investors to make transactions in our common shares and subject us to additional trading restrictions.
To continue listing our securities on Nasdaq, we are required to demonstrate compliance with Nasdaq’s continued listing requirements. There can be no assurance that we will be able to meet Nasdaq’s continued

listing requirement or maintain other listing standards. If our common shares are delisted by Nasdaq, and it is not possible to list our common shares on another national securities exchange, we expect our common shares to be quoted on an over-the-counter market. If this were to occur, we could face significant material adverse consequences, including:
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a less liquid trading market for our common shares;

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more limited market quotations for our common shares;

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determination that our common shares are “penny stocks” that requires broker to adhere to more stringent rules and possibly resulting in a reduced level of trading activity in the secondary trading market for our common shares;

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more limited research coverage by securities analysts;

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loss of reputation;

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more difficult and more expensive equity financings in the future; and

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decreased ability to issue additional securities or obtain additional funding in the future.

The U.S. National Securities Markets Improvement Act of 1996, which is a U.S. federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities.” If our common shares remain listed on Nasdaq, such shares will be covered securities. Although U.S. states are preempted from regulating the sale of our common shares, the federal statute does allow the states to investigate companies if there is a suspicion of fraud, and, if there is a finding of fraudulent activity, then the states can regulate or bar the sale of covered securities in a particular case. If our securities were no longer listed on Nasdaq and therefore not “covered securities,” we would be subject to regulation in each state in which we offer our securities.
We are an “emerging growth company” and, as a result of the reduced disclosure and governance requirements applicable to emerging growth companies, our common shares may be less attractive to investors.
We are an “emerging growth company” as defined in the JOBS Act and we intend to take advantage of some of the exemptions from reporting requirements that are applicable to other public companies that are not emerging growth companies, including:
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being permitted to provide only two years of audited financial statements, in addition to any required unaudited interim financial statements, with correspondingly reduced “Management’s discussion and analysis of financial condition and results of operations” disclosure in this prospectus;

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not being required to comply with the auditor attestation requirements of Section 404 of SOX in the assessment of our internal control over financial reporting, which would otherwise be applicable beginning with the second annual report following consummation of the offering;

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reduced disclosure obligations regarding executive compensation in our periodic reports, proxy statements and registration statements; and

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not being required to hold a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

We cannot predict if investors will find our common shares less attractive because we will rely on these exemptions. If some investors find our common shares less attractive as a result, there may be a less active trading market for our common shares and our share price may be more volatile. We may take advantage of these reporting exemptions until we are no longer an emerging growth company. We will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of the consummation of this offering, (b) in which we have total annual gross revenue of at least $1.07 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common shares that are held by non-affiliates exceeds $700 million as of the last day of the second financial quarter of such financial year, and (2) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period.

Under Section 107(b) of the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards until such time as those standards apply to private companies. Given that we currently report and expect to continue to report under IFRS as issued by the IASB, we will not be able to avail ourselves of this extended transition period and, as a result, we will adopt new or revised accounting standards on the relevant dates on which adoption of such standards is required by the IASB.
We will incur increased costs as a result of operating as a public company, and our management will be required to devote substantial time to new compliance initiatives and corporate governance practices.
As a public company, and particularly after we are no longer an “emerging growth company,” we will incur significant legal, accounting and other expenses that we did not incur as a private company. SOX, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the listing requirements of Nasdaq and other applicable securities rules and regulations, such as U.S. and Dutch laws and regulations, impose various requirements on public companies, including establishment and maintenance of effective disclosure and financial controls and corporate governance practices. The expenses incurred by public companies generally for reporting and corporate governance purposes have been increasing. We expect that we will need to hire additional accounting, finance and other personnel or engage outside consultants in connection with our becoming, and our efforts to comply with the requirements of being, a public company and our management and other personnel will need to devote a substantial amount of time towards maintaining compliance with these requirements. These requirements will increase our legal and financial compliance costs and will make some activities more time-consuming and costly. For example, we expect that the rules and regulations applicable to us as a public company may make it more difficult and more expensive for us to obtain certain types of insurance, including director and officer liability insurance, and we may be forced to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. These laws and regulations could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors, its committees, or as executive officers.
We are currently evaluating these rules and regulations, and cannot predict or estimate the amount of additional costs we may incur or the timing of such costs. These rules and regulations are often subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. Furthermore, if we are unable to satisfy our obligations as a public company, we could be subject to delisting of our common shares, fines, sanctions and other regulatory action and potentially civil litigation.
If we fail to implement effective internal controls over financial reporting, such failure could result in material misstatements in our financial statements, cause investors to lose confidence in our reported financial and other public information and have a negative effect on the trading price of our common shares.
We have been a private company since our inception and, as such, we have not had the internal control and financial reporting requirements that are required of a publicly-traded company. As a private company, we had limited accounting personnel and other resources to address our internal controls. Effective internal controls over financial reporting are necessary for us to provide reliable financial reports and, together with adequate disclosure controls and procedures, are designed to prevent fraud. We cannot assure you that the robust internal control and financial reporting requirements we will adopt as the result of being a public company will not lead to the discovery of past or future control deficiencies in our financial reporting. Any failure to identify and remediate past control deficiencies, or to implement required new or improved controls, or difficulties encountered in their implementation, could cause us to fail to meet our reporting obligations.
Upon the completion of this offering, we will become a public company in the United States subject to SOX. Section 404(a) of SOX (“Section 404”) requires management of public companies to develop and implement internal controls over financial reporting and evaluate the effectiveness thereof. We will be required to disclose changes made in our internal controls and procedures and our management will be required to assess the effectiveness of these controls annually. This assessment will need to include disclosure of any material weaknesses identified by our management in our internal controls over financial reporting. In particular, we will be required to furnish a report by management on, among other things, the effectiveness and any material weaknesses of our internal control over financial reporting beginning with our annual report on Form 20-F for the year ended September 30, 2022. However, for as long as we are an “emerging growth company” under the JOBS Act, our independent registered public accounting firm will not be required to attest to the effectiveness of our internal controls over financial reporting pursuant to Section 404 of SOX, which would otherwise be applicable beginning with the second annual report following consummation of this offering. We could be an “emerging growth company” for up to five years after this offering. An independent assessment of the effectiveness of our internal controls by our registered public accounting could detect past or future problems that our management’s assessment might not. Any testing by us conducted in connection with Section 404 of SOX, or any subsequent testing by our independent registered public accounting firm, may reveal deficiencies in our internal controls over financial reporting that are deemed to be material weaknesses or that may require prospective or retroactive changes to our financial statements or identify areas for further attention or improvement. In particular, undetected past or future material weaknesses in our internal controls could lead to financial statement restatements and require us to incur the expense of remediation and the trading price of our common shares may suffer. We may also not be able to conclude on an ongoing basis that we have effective internal controls over financial reporting in accordance with Section 404 or may not be able to remediate some of the identified deficiencies in time to meet the deadline imposed by SOX for compliance with the requirements of Section 404.
The process of designing, implementing and maintaining effective internal controls is a continuous effort that requires us to anticipate and react to changes in our business and the economic and regulatory environments and to expend significant resources to maintain a system of internal controls that is adequate to satisfy our reporting obligations as a public company. If we fail to design, implement and maintain effective internal controls and financial reporting procedures, it could severely inhibit our ability to accurately report our results of operations and result in material misstatements in our financial statements, impair our ability to raise revenue, subject us to regulatory scrutiny and sanctions and cause investors to lose confidence in our reported financial information, which in turn could have a negative effect on our business and the trading price of our common shares. Additionally, ineffective internal control over financial reporting could result in deficiencies that are deemed material weaknesses, and any such material weaknesses could result in our failure to detect a material misstatement of our annual or quarterly consolidated financial statements or disclosures. Ineffective internal control over financial reporting could also expose us to increased risk of fraud or misuse of corporate assets and subject us to potential delisting from the stock exchange on which we list, regulatory investigations, civil or criminal sanctions and lawsuits. In addition, our internal controls over financial reporting will not prevent or detect all errors or fraud. A control system, no matter how well designed and operated, can provide only reasonable, not absolute, assurance that the control system’s objectives will be met. Because of the inherent limitations in all internal control systems, no evaluation of controls can provide absolute assurance that misstatements due to error or fraud will not occur or that all control issues and instances of fraud will be detected.
We do not anticipate paying any cash dividends on our common shares in the foreseeable future. Accordingly, shareholders must rely on capital appreciation, if any, for any return on their investment.
We have never declared nor paid cash dividends on our common shares. We currently plan to retain all of our future earnings, if any, to finance the operation, development and growth of our business. In addition, the terms of any future debt or credit agreements and any restrictions imposed by applicable law may preclude us from paying dividends. As a result, capital appreciation, if any, of our common shares will be your sole source of gain for the foreseeable future. Investors seeking cash dividends should not purchase our common shares.
If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, our share price and trading volume could decline.
The trading market for our common shares will likely depend in part on the research and reports that securities or industry analysts publish about us or our business. We do not have any control over these analysts. We do not currently have research coverage, and there can be no assurance that analysts will cover us, or provide favorable coverage. Securities or industry analysts may elect not to provide research coverage of our common shares after this offering, and such lack of research coverage may negatively impact the market price of our common shares. In the event we do have analyst coverage, if one or more analysts downgrade our common shares, change their opinion of our common shares or publish inaccurate or unfavorable research about our business, our share price would likely decline. In addition, if one or more analysts cease coverage of our company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which could cause our share price or trading volume to decline. While we expect research analyst coverage of our common shares, if no analysts commence coverage of our shares, the trading price and volume for our common shares could be adversely affected.
Upon the consummation of this offering, we will be a Dutch public company with limited liability (naamloze vennootschap). The rights of our shareholders may be different from the rights of shareholders in companies governed by the laws of U.S. jurisdictions and may not protect investors in a similar fashion afforded by incorporation in a U.S. jurisdiction.
Upon the consummation of this offering, we will be a public company with limited liability (naamloze vennootschap) organized under the laws of the Netherlands. Our corporate affairs are governed by our Articles of Association and by the laws governing companies incorporated in the Netherlands. A further summary of applicable Dutch company law and our Articles of Association is contained in this prospectus under “Description of Share Capital and Articles of Association.” However, there can be no assurance that Dutch law will not change in the future or that it will serve to protect investors in a similar fashion afforded under corporate law principles in the United States, which could adversely affect the rights of investors.
The rights of shareholders and the responsibilities of directors under Dutch law may be different from the rights and obligations of shareholders and directors in companies governed by the laws of U.S. jurisdictions. In the performance of their duties, our executive officers and board of directors are required by Dutch law to consider the interests of our company, its shareholders, its employees and other stakeholders, in all cases with due observation of the principles of reasonableness and fairness. It is possible that some of these parties will have interests that are different from, or in addition to, your interests as a shareholder. See “Description of Share Capital and Articles of Association—Comparison of Dutch Corporate Law and our Articles of Association and U.S. Corporate Law—Corporate Governance.”
Provisions in our organizational documents or Dutch corporate law might delay or prevent acquisition bids for us or other change of control transactions that might be considered favorable.
Under Dutch law, various protective measures to prevent change of control transactions are possible and permissible within the boundaries set by Dutch corporate law and Dutch case law. Certain provisions of our organizational documents may have the effect of delaying or preventing a merger, acquisition, tender offer, takeover attempt or other change of control transaction that a shareholder might consider to be in its best interest, including attempts that might result in a premium over the market price of our common shares.
These provisions provide for, among other things:
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the authorization by the general meeting of shareholders to our board of directors (granted for a period not exceeding five years in line with our Articles of Association) that preferred shares may be issued by our board of directors to dilute the interest of any potential acquirer. Such preferred shares may be issued upon payment of at least 25% of their nominal value and they may be issued to a friendly party;

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a provision that our directors may only be removed at the general meeting of shareholders by a two-thirds majority of the votes cast representing more than 50% of our outstanding share capital if such removal is not proposed by our board of directors;

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our directors being appointed on the basis of a binding nomination by our board of directors, which can only be overruled by the general meeting of shareholders by a resolution adopted by at least a two-thirds majority of the votes cast, provided such majority represents more than half of the issued share capital (in which case the board of directors may draw up a new nomination);

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requirements that certain matters, including an amendment of our Articles of Association, may only be brought to our shareholders for a vote upon a proposal by our board of directors;

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a provision that special meetings may be called only by our board of directors, and not by shareholders generally (subject to the Dutch law requirement that holders of 10% of our issued shares may call a special meeting);

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a provision that shareholders’ resolutions may be adopted in writing without holding a meeting of shareholders, only when, among other things, all shareholders entitled to vote have cast their vote in favor of the proposal concerned;

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a provision that in principle our board of directors (and not our shareholders) may (i) schedule the date of the annual meeting and (ii) provide written notice of the date of the annual meeting;

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a provision that, consistent with Dutch law, holders representing at least 3% of our issued shares must give advance notice of not less than 60 calendar days to bring business before an annual or special meeting of shareholders;

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to the extent permitted under Dutch law, our directors being permitted to adopt, amend or repeal our governing documents without seeking shareholder approval; and

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a forum-selection clause designating the Netherlands as the exclusive forum for hearing disputes, including shareholder derivative actions (other than actions brought to enforce a duty or liability created by United States federal securities laws).

These provisions could make it more difficult or less attractive for a third-party to acquire us or a controlling stake in us, even if the third-party’s offer may be considered beneficial by many of our shareholders. As a result, our shareholders may be limited in their ability to obtain a premium for their shares. See “Description of Share Capital and Articles of Association.”
Our Articles of Association will provide that the competent courts of Amsterdam, the Netherlands will be the sole and exclusive forums for certain shareholder litigation matters, which could limit our shareholders’ ability to obtain a favorable judicial forum for disputes with us or our current and former directors, officers, employees or shareholders.
Our Articles of Association will provide that, unless we otherwise consent in writing to the selection of an alternative forum, the competent courts of Amsterdam, the Netherlands shall be the sole and exclusive forum for any dispute between (i) any person holding our common shares or an interest in our common shares and (ii) us, any of our directors, officers or employees (including any of our former directors, former officers or former employees to the extent the dispute arises from such director, officer or other employee’s acts or omissions while serving as our director, officer or employee), in each case (a) whether such dispute relates to the Articles of Association or otherwise and (b) provided that the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act, the Exchange Act or the rules and regulations promulgated thereunder; however, there is uncertainty as to whether a court would enforce such provision for any cause of action under the Securities Act, and investors cannot waive compliance with federal securities laws and the rules and regulations thereunder. Any person or entity purchasing or otherwise acquiring any interest in our common shares shall be deemed to have notice of and consented to the forum provisions in our Articles of Association.
These choice of forum provisions may limit a shareholder’s ability to bring a claim in a different judicial forum, including one that it may find favorable or convenient for disputes with us or any of our directors, officers or other employees which may discourage lawsuits with respect to such claims. Alternatively, if a court were to find the choice of forum provisions that will be contained in our Articles of Association to be inapplicable or unenforceable with respect to one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, operating results and financial condition.
Provisions in our organizational documents and Relationship Agreement or Dutch corporate law might prevent, delay or frustrate any attempt to replace or remove the members of our board of directors.
Certain provisions of our organizational documents and Relationship Agreement or Dutch corporate law may make it more difficult for a shareholder or a third party to effect a change in our board of directors.

These provisions include: a provision that our directors are appointed on the basis of a binding nomination prepared by our board of directors, which can only be overruled by a two-thirds majority of the votes cast representing more than 50% of our issued share capital; a provision that our directors may only be removed by the general meeting of shareholders by a two-thirds majority of the votes cast representing more than 50% of our issued share capital (unless the removal is proposed by the board in which case a simple majority of the votes can be sufficient); and a requirement that certain matters, including an amendment of our Articles of Association, may only be brought to our shareholders for a vote upon a proposal by our board of directors. We also expect that our Relationship Agreement will provide that, following the completion of this offering, our board of directors will initially consist of nine directors, of which (i) three directors will qualify as independent directors under the Exchange Act, the Listing Rules and the DCGC, and will be designated by WS Audiology; (ii) two directors will be members of our management and will be designated by WS Audiology; and (iii) for so long as WS Audiology, the EQT Investors and the T&W Investor, taken together, beneficially own more than 40% in voting power of our share capital, four directors will be designated by WS Audiology (the directors mentioned under (iii) collectively, the “Designated Directors”). The two members of management appointed as directors will initially be the only executive directors on the board and the remaining directors will initially be the non-executive directors. Additionally, we expect that our Relationship Agreement will provide that the two directors who are members of management and the Designated Directors will be required to resign upon request from WS Audiology and that, for so long as WS Audiology, the EQT Investors and the T&W Investor, taken together, beneficially own more than 50% in voting power of our share capital, members of our board of directors will be required to resign upon a written request by shareholders holding more than 50% of our issued and outstanding share capital. See “Certain Relationships and Related Party Transactions—Relationship Agreement.”
We are indirectly controlled by WS Audiology and its controlling shareholders, the EQT Investors and the T&W Investor, whose interests may be different than the interests of other holders of our common shares.
Upon the completion of this offering, WS Audiology and its controlling shareholders, the EQT Investors and the T&W Investor will indirectly own approximately 81.4% of our outstanding common shares, or approximately 79.2% if the underwriters exercise in full their option to purchase additional shares. WS Audiology and its controlling shareholders, the EQT Investors and the T&W Investor, are indirect shareholders of the Parent. As a result, they are able to indirectly control actions taken by us, including, the nomination of a majority of the members of our board of directors, the election and removal of directors, future issuances of our common shares or other securities, the payment of any dividends on our common shares, amendments to our organizational documents and the approval of significant corporate transactions, including mergers, sales of substantially all of our assets, distributions of our assets, the incurrence of indebtedness, any incurrence of liens on our assets or other significant corporate transactions. See “Principal and Selling Shareholders” elsewhere in this prospectus for more information regarding the ownership of our common shares.
The interests of WS Audiology, the EQT Investors and the T&W Investor may be materially different than the interests of our other stakeholders. For example, they may have an interest in pursuing acquisitions, divestitures and other transactions that, in their judgment, could enhance their investment, even though such transactions might involve risks to you. In addition, to the extent that WS Audiology, the EQT Investors and the T&W Investor acquired an interest in our common shares at prices substantially below the price at which shares are being sold in this offering and have held their shares for a longer period, they may be more interested in selling our company to an acquirer than to other investors, or they may want us to pursue strategies that deviate from the interests of other shareholders. WS Audiology, the EQT Investors and the T&W Investor may also cause us to pay dividends rather than make capital expenditures or repay any future debt. EQT and its affiliates are in the business of making investments in companies and may from time to time acquire and hold interests in businesses that compete directly or indirectly with us. We expect that our Relationship Agreement will provide that none of WS Audiology, EQT, the T&W Investor or any of their respective affiliates, will have any duty to refrain from engaging, directly or indirectly, in the same business activities or similar business activities or lines of business in which we operate. WS Audiology, the EQT Investors and the T&W Investor also may pursue acquisition opportunities that may be complementary to our business, and, as a result, those acquisition opportunities may not be available to us.

So long as WS Audiology and its controlling shareholders, the EQT Investors and the T&W Investor, continue to indirectly own a significant amount of our outstanding common shares, even if such amount is less than 50%, they will continue to be able to strongly influence or effectively control our decisions. For example, so long as WS Audiology, the EQT Investors and the T&W Investor, taken together, beneficially own more than 50% in voting power of our share capital, they will indirectly be able to determine the outcome of matters requiring shareholder approval and will be able to cause or prevent a change of control of our company or a change in the composition of our board of directors and could preclude any unsolicited acquisition of our company. The concentration of ownership could deprive you of an opportunity to receive a premium for your common shares as part of a sale of our company and ultimately might affect the market price of our common shares.
We may have potential business conflicts of interest with the WS Audiology Group with respect to our past and ongoing relationships with WS Audiology as our majority shareholder.
Real or apparent conflicts of interest may arise between the WS Audiology Group and us in a number of areas relating to our past and ongoing relationships of WS Audiology as our majority shareholder, including:
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supply arrangements;

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intellectual property matters;

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business combinations involving our company;

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entry into arms-length commercial transactions; and

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other matters affecting both us and the WS Audiology Group.

In addition, certain members of hear.com management have made investments in the WS Audiology Group. As a result of these individuals’ ownership interest in the WS Audiology Group and the WS Audiology Group’s majority ownership of hear.com, conflicts of interest could arise and result in action or inaction that is detrimental to our business or could harm the implementation of our business strategy.
We may not be able to resolve any potential conflicts, and, even if we do so, the resolution may be less favorable to us than if we were dealing with an unaffiliated party.
We are not obligated to and do not comply with all the best practice provisions of the Dutch Corporate Governance Code. This may affect your rights as a shareholder.
Upon the consummation of this offering, we will be a Dutch public company with limited liability (naamloze vennootschap) and we will be subject to the Dutch Corporate Governance Code (“DCGC”). The DCGC applies to all Dutch companies listed on a government-recognized stock exchange, whether in the Netherlands or elsewhere, including Nasdaq. The DCGC contains both principles and best practice provisions that regulate (i) relations between the board of directors and the shareholders (such as the general meeting of shareholders), (ii) accounting and auditing, (iii) disclosure and (financial) reporting and (iv) compliance and enforcement standards. The DCGC is based on a “comply or explain” principle. Accordingly, companies are required to disclose in their annual reports, filed in the Netherlands, whether they comply with the provisions of the DCGC. If they do not comply with those provisions (for example, because of a conflicting Nasdaq requirement), the company is required to give the reasons for such non-compliance.
We acknowledge the importance of good corporate governance. The board of directors agrees with the general approach and with the majority of the provisions in the DCGC. However, considering our interests and the interests of our stakeholders, there are a limited number of best practice provisions we do not apply either because such provisions conflict with or are inconsistent with the corporate governance rules of Nasdaq that apply to us, or because such provisions do not reflect best practices of global companies listed on Nasdaq. See “Description of Share Capital and Articles of Association.” This may affect your rights as a shareholder and you may not have the same level of protection as a shareholder in a Dutch company that fully complies with the DCGC.

The ability of shareholders to bring actions or enforce judgments against us or our directors and executive officers may be limited. Claims of U.S. civil liabilities may not be enforceable against us.
We are incorporated under the laws of the Netherlands and the majority of our directors reside outside the United States. The majority of our assets and those of our directors are located outside the United States. It may not be possible for investors to effect service of process within the United States upon us or our non-U.S. resident directors or executive officers or to collect and enforce judgments obtained against us or them in the United States, including judgments predicated upon the civil liability provisions of the federal securities laws of the United States.
If a judgment is obtained in a U.S. court against us or our directors you will need to enforce such judgment in jurisdictions where we or the relevant director has assets. As a result, it could be difficult or impossible for you to bring an action against us or against these individuals outside of the United States in the event that you believe that your rights have been infringed under the applicable securities laws or otherwise. Even if you are successful in bringing an action of this kind, the laws outside of the United States could render you unable to enforce a judgment against our assets or the assets of our directors.
There is currently no treaty between the United States and the Netherlands for the mutual recognition and enforcement of judgments (other than arbitration awards) in civil and commercial matters. Therefore, a final judgment for the payment of money rendered by any federal or state court in the United States based on civil liability, whether or not predicated solely upon the U.S. federal securities laws, would not be automatically be recognized or enforceable in the Netherlands unless the underlying claim is relitigated before a Dutch court of competent jurisdiction. Under current practice, however, a Dutch court will generally, subject to compliance with certain procedural requirements, recognize and give effect to the judgment if such judgment (i) is a final judgment and has been rendered by a court which has established its jurisdiction on the basis of internationally accepted grounds of jurisdiction, (ii) has not been rendered in violation of principles of proper procedure (behoorlijke rechtspleging), (iii) is not contrary to the public policy of the Netherlands, and (iv) is not incompatible with (a) a prior judgment of a Dutch court rendered in a dispute between the same parties, or (b) a prior judgment of a foreign court rendered in a dispute between the same parties, concerning the same subject matter and based on the same cause of action, provided that such prior judgment is capable of being recognized in the Netherlands. Dutch courts may deny the recognition and enforcement of punitive damages or other awards. If a Dutch court upholds and regards as conclusive evidence the final judgment of the U.S. court, the Dutch court will generally grant the same judgment without litigating again on the merits.
Moreover, a Dutch court may reduce the amount of damages granted by a U.S. court and recognize damages only to the extent that they are necessary to compensate actual losses or damages. Enforcement and recognition of judgments of U.S. courts in the Netherlands are solely governed by the provisions of the Dutch Code of Civil Procedure (Wetboek van Burgerlijke Rechtsvordering). Based on the foregoing, there can be no assurance that U.S. investors will be able to enforce any judgments obtained in U.S. courts in civil and commercial matters, including judgments under the U.S. federal securities.
Dutch civil procedure differs substantially from U.S. civil procedure in a number of respects. Insofar as the production of evidence is concerned, U.S. law and the laws of several other jurisdictions based on common law provide for pre-trial discovery, a process by which parties to the proceedings may prior to trial compel the production of documents by adverse or third parties and the deposition of witnesses. Evidence obtained in this manner may be decisive in the outcome of any proceeding. Such pre-trial discovery process does not exist under Dutch law. In the event directors or other third parties are liable towards a Dutch company, only the company itself can bring a civil action against those parties. The individual shareholders do not have the right to bring an action on behalf of the company. Only in the event that the cause for the liability of a third party to the company also constitutes a tortious act directly against a shareholder, such shareholder has an individual right of action against such third party in its own name. The Dutch Civil Code does provide for the possibility to initiate such actions collectively and a foundation or an association whose objective is to protect the rights of a group of persons having similar interests can institute a collective action. The collective action itself does not result in an order for payment of monetary damages but may only result in a declaratory judgment (verklaring van recht). To obtain compensation for damages, individual claimants can base their claim on the declaratory judgment obtained by the foundation or association but they still need to individually sue the defendant for damages. Alternatively, in order to obtain compensation for damages, the foundation or association and the defendant may reach—often on the basis of such declaratory judgment—a settlement. A Dutch court may declare the settlement agreement binding upon all injured parties with an opt-out choice for an individual injured party. An individual injured party may also itself institute a civil claim for damages.
Based on the lack of a treaty as described above, U.S. investors may not be able to enforce against us or directors and executive officers who are residents of or possessing assets in the Netherlands or other countries other than the United States any judgments obtained in U.S. courts in civil and commercial matters, including judgments under the U.S. federal securities laws. Moreover, in light of recent decisions of the Supreme Court of the United States, our actions may not be subject to the civil liability provisions of U.S. federal securities laws.
Dutch and European insolvency laws are substantially different from U.S. insolvency laws and may offer our shareholders less protection than they would have under U.S. insolvency laws.
As a company with its registered office in the Netherlands, we are subject to Dutch insolvency laws in the event any insolvency proceedings are initiated against us including, among other things, Regulation (EU) 2015/848 of the European Parliament and of the Council of May 20, 2015 on insolvency proceedings (recast). Should courts in another European country determine that the insolvency laws of that country apply to us in accordance with and subject to such EU regulations, the courts in that country could have jurisdiction over the insolvency proceedings initiated against us and any conflict between insolvency laws could adversely affect the ability of our shareholders to enforce their rights. Insolvency laws in the Netherlands or the relevant other European country, if any, may offer our shareholders less protection than they would have under U.S. insolvency laws and make it more difficult for them to recover the amount they could expect to recover in a liquidation under U.S. insolvency laws.
Risks Related to Taxation
It is intended that hear.com N.V. will operate so as to be treated exclusively as a resident of the Netherlands for tax purposes, but the tax authorities of another jurisdiction may treat it also as a resident of another jurisdiction for tax purposes.
It is intended that hear.com N.V., as from its incorporation, for tax purposes will be treated as a resident of the Netherlands only. This includes tax residency for Dutch corporate income tax, Dutch dividend withholding tax and tax treaty purposes. However, we cannot exclude that a jurisdiction other than the Netherlands may treat hear.com N.V. as a resident of that other jurisdiction for tax purposes.
A company that is incorporated under the laws of the Netherlands is generally deemed to be a resident of the Netherlands for Dutch corporate income tax purposes and Dutch dividend withholding tax purposes based on domestic Dutch tax law (the “Incorporation Fiction”). However, the Incorporation Fiction does not apply for the purpose of certain specific regulations, such as the Dutch participation exemption regime.
In principle, an entity is considered tax resident of the Netherlands for bilateral tax treaty purposes if that entity is considered tax resident of the Netherlands based on domestic Dutch tax law. As such, hear.com N.V. is in principle also tax resident of the Netherlands for bilateral tax treaty purposes based on the Incorporation Fiction. However, a jurisdiction other than the Netherlands can simultaneously claim that hear.com N.V. is tax resident of that other jurisdiction, for example if hear.com N.V. is effectively managed from that other jurisdiction. As such, both the Netherlands and the other jurisdiction may treat hear.com N.V. as a domestic tax resident (“dual residency”). If the Netherlands and the other jurisdiction concluded a bilateral tax treaty to avoid double taxation, such tax treaty typically contains rules to determine whether hear.com N.V. is tax resident in either the Netherlands or in the other jurisdiction for treaty purposes. Such determination provision is typically either (i) a tie-breaker provision that assigns exclusive tax residency to the jurisdiction where hear.com N.V. is effectively managed or (ii) a mutual agreement procedure based on which the jurisdictions involved must agree in which of either jurisdiction hear.com N.V. is exclusively resident for treaty purposes. In case of a mutual agreement procedure, some bilateral tax treaties provide that the treaty is not applicable until the Netherlands has reached agreement with the other jurisdiction on the tax residency of a dual-resident entity. As such, the entity could remain tax resident in both the Netherlands and the other jurisdiction until the Netherlands and the other jurisdiction reached an agreement.
Under most bilateral tax treaties, the jurisdiction where a company is effectively managed typically plays an important role—or is even decisive—for the assessment to which jurisdiction tax residency of a dual-resident entity is assigned. To assess from which jurisdiction a company is effectively managed, all facts and circumstances should be taken into account.
hear.com N.V. intends to set up operations in such manner that it would not be regarded as a tax resident of any jurisdiction other than the Netherlands. However, we cannot assure you that its tax residence in the Netherlands will not be challenged by the relevant tax authorities in the Netherlands or by the tax authorities in any other jurisdiction (for domestic law purposes of such other jurisdiction or for the purposes of any applicable tax treaty (notably, any applicable tax treaty with the Netherlands) or otherwise).
As mentioned above, all facts and circumstances should be taken into account when assessing where hear.com N.V. is effectively managed. As such, no assurance can be provided with respect to hear.com N.V.’s tax residency. In any case, all important management decisions should be prepared and made in the Netherlands.
A failure to achieve or maintain sole tax residency in the Netherlands could result in significant adverse tax consequences for hear.com N.V., its subsidiaries and hear.com N.V.’s shareholders that are described in the section entitled “Certain Tax Considerations―Certain Dutch Tax Considerations.” The impact of this risk on the taxation of hear.com N.V.’s shareholders would differ based on the views taken by each relevant jurisdiction.
hear.com N.V. may not be eligible for treaty benefits based on bilateral tax treaties between the Netherlands and other jurisdictions.
It is intended that hear.com N.V. will be eligible for benefits under the bilateral tax treaties entered into between the Netherlands and other jurisdictions, notably the United States, Germany, India and South Korea. To be eligible for tax treaty benefits, hear.com N.V. must first of all be tax resident of the Netherlands for the purpose of the applicable treaty. However, other requirements provided in the applicable tax treaty must be satisfied as well. The Multilateral Convention to Implement Tax Treaty Related Measures to Prevent Base Erosion and Profit Shifting (“MLI”) may modify, if applicable, such requirements. For example, the MLI introduces a “principal purpose test” clause, based on which treaty benefits can be denied if obtaining tax treaty benefits was the principal purpose or one of the principal purposes of the structure or transaction. Furthermore, the facts and circumstances relating to hear.com N.V.’s management and operations and the interpretation by relevant tax authorities and courts are relevant for the eligibility of hear.com N.V. for tax treaty benefits.
If hear.com N.V. is not eligible for benefits under the relevant tax treaties between the Netherlands and other jurisdictions, significant adverse tax consequences could arise to hear.com N.V., its subsidiaries and hear.com N.V.’s shareholders. Furthermore, the tax consequences described in the section entitled “Certain Tax Considerations―Certain Dutch Tax Considerations” may be different if hear.com N.V. is not eligible for benefits under the relevant tax treaties between the Netherlands and other jurisdictions.
We may be or become a passive foreign investment company, or a PFIC, which could result in adverse U.S. tax consequences to U.S. holders of our common shares.
In general, we will be a PFIC for U.S. federal income tax purposes for any taxable year in which:
•
at least 75% of our gross income is passive income; or

•
at least 50% of the value (generally determined based on a quarterly average) of our assets is attributable to assets that produce or are held for the production of passive income.

Based on the past and projected composition of our income and assets, and the valuation of our assets, including goodwill, we do not believe we were a PFIC for our most recent taxable year, and we do not expect to become a PFIC in the current taxable year or the foreseeable future, although there can be no assurance in this regard. The determination of whether we are a PFIC is made annually. Accordingly, it is possible that we may become a PFIC in the current or any future taxable year due to changes in our asset or income composition. Because we have valued our goodwill based on the expected market value of our common shares, a decrease in the price of our common shares may also result in our becoming a PFIC.
If we were a PFIC, such characterization could result in adverse U.S. federal income tax consequences to you if you are a U.S. holder of our common shares. For example, if we are or become a PFIC, U.S. holders of our common shares may become subject to increased tax liabilities under U.S. federal income tax laws and regulations and will become subject to burdensome reporting requirements. For more information on PFICs, see “Certain Tax Considerations—Certain United States Federal Income Tax Considerations—Passive Foreign Investment Company.”

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
Statements made in this prospectus that are not statements of historical fact, including statements about our beliefs and expectations, are forward-looking statements and should be evaluated as such. Forward-looking statements include information concerning possible or assumed future results of operations, including descriptions of our business plan and strategies. These statements often include words such as “anticipate,” “expect,” “suggest,” “plan,” “believe,” “intend,” “project,” “forecast,” “estimates,” “targets,” “projections,” “should,” “could,” “would,” “may,” “might,” “will,” and other similar expressions. These forward-looking statements are contained throughout this prospectus, including the sections entitled “Prospectus Summary,” “Risk Factors,” “Capitalization,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business.”
We base these forward-looking statements or projections on our current expectations, plans and assumptions, which we have made in light of our experience in the industry, as well as our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate under the circumstances and at this time. As you read and consider this prospectus, you should understand that these statements are not guarantees of performance or results. The forward-looking statements and projections contained in this prospectus are subject to and involve risks, uncertainties and assumptions, and therefore you should not place undue reliance on these forward-looking statements or projections. Although we believe that these forward-looking statements and projections are based on reasonable assumptions at the time they are made, you should be aware that many factors could affect our actual financial results, and therefore actual results might differ materially from those expressed in the forward-looking statements and projections. You should read this prospectus and the documents that we reference in this prospectus and have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results or performance may be materially different from what we expect. Factors that might materially affect such forward-looking statements and projections include:
•
our ability to conduct operations in many different jurisdictions;

•
our ability to achieve broad market education and to change consumer perception and purchasing habits, and to innovate in a relatively mature industry;

•
our ability to attract, acquire and retain consumers in a cost-effective manner;

•
actual or perceived failures to comply with applicable data protection, privacy and security, advertising and consumer protection laws, regulations, standards and other requirements;

•
security incidents, data breaches, and unauthorized access to data, including personal information and protected health information;

•
our ability to attract, develop, motivate and retain well-qualified employees, and to prevent former key employees from competing in the hearing care space;

•
our ability to maintain our corporate culture;

•
increasing competition as a result of vertical integration of manufacturers and competition from non-specialty retailers;

•
our ability to maintain the satisfaction of the hearing care community;

•
capacity constraints in our partner provider network;

•
the impact of any future litigation on our business;

•
accelerated consolidation and formation of hearing aid purchasing groups;

•
deteriorating payment behavior of customers that utilize payment plans;

•
our ability to successfully anticipate product returns, repairs and replacement;

•
the formation of workers’ councils in jurisdictions in which we operate;

•
the occurrence of natural disasters and epidemic diseases, such as the recent COVID-19 pandemic;

•
changes in consumer sentiment or laws, rules or regulations regarding the use of cookies and other tracking technologies;

•
our ability to effectively use social media, emails and text messages;

•
any technical, legal or other restrictions on the sending of email, mail or other messaging channels;

•
any failure or significant disruptions of our information technology systems and those of our third-party vendors, contractors and consultants;

•
fluctuations in our tax obligations and effective tax rate;

•
the ability of third party hearing aid manufacturers to meet their delivery obligations;

•
our ability to maintain and scale our network and mobile infrastructure;

•
the ability of third-party platforms such as the Apple App Store and Google Play App Store to distribute our platform and offerings;

•
our ability to avoid customer confusion about hearing aid product features and technologies;

•
our ability to successfully execute on our growth initiatives, business strategies or operating plan;

•
our ability to establish, maintain and enforce our intellectual property and proprietary rights;

•
our ability to protect the confidentiality of our trade secrets;

•
our ability to continue the use of our domain names and to prevent third parties from acquiring and using name names that infringe on, are similar to, or otherwise decrease the value of our brands, trademarks or service marks;

•
our ability to license rights to use technologies on reasonable terms;

•
changes in laws, rules and policies governing the provision of professional audiology services, fee splitting and/or audiology board oversight;

•
the impact of recent healthcare reform legislation and other changes in the healthcare industry and in healthcare spending;

•
actions by our controlling shareholders;

•
any inability to design, implement, and maintain effective internal controls when required by law;

•
the costs and management time associated with operating as a publicly traded company; and

•
the other factors discussed under “Risk Factors.”

The preceding list is not intended to be an exhaustive list of all of our forward-looking statements. The forward-looking statements are based on our beliefs, assumptions and expectations of future performance, taking into account the information currently available to us. These statements are only predictions based upon our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements. Other sections of this prospectus may include additional factors that could adversely impact our business and financial performance. Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time and it is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. Before investing in our common shares, investors should be aware that the occurrence of the events described under the caption “Risk Factors” and elsewhere in this prospectus could have a material adverse effect on our business, results of operations and future financial performance.
You should not rely upon forward-looking statements as predictions of future events. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee that the future results, levels of activity, performance and events and circumstances reflected in the forward-looking statements will be achieved or occur. Except as required by law, we undertake no obligation to update publicly any forward-looking statements for any reason after the date of this prospectus to conform these statements to actual results or to changes in our expectations.

USE OF PROCEEDS
We estimate that we will receive net proceeds of approximately $271.6 million from the sale of our common shares in this offering, based on an assumed initial public offering price of $18.50 per share, which is the midpoint of the price range set forth on the front cover of this prospectus, after deducting the underwriting discounts and commissions and estimated offering expenses.
We intend to use the net proceeds received by us from this offering, as follows:
•
to repay in full €2.1 million of existing shareholder loans owed to certain entities of the WS Audiology Group, which have a weighted average interest rate of 5.8% and scheduled maturity dates ranging from August 5, 2021 to July 19, 2023;

•
to repay the outstanding consideration of €58.3 million owed to the Parent and certain of its direct and indirect subsidiaries in connection with our acquisition of the hear.com group as described under “Corporate Reorganization.” This outstanding consideration will be satisfied through the repayment of intercompany loans owed to the WS Audiology Group (to the extent not capitalized in connection with the Corporate Reorganization); and

•
the remainder for general corporate purposes, including to fund further growth and execution of our business strategy and acquisitions.

Any proceeds received by the selling shareholder in the event the underwriters exercise the option to purchase additional common shares from the selling shareholder will be received directly by the selling shareholder.
To the extent we raise more (less) proceeds in this offering than currently estimated, we expect less (more) of the additional shareholder loans to be capitalized in connection with the Corporate Reorganization and that the remainder amount to be used for general corporate purposes will not change.
A $1.00 increase (decrease) in the assumed initial public offering price of $18.50 per share, which is the midpoint of the price range set forth on the front cover of this prospectus, would increase (decrease) the net proceeds to us from this offering by $15.2 million, assuming the number of shares offered by us, as set forth on the front cover of this prospectus, remains the same and after deducting the assumed underwriting discounts and commissions and estimated offering expenses payable by us. An increase (decrease) of 100,000 shares from the expected number of shares to be sold by us in this offering, assuming no change in the assumed initial public offering price per share, which is the midpoint of the price range set forth on the front cover of this prospectus, would increase (decrease) our net proceeds from this offering by $1.7 million.

DIVIDEND POLICY
We currently do not expect to declare any dividends on our common shares in the foreseeable future. Instead, we anticipate that all of our earnings in the foreseeable future will be used to provide working capital, to support our operations and to finance the growth and development of our business. Any determination to declare dividends in the future will be at the discretion of our board of directors, subject to applicable laws, and will be dependent on a number of factors, including our earnings, capital requirements and overall financial condition. In addition, because we are a holding company, our ability to pay dividends on our common shares may be limited by restrictions on our ability to obtain sufficient funds through dividends from subsidiaries.

CORPORATE REORGANIZATION
hear.com N.V. is a Dutch public company with limited liability (naamloze vennootschap) that has been incorporated for the purpose of this offering.
We expect that certain assets will be transferred, directly or indirectly, to hear.com N.V. prior to the consummation of this offering, including:
•
all shares in audibene GmbH, a German limited liability company (Gesellschaft mit beschränkter Haftung), which is currently our operating company in Germany and holds shares in certain entities that operate the hear.com business in other countries in which we are active;

•
all shares in hear.com, LLC, a Delaware limited liability company that operates the hear.com business in the United States;

•
all shares in Soundrise Hearing Solutions Private Limited, an Indian private limited company that operates the hear.com business in India;

•
all shares in Hear.com Korea Limited, a South Korean limited company (Yuhan Hoesa) that operates the hear.com business in South Korea; and

•
certain trademarks, domain names, and other assets currently owned by certain entities and employees of the WS Audiology Group.

In connection with such asset transfers, we expect that the cash pooling arrangements with the WS Audiology Group will be capitalized and that we will incur additional shareholder loans owed to the WS Audiology Group, which loans will be either capitalized or repaid with the use of proceeds from this offering.
In this prospectus, these assets are collectively referred to as the “hear.com group.” We refer to these transactions collectively as the “Corporate Reorganization.”
Additionally, following the Corporate Reorganization, hear.com N.V. will become the parent company of the hear.com group and our financial statements will be prepared and reported as the consolidated financial statements of hear.com N.V. See “Presentation of Financial Information.”
See “Certain Relationships and Related Party Transactions — Transitional Services Agreement” for a description of the transitional services agreement we expect to enter into in connection with the Corporate Reorganization.

CAPITALIZATION
The following table sets forth our cash and cash equivalents and capitalization as of March 31, 2021:
•
on an actual basis;

•
on a pro forma basis, giving effect to the Recapitalization; and

•
on a pro forma as adjusted basis, giving effect to (i) the Recapitalization, (ii) the Corporate Reorganization, (iii) the issuance and sale by us of 16,220,000 shares of our common shares in this offering at an assumed initial public offering price of $18.50 per share, which is the midpoint of the price range set forth on the front cover of this prospectus, after deducting underwriting discounts and commissions and estimated offering expenses payable by us and (iv) the application of the net proceeds received by us from this offering to (a) repay the existing shareholder loans owed to certain entities of the WS Audiology Group and (b) repay the outstanding consideration owed to the WS Audiology Group as additional shareholder loans in connection with our acquisition of the hear.com group as described under “Corporate Reorganization,” in each case as described in “Use of Proceeds.”

You should read this table together with “Selected Combined Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited combined financial statements and the related notes appearing elsewhere in this prospectus.
	As of March 31, 2021
	Actual	Pro Forma	Pro Forma As Adjusted
	(in thousands)
Cash and cash equivalents	€2,436	€2,436	€167,547
Long-term debt, including current portion of long-term debt:(1)
Shareholder loans owed to the WS Audiology Group	€11,918	11,918	€—
Cash pooling arrangements with the WS Audiology Group	151,686	151,686	—
Total long-term debt	163,604	163,604	—
Shareholders’ Equity:
Common shares, nominal value, €1.00 per share, 225,000 shares authorized, actual, 45,000 shares issued and outstanding, actual; common shares, nominal value €0.01 per share, 94,677 shares authorized, pro forma, 94,677 shares issued and outstanding, pro forma; common shares, nominal value €0.01 per share, 110,897 shares authorized, pro forma as adjusted, 110,897 shares issued and outstanding, pro forma as adjusted	—	947	1,109
Paid in capital	—	—	225,286
Net assets attributable to the WS Audiology Group	(106,485)	(107,501)	5,087
Currency translation differences	2,106	2,106	2,106
Total equity (deficit)	(104,379)	(104,448)	233,588
Total capitalization	€59,225	€59,156	€233,588

(1)
Does not include (i) liabilities under lease obligations, which amounted to €4.2 million as of March 31, 2021 and (ii) the repayment or capitalization of the outstanding consideration owed to the Parent and certain of its direct and indirect subsidiaries as intercompany loans in connection with our acquisition of the hear.com group as described under “Corporate Reorganization” and “Use of Proceeds.”

To the extent we raise more (less) net proceeds in this offering then currently estimated, we expect less (more) of the additional shareholder loans to be capitalized in connection with the Corporate Reorganization and that the remainder amount of the net proceeds to be used for general corporate purposes will not change. See “Use of Proceeds.”
The number of shares of our common shares to be outstanding immediately after this offering is based on 110,896,792 shares outstanding as of March 31, 2021 (after giving effect to the Recapitalization, the Corporate Reorganization and this offering) and does not reflect 11,089,679 common shares (representing

10% of the common shares outstanding immediately after this offering) available for future issuance under our 2021 Equity Plans, including up to 3,095,227 and 327,481 common shares underlying RSUs and options, respectively, we expect to award to certain employees (or their professional service corporations) in connection with this offering.
A $1.50 increase in the assumed initial public offering price shall modify the number of shares underlying RSUs and options to be awarded in connection with this offering resulting in a decrease to the number of common shares underlying such RSUs and options by 79,613 and 24,561 common shares, respectively. However, the RSUs expected to be awarded are structured such that if the initial public offering price is $20.41, the total number of common shares underlying such RSUs will be 4,860,886 common shares and shall increase if the initial public offering price is above such threshold amount such that at an initial public offering price of $21.50 the number of common shares underlying such RSUs will be 4,930,922 common shares.
A $1.50 decrease in the assumed initial public offering price shall modify the number of shares underlying RSUs and options to be awarded in connection with this offering resulting in an increase to the number of common shares underlying such RSUs and options by 93,662 and 28,895 common shares, respectively.

DILUTION
If you invest in our common shares in this offering, your ownership interest in us will be diluted to the extent of the difference between the initial public offering price per share of our common shares and the net tangible book value per share of our common shares as adjusted to give effect to this offering. Dilution results from the fact that the per share offering price of the common shares is substantially in excess of the book value per share attributable to the common shares held by existing shareholders.
Our net tangible book value (deficit) as of March 31, 2021 was approximately €(27.6) million or $(0.35) per share (€(0.29) per share) on a pro forma basis after giving effect to the Recapitalization and the Corporate Reorganization. We calculate net tangible book value per share by taking the amount of our total tangible assets, reduced by the amount of our total liabilities, and then dividing that amount by the total number of common shares outstanding on a pro forma basis after giving effect to the Recapitalization and the Corporate Reorganization.
After giving effect to our sale of the common shares in this offering at an assumed initial public offering price of $18.50 per share (€15.36 per share), which is the midpoint of the price range set forth on the front cover of this prospectus, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us and after giving effect to the application of the net proceeds from this offering as described under “Use of Proceeds,” our net tangible book value (deficit) as adjusted to give effect to this offering on March 31, 2021 would have been $251.7 million (€208.9 million), or $2.27 per share (€1.88 per share). This amount represents an immediate increase in net tangible book value of $2.61 per share (€2.17 per share) to existing shareholders and an immediate dilution in net tangible book value of $(16.23) per share (€13.48 per share) to new investors purchasing shares in this offering at the initial public offering price.
The following table illustrates this dilution on a per share basis:
Initial public offering price per share		$18.50
Net tangible book value per share as of March 31, 2021 before giving effect to this offering	$(32.06)
Net tangible book value per share as of March 31, 2021 before giving effect to this offering on a pro forma basis after giving effect to the Recapitalization and the Corporate Reorganization	(0.35)
Increase in net tangible book value per share attributable to new investors purchasing shares in this offering	2.61
Net tangible book value per share as adjusted to give effect to this offering		2.27
Dilution per share to new investors in this offering		$(16.23)
Dilution is determined by subtracting net tangible book value per share of common shares as adjusted to give effect to this offering, from the initial public offering price per share of common shares.
The following table summarizes, on a pro forma basis as of March 31, 2021, the differences between the number of shares purchased from us, the total consideration paid to us, and the average price per share paid by existing shareholders and by new investors. As the table shows, new investors purchasing shares in this offering will pay an average price per share substantially higher than our existing shareholders paid. The table below is based on 110,896,792 common shares outstanding immediately after the consummation of this offering. The table below is based on an assumed initial public offering price of $18.50 per share (€15.36 per share), which is the midpoint of the price range set forth on the front cover of this prospectus, for shares purchased in this offering, assumes the issuance of 16,220,000 common shares to be issued to certain members of our management in connection with the MPP Exchange (assuming an initial public offering price of $18.50 per share, which is the midpoint of the price range set forth on the cover of this prospectus) and excludes underwriting discounts and commissions and estimated offering expenses payable by us:
	Shares Purchased		Total Consideration(1)		Average Price Per Share
	Number	Percent	Amount	Percent
	(in millions)		(in millions)
Existing shareholders	94.7	85.4%	$107.5	26.4%	$1.14
New investors	16.2	14.6	300.1	73.6	18.50
Total	110.9	100.0%	$407.6	100.0%

(1)
Assumes no exercise by the underwriters of their option to purchase up to 2,433,000 additional common shares from the selling shareholder.

If the underwriters were to fully exercise the underwriters’ option to purchase 2,433,000 additional common shares, the percentage of our common shares held by existing shareholders would be 83.2% of the aggregate number of common shares outstanding after this offering, and the percentage of our common shares held by new investors would be 16.8% of the aggregate number of common shares outstanding after this offering.
Assuming the number of shares offered by us, as set forth on the front cover of this prospectus, remains the same, excluding assumed underwriting discounts and estimated commissions and offering expenses payable by us, a $1.00 increase or decrease in the assumed initial public offering price of $18.50 per share (€15.36 per share), which is the midpoint of the price range set forth on the front cover of this prospectus, would increase or decrease total consideration paid by new investors and total consideration paid by all shareholders by approximately $0.14 million (€0.12 million).

SELECTED COMBINED FINANCIAL DATA
The following tables set forth the selected combined financial data for the periods and dates indicated.
The combined statements of comprehensive loss and cash flow data for the six months ended March 31, 2021 and 2020 and combined balance sheet data as of March 31, 2021 have been derived from our unaudited interim condensed combined financial statements included elsewhere in this prospectus. The combined statements of comprehensive loss and cash flow data for the years ended September 30, 2020 and 2019 and combined balance sheet data as of September 30, 2020 and 2019 have been derived from our audited combined financial statements included elsewhere in this prospectus.
The selected combined financial data set forth below should be read in conjunction with “Presentation of Financial Information,” “Risk Factors,” “Capitalization,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the audited combined financial statements included elsewhere in this prospectus. The selected combined financial data in this section are not intended to replace our audited combined financial statements and the related notes, and are qualified in their entirety by the audited combined financial statements and the related notes included elsewhere in this prospectus. Our historical results are not necessarily indicative of our results in any future period.
	Year Ended September 30,		Six Months Ended March 31,
	2020	2019	2021	2020
	(in thousands)
Combined Statements of Comprehensive Loss Data:
Revenue	€ 151,090	€ 119,668	€93,849	€73,679
Operating expenses
Cost of revenue, excluding depreciation and amortization	(73,427)	(59,077)	(40,505)	(34,840)
Marketing and selling expenses	(78,865)	(62,926)	(52,102)	(40,351)
General and administrative expenses	(10,096)	(6,987)	(8,949)	(5,087)
Depreciation and amortization	(5,516)	(3,526)	(3,948)	(2,548)
Other operating income, net	301	198	296	529
Loss from operations	(16,513)	(12,650)	(11,359)	(8,618)
Interest income	1,124	205	975	409
Interest expenses	(7,153)	(5,068)	(3,649)	(3,151)
Other financial income (expenses), net	(439)	156	140	(597)
Loss before income taxes	(22,981)	(17,357)	(13,893)	(11,957)
Income tax expense	(130)	(41)	(107)	(40)
Net loss	€ (23,111)	€ (17,398)	€(14,000)	€(11,997)
	Year Ended September 30,		Six Months Ended March 31,
	2020	2019	2021	2020
	(in thousands)
Combined Statements of Cash Flow Data:
Net cash used in operating activities	€(16,661)	€(9,596)	€(21,074)	€(14,448)
Net cash used in investing activities	(11,393)	(5,177)	(5,950)	(4,479)
Net cash provided by financing activities	31,305	14,717	25,276	19,163
Effect of exchange rates on cash and cash equivalents	(60)	(36)	63	(30)
Net increase (decrease) in cash and cash equivalents	€3,191	€(92)	€(1,685)	€206

	As of September 30,		As of March 31, 2021
	2020	2019
	(in thousands)
Combined Balance Sheet Data:
Cash and cash equivalents	€4,121	€930	€2,436
Trade receivables, net	30,377	25,094	33,356
Inventories, net	10,756	8,027	12,369
Intangible assets, net	12,573	7,875	15,365
Right-of-use assets, net	5,997	5,221	5,316
Total assets	83,222	56,826	98,814
Total current liabilities	33,886	24,242	34,454
Total non-current liabilities	139,433	103,476	168,739
Total liabilities	173,319	127,718	203,193
Total equity (deficit)	(90,097)	(70,892)	(104,379)

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS
The following discussion and analysis should be read in conjunction with “Selected Combined Financial Data,” the condensed combined financial statements and the related notes thereto and the combined financial statements and the related notes thereto all included elsewhere in this prospectus. The statements in this discussion regarding industry outlook, our expectations regarding our future performance, liquidity and capital resources and all other non-historical statements in this discussion are forward-looking statements and are based on the beliefs of our management, as well as assumptions made by, and information currently available to, our management. Actual results could differ materially from those discussed in or implied by forward-looking statements as a result of various factors, including those discussed below and elsewhere in this prospectus, particularly in the sections entitled “Special Note Regarding Forward-Looking Statements” and “Risk Factors.”
Overview
At hear.com, we are on a mission to bring high quality hearing care to anyone, anywhere. Since our founding in 2012, we have grown rapidly to become the largest online provider of expert, medical-grade hearing care globally. We reimagined the hearing care delivery model and pioneered a digital platform that enables us to deliver a highly engaging, end-to-end customer experience, which we call our Hearing Success Program.
We first meet our consumers online before engaging with them telephonically to provide individualized advice on hearing care, dispel any misconceptions and generate excitement. Once the consumer decides to continue with hearing tests and fittings, we meet them locally through our global network of over 5,000 handpicked clinic locations, which we refer to as our partner providers, or remotely through our proprietary Clinic-in-a-Box, which is our teleaudiology solution. Our data-driven approach to hearing care enables us to deliver a personalized experience and respond to customer needs in real time. Our continued investment in technology and data analytics is geared towards maximizing customer satisfaction, allowing us to connect with a broad unpenetrated base of consumers and redefine what it means to experience and treat hearing loss today.
Our Hearing Success Program is a consumer-centric approach that we believe differentiates us from traditional hearing care providers. This comprehensive program encompasses outreach, assessment, planning, facilitation, care coordination, evaluation and advocacy for options and services that are tailored to an individuals’ hearing care needs. Our first contact with potential customers begins with our targeted digital marketing approach and the strategic placement of advertisements in a wide range of digital channels. These advertisements are designed to redirect potential customers to our online platform where we encourage them to engage through one of approximately 360 tailored versions of our website, which in the aggregate attracted over 70 million visits in 2020. Customers are then contacted telephonically by one of our internal sales consultants, who are full-time employees and highly-trained hearing experts. Our internal sales consultants provide education and expert advice for potential solutions that are tailored to the customer’s specific goals and they stay with each customer throughout the entire hearing care journey, from the initial consultation to fitting, purchasing, servicing and beyond. After they have spoken to a customer, our internal sales consultants coordinate with our global network of credentialed hearing care professionals to schedule a hearing test and fitting, either locally or remotely through our Clinic-in-a-Box solution. Once a hearing care solution is found, we handle all aspects of the purchase, including invoicing, settling reimbursement claims and providing financing options, as well as post-purchase servicing, allowing us to maintain multiple points of contact with our customers to ensure the highest levels of satisfaction and retention for their next purchase.
Our success is demonstrated by the number of contact requests we receive, which was approximately 1.4 million in 2020. We are the leading online hearing care company based on web traffic and estimate that we are a leader in online revenue in every market we serve, including the United States. We have a presence in 11 countries and our database includes close to six million consumers as of December 31, 2020. We have assembled a management team with advanced sector, technical and digital expertise, and, as of March 31, 2021, had 1,485 full-time employees dedicated to helping our customers hear better again, including 953 internal sales consultants and 198 in-house technology employees.

We believe our financial results reflect the significant market demand for our offerings and the value that we provide to the broader hearing care ecosystem. Our revenue was €93.8 million, €151.1 million and €119.7 million for the for the six months ended March 31, 2021 and for the fiscal years ended September 30, 2020 and 2019, respectively. We generated net losses of €14.0 million, €23.1 million and €17.4 million for the for the six months ended March 31, 2021 and for the fiscal years ended September 30, 2020 and 2019, respectively. Our Adjusted EBITDA was €(6.4) million, €(11.0) million and €(9.1) million for the for the six months ended March 31, 2021 and for the fiscal years ended September 30, 2020 and 2019, respectively. Adjusted EBITDA is a non-IFRS financial measure. For a reconciliation of Adjusted EBITDA to the most directly comparable IFRS financial measure, information about why we consider Adjusted EBITDA useful and a discussion of the material risks and limitations of these measures, please see “Prospectus Summary—Summary Combined Financial and Operating Data—Non-IFRS Measures.”
Key Factors Affecting Our Performance
We believe that the growth and future success of our business depends on many factors. While each of these factors presents significant opportunities for our business, they also pose important challenges that we must successfully address to sustain our growth and improve results of operations.
Efficient Acquisition of New Customers
We generate revenue by making direct sales of hearing aids to our customers. Our revenue growth over the nine years since our inception has been primarily driven by our success in acquiring new customers. Our business model is designed to deliver customer-centric hearing care based on direct-to-consumer marketing, expert consultation, high-quality fitting and after-sales services.
Our ability to acquire customers depends on our ability to acquire sales leads and the efficiency with which we can convert those sales leads into actual sales. When we succeed in establishing a point of contact with a potential customer through our marketing efforts, or based on the contact information advertised on our website, we view it as a sales lead. Our ability to generate a high volume of sales leads is fundamental to our customer acquisition strategy.
After generating sales leads, we work to convert them into actual sales. Historically, we have had a high rate of success in converting sales leads into appointments with our partner providers, which is key to making a sale. If the customer agrees to purchase hearing aids fitted by our partner provider, the sale is completed. We view the rate of conversion of a sales lead into an actual sale as our “conversion rate,” and our ability to generate high conversion rates is key to our rate of revenue growth.
Our ability to generate high volumes of sales leads or maintain a high conversion rate is, in turn, dependent on a number of factors. These include:
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Our ability to design and implement effective advertising and sales campaigns:   Our experience from nine years of online marketing, coupled with the data we have collected from hundreds of millions of site visits and various optimization tests, enables us to design targeted customer acquisition and engagement solutions tailored to our diverse groups of consumers and to the consumer patterns and behaviors in the different countries where we operate. The landscape for advertising and sales is ever evolving and it is essential that we remain current with tools and techniques that enable us to generate the highest number of leads. We have invested, and expect to continue to invest, significant amounts on sales and marketing efforts to build more attractive and efficient customer acquisition campaigns.

•
Our ability to convert sales leads into actual sales:   Our data-driven approach enables us to continually adapt our customer journey and react quickly to changing customer interests and trends. We believe that this approach has been instrumental to the effectiveness of our sales and marketing efforts and in driving an increase in the conversion of our sales leads into sales. We have invested, and expect to continue to invest, in developing our data capabilities and in growing our team of internal sales consultants and our network of partner providers to keep pace with increased demand and convert sales leads into satisfied customers, thereby growing our revenue.

The Quality, Size and Strength of our Partner Provider Network
The quality, size and strength of our partner provider network is key to achieving higher sales. Our approximately 5,000 partner providers comprise an estimated 15,000 hearing care professionals globally that are carefully selected, typically highly trained, and well regarded in their field. Participation of hearing care professionals in our network is based on rigorous and ongoing vetting, resulting in the selection of top-tier hearing care professionals who are accustomed to delivering the highest standard of care for our customers.
We have focused, and will continue to focus, on increasing the number of partner providers in our network. Our partner provider network comprised 1,600 partner providers as of September 30, 2016, increasing more than three times to over 5,000 partner providers as of September 30, 2020. Our ability to increase our revenue and profitability is dependent on retaining and increasing the number of our high-quality partner providers as we continue to increase the number of our customers and scale our platform. We have historically maintained high levels of retention among our partner providers because we help them improve the quality of the care they deliver, grow their practices, increase their profitability and provide them with training and administrative support. Additionally, as we continue to scale our teleaudiology solution in geographical areas where our customers are unable to physically access a participating partner provider, maintaining and growing a strong network of partner providers who can provide teleaudiology services will be key to serving these customers.
Cost of Revenue
Our cost of revenue consists primarily of fitting costs and the cost of hearing aids. Fitting costs represent the amount of fees we pay our partner providers for their services rendered, including consultations with our customers and the fitting of hearing aids. Fitting costs as a percentage of our revenue have remained relatively stable over time. Cost of hearing aids represents the amount we pay to purchase hearing aids from our suppliers.
Historically, our cost of revenue in absolute terms has increased due to the increase in our revenue over time, driven by increases in fitting costs and purchase costs of hearing aids. Relative to our revenue, our cost of revenue, especially the cost of hearing aids, has decreased over time. As we increase our sales volumes and scale up our operations, both as part of our network approach and our teleaudiology approach, we expect to achieve a further decrease in cost of revenue per unit sold through volume discounts negotiated with our suppliers, which we expect will increase our total gross margin over time.
In our teleaudiology solution, fitting fees paid to our partner providers are lower on a per-customer basis as compared to fees paid to our partner providers for in-clinic fittings. However, under our teleaudiology solution, we incur certain logistics costs, including the shipment of our Clinic-in-a-Box product to our customers. The net effect of lower fitting fees and additional logistics costs for our teleaudiology solution results in slightly lower cost of revenue for services provided through our teleaudiology solution as compared to in-clinic fittings.
In addition to traditional sales of hearing aids, we offer, and expect to increasingly offer, sales of hearing aids on an installment payment basis for up to 36 months. For hearing aids sold on an installment payment basis, we recognize revenue at the time of sale at the discounted amount of the total consideration to be received over the installment period with the remaining revenue recognized as interest income through the duration of the installment plan. Accordingly, if our sales mix changes over time, and the proportion of our sales made on an installment payment basis increases as a percentage of our overall sales, we may experience a decrease in our total gross margin.
In addition to installment plans, in the past, in certain geographies we offered our customers the option to lease hearing aids. We ceased to offer this option in the third quarter of our fiscal year 2020. Similar to installment plans, we recognized revenue from finance lease contracts at the time we entered into the contract at the present value of the total consideration to be received over the lease period.
We have also entered into certain receivables financing agreements with third-party lenders in connection with the installment plans we offer. These agreements allow us to offer our customers a broad spectrum of payment options. We pay our receivables financing providers fees for these financing arrangements, which consist of an interest expense component and a marketing and selling expense component. These receivables financing arrangements are non-recourse to us and currently have no material effects on our cost of revenue or total gross margin. However, they impact our profit or loss from operations due to fees paid. Accordingly, if we enter into additional receivables financing arrangements, we may experience a decrease in our profit from operations or an increase in our loss from operations, as applicable. For a description of our receivables financing arrangements that are off-balance sheet, see “―Off-Balance Sheet Arrangements.”
Continued Investment in our Business
Marketing and selling expenses
We have made significant expenditure related to customer acquisition and expect to continue to spend significant amounts to acquire additional customers. Our marketing and selling expenses were 52.2% and 52.6% of our revenue for the years ended September 30, 2020 and 2019, respectively. We increased our marketing and selling expenses by €15.9 million in the year ended September 30, 2020 compared to the year ended September 30, 2019, and we expect to continue to invest in marketing and sales in the near term.
There are many factors that drive our marketing and selling expenses. For example, the cost of marketing through new channels tends to initially be more expensive than the cost to access older, more established, marketing channels. This results from unfamiliarity with such new channels and the time it takes to understand their utility and reach before we can begin to optimally utilize them. On the other hand, we are able to more efficiently manage marketing expenses per appointment and sale made through our established marketing channels. We also tend to see quarterly movements in our marketing and selling expenses. Certain calendar quarters in a year, such as the fourth calendar quarter (which represents our first fiscal quarter), tend to be more expensive periods for marketing and sales, driven primarily by higher cost of advertising during the end-of-year holiday period. Over time, however, when we achieve greater brand recognition, we believe our sales volumes will increase without the need for a proportionate increase in our marketing and selling expenses. The growth and scale of our platform and broader awareness of our offerings, we expect, will lead to a decrease in our marketing and selling expenses as a percentage of our revenue. We also expect to experience a decrease in costs to generate revenue over time by utilizing our longstanding relationships with our existing customers to encourage them to come back to us and buy new hearing aids as their old ones reach the end of their lifetime, which occurs typically every four to six years. Since our inception and through March 31, 2021, approximately 2,500 customers worldwide have made repeat purchases of hearing aids from us.
Investments in technology
The use of technology is the cornerstone of our integrated platform and is a key factor that differentiates us from other providers in the industry. We have developed a proprietary and purpose-built technology platform specifically designed to fit the needs of our business model. We use over 200 connected software services that are developed, integrated and tailored to our technology platform. As of December 31, 2020, we employed 181 in-house technology employees that support all aspects of our customer journey. We record our investments in technology primarily as intangible assets on our balance sheet, which are amortized over time on our combined statements of comprehensive loss. As we continue to invest in our technology, we would expect an increase over time in our depreciation and amortization costs.
Return Rate
In certain of our markets, including the United States, customers can typically return hearing aids for any reason within the first 30-45 days of delivery for a full refund. The most commonly cited reason for the return of hearing aids is that the products did not meet customer expectations. Customer return rates, calculated as a percentage of hearing aids sold, were approximately 20.7% and 13.5% for the year ended September 30, 2020 and 2019, respectively.
We report revenue net of expected returns, which are estimated based on our historical return rate adjusted for any known factors impacting expectations for future return rate. As such, our return rate impacts our reported net revenue and profitability. If actual sales returns differ significantly from our estimates, we record an adjustment to revenue within two to three months. In terms of managing the cost of hearing aids returned to us, we have the ability to pass on any returned hearing aids to the applicable manufacturer within a period of 90 days and claim a refund from them for the cost we incurred for these hearing aids. Historically, we have not experienced any material losses from the return of hearing aids.
Our return rate varies depending on the location of the sale, local requirements and customer behavior in each country. Some countries’ local health regulations require that customers be given a trial period for hearing aids. The hearing aids that are used during the trial period are mainly samples or trial versions and are normally provided by our partner providers. Once the trial period is complete and the customer selects the hearing aids, new hearing aids are fitted to the customer and, at that time, revenue from the sale of hearing aids is recognized. In these cases, the customer does not have a right to return the hearing aids purchased. Accordingly, our return rate in these countries is low. In certain other countries, revenue is recognized upfront when the hearing aids are sold to the customer without a prior trial period. In these cases, we tend to experience a higher return rate, as there is a greater likelihood of customers making a return if the product sold to them does not meet their expectations or if they have changed their mind about the purchase. Accordingly, return rates on an aggregated global basis are also driven by changes in the mix of revenue from different countries. For example, if revenue in certain countries where we do not offer trial periods increases as a proportion of our total revenue at a faster rate than we have experienced historically, we may see an increase in our return rates as a result.
Seasonality
Historically, we have experienced, and expect to continue to experience, seasonality in our business, with higher sales volumes in the second and third calendar quarters (which represent our third and fourth fiscal quarters), and lower sales volumes in the first and fourth calendar quarters (which represent our first and second fiscal quarters).
Our sales volumes in the second and third calendar quarters (which represent our third and fourth fiscal quarters) tend to be higher as a result of the timing of marketing campaign launches as well as general higher activity and responsiveness of our customer base during warmer months. Our sales volumes in the first and fourth calendar quarters (which represent our first and second fiscal quarters) tend to be lower as a result of reduced marketing activities, driven primarily by higher cost of advertising during the end-of-year holiday period, a general lower rate of our customer base’s responsiveness during winter months and holiday closures by our partner providers. These factors may contribute to substantial fluctuations in our quarterly operating results.
Effects of Foreign Currency Translation
We experience limited foreign currency transaction risk because most of our operations, including salary payments and sourcing activities, are conducted locally, and we largely generate both revenue and costs in the functional currency of the countries in which we operate.
However, we experience certain foreign currency translation risk. We present our combined financial results in euros. Most of the companies within our combined group operate outside of the eurozone and use their local currencies, such as U.S. dollars, Malaysian ringgit, Swiss franc, Canadian dollar and Indian rupees, as their functional currencies. Accordingly, for purposes of preparing our combined financial statements, results of our foreign operations are translated into euros. We record the effects of foreign currency translation as other comprehensive income or loss for the period in our combined statements of changes in equity and we record gains and losses resulting from foreign currency transactions as other financial income (expenses) in our combined statements of comprehensive loss. We do not currently hedge net investments in foreign operations.

COVID-19 Pandemic
Internet usage and the time spent online has increased dramatically during the COVID-19 pandemic. As a result, we have found that reaching people online has become easier than ever before. We have experienced an increase in the availability of online advertising space and a decrease in online advertising costs during this period, which has been to our benefit. We have also seen a shift in consumer behavior where they have become more comfortable with, and more reliant on, online solutions for many areas of life. We believe this effect will be lasting and result in fundamental changes to consumer behavior.
Our partner providers’ businesses experienced a short-term decline in fitting activity because of the large scale closure of their clinics due to government mandated business shutdowns in the second calendar quarter of 2020 (which represents our third fiscal quarter) due to the impact of the COVID-19 pandemic. We proved to be a reliable business partner and earnings contributor once their clinics reopened. Since then, governments in the various countries where we operate have mandated business shutdowns but these have had a less severe impact on our and our partner providers’ businesses due to their clinics largely remaining open as essential services. Globally, hearing care professionals have seen the impact a pandemic of this nature can have on their businesses and are more open to partnering with a partner like hear.com with a strong and tenable online platform. We have also accelerated the rollout of our teleaudiology offering as a result of the COVID-19 pandemic and expect to scale it up more significantly in the future.
Although we believe that the COVID-19 pandemic has largely resulted in favorable trends for our business, we have experienced business disruptions, particularly at locations that have been subject to a shelter-in-place or similar restrictions, leading to lower revenues in areas where such restrictions were in place. Moreover, travel restrictions and disruptions in our supply chain could happen and we may not be able to obtain adequate inventory to sell. In addition, the pandemic has resulted in, and may continue to result in, significant disruption of global financial markets, which could limit our ability to access capital on favorable terms or at all should we require it. If we are unable to access capital on favorable terms or at all, it could negatively affect our liquidity.
The ongoing impact of COVID-19 depends on the duration and severity of the pandemic, which are difficult to assess or predict. As a result, the impact of these or any future factors could be substantially different than what we have experienced to date or expect in the future. Please see the section titled “Risk Factors” for further discussion of the possible impact of the COVID-19 pandemic on our business.
Key Performance Metrics and Non-IFRS Measures
In addition to IFRS measures of performance, we review the following key performance metrics to assess our performance, make strategic and offering decisions and build our financial projections.
Revenue on a Constant Currency Basis
We have supplemented our revenue for the year ended September 30, 2020 with a comparable measure on a constant currency basis, a non-IFRS measure, which excludes the impacts from changes in currency translation. We believe providing an explanation of the year to year variance in our revenue for the year ended September 30, 2020 compared to the year ended September 30, 2019 on a constant currency basis is meaningful for assessing how our underlying business has performed due to the fact that we have international operations that are material to our overall operations. As a result, our revenue is affected by changes in euro against international currencies. To present our revenue on a constant currency basis for the year ended September 30, 2020 compared to the year ended September 30, 2019, revenue for the entities reporting in currencies other than euro are converted to euro at the average exchange rate used in the year ended September 30, 2019 rather than the actual exchange rates in effect during the year ended September 30, 2020.

The following table reconciles our historical revenue to revenue on a constant currency basis for the periods presented.
	Year Ended September 30, 2020	Six Months Ended March 31, 2021
	(in thousands)	(in thousands)
Revenue	€151,090	€93,849
Foreign exchange impact	36	3,318
Revenue on a constant currency basis	€151,126	€97,167
Gross Margin
Total gross margin
We define total gross margin for a particular period as revenue less cost of revenue, excluding depreciation and amortization, divided by revenue. See “Prospectus Summary—Summary Combined Financial and Operating Data—Non-IFRS Measures” for additional information and the calculation of our total gross margin.
Our total gross margin for the six months ended March 31, 2021 and 2020 was 56.8% and 52.7%, respectively, and for the years ended September 30, 2020 and 2019 was 51.4% and 50.6%, respectively. For a discussion regarding the increase in our total gross margin for the six months ended March 31, 2021 as compared to the same period in 2020, see “—Results of Operations—Six Months Ended March 31, 2021 versus Six Months Ended March 31, 2020—Cost of Revenue, Excluding Depreciation and Amortization” and for a discussion regarding the increase in our total gross margin for the year ended September 30, 2020 as compared to the same period in 2019, see “—Results of Operations—Year Ended September 30, 2020 versus Year Ended September 30, 2019—Cost of Revenue, Excluding Depreciation and Amortization.”
Gross product margin
We define gross product margin for a particular period as revenue less cost of materials, divided by revenue. See “Prospectus Summary―Summary Combined Financial and Operating Data―Non-IFRS Measures” for additional information and the calculation of our gross product margin.
Our gross product margin for the six months ended March 31, 2021 and 2020 was 80.8% and 76.5%, respectively, and for the years ended September 30, 2020 and 2019 was 76.7% and 75.0%, respectively. For a discussion regarding the increase in our gross product margin for the six months ended March 31, 2021 as compared to the same period in 2020, see “—Results of Operations—Six Months Ended March 31, 2021 versus Six Months Ended March 31, 2020—Cost of Revenue, Excluding Depreciation and Amortization” and for a discussion regarding the increase in our gross product margin for the year ended September 30, 2020 as compared to the same period in 2019, see “—Results of Operations—Year Ended September 30, 2020 versus Year Ended September 30, 2019—Cost of Revenue, Excluding Depreciation and Amortization.”
Total gross margin and gross product margin are non-IFRS measures, which we believe are useful to investors as they eliminate the impact of certain non-cash expenses and allow a direct comparison of these measures between periods without the impact of non-cash expenses and certain other nonrecurring operating expenses.
As we increase our sales volumes and scale up our operations, both as part of our network approach and our teleaudiology approach, we expect to achieve a further decrease in cost of revenue per unit sold through volume discounts negotiated with our suppliers, which we expect will increase our total gross margin over time. Additionally, if our sales mix changes over time, and the proportion of our sales made on an installment payment basis increases as a percentage of our overall sales, we may experience a decrease in our total gross margin. For a further discussion on our cost of revenue and gross margin, see “―Key Factors Affecting Our Performance―Cost of Revenue” above.
Total gross margin and gross product margin are presented for supplemental informational purposes only, have limitations as analytical tools and should not be considered in isolation or as a substitute for financial information presented in accordance with IFRS. Other companies, including companies in our industry, may calculate total gross margin and gross product margin differently or may use other measures to evaluate their performance, all of which could reduce the usefulness of our total gross margin and gross product margin as tools for comparison.
Adjusted EBITDA
We define Adjusted EBITDA for a particular period as net profit or loss before interest expenses, interest income, other financial income (expenses), net, income taxes and depreciation and amortization excluding transaction and other related costs in connection with this offering and costs associated with our public company transition. In periods after the offering, we expect that Adjusted EBITDA will also be adjusted for equity-based compensation expense as incurred. See “Prospectus Summary—Summary Combined Financial and Operating Data—Non-IFRS Measures” for additional information and a reconciliation of our net loss to Adjusted EBITDA.
Our Adjusted EBITDA for the six months ended March 31, 2021 and 2020 was €(6.4) million and €(6.1) million, respectively. Adjusted EBITDA decreased €0.3 million, or 5.0%, for the six months ended March 31, 2021 as compared to the same period in 2020, primarily due to revenue growth being higher than cost of revenue growth which was offset by marketing and selling expenses and general and administrative expenses growth being higher than revenue growth for the six months ended March 31, 2021 as compared to the same period in 2020. The main drivers for this lower cost of revenue growth and higher marketing and selling and general and administrative expenses growth are discussed under “—Results of Operations—Six Months Ended March 31, 2021 versus Six Months Ended March 31, 2020—Cost of Revenue, Excluding Depreciation and Amortization” and under “—Results of Operations—Six Months Ended March 31, 2021 versus Six Months Ended March 31, 2020—Marketing and Selling Expenses.”
Our Adjusted EBITDA for the years ended September 30, 2020 and 2019 was €(11.0) million and €(9.1) million, respectively. Adjusted EBITDA decreased €1.9 million, or 20.9%, for the year ended September 30, 2020 as compared to the same period in 2019, primarily due to increases in our cost of revenue and marketing and selling expenses for the year ended September 30, 2020 as compared to the same period in 2019. The main drivers for this increase in our cost of revenue and marketing and selling expenses are discussed under “—Results of Operations—Year Ended September 30, 2020 versus Year Ended September 30, 2019—Cost of Revenue, Excluding Depreciation and Amortization” and “—Results of Operations—Year Ended September 30, 2020 versus Year Ended September 30, 2019—Marketing and Selling Expenses.”
Adjusted EBITDA is a key measure we use to assess our ongoing operations and is also used for internal planning and forecasting purposes. We believe Adjusted EBITDA is helpful to investors as it is a metric used by management in assessing the health of our business and our operating performance. In addition, this measure is frequently used by analysts, investors and other interested parties to evaluate and assess performance.
Adjusted EBITDA is a non-IFRS measure and is presented for supplemental informational purposes only, has limitations as an analytical tool and should not be considered in isolation or as a substitute for financial information presented in accordance with IFRS. Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. In addition, other companies, including companies in our industry, may calculate Adjusted EBITDA differently or may use other measures to evaluate their performance, all of which could reduce the usefulness of our Adjusted EBITDA as a tool for comparison.
Number of Appointments
	Year Ended September 30,
	2020	2019
Number of appointments	291,000	218,000

We define the number of appointments as the total number of initial fitting appointments we make for our customers with our partner providers in any given period. It is primarily driven by our marketing efforts using existing as well as new marketing channels, expansion efforts in existing and new markets and innovation efforts that deliver new products and business models, in each case, aimed at increasing the number of appointments. This measure enables us to assess the quality of our customer consultations.
Number of Partner Providers
	As of September 30,
	2020	2019
Number of Partner Providers	5,168	4,526
We define the number of partner providers as the total number of clinics at the end of the relevant period with whom we have entered into contractual arrangements for the fitting of hearing aids that we sell to our customers. It is primarily driven by our expansion in existing markets and new markets. This measure enables us to assess the size of our partner provider network and the breadth of locations where our customers can be served by hearing care professionals.
Number of Appointments per Partner Provider
	Year Ended September 30,
	2020	2019
Number of appointments per partner provider	56	48
We define the number of appointments per partner provider as the number of appointments in any given period divided by the number of partner providers at the end of that period. It is primarily driven by the number of appointments we are able to generate and the capacity of our partner providers to take on additional fitting appointments. This measure enables us to monitor our customer sales growth as a higher number of appointments per partner provider increases our ability to convert appointments into sales.
Customer Sales
	Year Ended September 30,
	2020	2019
Total customer sales	59,116	47,142
Europe	27,003	22,759
North America	15,695	13,019
Rest of the World	16,147	11,364
We define customer sales as the number of customer transactions or sales, net of returns, in any given period. It is primarily driven by the number of appointments we generate and the quality of customer consultation and fittings offered by our partner providers. This measure enables us to assess the quality of our customer consultations and fittings offered by our partner providers.
Conversion Rate
	Year Ended September 30,
	2020	2019
Conversion rate	20.3%	21.6%
We define conversion rate as customer sales divided by the number of appointments in any given period, and the result multiplied by 100. Our conversion rate has generally been stable over the years and we would expect that trend to continue in the near- to medium-term. Conversion rate is primarily driven by our ability to convert our number of appointments into customer sales. This measure enables us to assess the quality of our customer consultations, the quality of our partner fittings and the efficiency of our marketing and sales efforts.
Total Unit Volume
	Year Ended September 30,
	2020	2019
Total unit volume	105,951	82,951
Europe	49,533	42,282
North America	30,089	24,940
Rest of the World	26,309	15,729
We define total unit volume as the number of hearing aids sold, net of returns, in any given period. It is primarily driven by customer sales and by the average number of hearing aids purchased by each customer, which we refer to as the binaural rate. The binaural rate can vary from one to two hearing aids per customer but stays relatively stable on average over time. This measure enables us, among other things, to manage our cost of materials as an increase in unit volumes gives us the ability to negotiate better prices with our manufacturing partners, which, in turn, gives us the ability to decrease our cost of materials.
Average Selling Price
	Year Ended September 30,
	2020	2019
Average selling price	€1,426	€1,443
Europe	1,450	1,447
North America	1,919	1,891
Rest of the World	816	720
We define average selling price as the average selling price of one hearing aid to a customer and calculate it by dividing revenue by total unit volume for any given period. It is primarily driven by country mix. Average selling prices in developing countries tend to be lower than in developed countries.
Average Adjusted Basket Value
We define average adjusted basket value as the amount paid by our customers on average for each transaction they complete and calculate it by multiplying the applicable binaural rate by the average selling price for each region. Our average adjusted basket value for the year ended September 30, 2020 was €2,662 for Europe, €3,679 for North America and €1,308 for the Rest of the World.
Components of Results of Operations
Revenue
We generate revenue from the sale or finance lease of hearing aids and accessories to the end customer. All leases of hearing aids have qualified as finance leases. Therefore, we recognize revenue for both the sale and finance lease of hearing aids at the point in time in which control is transferred to the customer (i.e., when the hearing aids have been fitted to the customer). Fittings may be performed at the clinic of our partner providers or through our teleaudiology solution. We report revenue net of expected returns, which is an estimate informed in part by historical return rates.
As part of our sales approach, we offer sales of hearing aids on an installment payment basis, which allows our customers to make payments in monthly installments for up to 36 months. Revenue for hearing aids sold on an installment basis, including finance leases, are recognized on a discounted basis at the time control of the hearing aids has transferred, with remaining amounts recognized as interest income over the duration of the installment contract. Any expected credit loss adjustments or losses resulting from unexpected defaults or other events are recognized in marketing and selling expenses. Interest received as a result of the installment plans are recognized as interest income.
Operating Expenses
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Cost of revenue, excluding depreciation and amortization.   Consists primarily of fitting costs and the cost of hearing aids. Fitting costs represent the amount of fees we pay our partner providers for their services rendered, including consultations with our customers and the fitting of hearing aids. Fitting costs as a percentage of our revenue have remained relatively stable over time. Cost of hearing aids represents the amount we pay to purchase hearing aids from the manufacturers who deliver the product to our partners. We expect the cost of hearing aids as a percentage of our revenue to decrease as our order volumes increase over time.

Included in cost of revenue are expenses related to certain of our full-time employees, such as salaries, benefits and bonuses of employees in our procurement team and the costs associated with the shipping of our Clinic-in-a-Box product to customers as part of our teleaudiology solution.
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Marketing and selling expenses.   Consists primarily of marketing and advertising expenses for customer acquisition and retention, as well as personnel costs. This includes salaries, benefits, bonuses and sales commissions for marketing and sales employees (including our internal sales consultants who conduct initial phone consultations with our customers), third-party services and contractors, allocated overhead, receivables financing fees, bad debt expense and costs incurred to provide training to our partner providers. Marketing and selling expenses are primarily driven by investments to grow and retain our consumer base and fluctuates as a percentage of revenue based on the timing of our investment.

We expect our marketing and selling expenses to increase as we continue to make investments to grow and retain our customer base. Marketing and selling expenses are also expected to increase as we hire additional sales and marketing personnel to support our growing customer base. Training costs are also expected to increase as our network of partner providers continues to expand. However, we expect these expenses to increase at a slower pace than our revenues as we gain further scale.
•
General and administrative expenses.   Consists primarily of employee-related expenses including salaries, benefits, bonuses, finance, accounting, legal, technology infrastructure and human resources functions, as well as costs related to infrastructure such as office management and business development costs.

We expect to incur additional general and administrative costs in compliance, legal, investor relations, insurance, and professional services following the completion of this offering related to our compliance and reporting obligations as a public company. We expect our general and administrative costs to continue to increase on an absolute euro basis as we continue to grow.
•
Depreciation and amortization.   Consists primarily of depreciation of our fixed assets and our right-of-use assets and the amortization of our intangible assets, such as internally generated intangible assets and licenses and software.

Interest Income
Consists primarily of interest income from our installment plan and finance lease financing arrangements.
Interest Expenses
Consists primarily of interest expense related to cash pool clearing accounts maintained centrally with entities within the WS Audiology Group. Also included is interest expense related to shareholder loans owed to our parent, the WS Audiology Group, and receivables financing agreements entered into with third-party lenders. Over the near to medium term, and after giving effect to the offering and the planned use of proceeds, we expect a decrease in our interest expense following the termination of the cash pooling arrangements currently in place with the WS Audiology Group and the repayment of the shareholder loans owed to the WS Audiology Group. We expect this decrease to be partially offset by an increase in our interest expense due to greater use of receivables financing arrangements.
Other Financial Income (Expenses), net
Consists solely of foreign currency translation gains and losses.
Income Taxes
Consists of current tax and changes in deferred tax for the period, including changes as a result of changes in tax rates. The tax expense for the year is recognized in profit or loss except to the extent that it relates to items recognized directly in other comprehensive income or directly in equity. We expect our income taxes to continue to increase on an absolute euro basis as we continue to grow. In the near future, we expect to benefit from certain tax loss carryforwards as we have incurred negative income in past years, which is discussed in more detail under “―Income Taxes” below.
Impacts of the Initial Public Offering
Impact of Debt Repayment
Assuming the net proceeds after expenses to us of $271.6 million in connection with the sale of common shares in this offering, based on an assumed initial public offering price of $18.50 per share, which is the midpoint of the price range set forth on the cover of this prospectus, together with cash on hand, are used to repay, in full, existing shareholder loans owed to certain entities of the WS Audiology Group (including the termination of the cash pooling arrangements currently in place with the WS Audiology Group) and to pay the outstanding consideration owed to the Parent and certain of its direct and indirect subsidiaries as intercompany loans in connection with our acquisition of the hear.com group, as described in “Use of Proceeds,” we expect interest expense to be lower in future periods based on the reduction in outstanding debt and the write-off of any associated debt issuance costs.
Incremental Public Company Expenses
Following our initial public offering, we will incur significant expenses on an ongoing basis that we did not incur as a private company. These costs include additional director and officer liability insurance expenses, as well as third-party and internal resources related to accounting, auditing, SOX compliance, legal and investor and public relations expenses. These costs will generally be general and administrative expenses.
Our combined financial statements also reflect certain allocated overhead expenses of the WS Audiology Group, representing €173,000 for each of the years ended September 30, 2020 and 2019. These allocated overhead expenses will no longer be incurred following the termination of the transitional services agreement described below.
In connection with this initial public offering, we also expect to enter into a transitional services agreement with the WS Audiology Group, pursuant to which certain entities of the WS Audiology Group will continue to provide certain business functions to us for a limited period of time following the Corporate Reorganization, including certain IT applications, payroll services, arrangements with logistics providers and legal services. These arrangements are intended to be consistent with the arrangements that have existed prior to the implementation of the Corporate Reorganization, and on arm’s length terms. We expect that the transitional services agreement will initially be for a term of nine months, with the option for us to extend the term for one period of three months, subject to early termination rights based on advance written notice.
Equity-Based Compensation Expense
After this offering, we expect to incur compensation expense in connection with the equity awarded under our 2021 Equity Plans, including the RSUs and options expected to be awarded in connection with this offering. See “Management—2021 Equity Plans” for additional details.

Results of Operations
Six Months Ended March 31, 2021 versus Six Months Ended March 31, 2020
	Six Months Ended March 31,		Change
	2021	2020	€	%
	(unaudited)	(unaudited)
		(€ in thousands)
Combined Statements of Comprehensive Loss Data:
Revenue	€93,849	€73,679	€20,170	27.4%
Operating expenses
Cost of revenue, excluding depreciation and amortization	(40,505)	(34,840)	(5,665)	16.3%
Marketing and selling expenses	(52,102)	(40,351)	(11,751)	29.1%
General and administrative expenses	(8,949)	(5,087)	(3,862)	75.9%
Depreciation and amortization	(3,948)	(2,548)	(1,400)	54.9%
Other operating income, net	296	529	(233)	(44.0)%
Loss from operations	(11,359)	(8,618)	(2,741)	31.8%
Interest income	975	409	566	138.4%
Interest expenses	(3,649)	(3,151)	(498)	15.8%
Other financial income (expense), net	140	(597)	737	(123.5)%
Loss before income taxes	(13,893)	(11,957)	(1,936)	16.2%
Income tax expense	(107)	(40)	(67)	167.5%
Net loss	€(14,000)	€(11,997)	€(2,003)	16.7%
Revenue by Geography
	Six Months Ended March 31,		Change
	2021	2020	€	%
	(unaudited)	(unaudited)
		(€ in thousands)
Revenue	€93,849	€73,679	€20,170	27.4%
Europe	47,562	32,443	15,119	46.6%
North America	34,064	31,571	2,493	7.9%
Rest of the World	12,223	9,665	2,558	26.5%
Revenue increased €20.2 million, or 27.4%, to €93.8 million for the six months ended March 31, 2021 as compared to the same period in 2020. The increase in revenue was primarily due to the increase in our net sales volumes of 39.9% in the six months ended March 31, 2021 as compared to the same period in 2020. The increase in net sales volumes resulted primarily from (1) further penetration of our existing sales channels, (2) an increase in the number of new customers acquired in the six months ended March 31, 2021 (as compared to the same period in 2020 as a result of an increase in the number of acquired leads), and (3) continued improvement in our conversion rates across Europe, North America and the Rest of the World.
On a constant currency basis, our revenue increased 31.9% for the six months ended March 31, 2021 as compared to the same period in 2020. For a reconciliation of our historical revenue to revenue on a constant currency basis for the six months ended March 31, 2021, see “―Key Performance Metrics and Non-IFRS Measures―Revenue on a Constant Currency Basis.”

Cost of Revenue, Excluding Depreciation and Amortization
	Six Months Ended March 31,		Change
	2021	2020	€	%
	(unaudited)	(unaudited)
		(€ in thousands)
Cost of revenue, excluding depreciation and amortization	€ (40,505)	€ (34,840)	€ (5,665)	16.3%
% of revenue	43.2%	47.3%
Cost of revenue, excluding depreciation and amortization increased €5.7 million, or 16.3%, to €40.5 million for the six months ended March 31, 2021 as compared to the same period in 2020. The increase in cost of revenue was primarily due to the growth in our revenue driving increases in fitting costs and the costs to acquire hearing aids.
Our total gross margin increased to 56.8% for the six months ended March 31, 2021 as compared to 52.7% for the same period in 2020. The increase in total gross margin was primarily due to an increase in our purchasing volumes for the six months ended March 31, 2021 as compared to the same period in 2020, which resulted in a decrease in our cost per unit of hearing aids purchased due to volume discounts that we received from our suppliers. See “Prospectus Summary—Summary Combined Financial and Operating Data—Non-IFRS Measures” for additional information and the calculation of our gross margin.
Our gross product margin increased to 80.8% for the six months ended March 31, 2021 as compared to 76.5% for the same period in 2020. The increase in total gross product margin was primarily due to volume discounts with our suppliers as we continue to gain scale. See “Prospectus Summary—Summary Combined Financial and Operating Data—Non-IFRS Measures” for additional information and the calculation of our gross product margin.
Marketing and Selling Expenses
	Six Months Ended March 31,		Change
	2021	2020	€	%
	(unaudited)	(unaudited)
		(€ in thousands)
Marketing and selling expenses	€ (52,102)	€ (40,351)	€ (11,751)	29.1%
% of revenue	55.5%	54.8%
Marketing and selling expenses increased €11.8 million, or 29.1%, to €52.1 million for the six months ended March 31, 2021 as compared to the same period in 2020. The increase in marketing and selling expenses was primarily due to an increase in our personnel expenses of €7.0 million for the six months ended March 31, 2021 as compared to the same period in 2020, and an increase in our advertising expenses of €6.0 million for the six months ended March 31, 2021 as compared to the same period in 2020 and an increase in other expenses of 1.4 million in the six months ended March 31, 2021 compared to the same period in 2020, partially offset by a decrease in bad debt expenses of €1.9 million as compared to the same period in 2019. Our personnel expenses relate primarily to salaries and sales commissions to our internal sales consultants. Our advertising expenses relate primarily to click-based payments to online advertising partners that publish our end-consumer advertisements, such as news portals, website operators or digital advertising aggregators such as Taboola or Google Display Network.
General and Administrative Expenses
General and administrative expenses increased €3.9 million, or 75.9%, to €8.9 million for the six months ended March 31, 2021 as compared to the same period in 2020. The increase in general and administrative expenses was primarily due to an increase in our personnel expenses, audit fees and continued investments in information technology systems and processes to lay a foundation for continued sales growth.

Depreciation and Amortization
Depreciation and amortization increased €1.4 million, or 54.9%, to €3.9 million for the six months ended March 31, 2021 as compared to the same period in 2020. The increase in depreciation and amortization was primarily due to the increased capitalization of intangible assets as we continue to invest in technology solutions, such as investments in our teleaudiology solution.
Interest Expenses
Interest expenses increased €0.5 million, or 15.8%, to €3.6 million for the six months ended March 31, 2021 as compared to the same period in 2020. The increase in interest expenses was primarily due to (1) the interest expense paid in connection with the cash pool clearing accounts maintained centrally with entities within the WS Audiology Group and (2) an increase in installment plan sales which receivables financing agreements that we entered into with third-party lenders.
Income Tax Expense
Our income tax expense was €107 thousand for the six months ended March 31, 2021, as compared to an income tax expense of €40 thousand for the same period in 2020. Our income tax expense for the six months ended March 31, 2021 was primarily due to certain income tax payments made in South Korea where we were permitted to set off only a portion of our income tax liabilities against our tax loss carryforwards.
Year Ended September 30, 2020 versus Year Ended September 30, 2019
	Year Ended September 30,		Change
	2020	2019	€	%
	(€ in thousands)
Combined Statements of Comprehensive Loss:
Revenue	€151,090	€119,668	€31,422	26.3%
Operating expenses
Cost of revenue, excluding depreciation and amortization	(73,427)	(59,077)	(14,350)	(24.3)%
Marketing and selling expenses	(78,865)	(62,926)	(15,939)	(25.3)%
General and administrative expenses	(10,096)	(6,987)	(3,109)	(44.5)%
Depreciation and amortization	(5,516)	(3,526)	(1,990)	(56.4)%
Other operating income, net	301	198	103	52.0%
Loss from operations	(16,513)	(12,650)	(3,863)	(30.5)%
Interest income	1,124	205	919	448.3%
Interest expenses	(7,153)	(5,068)	(2,085)	(41.1)%
Other financial income (expenses), net	(439)	156	(595)	(381.4)%
Loss before income taxes	(22,981)	(17,357)	(5,624)	(32.4)%
Income tax expense	(130)	(41)	89	(217.1)%
Net loss	€(23,111)	€(17,398)	€(5,713)	(32.8)%
Revenue by Geography
	Year Ended September 30,		Change
	2020	2019	€	%
	(€ in thousands)
Revenue	€151,090	€119,668	€31,422	26.3%
Europe	71,874	61,172	10,702	17.4%
North America	57,749	47,169	10,580	22.4%
Rest of the World	21,467	11,327	10,140	89.5%

Revenue increased €31.4 million, or 26.3%, to €151.1 million for the year ended September 30, 2020 as compared to the same period in 2019. The increase in revenue was primarily due to the increase in our net sales volumes of 26.7%, resulting primarily from (1) further penetration of our existing sales channels, (2) an increase in the number of new customers acquired in 2020 (as compared to 2019 as a result of an increase in the number of acquired leads), and (3) continued improvement in our conversion rates across Europe, North America and the Rest of the World.
On a constant currency basis, our revenue increased 26.2% for the year ended September 30, 2020 as compared to the same period in 2019. For a reconciliation of our historical revenue to revenue on a constant currency basis for the year ended September 30, 2020, see “―Key Performance Metrics and Non-IFRS Measures―Revenue on a Constant Currency Basis.”
Cost of Revenue, Excluding Depreciation and Amortization
	Year Ended September 30,		Change
	2020	2019	€	%
	(€ in thousands)
Cost of revenue, excluding depreciation and amortization	€73,427	€59,077	€14,350	24.3%
% of revenue	48.6%	49.4%
Cost of revenue, excluding depreciation and amortization increased €14.4 million, or 24.3%, to €73.4 million for the year ended September 30, 2020 as compared to the same period in 2019. The increase in cost of revenue was primarily due to the growth in our revenue driving increases in fitting costs and the costs to acquire hearing aids.
Our total gross margin increased to 51.4% for the year ended September 30, 2020 as compared to 50.6% for the same period in 2019. The increase in total gross margin was primarily due to an increase in our purchasing volumes for the year ended September 30, 2020 as compared to the same period in 2019, which resulted in a decrease in our cost per unit of hearing aids purchased due to volume discounts that we received from our suppliers. The increase in our total gross margin for the year ended September 30, 2020 was partially offset by lower revenues recognized as a result of a higher share of sales made in the year ended September 30, 2020 based on installment plans, where we recognize revenue at a discounted amount of the total consideration to be received over the installment period with the remaining revenue recognized as interest income through the duration of the installment plan. See “Prospectus Summary—Summary Combined Financial and Operating Data—Non-IFRS Measures” for additional information and the calculation of our total gross margin.
Our gross product margin increased to 76.7% for the year ended September 30, 2020 as compared to 75.0% for the same period in 2019. The increase in gross product margin was primarily due to volume discounts from suppliers as we gained scale. See “Prospectus Summary—Summary Combined Financial and Operating Data—Non-IFRS Measures” for additional information and the calculation of our gross product margin.
Marketing and Selling Expenses
	Year Ended September 30,		Change
	2020	2019	€	%
	(€ in thousands)
Marketing and selling expenses	€78,865	€62,926	€15,939	25.3%
% of revenue	52.2%	52.6%
Marketing and selling expenses increased €15.9 million, or 25.3%, to €78.9 million for the year ended September 30, 2020 as compared to the same period in 2019. The increase in marketing and selling expenses was primarily due to an increase in our personnel expenses, representing an increase of €10.2 million for the year ended September 30, 2020 as compared to the same period in 2019, and an increase in our advertising expenses, representing an increase of €3.9 million for the year ended September 30, 2020 as compared to the same period in 2019. Our personnel expenses relate primarily to salaries and sales commissions to our internal sales consultants. Our advertising expenses relate primarily to click-based payments to online advertising partners that publish our end-consumer advertisements, such as news portals, website operators or digital advertising aggregators such as Taboola or Google Display Network.
General and Administrative Expenses
General and administrative expenses increased €3.1 million, or 44.5%, to €10.1 million for the year ended September 30, 2020 as compared to the same period in 2019. The increase in general and administrative expenses was primarily due to continued investments in information technology systems and processes to lay a foundation for continued sales growth.
Depreciation and Amortization
Depreciation and amortization increased €2.0 million, or 56.4%, to €5.5 million for the year ended September 30, 2020 as compared to the same period in 2019. The increase in depreciation and amortization was primarily due to the increased capitalization of intangible assets as we continue to invest in technology solutions, such as investments in our teleaudiology solution.
Interest Expenses
Interest expenses increased €2.1 million, or 41.1%, to €7.2 million for the year ended September 30, 2020 as compared to the same period in 2019. The increase in interest expenses was primarily due to the interest expense paid in connection with the cash pool clearing accounts maintained centrally with entities within the WS Audiology Group as well as receivables financing agreements we entered into with third-party lenders in 2020.
Income Taxes
Our income tax expense was €130,000 for the year ended September 30, 2020, as compared to an income tax expense of €41,000 in 2019. Our income tax expense for the year ended September 30, 2020 was primarily due to certain income tax payments made in South Korea where we were permitted to set off only a portion of our income tax liabilities against our tax loss carryforwards.
Select Unaudited Interim Condensed Combined Financial Information
The following table sets forth certain of our unaudited interim condensed combined financial information from the first fiscal quarter of the fiscal year ended September 30, 2019 to, and including, the first fiscal quarter of the fiscal year ending September 30, 2021. The unaudited interim condensed combined financial information set forth below has been prepared on the same basis as our audited combined financial statements and, in our opinion, contains all adjustments necessary for the fair presentation of this financial information. You should read the following information in conjunction with the rest of this section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited combined financial statements and the accompanying notes thereto included elsewhere in this prospectus. The results of historical periods are not necessarily indicative of the results for any future period, and the results for any fiscal quarter are not necessarily indicative of results to be expected for a full fiscal year or any other period.
Adjusted EBITDA is a non-IFRS financial measure. For a reconciliation of Adjusted EBITDA to the most directly comparable IFRS financial measure, information about why we consider Adjusted EBITDA useful and a discussion of the material risks and limitations of these measures, please see “―Summary Combined Financial and Operating Data―Non-IFRS Measures.”

	Three Months Ended
	December 31, 2018	March 31, 2019	June 30, 2019	September 30, 2019	December 31, 2019	March 31, 2020	June 30, 2020	September 30, 2020	December 31, 2020	March 31, 2021
	(€ in thousands)
Revenue	$22,963	$26,797	$32,267	$37,641	$34,482	$39,197	$28,494	$48,916	$45,655	$48,194
Net loss	(6,033)	(5,054)	(3,707)	(2,605)	(5,713)	(6,283)	(8,287)	(2,826)	(5,537)	(8,463)
Interest expenses	(1,164)	(1,231)	(1,300)	(1,373)	(1,466)	(1,684)	(1,649)	(2,354)	(1,774)	(1,875)
Interest income	20	38	45	103	193	215	282	433	456	519
Other financial income (expenses), net	172	37	(151)	98	19	(616)	296	(138)	303	(163)
Income taxes	(19)	(20)	(4)	3	(17)	(24)	(1)	(89)	(42)	(65)
Depreciation and amortization	(861)	(828)	(886)	(951)	(1,257)	(1,292)	(1,340)	(1,627)	(1,825)	(2,123)
Transaction related and public company costs(a)	—	—	—	—	—	—	—	—	(377)	(600)
Adjusted EBITDA	$(4,181)	$(3,050)	$(1,411)	$(485)	$(3,185)	$(2,882)	$(5,875)	$949	$(2,278)	$(4,156)

(a)
Represents transaction and other related costs incurred in connection with this offering and costs associated with our public company transition.

For a discussion regarding the seasonality of our quarterly results, see “―Key Factors Affecting Our Performance―Seasonality.”
Liquidity and Capital Resources
We assess our liquidity in terms of our ability to generate adequate amounts of cash to meet current and future needs. Our expected primary uses on a short-term and long-term basis are for working capital, capital expenditures, geographic or service offering expansion, acquisitions, investments and other general corporate purposes. We have historically funded our operations primarily through cash generated from operations, borrowings under our shareholder loans with the WS Audiology Group and borrowings under cash pooling arrangements we have in place with the WS Audiology Group. We hold our cash balances in Germany, the United States and various other locations in the rest of the world.
As of March 31, 2021, we had cash and cash equivalents of €2.4 million, all of which represents cash and cash equivalents held outside of the United States.
Cash Flows
The following table presents a summary of our cash flows for the periods shown:
	Year Ended September 30,		Six Months Ended March 31,
	2020	2019	2021	2020
	(in thousands)
Net cash used in operating activities	€(16,661)	€(9,596)	€(21,074)	€(14,448)
Net cash used in investing activities	(11,393)	(5,177)	(5,950)	(4,479)
Net cash provided by financing activities	31,305	14,717	25,276	19,163
Effect of changes in exchange rates on cash and cash equivalents	(60)	(36)	63	(30)
Net increase (decrease) in cash and cash equivalents	€3,191	€(92)	€(1,685)	€206

Operating Activities
During the six months ended March 31, 2021, cash used in operating activities of €21.1 million, primarily resulting from a net loss of €14.0 million, adjusted for €6.7 million of non-cash expenses, including amortization and depreciation, depreciation of right-of-use assets, income tax expense, net interest expense and net other non-cash expenses, and €13.8 million of net cash used as a result of an increase in working capital (representing net changes in operating assets and liabilities, net income taxes paid and interest received). The changes in operating assets and liabilities were primarily driven by capitalized costs directly attributable to the offering and an increase in accounts receivable and inventory due to our growing operations.
During the six months ended March 31, 2020, cash used in operating activities of €14.4 million, primarily resulting from a net loss of €12.0 million, adjusted for €5.3 million of non-cash expenses, including amortization and depreciation, depreciation of right-of-use assets, income tax expense, net interest expense and net other non-cash expenses, and €7.7 million of net cash used as a result of an increase in working capital (representing net changes in operating assets and liabilities, net income taxes paid and interest received). The changes in operating assets and liabilities were primarily driven by increases in our accounts receivable and inventories due to our growing operations.
During the year ended September 30, 2020, operating activities utilized €16.7 million of cash, primarily resulting from a net operating loss of €23.1 million, adjusted for €11.7 million of non-cash expenses, including amortization and depreciation, depreciation of right-of-use assets, income tax expense, net interest expense and net other non-cash expenses, and €5.2 million of net cash utilized as a result of an increase in working capital (representing net changes in operating assets and liabilities, net income taxes paid and interest received). The changes in operating assets and liabilities were primarily driven by increases in our accounts receivable due to our growing operations.
During the year ended September 30, 2019, operating activities utilized €9.6 million of cash, primarily resulting from a net operating loss of €17.4 million, adjusted for €8.5 million of non-cash expenses, including amortization and depreciation, depreciation of right-of-use assets, net interest expense, income tax expense, net interest expense and net other non-cash expenses, and €0.7 million of net cash utilized as a result of an increase in working capital (representing net changes in operating assets and liabilities, net income taxes paid and interest received). The changes in operating assets and liabilities were primarily driven by increases in our accounts receivable due to our growing operations.
Investing Activities
During the six months ended March 31, 2021, investing activities used €6.0 million of cash, primarily resulting from investments in capital expenditures and capitalized information technology and software development costs to support our growth.
During the six months ended March 31, 2020, investing activities used €4.5 million of cash, primarily resulting from investments in capital expenditures and capitalized information technology and software development costs to support our growth.
During the year ended September 30, 2020, investing activities utilized €11.4 million of cash, primarily resulting from investments in capital expenditures and capitalized information technology and software development costs to support our growth.
During the year ended September 30, 2019, investing activities utilized €5.2 million of cash, primarily resulting from investments in capital expenditures and capitalized information technology and software development costs to support our growth.
Financing Activities
During the six months ended March 31, 2021, financing activities provided €25.3 million of cash, primarily resulting from additional borrowings under our shareholder loan with the WS Audiology Group,

including borrowings made under the cash pooling arrangements with the WS Audiology Group and the interest paid on these borrowings.
During the six months ended March 31, 2020, financing activities provided €19.2 million of cash, primarily resulting from additional borrowings under our shareholder loan with the WS Audiology Group, including borrowings made under the cash pooling arrangements with the WS Audiology Group and the interest paid on these borrowings.
During the year ended September 30, 2020, financing activities provided €31.3 million of cash, primarily resulting from additional borrowings under our shareholder loan with the WS Audiology Group, including borrowings made under the cash pooling arrangements with the WS Audiology Group and the interest paid on these borrowings.
During the year ended September 30, 2019, financing activities provided €14.7 million of cash, primarily resulting from additional borrowings under our shareholder loan with the WS Audiology Group, including borrowings made under the cash pooling arrangements with the WS Audiology Group and the interest paid on these borrowings.
Funding Requirements
We believe that our existing cash and cash equivalents, supplemented with cash proceeds of the offering that are retained by us, will be sufficient to fund our operations and capital expenditure requirements for the next 12 months. Our future capital requirements will depend on many factors, including funding for investments in the business, working capital and other growth and strategic opportunities that might require use of existing cash and equity raised as we turn the business into a net income and cash generating operation in the next few years.
While we believe we will have sufficient liquidity to fund our operations for the foreseeable future, our sources of liquidity could be affected by factors described under “Risk Factors” elsewhere in this prospectus.
Indebtedness
Our borrowings as of March 31, 2021 consisted primarily of our shareholder loans owed to the WS Audiology Group, borrowings under the cash pooling arrangements with the WS Audiology Group, and certain receivables financing agreements entered into with third-party lenders. In connection with the offering, we intend to repay, in full, our existing shareholder loans owed to certain entities of the WS Audiology Group (including the termination of the cash pooling arrangements currently in place with the WS Audiology Group). For a description of our existing receivables financing arrangements that are off-balance sheet, see “―Off-Balance Sheet Arrangements.” For a description of our existing shareholder loans owed to the WS Audiology Group, which we intend to repay in full with the proceeds of this offering, see “Use of Proceeds.”
Contractual Obligations and Commercial Commitments
We enter into long-term contractual obligations and commitments in the normal course of business, including lease obligations and purchase obligations from hearing aid manufacturers.
The following table summarizes our contractual obligations as of September 30, 2020. Not reflected in this table is our outstanding indebtedness under the shareholder loans owed to the WS Audiology Group and the obligation to pay the outstanding consideration owed to the Parent and certain of its direct and indirect subsidiaries as intercompany loans in connection with our acquisition of hear.com group as such obligation will be satisfied with the proceeds of this offering as detailed in “Use of Proceeds.”

	Total	Less than 1 Year	1 to 3 Years	3 to 5 years	More than 5 Years
	(in thousands)
Lease obligations(1)	€7,236	€1,712	€3,154	€1,740	€630
Purchase obligations(2)	8,962	4,937	4,025	―	―
Other long-term liabilities(3)	1,247	―	1,247	―	―

(1)
Represents lease obligations relating to our office space facilities and car leases. These lease terms expire through 2029. The majority of the lease agreements are renewable at the end of the lease period.

(2)
Represents (i) a purchase agreement to purchase hearing aids in order to receive certain pricing for such hearing aids and (ii) minimum firm purchase obligations for certain hearing aids for which we would incur significant penalties if we were unable to fulfil the purchase obligation or which are not cancellable at all.

(3)
Represents certain long-term liabilities in relation to our employee participation program. The valuation of the liability is based on the actual investments made by the employee and the estimated Adjusted EBITDA and revenue for a three-year period.

Income Taxes
Our income tax expense was €107,000 for the six months ended March 31, 2021, as compared to an income tax expense of €40,000 for the six months ended March 31, 2020.
Our income tax expense was €130,000 for the year ended September 30, 2020, as compared to an income tax expense of €41,000 for the year ended September 30, 2019.
Our current tax assets and liabilities are measured using the tax rates and tax laws that have been enacted or substantively enacted in each jurisdiction by the end of the reporting period.
We recognize deferred tax assets to the extent that it is probable that future taxable income will be available against which the deductible temporary differences, unused tax losses and unused tax credits can be utilized. This judgment is made annually and based on budgets and business plans, including planned commercial initiatives, for the coming five years unless a longer period in certain situations is warranted, such as for start-up businesses. Currently, a longer period than five years has not been applied in any of the jurisdictions in which we operate.
As of September 30, 2020, we had corporate income tax loss carryforwards of €54.6 million including municipal tax loss carryforwards of €37.7 million. Based on the tax loss carryforwards, €3.2 million and €8.1 million expire between 2022 to 2025 and after 2025, respectively. There is no expiration date for the remaining €43.2 million of tax loss carryforwards. As a result of the Corporate Reorganization and changes in the ownership of Soundrise Hearing Solutions Private Limited (India), we expect that tax loss carryforwards of €2.1 million that expire after 2025 will be forfeited.
Off-Balance Sheet Arrangements
We are currently party to three receivables financing agreements with third-party lenders. These agreements allow us to offer our customers a broad spectrum of payment options. They provide us the ability to better manage our working capital requirements and our credit risk to the extent that our accounts receivables are assigned or transferred to our counterparties under our receivables financing agreements. These receivables financing arrangements currently have no material effects on our financial condition, revenues and expenses, results of operations and liquidity. For a further discussion of our receivables financing arrangements, see Note 12 of our audited combined financial statements as of and for the years ended September 30, 2020 and 2019, included elsewhere in this prospectus.
Pursuant to the framework agreement with RatePAY GmbH (“RatePAY”) dated May 28, 2020, as amended, we assign the relevant receivables to RatePAY against payment of a purchase price less certain fees,

and RatePAY assumes the credit risk in respect of any receivables that are assigned under the agreement. The agreement with RatePAY has a term of 24 months, which gets extended on a rolling basis for twelve months unless it is terminated by either party based on three months’ prior notice. The right to terminate the agreement for cause remains unaffected. In addition, RatePAY offers our customers the option to make payments in installments. They currently do this in partnership with an affiliate bank, however, we are in the process of agreeing changes to this arrangement with RatePAY whereby they, rather than their affiliate bank, would offer our customers the option to make payments in installments. If our customers choose to pay in installments, the relevant receivables are acquired by the affiliate bank pursuant to a separate financing agreement that we have entered into with RatePAY, and RatePAY assess the credit risk in respect of those receivables. The agreement with the affiliate bank has no defined term and may be terminated by either party upon three months’ prior notice, as well as for cause.
Under the receivables financing agreement with MF Group Billing AG (“MF”) dated May 29, 2020, we offer MF the right to purchase the receivables of certain eligible customers who elect to purchase our products based on the issuance of an invoice. We sell these claims to MF at face value less agreed fees. MF assumes the credit risk in respect of any receivables that are assigned to them under the agreement. The agreement has no defined term and may be terminated by either party every twelve months upon three months’ prior notice, as well as for cause.
We have a master agreement with Allegro Credit (“Allegro”) dated September 23, 2015, pursuant to which we have entered into certain receivables financing arrangements with them. As part of these arrangements, Allegro finances the receivables of certain eligible customers who elect to purchase our products through an installment payment plan based on the issuance of an invoice. We assign these receivables to Allegro at face value less agreed fees upon customer purchase. Allegro assumes the credit risk in respect of any receivables that are assigned to them under the agreement. The agreement has no defined term and may be terminated by either party upon 30 days’ prior notice. Historically, we entered into installment contracts with our customers directly after which we assigned a portion of the receivables from these contracts to Allegro and retained the remaining portion on our balance sheet. However, commencing February 2021, we expect that Allegro will move to a direct lending model whereby it will enter into installment contracts with our consumers directly for sales made on credit. Allegro has recently been acquired by Synchrony Bank. Commencing April 5, 2021 Allegro will finance all of the receivables of customers who elect to purchase our products through an Allegro installment based plan.
Critical Accounting Policies and Estimates
Our management’s discussion and analysis of our financial condition and results of operations is based on our combined financial statements, which have been prepared in accordance with IFRS. The preparation of these combined financial statements requires us to make judgments and estimates that affect the reported amounts of assets, liabilities, revenues, and expenses and the disclosure of contingent assets and liabilities in our combined financial statements. We base our estimates on historical experience, known trends and events, and various other factors that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. On an ongoing basis, we evaluate our judgments and estimates in light of changes in circumstances, facts, and experience. The effects of material revisions in estimates, if any, are reflected in the combined financial statements prospectively from the date of change in estimates.
While our significant accounting policies are described in more detail in the notes to our combined financial statements appearing elsewhere in this prospectus, we believe the following accounting policies used in the preparation of our combined financial statements require the most significant judgments and estimates.
Revenue Recognition
Our revenue is primarily derived from the sale and finance lease of hearing aids directly to the end customer.

Both revenue streams qualify as contracts with customers. The revenue from the sale of hearing aids falls under the scope of IFRS 15 (Revenue from Contracts with Customers) and the revenue from finance lease of hearing aids falls under the scope of IFRS 16 (Leases).
Sale of hearing aids
We recognize revenue for the sale of hearing aids at the point in time in which control is transferred to the customer (i.e., when the hearing aids have been fitted to the customer). Similar to finance lease sales, fittings may be performed by hearing care professionals in our partner provider network either physically at their clinics or electronically through our teleaudiology solution. We measure revenue at the fair value of the consideration received or receivable net of discounts, value added tax and other duties, and at discounted amounts in the case of installment plans.
We consider whether there are other commitments in the contract that are separate performance obligations to which a portion of the transaction price must be allocated. We assess all promised goods and services in order to identify performance obligations at contract inception. Contracts with customers include a single performance obligation, such as the sale of hearing aids and accessories.
We have an option to sell products with 36-month installments. These arrangements are not considered to be leases. For these contracts, a discount rate reflective of market interest rate at contract inception is used. After contract inception, we do not update the discount rate for changes in interest rates or other circumstances. We present the effects of financing in interest income, separate from revenue from customers, in the statement of comprehensive loss. We recognize any expected credit loss adjustments or losses resulting from unexpected defaults or other events relating to installment plans in marketing and selling expenses. We recognize interest received as a result of the installment plans as interest income.
Other contracts that we offer do not contain a significant financing component included in payment terms. Payments are typically due within 14 to 30 days from the invoice date.
Our hearing aids are sold with a right of return in certain cases; therefore, we recognize a refund liability and a corresponding adjustment to revenue for those products expected to be returned. The expected returns are estimated based on an analysis of historical experience adjusted for any known factors impacting expectations for future return rates. To the extent that we will be able to recover the cost of returned products, when customers exercise their right to return, we recognize a separate right to return asset and a reduction in cost of revenue. Historically, we have not experienced any material losses from the return of hearing aids.
In some locations, the customer has up to a 90 days trial period, depending on the country, before purchasing the hearing aid devices. As of October 1, 2020, the customer has up to a 30 days trial period in South Korea. In these circumstances, we do not recognize revenue until the customer formally accepts the hearing aid device. No return period is granted for these sales. In the remaining locations, the customer has a 30-45 day return period. In these locations, estimates of the number of returns of products under customers’ right of return are based on the right of return policies and practices, accumulated historical experience, sales trends and the timing of returns from the original transaction date when applicable. Where new products are sold or products are sold to new markets, for which sufficient historical experience does not exist, refund liability and revenue to be recognized are based on estimated demand and acceptance rate for well-established products with similar market characteristics.
Finance lease of hearing aids
In the past, we offered our customers the option to purchase hearing aids based on finance lease contracts. We recognized revenue for the finance lease of hearing aids at the point in time in which control was transferred to the customer (i.e., when the hearing aids have been fitted to the customer). Our finance lease agreements are for a 36-month term and we recognized finance lease revenue in the amount of the present value of the total consideration expected to be received over the lease term. We recognize any expected credit loss adjustments or losses resulting from unexpected defaults or other events relating to finance lease plans in marketing and selling expenses. We recognize interest received as a result of finance lease plans as interest income.

Leases as a Lessor
At lease inception we must determine the classification of each lease. To classify each lease, we make an overall assessment of whether the lease transfers substantially all of the risks and rewards incidental to ownership of the underlying asset. If this is the case, then the lease is a finance lease, if not, then it is an operating lease. As part of this assessment, we consider certain indicators such as:
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If the lease transfers ownership of the underlying asset to the lessee by the end of the lease term, the lessee has the option to purchase the underlying asset at a price that is expected to be sufficiently lower than the fair value at the date the option becomes exercisable for it to be reasonably certain, at the inception date, that the option will be exercised;

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the lease term is for the major part of the economic life of the underlying asset even if title is not transferred;

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at the inception date, the present value of the lease payments amounts to at least substantially all of the fair value of the underlying asset; and

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the underlying asset is of such a specialized nature that only the lessee can use it without major modifications.

Based on the above indicators, we have concluded that the leases should be classified as finance leases. At the commencement date of the finance lease, we derecognize the inventory when it is transferred to the customer and recognize the net investment in the inventory which is the present value of the future lease payments of that specific inventory. This amount is measured by using the simplified impairment approach in accordance with IFRS 9. Interest income is recognized over the term of the lease of 36 months.
Trade Receivables
We measure trade receivables at amortized cost less allowance for lifetime expected credit losses. Our expected credit losses is based on the difference between the contractual cash flows due in accordance with the contract and all cash flows that we expect to receive.
To measure the expected credit losses, we have grouped trade receivables based on shared credit risk characteristics and the days past due. For trade receivables that are considered credit impaired, we determine the expected credit loss individually.
We write off trade receivables assets when all possible options have been exhausted and there is no reasonable expectation of recovery.
Intangible Assets
Our intangible assets consist of primarily internally developed software, accounted for in accordance with IAS 38 “Intangible Assets”, which have reached the application stage or represent new features.
We recognize as intangible assets development projects that are clearly defined and identifiable, where the technical feasibility of completion, availability of adequate resources to complete, existence of probable future economic benefits can be demonstrated, and where we have the intention to apply the product or process in question. We recognize other development costs as costs in our combined statements of comprehensive loss as incurred. The costs of development projects comprise all directly attributable costs including wages, salaries, costs to external consultants, rent, materials and services and other costs. We measure intangible assets at cost less accumulated amortization and impairment losses.
We review the estimated useful life and amortization method at the end of each reporting period, with the effect of any changes in estimate being accounted for on a prospective basis.
JOBS Act Election and Foreign Private Issuer Status
We qualify as an “emerging growth company” as defined in the JOBS Act. An emerging growth company may take advantage of reduced reporting requirements that are not otherwise applicable to public companies. These provisions include, but are not limited to:

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being permitted to present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations in this prospectus;

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not being required to comply with the auditor attestation requirements on the effectiveness of our internal controls over financial reporting, which would otherwise be applicable beginning with the second annual report following consummation of the offering;

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not being required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis);

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reduced disclosure obligations regarding executive compensation arrangements; and

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exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

We may use these provisions until the last day of our fiscal year in which the fifth anniversary of the completion of this offering occurs. However, if certain events occur prior to the end of such five-year period, including if we become a “large accelerated filer,” our annual gross revenues exceed $1.07 billion, or we issue more than $1.0 billion of non-convertible debt in any three-year period, we will cease to be an emerging growth company prior to the end of such five-year period.
The JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards, until those standards apply to private companies. Given that we currently report and expect to continue to report under IFRS as issued by the IASB, we will not be able to avail ourselves of this extended transition period and, as a result, we will adopt new or revised accounting standards on the relevant dates on which adoption of such standards is required by the IASB.
Upon the closing of this offering, we will report under the Exchange Act as a non-U.S. company with foreign private issuer status. A foreign private issuer may take advantage of reduced reporting requirements that are not otherwise applicable to domestic U.S. public companies. These provisions include, but are not limited to:
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being permitted to file or furnish, as applicable, our annual and any interim financial statements in full compliance with IFRS as issued by IASB without a reconciliation to U.S. GAAP;

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not being required to file quarterly reports (including quarterly financial information) on Form 10-Q;

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not being required to file current reports on Form 8-K but rather using Form 6-K to furnish (not file) current reports with the SEC; and

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being permitted to file our annual reports on Form 20-F within four months after the end of our fiscal year.

We have elected to take advantage of certain of the reduced disclosure obligations in the registration statement of which this prospectus is a part and may elect to take advantage of other reduced reporting requirements in future filings. As a result, the information that we provide to our shareholders may be different than the information you receive from other public companies in which you hold stock.
Recently Adopted and Issued Accounting Standards
We have reviewed all recently issued standards and have determined that such standards will not have a material impact on our financial statements or do not otherwise apply to our operations.
Quantitative and Qualitative Disclosures About Market Risk
Market risk is broadly defined as potential economic losses due to adverse changes in the fair value of a financial instrument. In the normal course of business, we are exposed to market risks, including foreign currency exchange rate risk and interest rate risk.

Foreign Currency Exchange Rate Risk
We are exposed to foreign currency exchange rate risk by virtue of our international operations. This risk arises because we use different currencies to recognize revenue and pay operating expenses. We derived 58.9% of our revenue for the year ended September 30, 2020 from operations outside of the eurozone. Our strategy for managing foreign currency risk is to sell our products and invoice the end customers in the local functional currency of the domicile of our entity. Generally, all of our purchase contracts are denominated in our local functional currency; therefore, we are able to significantly reduce our net currency exposure. As of September 30, 2020, we had no outstanding foreign currency forward contracts. Foreign currency exchange rate risk is evidenced in our financial statements through translation risk and transaction and remeasurement risk.
Translation Risk
We are exposed to movements in foreign currencies, predominately in euro, U.S. dollars, Korean Won, Malaysian Ringgit and Swiss Francs, with the majority in euro.
Changes in exchange rates between the applicable foreign currency and the euro will affect the translation of foreign subsidiaries’ financial results into euro for purposes of reporting our combined statements of comprehensive loss. The process by which we translate each foreign subsidiary’s financial results to euro is as follows:
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we translate statements of comprehensive loss at the exchange rates on the dates those elements are recognized or the average exchange rates for the relevant monthly period;

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we translate balance sheet asset and liability accounts at the end of period exchange rates; and

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we translate equity accounts at historical exchange rates.

Translation of the balance sheet in this manner affects shareholders’ deficit through the foreign currency translation adjustment account. This account exists only in the foreign subsidiary’s euro balance sheet and is necessary to keep the foreign balance sheet, stated in euro, in balance.
We report translation adjustments within accumulated other comprehensive loss as a separate component of shareholders’ deficit on our combined balance sheets. Unrealized gains or losses from translating amounts in foreign currencies are recorded in other comprehensive income or other comprehensive loss on our combined statements of comprehensive loss.
We have translation risk as a result of intercompany loans or other intercompany borrowings (collectively, “intercompany debt”) throughout our organization when such intercompany debt is denominated in a currency other than the subsidiary’s functional currency. Changes in exchange rates from the time a subsidiary records the intercompany debt until the time the subsidiary pays the intercompany debt will result in a foreign currency translation gain or loss.
Transaction and Remeasurement Risk
We record all foreign currency transaction and remeasurement gains and losses as other finance income (expense), net on the combined statements of comprehensive loss. We do not have significant operations in countries considered highly inflationary.
We transact with customers, including invoicing and collection of payments, in our subsidiary’s functional currency. Transaction risk occurs for the allocation of certain central expenses.
Interest Rate Risk
We have interest bearing liabilities with floating interest rates from related party borrowings (cash pool clearing accounts maintained centrally with entities within the WS Audiology Group).

We have conducted a sensitivity analyses based on the exposure to interest rates at the applicable reporting date, which is discussed below. For our floating rate liabilities, the analyses is prepared assuming the amount of liability outstanding at the applicable reporting date was outstanding for the whole year.
If interest rates had been 1.0 percentage point higher and all other variables were held constant our net profit (loss) would decrease by €854,000 for the year ended September 30, 2020 (2019: €625,000). If interest rates had been 1.0 percentage point lower and all other variables were held constant, our net profit (loss) would increase by €857,000 for the year ended September 30, 2020 (2019: €636,000). This analyses is based on our management’s assessment of the reasonable possible changes in interest rates.
Our interest income could be negatively impacted due to defaults by customers under our installment and lease plans.
Credit Risk
Credit risk is defined as an unexpected loss in cash and earnings if the customer or contracting party is unable to pay its obligations in due time. We may incur losses if the credit quality of our customers deteriorates or if they default on their payment obligations to us. Our exposure to credit risk arises primarily from trade receivables.
We collect a portion of our receivables over time, up to a 36-month period, depending on the program preferred by customers. Receivables from installment plans and finance leases are collected over the period of installment plan arrangement or lease terms. Regarding the installment plans that we offer, depending on a number of factors, sometimes that financing is provided by third parties who assume the credit risk and sometimes we assume the credit risk. When we assume the credit risk, we often sell the underlying receivables and incur a fee for doing so. Where we retain the credit risk, we have exposure to bad debt expense for which we take reserves. In order to mitigate credit risk from installment plans going forward, we have implemented a selection process based on credit scoring to determine which customers are eligible to participate in such payment plans. Over time, we also intend to increase our reliance on third party providers of installment financing who would assume the credit associated with such financing.
Based on our total trade receivables, net, 25.3% and 22.5% constituted the long-term portion of installment plan trade receivables, net, as of March 31, 2021 and September 30, 2020, respectively. Based on our total finance lease receivables, 34.9% and 47.1% constituted the long-term portion of finance lease receivables as of March 31, 2021 and September 30, 2020, respectively.
Based on our total trade receivables, net, 22.5% and 12.1% constituted the long-term portion of installment plan trade receivables, net, as of September 30, 2020 and 2019, respectively. Based on our total finance lease receivables, 47.1% and 62.4% constituted the long-term portion of finance lease receivables as of September 30, 2020 and 2019, respectively. When recording a receivable for an installment plan or a finance lease, we account for expected credit losses by recognizing a bad debt provision.

BUSINESS
Overview
At hear.com, we are on a mission to bring high quality hearing care to anyone, anywhere. Since our founding in 2012, we have grown rapidly to become the largest online provider of expert, medical-grade hearing care globally. We reimagined the hearing care delivery model and pioneered a digital platform that enables us to deliver a highly engaging, end-to-end customer experience, which we call our Hearing Success Program.
We first meet our consumers online before engaging with them telephonically to provide individualized advice on hearing care, dispel any misconceptions and generate excitement. Once the consumer decides to continue with hearing tests and fittings, we meet them locally through our global network of over 5,000 handpicked clinic locations, which we refer to as our partner providers, or remotely through our proprietary Clinic-in-a-Box, which is our teleaudiology solution. Our data-driven approach to hearing care enables us to deliver a personalized experience and respond to customer needs in real time. Our continued investment in technology and data analytics is geared towards maximizing customer satisfaction, allowing us to connect with a broad unpenetrated base of consumers and redefine what it means to experience and treat hearing loss today.
Hearing loss is a widespread and underserved problem. In 2018, the WHO estimated that 466 million people worldwide suffered from disabling hearing loss, with millions more affected with moderate hearing loss. Despite its prevalence, as reported by the WHO, only about 17% of individuals with hearing loss own hearing aids. Even though hearing aid technology has advanced significantly and enabled smaller, more powerful devices, individuals seeking hearing care often have misconceptions about hearing aids in terms of their design and usability. Additionally, they face multiple challenges stemming from a complex range of hearing devices with varying degrees of quality and parameters for fit and customization. The traditional process to purchase hearing aids can be lengthy and inconvenient for many consumers. Hear.com was founded to provide consumers with a highly tailored, digital solution to access medical-grade hearing care and the latest in hearing aid technology. We built our platform to address and overcome the myriad of complexities consumers often face as they seek hearing care. We have a relentless focus on serving our customers and empowering them to make the optimal decision for their hearing care needs. This results in deep satisfaction among our customers, as demonstrated by our Net Promoter Score of 70 as of December 31, 2020 and ongoing positive customer feedback.
Our Hearing Success Program is a consumer-centric approach that we believe differentiates us from traditional hearing care providers. This comprehensive program encompasses outreach, assessment, planning, facilitation, care coordination, evaluation and advocacy for options and services that are tailored to an individuals’ hearing care needs. Our first contact with potential customers begins with our targeted digital marketing approach and the strategic placement of advertisements in a wide range of digital channels. These advertisements are designed to redirect potential customers to our online platform where we encourage them to engage through one of approximately 360 tailored versions of our website, which in the aggregate attracted over 70 million visits in 2020. Customers are then contacted telephonically by one of our internal sales consultants, who are full-time employees and highly-trained hearing experts. Our internal sales consultants provide education and expert advice for potential solutions that are tailored to the customer’s specific goals and they stay with each customer throughout the entire hearing care journey, from the initial consultation to fitting, purchasing, servicing and beyond. After they have spoken to a customer, our internal sales consultants coordinate with our global network of credentialed hearing care professionals to schedule a hearing test and fitting, either locally or remotely through our Clinic-in-a-Box solution. Once a hearing care solution is found, we handle all aspects of the purchase, including invoicing, settling reimbursement claims and providing financing options, as well as post-purchase servicing, allowing us to maintain multiple points of contact with our customers to ensure the highest levels of satisfaction and retention for their next purchase.

We have presented below the customer journey through our Hearing Success Program:
We believe that our platform is highly effective and scalable because we deliver significant value to (1) our customers seeking hearing care, (2) our network of partner providers seeking opportunities to serve more customers and increase their income, and (3) our manufacturing partners focused on developing the highest quality hearing aids by incorporating customer feedback and expanding their reach. We have designed our platform to improve over time by continually incorporating new data from millions of interactions with customers, hearing care professionals, and manufacturers. For example, our customer journey is constantly optimized by analyzing the data we gather from our ever increasing consumer database, which provides us with key insights on the drivers of customer satisfaction, quality of care, and cost effective outcomes. Our data-driven approach creates a “flywheel effect,” whereby the more attractive we make our offering to consumers, the more consumers we draw to our platform at lower acquisition cost, and the more attractive we become to our partner providers and manufacturing partners.
The hearing care clinics in our network represent a significant share of the global independent audiology community. We believe our global network is the largest of its kind, with over 5,000 partner providers comprising an estimated 15,000 hearing care professionals. Participation of partner providers in our network is based on a rigorous and ongoing vetting process that evaluates criteria including their record of customer satisfaction, average time to first appointment, and speed of service. This results in the selection of top-tier partner providers who are accustomed to delivering the highest standard of care for our customers. We have developed strong long-term relationships with our partner providers and work closely with them to develop innovative approaches to address the needs of our target customers. We also undertake extensive partner provider training programs, which are designed to provide the knowledge and tools required to become more entrepreneurial and customer-centric, which we believe will help them, and, in turn, us, to achieve higher conversion rates and sales volumes. We have built a strong partner management team that is responsible for acquiring new partner providers and for collaborating on quality of service and conversion rate improvements. This includes supporting hearing care professionals in establishing new clinics that then become a part of our network of partner providers. Our partner management team also works with our partner providers to obtain precise insights into customer demand in certain geographies as well as providing recruiting services to participating hearing care professionals as part of our entrepreneurship program. A key goal of ours is to become the most important business partner to our partner providers.
Our success is demonstrated by the number of contact requests we receive, which was approximately 1.4 million in 2020. We are the leading online hearing care company based on web traffic and estimate that we are a leader in online revenue in every market we serve, including the United States. We have a presence in 11 countries and our database includes close to six million consumers as of March 31, 2021. We have assembled a management team with advanced sector, technical and digital expertise, and, as of March 31, 2021, had 1,485 full-time employees dedicated to helping our customers hear better again, including 953 internal sales consultants and 198 in-house technology employees.
The Hearing Economy is a Growing Market with Historically Fragmented Distribution
Hearing loss is a widespread and growing global health issue
The WHO estimates that 466 million people worldwide, or 6% of the global population, had disabling hearing loss in 2018. This population is expected to grow in size to more than 900 million people by 2050. Hearing loss affects people of all ages and is generally congenital, noise-induced, from chronic middle ear infection, or age-related as approximately one-third of persons over 65 years suffer from it. As demographic trends shift and life expectancy increases, we expect that the proportion of the population with hearing loss will continue to rise. According to the United Nations, the global population of those over 65 years old is the fastest growing age group and will represent 25% of all people living in Europe and Northern America by 2050. The burden of hearing loss on an individual’s well-being and quality of life is substantial and can be exacerbated by negative societal attitudes and prejudice towards affected people. Not being able to communicate with others can lead to social isolation, loneliness and frustration, especially among older people. Unaddressed hearing loss costs the global economy an estimated $750 billion annually according to a 2017 study by the WHO.
The market for hearing care remains significantly underserved
According to an independent third party study, of all individuals who experienced hearing loss, 65% experienced mild hearing loss, 24% experienced moderate hearing loss, and 11% experienced moderately severe to complete hearing loss. Despite the significant individual and societal impact of hearing loss, the WHO estimates that only 17% of people with hearing loss own hearing aids as of 2020. The prevalence of hearing aid use is consistently low in individuals with mild hearing loss but generally increases in individuals with moderate or greater hearing loss according to a 2020 EuroTrak publication on behalf of the European Hearing Instrument Manufactures Association (EHIMA). Only in the more severe cases does a higher percentage of individuals use a hearing aid.

Global hearing loss severity                 Global gap in hearing aid need versus use
Source: Stevens, et al. Global and regional hearing impairment prevalence: an analysis of 42 studies in 29 countries, European Journal of Public Health, Volume 23, Issue 1, February 2013	Source: WHO (2020)
We believe the limitations of traditional hearing care and the lack of consumer-focused platforms that enable consumers to easily search, discover and access solutions are the primary reasons driving this under penetration. These limitations include the following:
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Misconceptions associated with the use of hearing aids:   Common prejudices and misconceptions surrounding the use of hearing aids have proven to be a significant hindrance to adoption. These include notions about hearing aids being large and uncomfortable, expensive, ineffective, and marking their users as elderly or unproductive. Traditional hearing care providers have done little to proactively address these misconceptions or promote the benefits of modern hearing care. For example, modern devices are as small as coffee beans and nearly invisible. Moreover, hearing aids are now very powerful, highly effective in even the most difficult hearing environments and do not have to be expensive.

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Disempowering consumer experience:   We believe the traditional business model for hearing care lacks individualized and customized care for consumers and does not utilize technologically driven solutions. This model does not create effective or long-lasting consumer engagement. We believe that most hearing aid users who engage in this process are unaware of modern hearing care options and the flexibility to tailor hearing care to their specific needs. As a result, consumers may feel like passive participants, or patients, with limited autonomy in arriving at an important and lasting life decision.

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Inconvenient, cumbersome process:   The traditional business-to-consumer channel has faced limited competition and innovation, and has thus made little investment in the consumer experience. The entire process from obtaining a hearing aid to fitting it is lengthy and can take multiple weeks to several months of in-person clinic visits. This process can be cumbersome and result in limited consumer satisfaction.

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Inaccessible hearing care service in remote areas:   A significant percentage of people with hearing loss reside in geographic areas that are underserved by the traditional hearing care model, such as Africa and most of Asia. According to the WHO, in 2013, many countries in these regions had less than one audiologist per million people, while more developed countries had rates of over 100 times that. Even in developed countries, there are many rural areas that lack access to certified hearing care experts.

Future growth of hearing care to be driven by high quality digital solutions
The global hearing care market is highly fragmented, and primarily consists of independent hearing care professionals who own their own practice, dedicated specialty retailers which are large retail chains that sell hearing aids only, and non-specialty retailers who sell other items along with hearing aids, such as Costco. We estimate that the online channel accounted for only 1% to 2% of global hearing aid sales in 2019. We believe this channel is highly underpenetrated and poised to capture significant market share as has been seen in other industries. For example, online eyewear sales represented 13% of North America, 11% of Europe, and 23% of Asia eyewear revenue according to a 2020 Consumer Market Outlook Report by Statista. More broadly, ecommerce represented 14% of United States retail sales in 2020, according to the U.S. Department of Commerce.
Consumers are increasingly more comfortable with using online platforms in all facets of life. According to a 2019 Pew Research Center study, 79% and 88% of the 50-64 year old group in the United States, a key component of our target baby boomer population, are smartphone owners and regular internet users, respectively. Older consumers have become more comfortable with online purchases as they have greater control over a digital experience, and are empowered with more options and increased convenience compared to physical channels.
% of Population using the internet by age, 2010-2019
Source: U.S. data from Pew Research Center (2020) and EU data from EuroStat (2020)
Our market opportunity
We estimate that global spend for hearing aids was approximately $18 billion in 2019. We believe this spend, however, is generated from people with severe and profound hearing loss and who primarily obtain their hearing aids through physical channels. Also, the WHO estimates that, as of March 2020, approximately 83% of individuals with hearing loss globally do not own a hearing aid. We believe there is a substantial opportunity to increase digital penetration in the market for people suffering from hearing loss, which increases our global addressable market significantly. We currently operate in 11 countries and, based on data from the countries that account for approximately two-thirds of our current sales volumes, we estimate that we have less than 10% market share by revenue in each of the countries in which we operate. Based on an estimated 180 million adults with a moderate or a higher degree of hearing loss, average lifecycle of hearing aids, and price of hearing aids in these countries, we estimate our current addressable market to be more than $35 billion annually. At the individual country level, we estimate that our current addressable market is: $13.4 billion in the United States, $11.3 billion in India, $3.0 billion in Germany, $2.3 billion in France, $1.3 billion in Canada, $1.2 billion in South Korea, $0.9 billion in Malaysia, $0.8 billion in South Africa, $0.5 billion in the Netherlands, $0.5 billion in Switzerland, and $0.2 billion in Singapore. We expect our addressable market to grow as we further expand into additional geographic markets.
What Differentiates Us
Our development, approach, partnerships, customer engagement and investments are aimed at realizing hear.com’s singular mission to bring high quality hearing care to anyone, anywhere. Our competitive strengths consist of:
Scale and market leadership
We are the leading online hearing care company based on web traffic and estimate that we are a leader in online revenue in every market we serve, including the United States. The strength of our market leadership is demonstrated by the scale and growth of our customer contacts, the breadth and size of our partner provider network, and our deep customer satisfaction.
Our partner provider network
We believe our independent global network is the largest of its kind, with over 5,000 partner providers comprising an estimated 15,000 hearing care professionals. Participation of hearing care professionals in our network is based on rigorous selection and ongoing vetting that results in the selection of top-tier hearing care professionals who are accustomed to delivering the highest standard of care. Our network of partner providers represents a significant share of the global independent audiology community and our partnership with these providers is usually exclusive.
Differentiated go-to-market strategy
Hearing care is a personal, often significant, decision that can require a high degree of consumer motivation to engage and substantial consideration of individual needs and preferences. The path to purchase may include multiple touchpoints across both physical and online sales channels and can involve months of consumer education and deliberation. Our Hearing Success Program takes a digital-first approach to simplify the path to purchase and produces a personalized and guided user experience. Our digital platform allows for constant experimentation and rich data collection that enables us to improve pricing, responsiveness, conversion rates, and advertising effectiveness, all of which help to inform our marketing strategies and further our business.
Proprietary and purpose-built technology platform
Our ability to simultaneously deliver significant value to all of our key stakeholders is deeply rooted in our proprietary and purpose-built technology platform. Our technology powers all aspects of our company: engaging our customers and supporting our partner providers and manufacturing partners, while advancing our business objectives. It allows us to improve user experience through proactive and personalized outreach, online scheduling, virtual partner provider visits and ready access to hearing care information. Our technology also supports our partner providers by reducing common administrative burdens such as invoicing, settlement of reimbursement claims and potential financing, along with coordination of hearing care, ultimately allowing our partner providers to spend more time delivering clinical care. We collect data, consumer reactions and other insights that we convey to our manufacturing partners enabling them to improve the quality of their hearing aids. We have designed our technology to improve over time by continuously incorporating new data from millions of interactions with customers, hearing care partners, and manufacturers.
Customer-centricity as the fundamental tenet of our company
Understanding our customers’ needs is our highest priority and everything we do is centered around making our customers happy by delivering superior outcomes. We have devoted almost a decade, and significant resources, to developing our customer journey, which, at each step, is designed to optimize customer experience and provide tailored, thoughtful and individualized information and guidance to our customers. Our substantial investment in the extensive training of our internal sales consultants and partner providers is central to the scaling of our customer-first approach. Our employees share in our passion to bring high quality hearing care to anyone, anywhere. We believe that this ethos differentiates us from other participants in the hearing care market and drives higher conversion rates and long-lasting relationships with our customers.
Deeply experienced management team with a culture of innovation
We are a founder-led, diverse, global, entrepreneurial, and talented team. Our leadership team has deep expertise in hearing care, technology, digital sales, retail and marketing. Across our global operations, we have established a strong company culture and action-oriented approach to scaling and optimizing our business operations. Our non-hierarchal, fast-paced and open working culture delivers high-impact outcomes for customers, partners and our teams. We operate under the belief that we can always be faster and better, and we encourage our teams to innovate and move beyond personal comfort zones. Many of our leaders have been with us for many years, are driven by our mission, and are passionate about shaping hearing care for the better.
Our Growth Strategy
We believe that there are significant opportunities to increase awareness and educate consumers regarding hearing care, hearing aids innovation, purchase process and pricing, as well as our platform and solutions. To transform hearing care delivery at scale, we are pursuing growth through the following avenues:
Continue to attract new consumers and partner providers in existing geographic markets
Globally with only 17% of people with hearing loss owning hearing aids, and an estimated 1% to 2% online penetration, we believe the online hearing care market is significantly underpenetrated. We believe that this presents us with a significant opportunity to attract new consumers and gain sizeable market share in our existing geographic markets. For example, in Germany, our initial market, we increased our revenues by 19.7% for the fiscal year ended September 30, 2020 compared to the fiscal year ended September 30, 2019. We also plan to continue to increase the size of our network of partner providers so that we are well positioned to cater to our growing customer base as we continue to expand in these geographic markets.
Bringing telehealth to hearing care
We currently offer our proprietary Clinic-in-a-Box, which is our teleaudiology solution, in the United States, Canada and Malaysia and intend to introduce it across multiple geographic and regional markets. We believe that our Clinic-in-a-Box solution is well suited to bring medical-grade hearing care to consumers in emerging markets, such as countries in Africa and Asia, where there may be little or no access to hearing care, and in developed markets, such as the United States and Canada, where there may be insufficient hearing care coverage in areas of low population density. Clinic-in-a-Box caters to consumers’ preference of receiving hearing care in the comfort of their home, which typically results in higher conversion rates compared to in-clinic visits. For a description of our Clinic-in-a-Box solution, see “―Clinic-in-a-Box Solution.”
Efficient geographic and network expansion
We plan to expand into new geographic markets such as China, Brazil, Mexico, Colombia and Japan where we do not currently operate. Based on the number of adults with a moderate or a higher degree of hearing loss, the average lifecycle of hearings aids, and the price of hearing aids in these countries, we estimate that the incremental addressable market consists of 170 million adults in these countries, representing an additional $22 billion annually in sales of hearing aids. We believe we can leverage our strong track record of execution from our 11 existing geographic markets in order to efficiently launch into these new geographic markets.
Develop and expand a differentiated direct-to-consumer approach
We plan to introduce a differentiated and lower cost direct-to-consumer retail model where we serve consumers with mild hearing loss in a more efficient and direct manner with fewer physical touchpoints. Our differentiated direct-to-consumer model will continue to offer all of our existing solutions and services to consumers with the exception of appointments with hearing care professionals. Customers will still benefit from all other aspects of our Hearing Success Program, including phone consultations with our internal sales consultants such that they receive highly effective hearing aids and programming, based upon their budget, lifestyle and degree of hearing loss. Customers will also benefit from our after-sales services. This model will allow us to deliver our usual high standards of hearing care in a convenient and streamlined manner and at more economical prices.
Sell incremental solutions to existing consumers and encourage repeat purchases
We currently offer our customers various value-added solutions and services such as warranties, guarantee extensions, service packages and batteries. We aim to increase the number and sales of our value-added solutions and services, which we believe will be accretive to our consumer lifetime value, without significantly increasing consumer acquisition costs. Sales of ongoing solutions and services also allow us to maintain contact with our customers after purchase and over time, which we believe contributes to developing longstanding relationships with them. We also aim to leverage these longstanding relationships to encourage customers to buy new hearing aids from us as their old ones reach the end of their lifetime, which occurs typically every four to six years.
Continue to invest in consumer innovations, solutions and services
We continually invest in and scale digital solutions and services to enhance access to medical-grade hearing care and increase the quality of hearing outcomes for our customers. In our hearing studios in Denver (United States), Mainz (Germany) and Utrecht (the Netherlands), we develop, test and optimize product and process innovations together with our customers, partner providers and manufacturing partners. This allows us to maximize the speed of our innovation and its timing to market. Two examples of our solutions and services are:
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Hearing as a service:   We are in the process of designing and implementing a subscription service for our customers, which we refer to as hearing as a service, that will cover a range of solutions and services. These will include fine tuning and periodic upgrades of hearing aids (potentially every two to three years depending on the frequency of upgrades by our manufacturing partners). We aim to offer a range of options that suit a variety of customer budgets and preferences to allow our customers the flexibility to customize their subscription.

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The “hear.com Horizon”:   We have begun rolling out our own brand of hearing aids, hear.com Horizon, that we co-developed with one of our manufacturing partners for our exclusive use. The hear.com Horizon was developed using the data we have collected from our consumers based on their experiences with existing hearing aids over time. It is primarily targeted to consumers with mild hearing loss, and with it consumers receive a fully integrated and more streamlined experience from hear.com. The hear.com Horizon was introduced in Germany in mid-2020, with planned launches in our other geographic markets expected in 2021.

Our Value Proposition
We believe that our platform is highly effective because we deliver significant value to our consumers, hearing care professionals, and manufacturing partners. Our value proposition by stakeholder is described below:
Consumers:   Our platform delivers high quality hearing care to consumers who may otherwise have forgone hearing care due to a variety of factors, including affordability, fear of stigma, or lack of access to expert care. Our internal sales consultants educate consumers on the various options of modern, individualized hearing care and connect them with top-tier hearing care professionals physically or remotely. Our Hearing Success Program ensures customer satisfaction across each stage of the customer journey and increases adoption, reduces complexity, and improves hearing outcomes. The value that consumers ascribe to our platform is demonstrated by our high Net Promoter Score of 70 as of December 31, 2020.
Hearing care professionals:   We help our partner providers by giving them access to a curated network of patients that they can use to fill excess capacity and increase their income. Moreover, we typically enter into geographic exclusivity with them in specified areas, which provides them with a continued flow of customers. Our Clinic-in-a-Box solution offers our partner providers access to patients beyond their geographic area and in underpenetrated consumer segments. We also undertake extensive training programs for our partner providers, which are designed to provide them with the knowledge and tools required to become more entrepreneurial and customer-centric, which we believe will help them grow their practices. Our partner management team supports hearing care professionals in establishing new clinics that then become a part of our network. A key goal of ours is to become the most important business partner to our partner providers.
Manufacturing partners:   Our digital marketing capabilities and consumer-facing platform allow our manufacturing partners to benefit from increased sales through access to new consumer segments, including those engaging with hearing care for the first time. Our services also create opportunities for our manufacturing partners to strengthen their brand recognition within our network, which may help them in achieving additional revenue through traditional sales channels. Our continued engagement with our customers after their purchase of hearing aids also positions us to collect consumer reactions and other insights on products and to provide that feedback to our manufacturing partners. These insights are valuable for our manufacturing partners to help them improve the quality of their products, which ultimately results in better products for our customers and provides our manufacturing partners a competitive advantage over their peers.
The flywheel effect
Our technology platform, driven by over 200 connected software services, underpins our offering. The data we collect, the consumers we attract, and the leads we convert into sales, all in collaboration with our partner providers and manufacturing providers, drives continuous improvement and growth for us and all of our stakeholders, creating a “flywheel effect”. The more attractive we make our offering to consumers, the more consumers we draw to our platform at lower acquisition cost, and the more attractive we become to our partner providers and manufacturing partners, as described below:
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we are continuously initiating, measuring, analyzing and optimizing millions of consumer interactions, with every touch point and consumer visit adding data;

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we use this data to optimize customer satisfaction, drive repeat business and increase our conversion rates to a sale;

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higher conversion rates result in lower customer acquisition costs in relation to a sale, which enables us to continue investing in additional customer acquisition, leading to the acquisition of even more leads and more data;

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our partner providers become more attracted to our platform because we bring a large and continually growing number of additional customers and, as we convert more leads into sales, our partner providers generate incremental income, which further incentivizes them to continue utilizing our platform and engage with us in further optimizing customer experience, which, in turn, increases conversion rates; and

•
the data we collect through our multiple consumer touchpoints gives us valuable insight into consumer trends and behavior, which we share with our manufacturing partners, who use that information to improve the quality of their products, which ultimately improves our offerings and help us achieve better fitting outcomes and greater customer satisfaction.

We believe that this virtuous cycle has strengthened over time and will continue to drive significant growth.

The Customer Journey through our Hearing Success Program
Our comprehensive Hearing Success Program encompasses outreach, assessment, planning, facilitation, care coordination, evaluation and advocacy for options and services that are tailored to an individual’s hearing care needs.
End consumer marketing
Our first contact with potential customers begins with our targeted marketing approach and the strategic placement of advertisements in a wide range of digital channels, which we believe gives us a great level of exposure to consumers. We design our advertisements to be context- and audience- specific, thereby maximizing our chances of engagement. Once potential customers click on one of our advertisements, they are brought to one of over 300 tailored versions of our website, or landing pages. Each of these landing pages depicts a visual story specific to the customer segment and digital channel used, encouraging the potential customer to engage. Visitors are then invited to take a 14-step questionnaire that allows us to measure their interest for a consultation and to demonstrate our key credentials. Our innovative marketing approach has led to approximately 1.4 million contact requests in 2020.
Consultation with our internal sales consultants
Potential customers are then contacted by one of our internal sales consultants, who are highly-trained hearing experts focused on first-time hearing aid users and stay with each customer throughout the entire journey of their purchase. Our internal sales consultants engage in detailed conversations with potential customers to identify and understand their needs, motivation and lifestyle preferences. The in-depth knowledge from these conversations allows our internal sales consultants to provide expert advice on finding the right solution tailored to the customer’s specific goals and allows them to educate customers on brands, models, pricing, care coordination, risk-free trials, and financing and insurance. After they have spoken to a customer, our internal sales consultants coordinate with our global network of credentialed partner providers to schedule a hearing test and fitting, either locally or remotely through our Clinic-in-a-Box solution.
Expert fitting, in-clinic or remotely
We meet our customers locally through our global network of over 5,000 carefully selected partner providers or remotely through our Clinic-in-a-Box. Over 80% of our customers reside within 20 miles of one of our partner providers’ locations, and our Clinic-in-a-Box solution is available for those customers in areas where in-clinic visits are not feasible. Our partner providers test customers’ hearing, prepare pre-selected hearing aids based on the consultation with our internal sales consultants, and fit it to customers’ individual needs. After a customer finishes the appointment, they begin their risk-free trial period, during which we follow up with calls and work with the customer to fine-tune the hearing aids as needed.
In addition, our hear.com consumer app provides a digital guide for customers to get the most out of our services during the trial period, and was downloaded over 50,000 times in 2020 and, of those, more than 70% of existing hear.com customers in the United States engaged following the download.

After sales services
After the customer has decided to purchase a hearing aid, we handle all aspects of the purchase, including invoicing, settlement of reimbursement claims, and offering financing options. In addition to hearing aids, we provide a variety of products and services, such as accessories, warranty extensions, service check-ups, maintenance and remote fine-tuning. These post-purchase services allow us to maintain multiple points of contact with our customers to ensure the highest levels of satisfaction and long-term retention.
Clinic-in-a-Box Solution
Our proprietary Clinic-in-a-Box which is our teleaudiology solution, was designed to provide access to quality hearing care, regardless of geographic constraints. Many consumers, especially in emerging markets such as Africa and parts of Asia, do not have access to hearing care due to a lack of local coverage by hearing care professionals. Even in developed nations such as the United States and Canada, there are coverage gaps in geographies with low population density, resulting in a lack of access to hearing care. For example, in the United States, approximately 20% of the population is located outside of the coverage of our partner provider network. We introduced our Clinic-in-a-Box solution in Malaysia in 2014, upgraded and expanded it to the United States and Canada in 2020 and intend to expand it further to multiple other geographic and regional markets. Revenue from our teleaudiology solution increased over eight times in the period between our second and fourth fiscal quarters of 2020. For the six months ended March 31, 2021, we have achieved higher customer satisfaction and higher conversion rates through our Clinic-in-a-Box solution than through in-person fittings.
Our Clinic-in-a-Box solution was developed in-house and allows our partner providers to access a previously inaccessible consumer base. Our partner providers use our Clinic-in-a-Box to conduct hearing tests and fittings remotely without our customers being required to travel and providing access to medical-grade hearing care in the comfort of their home. Certain high-performing partner providers are selected to use our Clinic-in-a-Box solution, ensuring that customers get the best possible experience. Additionally, we use our in-house hearing care professionals to provide this service. Before the virtual session with our hearing care professionals, customers receive everything they need for their appointment, including a tablet, pre-selected hearing aids based on the consultation with our internal sales consultants, and equipment for the hearing test and fitting. Our hearing care professional connects with the customer through video conference using the tablet provided and guides the customer on using the equipment, conducting the hearing test, fitting the hearing aid, and fine-tuning the hearing aid.
Following the fitting of hearing aids, the customer begins to try the hearing aid in a natural environment, as opposed to inside a clinic, and sounds from their daily surroundings are suddenly brought to life. We expect that this outcome, whereby customers begin to experience tangible results almost immediately in familiar home surroundings, will lead to higher conversion rates.
Throughout this experience, our team of hearing care professionals and internal sales consultants remains available to answer questions and support the fine tuning of the hearing aids or to address any potential issues, such as cleaning of the hearing aids, replacing batteries or connecting the device to smartphones. Once the hearing aids are fitted to the customer’s satisfaction, the box with its remaining contents is returned to us at our cost, and we refurbish the box for subsequent use. If our engagement with a customer does not result in a sale, the customer returns the box with all of its contents to us at our cost. We, in turn, return the hearing aids contained in that box to the applicable manufacturer and refurbish the contents of the box with new hearing aids for subsequent use.
We believe that the COVID-19 pandemic has accelerated the adoption of teleaudiology by consumers and partner providers. The process of visiting a hearing care professional and obtaining hearing care through traditional channels has become more cumbersome given the additional precautions hearing clinics and consumers are required to take as a result of the COVID-19 pandemic, as well as shelter-in-place and other government restrictions. As consumers begin to adjust to life after the COVID-19 pandemic, our partner providers have begun to adapt to a virtual hearing care environment, and we believe we are well positioned to take advantage of this trend.

Marketing and Sales
We currently market and sell our solutions through a wide range of digital channels with context- and audience-specific advertisements and tailored versions of our website that we believe motivate consumers to engage. Our marketing efforts are predominately focused on mobile devices, with such efforts generating over 60% of all leads. Through our automated marketing tools, we can create personalized content based on previous consumer interactions, automate our campaign efforts, and enhance our content creation. Our consumer-first marketing efforts and highly accessible digital platform have allowed us to grow the market for hearing care, focus on generating brand awareness, and inspire people to act on their hearing loss. We believe that changing misconceptions associated with the use of hearing aids is a key part of our marketing and sales strategy to enable us to reach a significantly underserved population of individuals with hearing loss.
We believe that our differentiated marketing efforts and highly accessible digital platform have allowed us to grow the market for hearing care, including reaching a younger, more affluent consumer base with the potential to complete multiple purchases over time. The global average age of our customers was 66 in 2020 and we primarily target individuals who are earlier in their hearing loss journey. We believe these consumers tend to spend more on products that are aesthetically pleasing and technologically advanced, as demonstrated by our global average retail selling price of approximately €2,400 in 2020. This population segment primarily consists of first time consumers who may be actively or passively looking to buy a hearing aid, and previous owners of hearing aids who are looking for a replacement. Our customer base was made up of approximately 70% first time buyers and approximately 30% previous owners of hearing aids as of December 31, 2020.
Our marketing approach focuses on digital channels, including the following:
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Social media and paid advertising:   We manage paid programs across relevant social media and search sites, including Facebook, Twitter, Instagram, Pinterest, YouTube, and Google. Our advertising is targeted based upon interests and demographics, and we use digital retargeting tools for efficient advertising.

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Digital publishing:   We have partnered with large content websites at the national, regional and local levels, including The New Yorker, ESPN, The New York Times, Fox News, The Wall Street Journal, Bild, Der Spiegel and Frankfurter Allgemeine. These publishers cater to a wide range of consumers across all age groups and demographics, and we provide content-based articles and advertorials along with business articles to promote our brand.

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Search engine marketing:   We manage sophisticated paid campaigns to keep our brand at the top of relevant search pages. We also have a comprehensive search engine optimization strategy, thereby keeping paid search engine costs down and spurring organic search results from tens of thousands of keywords and a library of content.

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Email and newsletter:   We attract, nurture and maintain leads by regularly communicating through our existing advertising distribution lists as well as our subscription newsletters. Our platform allows for advanced segmentation of our product offering and messaging based upon source, length of lead, and current consumer behavior.

As of March 31, 2021, we employed 166 people across different teams that focus on designing and creating the narratives of our marketing campaigns, optimizing our digital platform, and enhancing the user experience. We have compiled a database of potential customers that has grown to close to six million consumers as of December 31, 2020 from approximately 454,000 consumers as of December 31, 2015. In 2020 compared to 2019, visits to our website increased by approximately 54% to approximately 75 million, our ad impressions increased by approximately 40% to approximately 70 billion and the number of our customer appointments increased by approximately 30% to 291,200. We frequently review customer feedback and data to find new ways to re-engage with existing customers and further decrease the costs for the acquisition of new customers.
Experienced team of internal sales consultants
We have an efficient, effective and centralized team of internal sales consultants, which consisted of 953 personnel as of March 31, 2021, including a sales team of employees under the age of 40. We provide our consultations and services directly to the consumer through phone conversations or digital communications, which enables us to work with substantially more consumers than traditional hearing care professionals in a clinic setting.
hear.com sales academy
We take pride in our sales platform and continuously try to improve recruiting, training, internal development, and employee retention. We employ a structured recruiting process that selects the right profiles and top sales talent, balancing our team’s capabilities with cultural fit. Our comprehensive training and development program is designed to address the complex and demanding nature of catering to both customers and partner providers and consists of four separate modules tailored to the appropriate level of experience of our employees. We believe in a data-driven, scientific approach for development and regularly provide our employees with key performance indicators that allow for an in-depth analysis of their performance. Our philosophy has always been to promote a collaborative, growth-oriented mindset and encourage team-based competitions and learning opportunities.
We share our sales academy best practices and business intelligence solutions with our partner providers, enabling them to achieve better service outcomes. Through these business improvement initiatives, we believe we are able to meaningfully reduce the time it takes for a consumer to purchase hearing aids.
Competition
The hearing care market can broadly be categorized into manufacturers and clinics/retailers. There has been a general consolidation among hearing aid manufacturers and the five largest manufacturers include Demant, GN Store Nord, Sonova, Starkey and WS Audiology. Demant and Sonova, in particular, have considerable retail operations.
In contrast, the hearing aids retail market remains very fragmented. A large share of the retail market consists of small independent retailers (estimated at approximately 38% as of 2018). These retailers are typically set up by individual hearing care professionals with little to no experience in sales and marketing. Few independent retailers have the desire to expand their business beyond their current customer base. The largest hearing aid retailer by volume is Amplifon. Other sizeable hearing aid retailers are non-specialty retailers, comprising in aggregate an estimated 7% of the retail market as of 2018 and including retailers such as Costco and Fielmann, and specialty retailers, comprising in aggregate an estimated 53% of the retail market as of 2018 and including retailers such as KIND, Australian Hearing, Neuroth, Starkey and Zounds. While we technically compete with the traditional hearing aids retailers for customers, we are the only sizable online provider of hearing care. Currently, we are not aware of any notable competitor in the online retail channel for hearing care that offers a service similar to ours.
There are other companies that provide direct-to-consumer hearing aids such as Audicus, Lively, Eargo and MD Hearing Aid, which also sell through online channels.
In addition, there are providers of personal sound amplification products (“PSAPs”). Sounds amplifiers intended for use by non-hearing impaired consumers to amplify sounds in certain environments are not considered to be medical devices by the FDA subject to FDA jurisdiction, and are typically not regulated by other applicable local regulators. Currently, we do not directly compete with providers of over-the-counter hearing aids or PSAPs. We focus on medical-grade hearing aids that require testing and fitting by a qualified hearing care professional. There is a discernible difference in quality between a medical-grade hearing aid compared to a PSAP, and we believe that a considerable share of customers will opt for a high quality medical-grade hearing aids, in particular in developed nations. We believe that pure online players selling PSAPs are targeting a different, niche market.
Intellectual Property
We believe that our intellectual property is valuable and important to our business. We protect our intellectual property, including our brand, through a combination of trademarks, patents, copyright, contractual provisions that protect and restrict the use of our intellectual property, confidentiality procedures, and non-disclosure agreements to establish and protect our proprietary rights. Though we rely in part upon these legal and contractual protections, we believe that factors such as our position as the global market leader in online hearing care, our scale and the network effects enabled by these factors, as well as the skills and ingenuity of our employees and the functionality and frequent enhancements to our platform are larger contributors to our success.
As of December 31, 2020, we held, either ourselves or indirectly through our affiliates, 62 registered trademarks in the United States, Germany and other jurisdictions, including trademarks for our brand, “hear.com” and “audibene.” All of our trademarks will be wholly-owned by us as of the date of this offering. In addition, we own a large range of domain names for the websites that we use in our business, including www.hear.com and audibene.de. As of September 30, 2020, we held one pending patent application in the European Union and owned no patents and had no pending patent applications in the United States. Our pending patent application relates to our implementation of the teleaudiology approach. This patent application has passed the initial approval stages, and we expect to receive final approval in the next two to three months, although we cannot be certain as to when or if we will receive final approval.
We are currently not a party to any legal proceedings relating to intellectual property that, in the opinion of our management, would individually or taken together have a material adverse effect on our business, financial condition, results of operations or cash flows.
There can be no assurance that we will be able to adequately protect our intellectual property or that it will provide any competitive advantage. We cannot provide any assurance that any patents will be issued from any existing or future applications or that any such issued patents will adequately protect our technology. Our intellectual property rights may be challenged, invalidated, deemed unenforceable, circumvented, infringed or otherwise violated. In addition, it may be difficult to protect our trade secrets. While we have confidence in the measures we take to protect and preserve our trade secrets, these measures may be inadequate, and we may not have adequate remedies for violations of such measures. Furthermore, our trade secrets may be independently discovered by competitors. For more information regarding risks related to intellectual property, please see “Risk Factors—Risks Related to Intellectual Property.”
Facilities
As of March 30, 2021, we had 13 offices in 11 countries, with our headquarters located in Berlin, Germany and Miami, United States. We lease all of our offices. None of our facilities are used for any use other than for general office use. We believe that our facilities are adequate for our operations and that suitable additional space will be available when needed. Because of the COVID-19 pandemic, in March 2020, we temporarily advised all of our employees who are able to do so to work remotely. However, our offices have remained open throughout the pandemic, with approximately 90% of our staff working remotely as of March 31, 2021. We believe our employees have been able to maintain the same level of productivity in a remote working environment as they did prior to the pandemic. We expect that a significant percentage of our employees will continue working remotely once the current pandemic has abated, which will in turn reduce the need to lease additional office space.

As of March 31, 2021, our material operating locations, which we define as the facilities we lease with more than 2,000 square feet, were as follows:
Location	Approximate square footage	Lease expiration dates
Berlin, Germany	28,000	2025
Mainz, Germany	3,000	2021
Miami, Florida, U.S.	15,000	2025
Denver, Colorado, U.S.	9,500	2025
Toronto, Ontario, Canada	2,500	2023
Utrecht, Netherlands	2,000	2024
Seoul, South Korea	6,000	2022
Guragon, India	8,000	2023
Kuala Lumpur, Malaysia	4,000	2023
Our Culture and Employees
We pride ourselves on hiring people who not only have the skills required to perform their respective roles, but also share in the mission to make hearing care accessible and affordable around the world. We believe that, to grow our business, it is important to develop our people. With our rapid rate of innovation, we provide the environment, encouragement, and opportunities to develop our employees both professionally and personally, giving them the freedom to find their potential.
As of March 31, 2021, we employed a total of 1,546 individuals, equivalent to 1,485 full-time employees, of which 428 are located in the United States and Canada, 653 are located in the Europe, Middle East and Africa region and 404 are located in Asia. We are organized in small, independent teams in order to fully focus on maximizing value for customers and partners, which operate locally through our country-specific organizations and globally through our shared service centers and technology team. Our country-specific organizations are independent business units responsible for one country per unit and consist of localized, leanly staffed teams that cover sales (consisting of 710 employees in total), marketing (consisting of approximately 104 employees in total), local operations (consisting of 138 employees in total) and partner management (consisting of 59 employees in total). Our shared service centers and technology team is dedicated to solving the core problems encountered by the country-specific organizations and are focused on technology (located primarily in Berlin and Denver and consisting of 181 employees), finance and accounting (located primarily in India and consisting of 115 employees), sales innovation (located primarily in Denver and consisting of 74 employees) and people training (located primarily in Berlin and Miami and consisting of 53 employees).
In addition to providing challenging and engaging work, we also provide robust benefits, including medical, dental and vision and 401k plans. Additional benefits include a wide variety of snacks and drinks in our offices and an informal dress code. We also frequently host team bonding events where we bring everyone together to celebrate our accomplishments. Overall, we foster a dynamic, entrepreneurial culture with our team consisting of highly-motivated individuals that constantly innovate with us in order to help as many people as possible see the life-changing benefits of better hearing.
None of our employees are represented by a labor union, and we have never experienced a work stoppage. We believe that our relations with our employees are positive.
Government Regulatory Matters
Our operations are subject to the regulations applicable to medical device retailers that are issued by the FDA and other federal, state and local authorities, as well as foreign regulatory authorities. The FDA regulates, among other things, the research, development, testing, approval, labeling, storage, recordkeeping, advertising, promotion and marketing, distribution, post approval monitoring and reporting and import and export of medical devices in the United States to assure the safety and effectiveness of medical devices for their intended use. The Federal Trade Commission also regulates the advertising of our products in the United States. Further, we are subject to laws in the United States and the international jurisdictions in which we operate directed at preventing fraud and abuse, which subject our sales and marketing, training and other practices to government scrutiny. In the European Union, these laws are sometimes harmonized at the level of the European Union but are enforced by the competent authorities of each EU member state, which may cause discrepancies in their application.
In the European Union, medical devices are currently regulated by three directives (which are legislative instruments to be implemented by the EU member states in their national legislations). On April 5, 2017, the European Union adopted two regulations on medical devices (which are directly applicable in all EU member states) and which will apply as of May 26, 2021 and May 26, 2022. These legislative instruments regulate, among other things, the research, development, testing, certifications, labeling, storage, recordkeeping, advertising, promotion and marketing, distribution, post approval monitoring and reporting and import and export of medical devices in the European Union to assure the safety and effectiveness of medical devices for their intended use. They are enforced by the regulatory authorities of each EU member states. Until May 2025, products certified under the directives and products certified under the regulations may coexist on the market. Both will have equal status.
Regulation by the FDA
The FDA classifies hearing instruments, including behind-the-ear hearing instruments, receiver-in-canal hearing instruments, and in-the-ear hearing instruments as medical devices. In the United States, the FDCA, as well as FDA regulations and other federal and state statutes and regulations, govern, among other things, the safety and efficacy of medical devices, as well as labeling, storage, recordkeeping, advertising and promotion, sales and distribution, export and import, recalls and field safety corrective actions, and post-market surveillance, including complaint handling and medical device reporting of adverse events.
FDA regulations specific to hearing aids require that the marketing of hearing aids comply with certain “conditions for sale,” including, among other things, the requirement that a prospective hearing aid user undergo a medical evaluation (or provide a signed waiver that meets specific regulatory requirements) before a hearing aid may be dispensed, along with certain recordkeeping requirements. FDA regulations also contain specific requirements for labeling for hearing aids, including User Instructional Brochures and the required notices within such brochures. However, in 2016, the FDA issued a guidance document stating that it did not intend to enforce the medical evaluation or recordkeeping requirements prior to the dispensing of air-conduction hearing aids and wireless air-conduction hearing aids, which are the only type of hearing aids that we currently sell, to individuals 18 years of age and older. The FDA stated that the agency would continue to enforce the requirement that hearing aid dispensers provide prospective users with an opportunity to review the User Instructional Brochure before the sale of a hearing aid.
In addition, the FDA Reauthorization Act of 2017 required the FDA to issue proposed regulations establishing a category of over-the-counter (“OTC”) hearing aids within three years of enactment, August 18, 2020, which would be exempt from certain labeling and condition of sale requirements otherwise applicable to hearing aids. The FDA has not yet issued these proposed regulations for the sale of OTC hearing aids without the supervision, prescription or order of a licensed practitioner. As a result, there is currently no category of OTC hearing aids.
Failure to comply with the requirements that apply to us as a retailer of hearing aids or the failure of our suppliers to comply with applicable requirements may subject a company or its suppliers to a variety of administrative enforcement actions or judicial sanctions, such as warning or untitled letters, product recalls, product seizures, total or partial suspension of production or distribution, injunctions, fines, civil penalties and criminal prosecution.
Regulation by the Federal Trade Commission
The Federal Trade Commission also regulates the sale and advertising of hearing aids, including the accuracy of claims regarding hearing loss, misrepresentations or deceptive omissions of material facts, hearing aid performance, refund policies, and warranty coverage. Failure to comply with applicable requirements may subject a company to enforcement actions or judicial sanctions, including warning letters, injunctions, and monetary judgements, and may require us to cease making certain claims or representations or remediate any harm to consumers stemming from such claims.
Regulation by the European Union
In the European Union, medical devices are classified in four classes (class I, IIa, IIb and III), with class I representing the lowest level of risk. Medical devices must be notified with the competent authorities before being marketed. Medical devices in class I can be marketed upon completion of a self-certification by the manufacturer unless they are sterile or have a measurement function. Medical devices in class I which are sterile or have a measurement function and medical devices in class IIa, IIb and III are subject to a pre-marketing conformity assessment by an independent body and a declaration of conformity issued by the manufacturer. Medical devices are also subject to post-marketing surveillance. The applicable legislative framework also contains rules on labelling and post-marketing traceability of the medical devices via a Unique Device Identifier (“UDI”).
Hearing aids are class IIa medical devices.
As a distributor of medical devices in the European Union, we must verify that the devices have been CE marked, that an EU Declaration of Conformity has been prepared, and that labels and instructions for use are provided in the official languages of the EU member states in which the device is made available (or in languages accepted by those EU member states). As it currently stands, WS Audiology has already received EU MDR certification. We must also verify that the importer’s name is indicated on each device or in the accompanying Documentation, and that the device bears a UDI.
We also ensure that storage and transport conditions, when occurring under our responsibility, are appropriate and in line with the recommendations of the manufacturer. If we consider a device to be non-compliant with the applicable regulations, the device shall not be made available to our customers. We also keep a register of complaints, non-conforming devices, recalls and withdrawals.
Furthermore, hearing aids are subject to the European Directive 2012/19 on waste electrical and electronic equipment (“WEEE”). Since we market the hearing aids under our name on the European market, we qualify as a “producer” under the WEEE. Therefore, we and other producers are required to establish processes and systems to ensure the safe and effective collection and recovery of the used hearing aids that qualify as waste. Furthermore, we are encouraged to maximize the use of recoverable and recyclable materials in the hearing aids and design the hearing aids in such a way as to facilitate the dismantling and recovery of recyclable materials.
Other Healthcare Laws and Regulations
The healthcare industry is also subject to federal, state and international fraud and abuse laws, including anti-kickback, self-referral and false claims laws, as well as patient data privacy and security and consumer protection and unfair competition laws and regulations. Our operations are also subject to certain state, local and international hearing care laws, including those applicable to the licensure and registration of audiologists, other hearing care professionals and other individuals that fit and dispense hearing aids, sales and marketing practices, interactions with consumers, consumer incentive and other promotional programs, and state or international corporate practice of audiology and fee-splitting prohibitions.
Fraud and Abuse Laws
In addition to the FDA, other federal, state and international healthcare laws and regulations could restrict our business practices and operations, including our direct-to-consumer activities. To the extent the products and services we or our partner providers provide are or become covered by any federal or state government healthcare program, we may be subject to numerous federal healthcare anti-fraud laws, which include the federal Anti-Kickback Statute, the Civil Monetary Penalties Law and the False Claims Act that are intended to reduce waste, fraud and abuse in the healthcare industry. We may also be subject to analogous state laws that apply to healthcare items and services paid by all payors, including self-pay patients and private insurers. These laws are broad and subject to evolving interpretations. They may prohibit certain arrangements and practices including arrangements with hearing professionals, pricing, sales and marketing activities, sales commissions, customer incentive and other promotional programs, and the provision of gifts and business courtesies or other transfers of value to health care professionals. Products that are sold outside of the United States are also subject to similar foreign laws, which may include, for instance, applicable post-marketing requirements, including safety surveillance, anti-fraud and abuse laws and implementation of corporate compliance programs and reporting of payments or transfers of value to healthcare professionals. We must operate our business within the requirements of these laws. Violations of any of these health regulatory laws may result in potentially significant penalties, including criminal and civil and administrative penalties, damages, fines, disgorgement, imprisonment, exclusion from participation in government healthcare programs, contractual damages, reputational harm, administrative burdens, diminished profits and future earnings, and the curtailment or restructuring of our operations.
State Licensing, Corporate Practice and Fee-Splitting Prohibitions
Regulation of the hearing aid industry exists in every U.S. state and most international jurisdictions (including EU member states). The laws and regulations relating to our operations vary from state to state and address the licensure and registration of audiologists, other hearing care professionals and other individuals and companies that dispense hearing aids, including procedures involving the fitting and dispensing of hearing aids. Some state laws also prohibit general business entities, such as us, from practicing audiology, employing audiologists to practice audiology or engaging in financial arrangements that involve the splitting or sharing of professional fees earned by audiologists. We contract with our third party partner providers as independent contractors and do not employ these third party partner providers directly. The third party partner providers provide customers with hearing tests and fittings and are required to maintain active audiology and hearing aid dispensing licenses in the states in which they operate and maintain insurance coverage. In the small number of cases in which our third party partner providers charge a patient a fee in connection with the third party partner provider’s professional services for providing patient care, the third party partner provider does not share any portion of the professional fee with us. There can be no assurance that laws regulating activities such as the corporate practice of audiology or fee splitting will be interpreted in a manner consistent with our practices or that other laws or regulations will not be enacted in the future. In addition, most states and international jurisdictions require warranty and return policies for consumers allowing for the return of product, and restrict hearing aid advertising and marketing practices. These laws are subject to change, and states or international jurisdictions may impose requirements for dispensers of hearing aids.
A determination that we are in violation of applicable laws and regulations in any jurisdiction in which we operate could have a material adverse effect on us or our partner providers, particularly if we are unable to restructure our operations and arrangements to comply with the requirements of that jurisdiction, if we are required to restructure our operations and arrangements at a significant cost, or if we or our partner providers, are subject to penalties or other adverse action. We partner with licensed hearing professionals to deliver services to our customers. These activities are subject to various state and international laws that prohibit the practice of certain professions, including audiology, by lay entities or persons and are intended to prevent unlicensed persons from interfering with or influencing the audiologist’s or other hearing care professional’s professional judgment. In the event that regulatory authorities or other third parties were to challenge these arrangements, we could be subject to adverse judicial or administrative interpretations, to civil or criminal penalties, our contracts could be found legally invalid and unenforceable or we could be required to restructure our arrangements with our partner audiologists, other hearing care professionals and other licensed professionals. In addition, federal, various state and international laws also generally prohibit the sharing or splitting professional fees with lay entities or persons. Audiologists and certain other hearing care professionals are required to maintain valid state or international licenses and board certifications to practice and must comply with numerous state, local or international licensing laws and regulations, and each state or international jurisdiction defines the scope of practice for audiologists and other hearing care professionals through legislation and their respective state regulatory agencies and boards. Activities that qualify as professional misconduct under state or international law may subject our partners or personnel to sanctions or may even result in loss of their licensure and could, possibly, subject us to sanctions as well.

Coverage and Reimbursement; Healthcare Reform
In Europe, our customers generally receive some form of government healthcare or other third-party government reimbursement, while outside of Europe, our products are primarily purchased on a cash-pay basis, with a minority covered by government healthcare programs and other third-party payors. Where such reimbursements by third-party payors are available across the globe, we strive to comply with applicable local, federal, state or international laws and regulations. There have been, and we expect there will continue to be, a number of legislative and regulatory changes to the healthcare system seeking, among other things, to reduce healthcare costs that could affect our results of operations.
In the United States the results of the 2020 presidential and congressional elections and current litigation regarding the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act (collectively, “ACA”), have created regulatory uncertainty, including with respect to the United States government’s role in the healthcare industry. As a result, there are renewed and reinvigorated calls for health insurance reform, as well as changes to the ACA, which could cause significant uncertainty in the United States healthcare market, could increase our costs, decrease our revenues or inhibit our ability to sell our products. We cannot predict with certainty what impacts any federal, state or international health reforms on the outcome of any litigation will have on us, but such changes could impose new and/or more stringent regulatory requirements on our activities or, where applicable, result in changes with respect to coverage or reimbursement for the products we sell, any of which could adversely affect our business, results of operations and financial condition. It is uncertain the extent to which any such changes may impact our business or financial condition. We expect additional state and federal healthcare reform measures to be adopted in the future, any of which could result in reduced demand for the products we sell or additional pricing pressure.
Privacy and Security Laws
The collection, storage, processing, use, retention, disclosure, transfer, disposal and security of information about individuals, in particular healthcare data, is highly regulated both in the United States and other jurisdictions, including but not limited to, HIPAA; U.S. state privacy, security and breach notification and healthcare information laws; the CCPA; the GDPR; the European Union’s ePrivacy Directive, and other European privacy laws as well as privacy laws being adopted in other regions around the world.
Certain data privacy and security laws and regulations, such as HIPAA, require the use of standard contracts, minimum privacy and security standards and other administrative simplification provisions. HIPAA governs the collection, dissemination, use, privacy, confidentiality, security, availability and integrity of individually identifiable information and establishes basic national privacy and security standards. We are subject to HIPAA as a business associate. Business associates are required to enter into written business associate agreements with HIPAA covered entities relating to HIPAA requirements and are also directly liable for compliance with certain HIPAA provisions. These business associate agreements define our obligations to safeguard the PHI of patients provided by our customers. Among other things, HIPAA requires business associates to: (1) maintain physical and technical and administrative safeguards to prevent unauthorized uses and disclosures of PHI, (2) report certain security incidents, breaches and other inappropriate uses or disclosures of PHI to covered entities, who are then required to notify individuals, the U.S. Department of Health and Human Services, and, if a breach involves more than 500 individuals, the media and (3) assist covered entities with certain of their duties under HIPAA. We have policies, procedures and safeguards in place intended to satisfy our legal obligations related to the receipt, use, maintenance, transmission and security of PHI as required by HIPAA and have processes in place to assist us in complying with applicable laws and regulations regarding the protection of PHI and responding to any security incidents or breaches.
Violations of HIPAA may result in civil or criminal penalties, including a tiered system of civil monetary penalties that range from $119 to $59,522 per violation, with a maximum civil penalty of $1,785,651 for violations of the same standard in a single calendar year (as of 2020, and subject to periodic adjustments for inflation). These penalties are required to be adjusted for inflation. However, a single breach incident can result in violations of multiple standards and penalties well in excess of $1.8 million. State attorneys general may bring civil actions on behalf of state residents seeking either an injunction or damages in response to violations of HIPAA privacy and security regulations. A person who knowingly obtains or discloses individually identifiable health information in violation of HIPAA may face a criminal penalty of up to $50,000 and up to one-year of imprisonment. While HIPAA does not create a private right of action allowing individuals to sue us in civil court for violations of HIPAA’s requirements, its standards have been used as a basis for the duty of care in state civil suits, such as those for negligence or recklessness in the handling, misuse or breach of PHI. Any such penalties or lawsuits could harm our business, financial condition, results of operations and prospects.
In addition, the FTC and many state attorneys general are interpreting existing federal and state consumer protection laws to impose evolving standards for the online collection, storage, processing, use, retention, disclosure, transfer, disposal and security of information about individuals, including health-related information. Courts may also adopt the standards for fair information practices promulgated by the FTC, which concern consumer notice, choice, security, integrity and access. Consumer protection and other laws require us to publish statements that describe what information we collect and how we handle, share and secure information about individuals, as well as choices individuals may have about the way we collect, handle, share and secure their information. All 50 U.S. states have breach notification laws relating to unauthorized access of information about individuals. In addition, certain U.S. states have also adopted robust data privacy and security laws and regulations.
For example, the CCPA, which took effect on January 1, 2020, imposes obligations and restrictions on businesses regarding their collection, use, processing, retaining and sharing of personal information and provides new and enhanced data privacy rights to California residents, such as affording them the right to access and delete their personal information and to opt out of certain selling of personal information. Specifically, the CCPA mandates that businesses provide new disclosures to California consumers and afford such consumers new data privacy rights that include, among other things, the right to request a business disclose the specific pieces of the personal information collected about them, the right to request deletion of such personal information, and the right to request to opt-out of certain sales of such personal information. PHI that is subject to HIPAA is excluded from the CCPA; however, information we hold about individual residents of California that is not subject to HIPAA would be subject to the CCPA. Because the CCPA is relatively new, and its implementing regulations were released only in August of 2020, there is still some uncertainty about how HIPAA and other exceptions may be applied under the CCPA. The California Attorney General can enforce the CCPA, including seeking an injunction and civil penalties for violations. Violations of the CCPA could result in statutory penalties of up to $2,500 per violation, or up to $7,500 per violation if the violation is intentional. The CCPA also provides a private right of action for certain data breaches that is expected to increase data breach litigation. Furthermore, California voters approved the California Privacy Rights Act (“CPRA”) on November 3, 2020, which will amend and expand the CCPA, including by providing consumers with additional rights with respect to their personal information. The CPRA will come into effect on January 1, 2023, applying to information collected by businesses on or after January 1, 2022.
The collection, storage, processing, use, disclosure, transfer, disposal and security of any personal data regarding individuals in the European Union, including personal health data, is subject to the GDPR, which became effective on May 25, 2018. The GDPR imposes obligations on data controllers and data processors that have an establishment in the EU or are offering goods or services to, or monitoring the behavior of, individuals within the EU. The GDPR is wide-ranging in scope and imposes numerous requirements on companies that collect and further process personal data, including requirements relating to processing health and other sensitive data, obtaining consent of the individuals to whom the personal data relates or having another legal basis for processing such data, providing information to individuals regarding data processing activities, implementing safeguards to protect the security and confidentiality of personal data, providing notification of data breaches, and taking certain measures when engaging third-party processors. The GDPR also imposes strict rules on the transfer of personal data to countries outside the European Union, including the United States, and stipulates a regime of accountability for processors and controllers and a requirement to embed compliance with GDPR into the fabric of an organization by developing appropriate policies and practices, to achieve a standard of data protection by “design and default.” Organizations may be required to appoint a data protection officer who reports to the highest level of management within the business. The GDPR permits data protection authorities to impose large penalties for violations of the GDPR, including potential fines of up to €20 million or 4% of annual global revenues of the undertaking, whichever is greater.

The GDPR also confers a private right of action on data subjects and consumer associations to lodge complaints with supervisory authorities, seek judicial remedies, and obtain compensation for material and immaterial damages resulting from violations of the GDPR.
In response to the data privacy laws and regulations discussed above and those in other countries in which we do business, we have implemented technological safeguards, processes, contractual provisions, and employee trainings to help ensure that we handle our employees, customers, and third-party information in a compliant manner. We maintain country-specific privacy policies and related procedures at the local level in each of the countries in which we operate, and we train our workforce to understand and comply with applicable privacy laws.
Bribery, Anti-Corruption and Other Laws
While we do not currently contract with any government entities, we are subject to compliance with the FCPA and similar anti-bribery laws, such as the Bribery Act, which generally prohibit companies and their intermediaries from making improper payments to foreign government officials for the purpose of obtaining or retaining business. The FCPA also obligates companies whose securities are listed in the United States to comply with accounting provisions requiring us to maintain books and records, which in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the corporation, including international subsidiaries, and to devise and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements. In addition, in the United States, we may also be subject to certain state and federal fraud and abuse laws, including the federal Anti-Kickback Statute and False Claims Act that are intended to reduce waste, fraud and abuse in the health care industry. Our employees, suppliers, partners, and agents are required to comply with these laws, and we have implemented policies, procedures, and training, to minimize the risk of violating these laws.
International Regulation
We expect over time to continue to expand our operations in other countries. In such a case, our international operations will be subject to different, and sometimes more stringent, legal and regulatory requirements, which vary widely by jurisdiction, including anti-corruption laws; economic sanctions laws; various privacy, insurance, tax, tariff and trade laws and regulations; corporate governance, privacy, data protection (including the GDPR), data mining, data transfer, labor and employment, intellectual property, consumer protection and investment laws and regulations; discriminatory licensing procedures; required localization of records and funds; and limitations on dividends and repatriation of capital. In addition, the expansion of our operations into foreign countries increases our exposure to the anti-bribery, anti-corruption and anti-money laundering provisions of U.S. law, including the FCPA, and corresponding foreign laws, including the Bribery Act.
Legal Proceedings
From time to time, we may become involved in legal proceedings arising in the ordinary course of our business. Management believes that we do not have any pending or threatened litigation which, individually or in the aggregate, would have a material adverse effect on our business, results of operations, financial condition and/or cash flows.

MANAGEMENT
Board of Directors and Executive Officers
The following table sets forth information about our directors and executive officers as of the date of this prospectus:
Name	Age	Position
Paul Crusius	39	Co-Chief Executive Officer and Executive Director
Marco Vietor, PhD	41	Co-Chief Executive Officer and Executive Director
Alexandra Katthagen	40	Chief Financial Officer
Marco Wiesmann	37	Chief Marketing Officer
Christopher Silva	33	Chief Technology Officer
Patrick Sendowski, PhD	37	Head of United States
Maximilian Schulte-Terboven	36	Head of Germany
Alexander Evertz	29	Head of Teleaudiology
Eric Bernard	53	Non-Executive Director and Chairman of the Board
Ursula Burns	62	Non-Executive Director
Elizabeth Kistruck	42	Non-Executive Director
Kasper Knokgaard	42	Non-Executive Director
Søren Lonning	43	Non-Executive Director
Carol Meyers	60	Non-Executive Director
Adam Westermann	36	Non-Executive Director
Set forth below is a brief description of the business experience of our directors and executive officers. All of our executive officers serve at the discretion of our board of directors.
Paul Crusius.   Mr. Crusius is one of our co-founders and has served as Co-Chief Executive Officer since our founding in 2012. Mr. Crusius is primarily responsible for sales and product for the North American and German markets of hear.com. Prior to founding hear.com, Mr. Crusius worked as a consultant and project leader at the Boston Consulting group from 2006 to 2011, focusing on medical technology and healthcare projects. Mr. Crusius holds a master’s degree in Business and Economics from WHU—Otto Beisheim School of Management in Vallendar, Germany.
Marco Vietor.   Dr. Vietor is one of our co-founders and has served as Co-Chief Executive Officer since our founding in 2012. Dr. Vietor primarily focuses on operations and supply chain management and the European and Asian markets of hear.com. Prior to founding hear.com, Dr. Vietor has been active as an entrepreneur since 2005 and co-founded two other ventures, one of them in the software as a service space. Prior to that Dr. Vietor worked as a management consultant at Bain & Company. Dr. Vietor holds a master’s degree in Business and Economics from WHU—Otto Beisheim School of Management in Vallendar, Germany as well as a PhD from the same university where Dr. Vietor is still active as a lecturer on entrepreneurship.
Alexandra Katthagen.   Ms. Katthagen joined hear.com as Chief Financial Officer in December 2020. Prior to joining hear.com Ms. Katthagen served as an equity investor in the asset management industry for 13 years including as a Senior Portfolio Manager at APG Asset Management in Amsterdam and as an Equity Research Analyst at Wellington Management International in London. Ms. Katthagen graduated from WHU—Otto Beisheim School in Germany with a master’s degree in Business and Economics and started her career at Morgan Stanley Investment Banking in Frankfurt and London. Ms. Katthagen is a CFA Charterholder.
Marco Wiesmann.   Mr. Wiesmann has been a member of the hear.com team since the founding of the company in 2012. Mr. Wiesmann serves as our Chief Marketing Officer and primarily focuses on marketing, innovation and technology at the global level. Mr. Wiesmann is also a Managing Director of audibene GmbH.

Prior to working with hear.com, Mr. Wiesmann worked as a team lead for a performance marketing agency from 2009 to 2012, focusing on consumer goods. Mr. Wiesmann holds a diploma in industrial engineering from the University of Applied Science in Wedel, Germany.
Christopher Silva.   Mr. Silva leads technology and system development at hear.com. Responsible for creating and executing the technical vision, Mr. Silva has been providing consulting services to hear.com since September 2020 and joined the team full-time as Chief Technology Officer in January 2021. Mr. Silva brings more than 15 years of experience in technology and designing scalable & customer-centric solutions. Prior to joining the hear.com team, Mr. Silva was the Chief Technology Officer of Grover, leading technology and payments solution development. Prior to that, Mr. Silva held leadership positions in multiple startups and scale-ups throughout South America and Germany.
Patrick Sendowski.   Dr. Sendowski joined the hear.com group in 2015. After heading the supply chain management team and leading the development of teleaudiology solutions, Mr. Sendowski has been heading hear.com’s U.S. business since January 2018. Prior to joining hear.com Mr. Sendowski worked as a consultant at the Boston Consulting Group from 2010 to 2015. Dr. Sendowski holds a master’s degree in aerospace engineering from Technische Universität Berlin, Germany, a Diplôme d’ingénieur from Ecole Centrale Paris, France and a PhD from Technische Universität Dresden, Germany.
Maximilian Schulte-Terboven.   Mr. Schulte-Terboven joined hear.com as Head of Strategy in July 2019 and became Head of Germany in July 2020. Prior to joining us, Mr. Schulte-Terboven worked on the management team of a private-equity owned business in Germany where Mr. Schulte-Terboven was responsible for the implementation of a value creation program. The business was successfully sold to a strategic investor in 2018. Before that, Mr. Schulte-Terboven worked as a management consultant at Bain & Company for six years in the Private-Equity practice. Mr. Schulte-Terboven holds a master’s degree from ESADE Business School in Barcelona as well as a bachelor’s degree from European Business School, Oestrich-Winkel.
Alexander Evertz.   Mr. Evertz joined hear.com in March 2015 and has served as Managing Director in Malaysia, responsible for the Southeast Asia operations and innovation projects. In December 2019, Mr. Evertz relocated to the United States to primarily focus on the technical and operational roll-out of teleaudiology in North America. Mr. Evertz holds a bachelor’s degree in Business & Economics from WHU—Otto Beisheim School of Management in Vallendar, Germany.
Eric A. Bernard, Chairman.   Mr. Bernard has served as our Chairman since March 2021 and as a director since February 2021. Mr. Bernard has served as Group President and Chief Executive Officer of WS Audiology since September 2019, and as Chief Executive Officer of Wholesale at WS Audiology from June 2019 to September 2019. Prior to joining WS Audiology, Mr. Bernard spent 25 years at Essilor International and held key leadership positions in both the Asia-Pacific region and the United States. Mr. Bernard received his M.B.A. from ESSEC Business School and he holds a master’s degree in Applied Mathematics and Social Sciences from Université Paris Dauphine.
Ursula Burns. Ms. Burns has served as a director, lead independent director and head of the audit and compensation committees of our board of directors since April 2021. She started her career at Xerox Corporation in 1980 and later became its chief executive officer (2009-2016) and chair of the board (2010-2017). After leaving Xerox Corporation, Ms. Burns served as chief executive officer (2018-2020) and chair of the board (2017-2020) of VEON, Ltd. Ms. Burns has also served on numerous other boards and is currently a board member at, among others, Uber Technologies, Inc., Exxon Mobil Corporation, and Nestlé S.A. She holds a B.Sc. in mechanical engineering from the Polytechnic Institute of New York University and a M.Sc. in mechanical engineering from Columbia University.
Elizabeth Kistruck. Ms. Kistruck has served as a director since April 2021. She is currently Senior Vice President of Global Marketing Analytics at Expedia Group. Ms. Kistruck joined Expedia Group in 2008, where she served in various roles including Chief Financial Officer, Hotels.com, Chief Financial Officer, Expedia Affiliate Network and Senior Finance Director, Expedia Affiliate Network. Prior to joining Expedia, Ms. Kistruck served in various finance roles at ICI Paints and spent two years working as a consultant with

Stroud and Co. Ms. Kistruck holds a master’s degree in Engineering from the University of Cambridge and is a member of the Chartered Institute of Management Accountants.
Kasper Knokgaard.   Mr. Knokgaard has served as a director since March 2021. Mr. Knokgaard also serves as a director on the board of directors of WS Audiology. Mr. Knokgaard is Partner & Head of the Services Sector at EQT Partners. Mr. Knokgaard joined EQT in August 2007 and has since worked in the Copenhagen, New York and Munich offices. Prior to joining EQT, Mr. Knokgaard worked with McKinsey & Co. Mr. Knokgaard holds a master’s degree from the Copenhagen Business School.
Søren Lonning.   Mr. Lonning has served as a director since February 2021. Mr. Lonning currently serves as Chief Financial Officer for WS Audiology. Prior to joining WS Audiology, Mr. Lonning worked with Chr. Hansen Holding A/S, a leading publicly traded biosciences company since 2007, serving as Group Chief Financial Officer from 2015 until his departure from the company. Mr. Lonning holds a B.Sc. degree and a M.Sc. degree in Business Administration and Management Science from the Copenhagen Business School.
Carol Meyers.   Ms. Meyers has served as a director since April 2021. She has been a member of the investment team (venture partner) at Glasswing Ventures from October 2020 and has served as chief marketing officer of Rapid7, Inc. from 2011 to 2019, of LogMeIn, Inc. from 2008 to 2009 and Unica Corporation from 1999 to 2007. Ms. Meyers has served on numerous other boards, including Emarsys eMarketing Systems AG and Mineral Tree, and is currently a board member at Zipwhip, Inc. She holds a B.S. in finance from Fairfield University and is a graduate of the General Electric Financial Management Program.
Adam Westermann.   Mr. Westermann has served as a director since March 2021. Mr. Westermann currently serves as Team Lead—Signal Processing at WS Audiology, a position which he has held since March 2019. Prior to joining WS Audiology, Mr. Westermann worked with Widex A/S where he held a number of positions, including Manager—Signal Processing and Audiology & Research and Development Engineer. Mr. Westermann has extensive experience in the hearing care space, having also worked with Macquarie University and the National Acoustic Laboratories, from which Mr. Westermann also holds a PhD degree. Mr. Westermann also worked with the Centre for Applied Hearing Research at the Technical University of Denmark, from which Mr. Westermann holds a M.Sc. degree in Electrical and Electronics Engineering.
Foreign Private Issuer Status
The listing rules of Nasdaq (the “Listing Rules”), include certain accommodations in the corporate governance requirements that allow foreign private issuers, such as us, to follow “home country” corporate governance practices in lieu of the otherwise applicable corporate governance standards of Nasdaq. The application of such exceptions requires that we disclose any significant ways that our corporate governance practices differ from the Listing Rules that we do not follow. When our common shares are listed on Nasdaq, we intend to continue to follow Dutch corporate governance practices in lieu of the corporate governance requirements of Nasdaq in respect of, among other things, the following:
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the majority independent director requirement under the Listing Rules; and

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the requirement under the Listing Rules that a compensation committee be comprised solely of independent directors.

Board of Directors
We have a one-tier board structure. Our business and affairs are managed under the direction of our board of directors, which is divided into executive directors and non-executive directors.
Under Dutch law, the board of directors is collectively responsible for the management and the strategy, policy and operations of the company, subject to the restrictions contained in Dutch law, our Articles of Association and our Board Rules and charters. The executive directors manage our day-to-day business and operations of the company and its enterprise and implement our strategy. The non-executive directors focus on the supervision, policy and functioning of the performance of the duties of all directors and our general state of affairs. Each director has a statutory duty to act in the corporate interest of the company and its business. Under Dutch law, the corporate interest extends to the interests of all corporate stakeholders, such as shareholders, creditors, employees, customers and suppliers. The duty to act in the corporate interest of the company and its business also applies in the event of a proposed sale or break-up of the company, provided that the specific circumstances generally dictate how such duty is to be applied and how the respective interests of various groups of stakeholders should be weighed. Any resolution of the board of directors regarding a material change in the identity or character of the company requires the approval of the general meeting of shareholders.
Under Dutch law, new executive and non-executive directors are appointed and reappointed by the general meeting of shareholders. Pursuant to our Articles of Association, executive and non-executive directors are appointed by the general meeting of shareholders upon the binding nomination by our board of directors who are required to act in accordance with the provisions of the Articles of Association. However, the general meeting of shareholders may at all times overrule the binding nomination by a resolution adopted by at least a two-thirds majority of the votes cast, provided such majority represents more than half of the issued share capital. If the general meeting of shareholders overrules the binding nomination, the board of directors must make a new nomination at a subsequent general meeting of shareholders, where the same majority and quorum requirements will apply as are applicable to the first general meeting of shareholders. As permitted by the listing requirements of Nasdaq, we will opt out of Nasdaq Listing Rule 5605(e), which requires independent director oversight of director nominations.
In the Netherlands, executive and non-executive directors of a listed company are generally appointed for an individual term of a maximum of four years. In principle, there is no limit in the number of consecutive terms executive directors may serve, provided that the terms for reappointment should not be more than four years at a time in line with the DCGC. For non-executive directors, a limit of twelve years generally applies, provided that any reappointment after an eight-year term of office needs to be disclosed in the company’s annual report in line with the DCGC. Non-executive directors are required to be appointed for an initial period of four years, and may be reappointed for another four years. They may be reappointed again for a period of two years and such reappointment may be extended by no more than two years, in line with the DCGC. Our executive and non-executive directors will initially be appointed for an individual term of one year.
The general meeting of shareholders shall at all times be entitled to suspend or dismiss a director upon the proposal of the board of directors. A resolution for suspension or dismissal of a director other than pursuant to and in accordance with a proposal thereto by the board of directors requires a resolution of the general meeting adopted with a majority of at least two-thirds of the votes cast representing more than half of the issued capital. In addition, the board of directors may at any time suspend an executive director.
We expect that our Relationship Agreement will provide that, following the completion of this offering, our board of directors will initially consist of nine directors, of which (i) three directors will qualify as independent directors under the Exchange Act, the Listing Rules and the DCGC, and will be designated by WS Audiology; (ii) two directors will be members of our management and will be designated by WS Audiology; and (iii) for so long as WS Audiology, the EQT Investors and the T&W Investor, taken together, beneficially own more than 40% in voting power of our share capital, four directors will be the Designated Directors. The two members of management appointed as directors will initially be the only executive directors on the board and the remaining directors will initially be the non-executive directors. Additionally, we expect that our Relationship Agreement will provide that the two directors who are members of management and the Designated Directors will be required to resign upon request from WS Audiology and that, for so long as WS Audiology, the EQT Investors and the T&W Investor, taken together, beneficially own more than 50% in voting power of our share capital, members of our board of directors will be required to resign upon a written request by shareholders holding more than 50% of our issued and outstanding share capital. For more information on the understandings pursuant to which our directors are appointed, see “Certain Relationships and Related Party Transactions—Relationship Agreement.”
Background and Experience of Directors
When considering whether directors and nominees have the experience, qualifications, attributes or skills, taken as a whole, to enable our board of directors to satisfy its oversight responsibilities effectively in light of our business and structure, the board of directors focused primarily on each person’s background and experience as reflected in the information discussed in each of the directors’ individual biographies set forth above. We believe that our directors provide an appropriate mix of experience and skills relevant to the size and nature of our business. Once appointed, directors serve until their term expires, they resign or they are suspended or dismissed by the shareholders.
Role of Board of Directors in Risk Oversight
The board of directors has extensive involvement in the oversight of risk management related to us and our business and accomplishes this oversight through the regular reporting by management and committees of the board of directors, in particular the audit committee. Through its regular meetings with management, including the finance, legal and internal audit functions, the audit committee reviews and discusses all significant areas of our business and summarizes for the board of directors all areas of risk and the appropriate mitigating factors. In addition, our board of directors receives periodic detailed operating performance reviews from management.
Committees of the Board of Directors
After the completion of this offering, the standing committees of our board of directors will consist of an audit committee and a compensation committee.
Our executive directors and executive officers will regularly report to the non-executive directors and the audit committee and the compensation committee to ensure effective and efficient oversight of our activities and to assist in proper risk management and the ongoing evaluation of management controls. The internal audit function will report functionally and administratively to our chief financial officer and directly to the audit committee. We believe that the leadership structure of our board of directors provides appropriate risk oversight of our activities given the controlling interests held by our principal shareholders.
Audit Committee
The audit committee, which consists of Ursula Burns, Elizabeth Kistruck, Søren Lonning and Carol Meyers, will assist the board of directors in overseeing our accounting and financial reporting processes, the audits of our financial statements and the effectiveness of our internal risk management and control systems. In addition, the audit committee will be directly responsible for the oversight of the work of our independent registered public accounting firm. Our board of directors has determined that Ursula Burns, Elizabeth Kistruck and Carol Meyers satisfy the “independence” requirements set forth in Rule 10A-3 under the Exchange Act. The board of directors is expected to determine that Ursula Burns qualifies as an “audit committee financial expert,” as such term is defined in the rules of the SEC. We will rely on the phase-in rules of the SEC and Nasdaq with respect to the independence of all members of our audit committee. These rules require that all members of our audit committee must meet the independence standard for audit committee members within one year of the effectiveness of the registration statement of which this prospectus forms a part. We expect that, after the expiration of this phase-in period, WS Audiology will have the right to nominate one of our directors to act as observer at meetings of our audit committee in accordance with Rule 10A-3(b)(iv)(D) under the Exchange Act. See “Certain Relationships and Related Party Transactions—Relationship Agreement.”
The purpose of the audit committee will be to assist our board of directors in overseeing and monitoring (1) the quality and integrity of our financial statements, including oversight of our accounting and financial reporting processes, internal control systems and financial statement audits, (2) our compliance with legal and regulatory requirements, (3) our independent accounting firm’s qualifications, performance and independence and the preparation of the selection of such independent accounting firm, (4) our corporate compliance program, including our Code of Ethics (see “— Code of Ethics”) and anti-corruption compliance policy, and investigating possible violations thereunder, (5) our risk management policies and procedures and (6) the performance of our internal audit function.
Our board of directors have adopted a written charter for the audit committee, which will be available on our website upon the completion of this offering.

Compensation Committee
The compensation committee, which consists of Ursula Burns, Eric Bernard, Kasper Knokgaard and Adam Westermann, will assist the board of directors in determining compensation for the directors and management by preparing proposals to amend our general remuneration policies and the compensation of individual directors and management members. The committee will propose to the board of directors for determination, the compensation of each of our directors. Under SEC and Nasdaq rules, there are heightened independence standards for members of the compensation committee, including a prohibition against the receipt of any compensation from us other than standard director fees. As permitted by the listing requirements of Nasdaq, we will opt out of Nasdaq Listing Rule 5605(d) which requires that a compensation committee consist entirely of independent directors.
The purpose of the compensation committee will be to assist our board of directors in discharging its responsibilities relating to, among other things, (1) setting our compensation program and compensation of our executive officers and directors, (2) administering our short-term variable compensation and long-term equity incentive plans, and (3) administering the 2021 Equity Plans. In addition, the compensation committee will be responsible for preparing the compensation committee report required to be included in our proxy statement under the rules and regulations of the SEC.
We expect that WS Audiology will have the right under the Relationship Agreement to nominate the members of the compensation committee. See “Management—Committees of the Board of Directors.”
Our board of directors has adopted a written charter for the compensation committee, which will be available on our website upon the completion of this offering.
Compensation of Directors and Executive Officers
Dutch law provides that we must establish a policy in respect of the remuneration of our directors. Such policy will address, among other things, the following topics: the fixed and variable components (if any) of the remuneration of our directors, including remuneration in the form of shares and severance payments. Prior to the consummation of this offering, our board of directors will propose, and we expect our shareholders to adopt, a remuneration policy for both the executive and non-executive directors. A remuneration policy may be amended upon the proposal of the board of directors by way of a resolution adopted by our shareholders at a general meeting called for that purpose, with a simple majority of the votes cast. Our non-executive directors will determine the remuneration of our executive directors in accordance with the remuneration policy. Our shareholders will determine the remuneration of our non-executive directors, upon a proposal of the board of directors in accordance with the remuneration policy. A proposal by our board of directors with respect to remuneration schemes in the form of shares or rights to shares will be submitted by the board of directors to our shareholders at the general meeting for their approval. This proposal must set out at least the maximum number of shares or rights to shares to be granted to our directors and the criteria for granting and amendment thereof.
The aggregate compensation, including benefits in kind, accrued or paid to our executive officers named in this prospectus for services in all capacities with respect to the year ended September 30, 2020, was €0.7 million. Messrs. Katthagen and Silva were hired after the end of our 2020 fiscal year and, as such, their remuneration was not included in the above calculation.
2021 Equity Plans
Our board of directors expects to adopt, and we expect our shareholder to approve, the 2021 Equity Incentive Plan for Employees (the “Employee Plan”) and the 2021 Equity Incentive Plan for Service Entities (the “Service Entity Plan” and collectively with the Employee Plan, the “2021 Equity Plans”) prior to the completion of the offering, in order to provide a means through which we can grant equity interests and cash-based incentive compensation, measured by reference to the value of common shares or other performance conditions, in order to attract, retain and motivate key personnel and align their interests with those of our shareholders, thereby strengthening their commitment to the welfare of our company. Awards under the Employee Plan may be granted to our employees, directors and other service providers who are natural persons. Awards under the Service Entity Plan may be granted to service providers who are not natural persons, including professional service corporations owned by our employees and directors. The 2021 Equity Plans will be administered by our compensation committee or such other properly delegated committee of our board of directors, or if no such committee or subcommittee exists, our board of directors.
We expect our shareholder to initially approve 11,089,679 of our common shares for issuance pursuant to the 2021 Equity Plans, representing 10% of our common shares outstanding immediately after this offering.
All awards granted under the 2021 Equity Plans will vest and/or become exercisable in such manner and on such date or dates or upon such event or events as determined by the compensation committee. Awards available for grant under the 2021 Equity Plans include, nonqualified stock options and incentive stock options, stock appreciation rights, restricted shares of our common shares, restricted stock units, other equity-based awards tied to the value of our shares, and cash-based awards.
The limit under the 2021 Equity Plans and outstanding awards (other than cash-based awards) are generally subject to adjustment in the event of (i) any dividend (other than regular cash dividends) or other distribution, recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, split-off, spin-off, combination, repurchase or exchange of shares of common shares or other securities, or other similar transactions or events, or (ii) unusual or nonrecurring events affecting the company, including changes in applicable rules, rulings, regulations or other requirement, that the plan administrator determines could result in substantial dilution or enlargement of the rights intended under the 2021 Equity Plans or awards thereunder. In addition, in connection with any change in control, the plan administrator may, in its sole discretion, provide for any one or more of the following: (i) the substitution or assumption of, acceleration of the vesting of, the exercisability of, or lapse of restrictions on, any one or more outstanding awards and (ii) cancellation of any one or more outstanding awards and payment to the holders of such awards that are vested as of such cancellation (including any awards that would vest as a result of the occurrence of such event but for such cancellation) the value of such awards, if any, as determined by the plan administrator.
Our board of directors may terminate or amend the 2021 Equity Plans at any time, which amendment may be subject to shareholder approval if (i) required under applicable law; (ii) it would materially increase the number of securities which may be issued under the 2021 Equity Plans (except for adjustments in connection with certain corporate events); (iii) it would constitute a repricing of options or stock appreciation rights, or (iv) it would materially modify the requirements for participation in the 2021 Equity Plans. Any such amendment or termination that would materially and adversely affect the rights of any holder or beneficiary of any award will not to that extent be effective without such individual’s consent.
All awards granted under the 2021 Equity Plans are subject to reduction, cancellation, forfeiture or recoupment to the extent necessary to comply with (i) any clawback, forfeiture or other similar policy adopted by our board of directors or the compensation committee and as in effect from time to time and (ii) applicable law.
Equity Awards in Connection with Offering
In connection with the offering, our board of directors expects to approve the award of stock options and restricted stock units, in each case, pursuant to the 2021 Equity Plans, to a broad-based group of our employees, which may include some of our executive officers. The options and restricted stock units will be subject to vesting conditions determined by our board of directors at the time of such approval.
Directed Share Program
At our request, the underwriters have reserved up to 811,000 common shares, or up to 5% of the common shares offered by this prospectus, for sale at the initial public offering price through a directed share program to certain of our directors, employees and partner providers. The sales will be made at our direction by Morgan Stanley & Co. LLC and its affiliates through a directed share program. The number of our common shares available for sale to the general public in this offering will be reduced to the extent that such persons purchase such reserved shares. Any reserved shares not so purchased will be offered by the underwriters to the general public on the same terms as the other common shares offered by this prospectus. Participants in the directed share program will not be subject to lock-up or market standoff restrictions with the underwriters or with us with respect to any common shares purchased through the directed share program, except in the case of common shares purchased by any of our directors or employees. For additional information, see “Underwriters—Directed Share Program.”
Director Independence
Pursuant to the corporate governance listing standards of Nasdaq, a director employed by us cannot be deemed to be an “independent director.” Each other director will qualify as “independent” only if our board of directors affirmatively determines that he or she has no material relationship with us, either directly or as a partner, shareholder or officer of an organization that has a relationship with us. Ownership of a significant amount of our shares, by itself, does not constitute a material relationship.
Our board of directors affirmatively determined that each of our directors, other than Eric Bernard, Søren Lonning, Adam Westermann, Paul Crusius and Marco Vietor, qualifies as “independent” in accordance with Nasdaq rules. In making its independence determinations, our board of directors is expected to consider and review all information known to it (including information identified through directors’ questionnaires).
Lead Independent Director
We expect that our Board Rules will provide that if the chair of our board of directors is not an independent director, our board of directors will designate one of the independent directors to serve as lead independent director. We expect that our Board Rules will provide that if our board of directors elects a lead independent director, currently Ursula Burns, such lead independent director will preside over meetings of our independent directors, coordinate activities of the independent directors and serve as liaison to the chair, oversee the self-evaluation of our board of directors and its committees, be available for consultation and director communication with shareholders as deemed appropriate, and perform such additional duties as our board of directors may otherwise determine and delegate.
Insurance and Indemnification
Our current and future directors and officers will have the benefit of indemnification provisions in our Articles of Association. These provisions will give the indemnified persons the right to recover from us amounts, including but not limited to litigation expenses, and any damages they are ordered to pay, in relation to acts or omissions in the performance of their duties. However, no indemnification pursuant to the indemnification provisions shall be made to any indemnified person in respect of any claim, issue or matter as to which such person shall have been adjudged in a final and non-appealable judgment by a competent court or arbitral tribunal to be liable for fraud, willful recklessness (bewuste roekeloosheid) or willful misconduct (opzet) in the performance of his or her duty as a director or officer unless a court determines that such person is fairly and reasonably entitled to such compensation despite the adjudication of such liability, as result of a violation of criminal law on the ground that a director or officer himself is personally liable for a violation of criminal law (except for the costs, fines or financial sanctions as a result of the civil law consequences of a violation of criminal law), to the extent that such fines are imposed by a court decision on the ground that the Director himself is personally liable for a violation of criminal law, or to the extent any related costs and losses have been insured and reimbursed to such persons under any applicable insurance policy.
In addition, upon the consummation of this offering, we intend to enter into agreements with our directors and executive officers to indemnify them against expenses and liabilities to the fullest extent permitted by law.
Directors and certain other officers are also insured under an insurance policy taken out by us against damages resulting from their conduct when acting in the capacities as such directors or officers.
Code of Ethics
Prior to the consummation of this offering, we will adopt a Code of Ethics (the “Code of Ethics”) applicable to all employees, executive and non-executive directors and executive officers that addresses legal and ethical issues that may be encountered in carrying out their duties and responsibilities, including the requirement to report any conduct they believe to be a violation of the Code of Ethics. The Code of Ethics will be available on our website, www.hear.com. The information available on or through our website is not part of this prospectus.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Relationship Agreement
We intend to enter into the Relationship Agreement with the Parent and WS Audiology in connection with this offering and the members of our board of directors have agreed to adhere to the Relationship Agreement. The Relationship Agreement will contain certain arrangements regarding the continuing relationship between us, the Parent and the other parties to it.
We expect that the Relationship Agreement will provide that, following the completion of this offering, our board of directors will initially consist of nine directors, of which (i) three directors will qualify as independent directors under the Exchange Act, the Listing Rules and the DCGC, and will be designated by WS Audiology; (ii) two directors will be members of our management and will be designated by WS Audiology; and (iii) for so long as WS Audiology, the EQT Investors and the T&W Investor, taken together, beneficially own more than 40% in voting power of our share capital, four directors will be the Designated Directors. The two members of management appointed as directors will initially be the only executive directors on the board and the remaining directors will initially be the non-executive directors. Additionally, we expect that our Relationship Agreement will provide that the two directors who are members of management and the Designated Directors will be required to resign upon request from WS Audiology and that, for so long as WS Audiology, the EQT Investors and the T&W Investor, taken together, beneficially own more than 50% in voting power of our share capital, members of our board of directors will be required to resign upon a written request by shareholders holding more than 50% of our issued and outstanding share capital.
We expect that WS Audiology will have the right under the Relationship Agreement to nominate the members of the compensation committee of our board of directors. In addition, we expect that, after the expiration of the phase-in period for the independence of the members of our audit committee (see “Management—Audit Committee”), WS Audiology will have the right to nominate one of our directors to act as observer at meetings of our audit committee in accordance with Rule 10A-3(b)(iv)(D) under the Exchange Act. We also expect the Relationship Agreement to include customary information sharing provisions.
Registration Rights Agreement
We intend to enter into a registration rights agreement with the Parent and certain other parties. The registration rights agreement will contain provisions that entitle the Parent and the other shareholder parties to it to certain rights to have their securities registered by us under the Securities Act. The Parent will be entitled to an unlimited number of “demand” registrations, subject to certain limitations. Every shareholder that holds registration rights will also be entitled to customary “piggyback” registration rights. In addition, the registration rights agreement will provide that we will pay certain expenses of the shareholder parties relating to such registrations and indemnify them against certain liabilities which may arise under the Securities Act.
Indemnification of Directors and Officers
In connection with this offering, we intend to enter into indemnification agreements with our directors and senior management. The indemnification agreements and our Articles of Association require us to indemnify our directors to the fullest extent permitted by law. See “Management—Insurance and Indemnification.”
Transitional Services Agreement
Prior to the consummation of this offering, the hear.com group has been part of the WS Audiology Group and will only be separated into a stand-alone business in connection with this offering. See “Corporate Reorganization.” We expect to enter into a transitional services agreement with the WS Audiology Group, pursuant to which certain entities of the WS Audiology Group will continue to provide certain business functions to us for a limited period of time following the Corporate Reorganization, including certain IT applications, payroll services, arrangements with logistics providers and legal services. We expect that the majority of the services under the TSA will be provided for a period of nine months and with the option for us to extend the term of the provision of such services for one period of three months, subject to early termination rights based on advance written notice. Certain IT services will be provided until December 31, 2023 and there are no termination rights in respect of such services.
See “Risk Factors—Risks Related to the Corporate Reorganization and Our Operation as a Stand-alone Business.”
Supply Agreement
We have entered into a framework supply agreement with the WS Audiology Group, pursuant to which certain entities of the WS Audiology Group will supply us with hearing aids and related products and repair services (including products and services related to our branded hear.com Horizon hearing aids) in the countries in which we currently operate and the countries in which we may operate in the future (the “Supply Agreement”). Under the terms of the Supply Agreement, we will submit quarterly forecasts of hearing aids and related products we expect to order in each country based on our projected requirements for such quarter. For a given country, specific terms of the supply and purchase of hearing aids and related products and services within such country will be governed by an agreement between a member of the WS Audiology Group and a member of the hear.com group that conducts operations in the relevant country. We expect the Supply Agreement will have an initial term of three years, with automatic renewal for consecutive one year terms for an indefinite period, subject to the ability of either party to elect not to renew upon advance written notice. We expect that either party will be able to terminate the Supply Agreement for cause, with the WS Audiology Group having an additional termination right in the event a competitor acquires a greater than 5% interest in a member of the hear.com group.
Related Person Transaction Policy
Prior to the completion of this offering, our board of directors is expected to adopt a written policy on transactions with related persons, which we refer to as our “related person transaction policy.” Our related person transaction policy will require that all “related persons” (as defined in Item 7.B. of Form 20-F for periodic filings with the SEC under the Exchange Act) must promptly disclose to our board of directors any “related person transaction” (defined as any transaction that is anticipated would be reportable by us under Item 7.B. of Form 20-F for periodic filings with the SEC under the Exchange Act in which we were or are to be a participant and the amount involved exceeds $120,000 and in which any related person had or will have a direct or indirect material interest) and all material facts with respect thereto. Our related person transaction policy will provide that no related person transaction entered into following the completion of this offering will be executed without the approval or ratification of an “approving body” comprised of the disinterested members of our board of directors or any committee thereof. We expect that our board of directors will designate its audit committee to serve as the approving body. It will be our policy that any directors interested in a related person transaction must recuse themselves from any vote on a related person transaction in which they have an interest.

PRINCIPAL AND SELLING SHAREHOLDERS
The following table and accompanying footnotes set forth information with respect to the beneficial ownership of the common shares of hear.com N.V. as of the date of this prospectus.
The number of shares and percentages of beneficial ownership prior to this offering set forth below are based on the number of our common shares to be issued and outstanding immediately prior to the consummation of this offering and giving effect to the Recapitalization and the Corporate Reorganization. The number of shares and percentages of beneficial ownership after this offering set forth below are based on the number of our common shares to be issued and outstanding immediately after the consummation of this offering and giving effect to the Recapitalization and the Corporate Reorganization, and to the MPP Exchange assuming an initial public offering price of $18.50 per share, which is the mid-point of the range set forth on the cover page of this prospectus, excluding any potential purchases pursuant to the directed share program relating to this offering. An increase or decrease in the assumed initial public offering price will impact the number of shares held by such persons and entities referred to in the table set forth below. See definitions of Recapitalization, Corporate Reorganization and MPP Exchange for a description of the determination of common shares issued in connection with the Recapitalization and the MPP Exchange.
Beneficial ownership for the purposes of the following table is determined in accordance with the rules and regulations of the SEC. A person is a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of the security, or “investment power,” which includes the power to dispose of or to direct the disposition of the security or has the right to acquire such powers within 60 days.
Unless otherwise noted in the footnotes to the following table, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to their beneficially owned common shares.
Except as otherwise indicated in the footnotes below, the address of each beneficial owner is c/o Amsterdamsestraatweg 421, 3551 CL Utrecht, the Netherlands.
	Shares Beneficially Owned Prior to the Offering		Shares to be Sold in this Offering				Shares Beneficially Owned After the Offering
			If Underwriters’ Option to Purchase Additional Shares is Not Exercised		If Underwriters’ Option to Purchase Additional Shares is Exercised in Full		If Underwriters’ Option to Purchase Additional Shares is Not Exercised		If Underwriters’ Option to Purchase Additional Shares is Exercised in Full
Name of Beneficial Owner	Shares	Percentage	Shares	Percentage	Shares	Percentage	Shares	Percentage	Shares	Percentage
5% Shareholder:
Auris Luxembourg III S.à r.l.(1)	94,676,792	100.0%	—	— %	2,433,000	2.2%	90,259,076	81.4%	87,826,076	79.2%
Directors and Named Executive Officers:(2)
Eric Bernard	—	—	—	—	—	—	—	—	—	—
Ursula Burns	—	—	—	—	—	—	—	—	—	—
Elizabeth Kistruck	—	—	—	—	—	—	—	—	—	—
Kasper Knokgaard	—	—	—	—	—	—	—	—	—	—
Søren Lonning	—	—	—	—	—	—	—	—	—	—
Carol Meyers	—	—	—	—	—	—	—	—	—	—
Adam Westermann	—	—	—	—	—	—	—	—	—	—
Paul Crusius(3)	—	—	—	—	—	—	969,344	*	969,344	*
Marco Vietor(3)	—	—	—	—	—	—	969,344	*	969,344	*
All directors and executive officers as a group (15 persons)	—	—	—	—	—	—	2,721,835	2.5	2,721,835	2.5

*
Indicates beneficial ownership of less than 1%.

(1)
Reflects common shares held directly by Auris Luxembourg III S.à r.l. Auris Luxembourg III S.à r.l. is a wholly-owned indirect subsidiary of WS Audiology A/S. WS Audiology A/S is owned by Auris Luxembourg I S.A., North Harbour VII S.à r.l. and North Harbour VIII S.à r.l. (together, the “EQT Investors”), each investment vehicles affiliated with EQT, and T&W Medical A/S (the “T&W Investor”).

(2)
Does not reflect any common shares that may be purchased pursuant to the directed share program in connection with this offering.

(3)
Includes common shares held by the professional services corporation owned by Messrs. Crusius and Vietor, as applicable, and does not reflect any shares underlying RSUs granted in connection with this offering as such RSUs do not vest within 60 days of the date of this prospectus.

EQT VI Limited is the sole shareholder of Auris Holding Guernsey Limited, the majority shareholder of Auris Luxembourg I S.A. EQT VI Limited is overseen by a board that acts by majority approval. The individual members of such board are James Arrol, Kelly Ogier, Matthew Tullier and Peter Veldman. EQT Fund Management S.à r.l. (“EFMS “) is the manager of EQT VII (No. 1) Limited Partnership and EQT VII (No. 2) Limited Partnership, the holders of a majority interest in North Harbour VII Holding S.à r.l., the majority owner of North Harbour VII S.à r.l. EFMS is also the manager of EQT VIII SCSp, the owner of EQT VIII Investments S.à r.l., the owner of North Harbour VIII Holding S.à r.l., which is the majority owner of North Harbour VIII S.à r.l. EFMS is overseen by a board that acts by majority approval. The individual members of such board are Joshua Stone, Adam Larsson, Nicholas Curwen, Peter Veldman and James Arrol.
T&W Medical A/S is owned by Tøpholm Holding A/S, an entity of which Pv17 ApS is the controlling shareholder, of which Jan Tøpholm is the controlling shareholder, and Westermann A/S, an entity owned by Jalichan ApS, an entity of which Anders Westermann is the controlling shareholder, and Sewes ApS, an entity of which Søren Westermann is the controlling shareholder, respectively.
The registered address of Auris Luxembourg III S.à r.l. is 26A, Boulevard Royal, L-2449 Luxembourg, Grand Duchy of Luxembourg and the registered address of WS Audiology A/S is Nymøllevej 6, 3540 Lynge, Denmark. The registered address of the entities affiliated with EQT described above is 26A, Boulevard Royal, L-2449 Luxembourg, Grand Duchy of Luxembourg. The registered address of the T&W Investor and its affiliates described above is Nymøllevej 6, 3540 Lynge, Denmark.

DESCRIPTION OF SHARE CAPITAL AND ARTICLES OF ASSOCIATION
General
We were incorporated under the laws of the Netherlands as Auris Netherlands IV N.V. on December 10, 2020.
Pursuant to the terms of the Corporate Reorganization, the hear.com group will be transferred to hear.com N.V. prior to the consummation of this offering. Following such transfer and prior to the consummation of this offering, our Articles of Association will be amended. The terms of the Corporate Reorganization are further described in the section “Corporate Reorganization.”
The following description summarizes the material terms of, and is qualified in its entirety by, the amended Articles of Association that we intend to adopt, each of which will be in effect upon the consummation of this offering, the forms of which are filed as exhibits to the registration statement of which this prospectus is a part. For a complete description of our share capital, you should refer to our amended Articles of Association and the applicable provisions of Dutch laws. Under “Description of Share Capital and Articles of Association,” “we,” “us,” “our,” the “company” and “our company” refer to hear.com N.V. and not to any of its subsidiaries.
We are registered with the Trade Register of the Dutch Chamber of Commerce (Kamer van Koophandel) under number 81157959. Our corporate seat and registered office is in Utrecht, the Netherlands.
Upon the consummation of this offering, our authorized share capital is expected to consist of 554,483,960 shares (representing five times the number of shares outstanding immediately, after this offering), nominal value €0.01 per share, of which 277,241,980 shall be common shares and 277,241,980 is reserved for preferred shares. No preferred shares will be issued or outstanding immediately after the public offering contemplated by this prospectus.
Under Dutch law, our authorized share capital is the maximum capital that we may issue without amending our Articles of Association. An amendment of our Articles of Association would require a resolution of the general meeting of shareholders upon proposal by the board of directors.
Our common shares and preferred shares are in registered form (op naam).
Initial settlement of the common shares issued in this offering will take place at the consummation of this offering through The Depository Trust Company, or DTC, in accordance with its customary settlement procedures for equity securities. Each person owning common shares held through DTC must rely on the procedures thereof and on institutions that have accounts therewith to exercise any rights of a holder of common shares.
Our Articles of Association provide that, for as long as any of our common shares are admitted to trading on Nasdaq, the New York Stock Exchange or on any other regulated stock exchange operating in the United States of America, the laws of the State of New York shall apply to the property law aspects of our common shares reflected in the register administered by the relevant transfer agent.
Articles of Association and Dutch law
Set forth below is a summary of relevant information concerning our share capital and material provisions of our Articles of Association and applicable Dutch law. This summary does not constitute legal advice regarding those matters and should not be regarded as such.
Company’s shareholders’ register
Pursuant to Dutch law and the Articles of Association, we must keep our shareholders’ register accurate and current. The board of directors keeps our shareholders’ register and records names and addresses of all holders of shares, showing the numbers of shares held by them, and numbers allocated to such shares, the date on which the shares were acquired, the date of the acknowledgement of the transfer on which the transfer has been served upon the company, as well as the amount paid on each share. The register also includes the names and addresses of those with a right of usufruct (vruchtgebruik) in shares belonging to another or a pledge (pandrecht) in respect of such shares. There is no restriction on the ownership of our common shares. The common shares offered in this offering will be held through DTC, therefore DTC or its nominee will be recorded in the shareholders’ register as the holder of those common shares.
Corporate objectives
Pursuant to the Articles of Association, our main corporate objectives are:
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to act as a holding company and, in particular, to acquire, participate in, finance, collaborate with, and conduct the management of companies and other enterprises;

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to provide advice and other services;

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to acquire, use and assign industrial and intellectual property rights and real property;

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to commit, provide security and grant guarantees for the debts of legal entities or other companies with which the company is affiliated or for the debts of third parties, except that we may not grant (and shall procure that our direct and indirect subsidiaries shall not grant) upstream security and guarantees for the benefit of our direct or indirect shareholders unless our board of directors unanimously resolves that such upstream security and/or guarantee is in the corporate interest of us and/or our direct and indirect subsidiaries;

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to borrow, lend and raise funds, including the issuance of bonds, promissory notes or other securities or evidence of indebtedness, and enter into agreements in connection with these activities;

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to invest funds; and

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to undertake all actions that are deemed to be necessary to the foregoing, or in furtherance thereof, all in the widest sense of the words.

Limitation on liability and indemnification matters
Under Dutch law, directors and certain other officers may be held liable for damages in the event of improper or negligent performance of their duties. They may be held jointly and severally liable for damages to the company and to third parties for infringement of the Articles of Association or of certain provisions of Dutch law. In certain circumstances, they may also incur additional specific civil and criminal liabilities. Subject to certain exceptions, our Articles of Association provide for indemnification of our current and former directors (and other current and former officers and employees as authorized by our board of directors). Directors and certain other officers are also insured under an insurance policy taken out by us against damages resulting from their conduct when acting in the capacities as such directors or officers. No indemnification shall be made in respect of any claim, issue or matter:
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as to which such person shall have been adjudged in a final and non-appealable judgment by a competent court or arbitral tribunal to be liable for fraud, willful recklessness (bewuste roekeloosheid) or willful misconduct (opzet) in the performance of his or her duty as a director or officer to the company unless a court determines that such person is fairly and reasonably entitled to such compensation despite the adjudication of such liability;

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as a result of a violation of criminal law (except for the costs, fines or financial sanctions as a result of the civil law consequences of a violation of criminal law), to the extent that such fines are imposed by a court decision on the ground that the Director himself is personally liable for a violation of criminal law; or

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to the extent any related costs and losses have been insured and reimbursed to such person under any applicable insurance policy.

Shareholders’ meetings and consents
General meeting of shareholders
General meetings of shareholders may be held in Utrecht, Amsterdam, Eindhoven, Rotterdam, The Hague or the municipality of Haarlemmermeer (including, Schiphol Airport), the Netherlands, or elsewhere, provided that the entire share capital is represented in such meeting. Annually, at least one general meeting of shareholders shall be held. This annual general meeting of shareholders must be held within six months of the end of the financial year. Additional extraordinary general meetings of shareholders may also be held whenever considered appropriate by the board of directors and shall be held within three months after our board of directors has considered it to be likely that our equity has decreased to an amount equal to or lower than half of its paid up and called up share capital, in order to discuss the measures to be taken if so required.
Pursuant to Dutch law, one or more shareholders or others with meeting rights under Dutch law who jointly represent at least one-tenth of the issued share capital may request us to convene a general meeting, setting out in detail the matters to be discussed. If our board of directors has not taken the steps necessary to ensure that such meeting could be held within six weeks after the request, the requesting party or parties may, on their application, be authorized by the competent Dutch court in preliminary relief proceedings to convene a general meeting of shareholders.
General meetings of shareholders shall be convened by a notice, which shall include an agenda stating the items to be discussed, including for the annual general meeting of shareholders, among other things, the adoption of the annual accounts, appropriation of our profits and proposals relating to the composition of the board of directors, including the filling of any vacancies in the board of directors. In addition, the agenda shall include such items as have been included therein by the board of directors. The agenda shall also include such items requested by one or more shareholders, or others with meeting rights under Dutch law, representing at least 3% of the issued share capital. In such case, requests must be made in writing, must be substantiated or include a proposal for a resolution, and must be received by the board of directors at least 60 days before the day of the relevant general meeting of shareholders is held. No resolutions shall be adopted on items other than those that have been included in the agenda.
In accordance with the DCGC and our Articles of Association, a shareholder shall exercise the right of putting an item on the agenda only after consulting the board of directors in that respect. If one or more shareholders intend to request that an item be put on the agenda that may result in a change in the company’s strategy (for example, the removal of directors), the board of directors must be given the opportunity to invoke a reasonable response time of up to 180 days from the moment the board of directors is informed of the intentions of the shareholder(s), or such other period as Dutch law and/or the DCGC stipulates for such purpose from time to time. If invoked, the board of directors must use such response period for further deliberation and constructive consultation with the shareholders concerned, and must explore alternatives. At the end of the response time, the board of directors must report on this consultation and the exploration of alternatives to the general meeting of shareholders. The response period may be invoked only once for any given general meeting of shareholders and does not apply: (a) in respect of a matter for which a response period has been previously invoked; or (b) if a shareholder holds at least 75% of the company’s issued share capital as a consequence of a successful public bid. The response period may also be invoked in response to shareholders or others with meeting rights under Dutch law requesting that a general meeting of shareholders be convened, as described above.
The general meeting is presided over by a chairperson appointed by the general meeting of shareholders itself. The chairperson of the meeting shall appoint a secretary. Directors may always attend a general meeting of shareholders. In these meetings, they have an advisory vote. The chair of the meeting may decide at his or her discretion to admit other persons to the meeting.
All shareholders and others with voting rights or meeting rights under Dutch law are authorized to attend the general meeting of shareholders, to address the meeting and, in so far as they have such right, to vote.

Quorum and voting requirements
Each common share confers the right on the holder to cast one vote at the general meeting of shareholders. Shareholders may vote by written proxy. The board of directors may decide that persons entitled to attend general meetings and vote there may, within a period prior to the general meeting of shareholders to be set by the board of directors, which period cannot start prior to the registration date as referred to in our Articles of Association, cast their vote electronically or by post in a manner to be decided by the board of directors. Votes cast in this manner are considered the same as votes cast at the meeting. No votes may be cast at a general meeting of shareholders on shares held by us or our subsidiaries or on shares for which we or our subsidiaries hold depositary receipts. Nonetheless, the holders of a right of usufruct (vruchtgebruik) and the holders of a right of pledge (pandrecht) in respect of shares held by us or our subsidiaries in our share capital are not excluded from the right to vote on such shares, if any, if the right of usufruct (vruchtgebruik) or the right of pledge (pandrecht) was granted prior to the time such shares were acquired by us or any of our subsidiaries. Neither we nor any of our subsidiaries may cast votes in respect of a share on which we or such subsidiary holds a right of usufruct (vruchtgebruik) or a right of pledge (pandrecht). Shares which are not entitled to voting rights pursuant to the preceding sentences will not be taken into account for the purpose of determining the number of shareholders that vote and that are present or represented, or the amount of the share capital that is provided or that is represented at a general meeting of shareholders.
Decisions of the general meeting of shareholders are taken by a simple majority of the votes cast, except where Dutch law or the Articles of Association provide for a qualified majority or unanimity.
Board of directors
Appointment of directors
Under our Articles of Association, the directors are appointed by the general meeting of shareholders upon binding nomination by our board of directors. However, the general meeting of shareholders may at all times overrule the binding nomination by a resolution adopted by at least a two-thirds majority of the votes cast, provided such majority represents more than half of the issued share capital. If the general meeting of shareholders overrules the binding nomination, the board of directors shall make a new nomination at a subsequent general meeting of shareholders, where the same majority and quorum requirements will apply as are applicable to the first general meeting of shareholders.
At a general meeting of shareholders, a resolution to appoint a director can only be passed in respect of candidates whose names are stated for that purpose in the agenda of that general meeting of shareholders or in the explanatory notes thereto. In the nomination of the board of directors and in the subsequent resolution to appoint a person as a director, the general meeting of shareholders shall determine whether that person is appointed as executive director or as non-executive director.
Duties and liabilities of directors
Under Dutch law, the board of directors as a collective is responsible for the management and the strategy, policy and operations of the company, subject to the restrictions contained in Dutch law, our Articles of Association and our Board Rules. The executive directors manage our day-to-day business and operations of the company and its enterprise and implement our strategy. The non-executive directors focus on the supervision on the policy and functioning of the performance of the duties of all directors and our general state of affairs. Each director has a statutory duty to act in the corporate interest of the company and its business. Under Dutch law, the corporate interest extends to the interests of all corporate stakeholders, such as shareholders, creditors, employees, customers and suppliers. The duty to act in the corporate interest of the company and its business also applies in the event of a proposed sale or break-up of the company, provided that the specific circumstances generally dictate how such duty is to be applied and how the respective interests of various groups of stakeholders should be weighed. Any resolution of the board of directors regarding a material change in the identity or character of the company requires the approval of the general meeting of shareholders. Our Articles of Association allow the board of directors to determine in writing that one or more directors may validly pass resolutions in respect of matters which fall under his or her duties, as attributed to that director by the board of directors.

Dividends and other distributions
Amount available for distribution
We may only make distributions to our shareholders if our shareholders’ equity (eigen vermogen) exceeds the sum of the paid-up and called-up share capital plus any reserves required by Dutch law or by the Articles of Association.
We only make a distribution of dividends to our shareholders after the adoption of our annual accounts demonstrating that such distribution is legally permitted. The board of directors is permitted, subject to certain requirements, to declare interim dividends without the approval of the general meeting of shareholders.
Dividends and other distributions shall be made payable not later than the date determined by the board of directors. Claims to dividends and other distributions not made within five years from the date that such dividends or distributions became payable, will lapse and any such amounts will be considered to have been forfeited to us (verjaring).
We do not anticipate paying any cash dividends for the foreseeable future.
Squeeze out procedures
Pursuant to Section 92a, Book 2, Dutch Civil Code, a shareholder who, alone or together with group companies, for his or her own account holds at least 95% of our issued share capital may initiate proceedings against the other shareholders jointly for the transfer of their shares to such shareholder. The proceedings are held before the Enterprise Chamber of the Amsterdam Court of Appeal (Ondernemingskamer) (the “Enterprise Chamber”), and can be instituted by means of a writ of summons served upon each of the other shareholders in accordance with the provisions of the Dutch Code of Civil Procedure (Wetboek van Burgerlijke Rechtsvordering). The Enterprise Chamber may grant the claim for squeeze out in relation to the other shareholders and will determine the price to be paid for the shares, if necessary after appointment of one or three experts who will offer an opinion to the Enterprise Chamber on the value to be paid for the shares of the other shareholders. Once the order to transfer becomes final before the Enterprise Chamber, the person acquiring the shares shall give written notice of the date and place of payment and the price to the holders of the shares to be acquired whose addresses are known to him. Unless the addresses of all of them are known to the acquiring person, such person is required to publish the same in a daily newspaper with a national circulation.
Dissolution and liquidation
Under our Articles of Association, we may be dissolved by a resolution of the general meeting of shareholders passed by a simple majority of the votes cast, upon a proposal of the board of directors. In the event of a dissolution, the liquidation shall be effected by the board of directors, unless the general meeting appoints other liquidators. To the extent that any assets remain after payment of all debts, those assets shall first be distributed to the holders of any outstanding preferred shares in accordance with the procedures set forth in the Articles of Association. After such distribution the remaining assets shall be distributed to the holders of ordinary shares (which we refer to as common shares in this prospectus). All distributions referred to in this paragraph will be made in accordance with the relevant provisions of the laws of the Netherlands.
Exclusive forum
Our Articles of Association will provide that unless we otherwise consent in writing to the selection of an alternative forum, the competent courts of Amsterdam, the Netherlands shall be the sole and exclusive forum for any dispute between (i) any person holding our common shares or an interest in our common shares and (ii) us, any of our directors, officers or employees (including any of our former directors, former officers or former employees to the extent the dispute arises from such director, officer or other employee’s acts or omissions while serving as our director, officer or employee), in each case (a) whether such dispute relates to the Articles of Association or otherwise and (b) provided that the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act, the Exchange Act or the rules and regulations promulgated thereunder. Any person or entity purchasing or otherwise acquiring any interest in our common shares shall be deemed to have notice of and consented to the forum provisions in our Articles of Association.
Dutch Financial Reporting Supervision Act
On the basis of the Dutch Financial Reporting Supervision Act (Wet toezicht financiële verslaggeving) (the “FRSA”), the Authority for the Financial Markets (Stichting Autoriteit Financiële Markten) (the “AFM”) supervises the application of financial reporting standards by companies with its corporate seat in the Netherlands and whose securities are listed on regulated marked within the EU or in a non-EU country on a system similar to a regulated market, such as Nasdaq. Given that our corporate seat is in Utrecht, the Netherlands and our common shares will be listed on Nasdaq, the FRSA will be applicable.
Pursuant to the FRSA, the AFM has an independent right to (i) request an explanation from us regarding our application of the applicable financial reporting standards and (ii) recommend to us the making available of further explanations. If we do not comply with such a request or recommendation, the AFM may request that the Enterprise Chamber order us to (i) make available further explanations as recommended by the AFM (ii) provide an explanation of the way we have applied the applicable financial reporting standards to our financial reports or (iii) prepare our financial reports in accordance with the Enterprise Chamber’s orders.
Foreign Investment Legislation
Under the existing laws of the Netherlands, there are no exchange controls applicable to the transfer to persons outside of the Netherlands of dividends or other distributions with respect to, or of the proceeds from the sale of our common shares, subject to applicable restrictions under sanctions and measures, including those concerning export control, pursuant to European Union regulations, the Sanctions Act 1977 (Sanctiewet 1977) or other legislation, applicable anti-boycott regulations, anti-money laundering regulations and similar rules.
Comparison of Dutch Corporate Law and Our Articles of Association and U.S. Corporate Law
The following comparison between Dutch corporation law, which applies to us, and our Articles of Association and Delaware corporation law, the law under which many publicly listed corporations in the United States are incorporated, discusses additional matters not otherwise described in this prospectus. Although we believe this summary is materially accurate, the summary is subject to Dutch law, including Book 2 of the Dutch Civil Code and Delaware corporation law, including the Delaware General Corporation Law.
Corporate Governance
Duties of the Board of Directors
The Netherlands.   We have a one-tier board structure. Our business and affairs are managed under the direction of our board of directors, which is divided into executive directors and non-executive directors.
Under Dutch law, the board of directors as a collective is responsible for the management and the strategy, policy and operations of the company, subject to the restrictions contained in Dutch law, our Articles of Association and our Board Rules. The executive directors manage our day-to-day business and operations of the company and our enterprise and implement our strategy. The non-executive directors focus on the supervision, policy and functioning of the performance of the duties of all directors and our general state of affairs. Each director has a statutory duty to act in the corporate interest of the company and its business. Under Dutch law, the corporate interest extends to the interests of all corporate stakeholders, such as shareholders, creditors, employees, customers and suppliers. The duty to act in the corporate interest of the company and its business also applies in the event of a proposed sale or break-up of the company, provided that the specific circumstances generally dictate how such duty is to be applied and how the respective interests of various groups of stakeholders should be weighed. Any resolution of the board of directors regarding a material change in the identity or character of the company requires the approval of the general meeting of shareholders.
Delaware.   The board of directors bears the ultimate responsibility for managing the business and affairs of a corporation. In discharging this function, directors of a Delaware corporation owe fiduciary duties of care and loyalty to the corporation and to its stockholders. Delaware courts have decided that the directors of a Delaware corporation are required to exercise informed business judgment in the performance of their duties. Informed business judgment means that the directors have informed themselves of all material information reasonably available to them. Delaware courts have also imposed a heightened standard of conduct upon directors of a Delaware corporation who take any action designed to defeat a threatened change in control of the corporation. In addition, under Delaware law, when the board of directors of a Delaware corporation approves the sale or break-up of a corporation, the board of directors may, in certain circumstances, have a duty to obtain the highest value reasonably available to the stockholders.
Appointment Terms of Directors
The Netherlands.   In the Netherlands, executive and non-executive directors of a listed company are generally appointed for an individual term of a maximum of four years. In principle, there is no limit in the number of consecutive terms executive directors may serve, provided that the terms for reappointment should not be more than four years at a time in line with the DCGC. For non-executive directors, a limit of twelve years generally applies, provided that any reappointment after an eight-year term of office needs to be disclosed in the company’s annual report in line with the DCGC. Non-executive directors are to be appointed for an initial period of four years, and may be reappointed for another four years. They may be reappointed again for a period of two years and such reappointment may be extended by no more than two years, in line with the DCGC. Our executive and non-executive directors will initially be appointed for an individual term of one year.
Delaware.   The Delaware General Corporation Law generally provides for a one-year term for directors, but permits directorships to be divided into up to three classes with up to three-year terms, with the years for each class expiring in different years, if permitted by the certificate of incorporation, an initial bylaw or a bylaw adopted by the stockholders. A director elected to serve a term on a “classified” board may not be removed by stockholders without cause. There is no limit in the number of terms a director may serve.
Executive and Non-Executive Director Vacancies
The Netherlands.   Under Dutch law, new executive and non-executive directors are appointed by the general meeting of shareholders. Under our Articles of Association, executive and non-executive directors are appointed by the general meeting of shareholders upon the binding nomination by our board of directors. However, the general meeting of shareholders may at all times overrule the binding nomination by a resolution adopted by at least a two-thirds majority of the votes cast, provided such majority represents more than half of the issued share capital. If the general meeting of shareholders overrules the binding nomination, the board of directors shall make a new nomination.
Delaware.   The Delaware General Corporation Law provides that vacancies and newly created directorships may be filled by a majority of the directors then in office (even though less than a quorum) unless (i) otherwise provided in the certificate of incorporation or bylaws of the corporation or (ii) the certificate of incorporation directs that a particular class of stock is to elect such director, in which case any other directors elected by such class, or a sole remaining director elected by such class, will fill such vacancy.
Removal of Executive and Non-Executive Directors
The Netherlands.   Under our Articles of Association, the general meeting of shareholders will be entitled to suspend or dismiss an executive or non-executive director. In addition, the board of directors may at any time suspend an executive director. The general meeting of shareholders may only adopt a resolution to suspend or dismiss a director by at least a two-thirds majority of the votes cast, if such majority represents more than half of the issued share capital, unless the proposal was made by the board of directors, in which case a simple majority is sufficient. A suspension may last no longer than three months in total, including any extensions of the suspension.
Delaware.   Under the Delaware General Corporation Law, any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors, except (i) unless the certificate of incorporation provides otherwise, in the case of a corporation whose board is classified, stockholders may effect such removal only for cause, or (ii) in the case of a corporation having cumulative voting, if less than the entire board is to be removed, no director may be removed without cause if the votes cast against his or her removal would be sufficient to elect him if then cumulatively voted at an election of the entire board of directors, or, if there are classes of directors, at an election of the class of directors of which he or she is a part.
Proxy Voting by Executive and Non-Executive Directors
The Netherlands.   Under our Board Rules, each director may be represented at board meetings by another director, who must be duly authorized for each particular board meeting, provided that such other Director is physically present at the meeting of our board of directors in the Netherlands.
Delaware.   A director of a Delaware corporation may not issue a proxy representing the director’s voting rights as a director.
Remuneration of Executive and Non-Executive Directors
The Netherlands.   Under Dutch law and our Articles of Association, we must adopt a remuneration policy for executive and non-executive directors. Such remuneration policy will be based upon a proposal of the board of directors and will be adopted by the general meeting of shareholders.
Delaware.   Under the Delaware General Corporation Law, the stockholders generally do not have the right to approve the compensation policy for directors or the senior management of the corporation, although certain aspects of executive compensation may be subject to stockholder vote due to the provisions of U.S. federal securities and tax law, as well as exchange requirements.
Conflict-of-Interest Transactions
The Netherlands.   Under Dutch law and our Articles of Association, executive and non-executive directors shall not take part in any discussion or decision-making that involves a subject or transaction in relation to which he or she has a direct or indirect personal interest that conflicts with the interests of the company or its business. An executive or non-executive director with such a conflict of interest must promptly notify the other executive and non-executive directors of such conflict. If it becomes apparent that such executive or non-executive director was indeed involved in the decision-making process, such decision may be nullified.
Our Articles of Association provide that if all the directors have a conflict of interest, the resolution may nevertheless be passed by the board of directors as though none of the directors had a conflict of interest.
See “Certain Relationships and Related Person Transactions—Related Person Transaction Policy” for a description of our related person transaction policy.
Delaware.   The Delaware General Corporation Law generally permits transactions involving a Delaware corporation and an interested director of that corporation if:
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the material facts as to the director’s relationship or interest are disclosed and a majority of disinterested directors consent;

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the material facts are disclosed as to the director’s relationship or interest and a majority of shares entitled to vote thereon consent; or

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the transaction is fair to the corporation at the time it is authorized by the board of directors, a committee of the board of directors or the stockholders.

Dutch Corporate Governance Code
The DCGC contains both principles and best practice provisions for boards of directors, shareholders and general meetings of shareholders, financial reporting, auditors, disclosure, compliance and enforcement standards. DCGC is divided into five chapters which address the following topics: (i) long-term value creation; (ii) effective management and supervision; (iii) remuneration; (iv) the general meeting; and (v) one-tier governance structure. A copy of the DCGC can be found on www.mccg.nl. As a Dutch company listed on a stock exchange, we are subject to the DCGC and are required to disclose in our annual board report to what we extent comply with the principles and best practice provisions of the DCGC, and where we do not (for example, because of a conflicting Nasdaq requirement or otherwise), we must state why and to what extent we deviate in our annual report. Our most substantial deviations from the DCGC are summarized below.
Under our Articles of Association, directors are to be appointed on the basis of a binding nomination prepared by the board of directors. This means that the nominee will be appointed to the board of directors, unless the general meeting of shareholders removes the binding nature of the nomination (in which case a new nomination will be prepared for a subsequent general meeting). Our Articles of Association will provide that the general meeting of shareholders can only pass such resolution by a two-thirds majority representing more than half of the issued share capital. However, the DCGC recommends that the general meeting of shareholders can pass such a resolution by simple majority, representing no more than one-third of the issued share capital.
Under the Articles of Association, directors can only be dismissed by the general meeting of shareholder by simple majority, provided that the board of directors proposes the dismissal. In other cases, the general meeting of shareholders can only pass such resolution by a two-thirds majority representing more than half of the issued share capital. The DCGC recommends that the general meeting of shareholders can pass a resolution to dismiss a director by simple majority, representing no more than one-third of the issued share capital.
The DCGC recommends that a majority of the members of committees of our board of directors shall be independent within the meaning of the DCGC. As of the date of this offering, three out of the seven non-executive directors are independent within the meaning of the DCGC. The DCGC recommends that a majority of the members of the committees of our board of directors shall be independent within the meaning of the DCGC, which is not the case for our compensation committee.
The DCGC recommends that the chairman of the board of directors should be independent within the meaning of the DCGC, which may not be the case.
The DCGC recommends against providing equity awards as part of the compensation of a non-executive director. However, we may deviate from this recommendation and grant equity awards to our non-executive directors, consistent with U.S. market practice.
Shareholder Rights
Voting Rights
The Netherlands.   In accordance with Dutch law and our Articles of Association, each issued share confers the right to cast one vote at the general meeting of shareholders. Each holder of shares may cast as many votes as it holds shares. Resolutions of the general meeting shall be adopted by simple majority (more than half) of the votes cast, unless a larger majority is required by law or our Articles of Association. Blank votes shall be considered null and void.
Delaware.   Under the Delaware General Corporation Law, each stockholder is entitled to one vote per share of stock, unless the certificate of incorporation provides otherwise. In addition, the certificate of incorporation may provide for cumulative voting at all elections of directors of the corporation, or at elections held under specified circumstances. Either the certificate of incorporation or the bylaws may specify the number of shares and/or the amount of other securities that must be represented at a meeting in order to constitute a quorum, but in no event will a quorum consist of less than one third of the shares entitled to vote at a meeting.
Stockholders as of the record date for the meeting are entitled to vote at the meeting, and the board of directors may fix a record date that is no more than 60 nor less than 10 days before the date of the meeting, and if no record date is set then the record date is the close of business on the day next preceding the day on which notice is given, or if notice is waived then the record date is the close of business on the day next preceding the day on which the meeting is held. The determination of the stockholders of record entitled to notice or to vote at a meeting of stockholders shall apply to any adjournment of the meeting, but the board of directors may fix a new record date for the adjourned meeting.
Shareholder Proposals
The Netherlands.   Pursuant to Dutch law, one or more shareholders or others with meeting rights under Dutch law representing at least one-tenth of the issued share capital may request the Dutch courts to order that a general meeting of shareholders be held and may, on their application, be authorized by the court to convene a general meeting of shareholders if we refuse to convene a general meeting at their request. The court shall disallow the application if it does not appear that the applicants have previously requested the executive and non-executive directors to convene a general meeting of shareholders and neither the executive nor the non-executive directors has taken the necessary steps so that the general meeting of shareholders could be held within six weeks after the request.
Also, the agenda for a general meeting of shareholders shall include such items requested by one or more shareholders, and others entitled to attend general meetings of shareholders, representing at least 3% of the issued share capital, except where the articles of association state a lower percentage. Our Articles of Association do not state such lower percentage.
Delaware.   Delaware law does not specifically grant stockholders the right to bring business before an annual or special meeting. However, if a Delaware corporation is subject to the SEC’s proxy rules, a stockholder who owns at least $2,000 in market value, or 1% of the corporation’s securities entitled to vote, may propose a matter for a vote at an annual or special meeting in accordance with those rules.
Action by Written Consent
The Netherlands.   Under Dutch law, shareholders’ resolutions may be adopted in writing without holding a meeting of shareholders, provided that (i) the articles of association allow such action, (ii) the company has not issued bearer shares or, with its cooperation, depository receipts for shares in its capital, and (iii) the resolution is adopted unanimously by all shareholders that are entitled to vote. Although our Articles of Association allow for shareholders’ resolutions to be adopted in writing, as a publicly traded company the requirement of unanimity renders the adoption of shareholder resolutions without holding a meeting not feasible.
Delaware.   Although permitted by Delaware law, publicly listed companies do not typically permit stockholders of a corporation to take action by written consent.
Appraisal Rights
The Netherlands.   The concept of appraisal rights is not known as such under Dutch law. However, pursuant to Dutch law a shareholder who for his or her own account contributes at least 95% of our issued share capital may initiate proceedings against our minority shareholders jointly for the transfer of their shares to the claimant. The proceedings are held before the Enterprise Chamber. The Enterprise Chamber may grant the claim for squeeze out in relation to all minority shareholders and will determine the price to be paid for the shares, if necessary after appointment of one or three experts who will offer an opinion to the Enterprise

Chamber on the value to be paid for the shares of the minority shareholders. Once the order to transfer becomes final before the Enterprise Chamber, the person acquiring the shares shall give written notice of the date and place of payment and the price to the holders of the shares to be acquired whose addresses are known to him. Unless the addresses of all of them are known to the acquiring person, such person is required to publish the same in a daily newspaper with a national circulation.
Furthermore, in accordance with the directive 2005/56/EC of the European Parliament and the Council of October 26, 2005 on cross-border mergers of limited liability companies, Dutch law provides that, to the extent that the acquiring company in a cross-border merger is organized under the laws of another EU member state, a shareholder of a Dutch disappearing company who has voted against the cross-border merger may file a claim with the Dutch company for compensation. Such compensation to be determined by one or more independent experts. The shares of such shareholder that are subject to such claim will cease to exist as of the moment of entry into effect of the cross-border merger.
Delaware.   The Delaware General Corporation Law provides for stockholder appraisal rights, or the right to demand payment in cash of the judicially determined fair value of the stockholder’s shares, in connection with certain mergers and consolidations.
Shareholder Suits
The Netherlands.   In the event a third party is liable to a Dutch company, only the company itself can bring a civil action against that party. The individual shareholders do not have the right to bring an action on behalf of the company. Only in the event that the cause for the liability of a third party to the company also constitutes a tortious act directly against a shareholder does that shareholder have an individual right of action against such third party in its own name. The Dutch Civil Code provides for the possibility to initiate such actions collectively. A foundation or an association whose objective is to protect the rights of a group of persons having similar interests can act as a class representative and has standing to commence proceedings and claim damages if certain criteria are met. The court will first determine if those criteria are met. If so, the case will go forward as a class action on the merits after a period allowing class members to opt out from the case has lapsed. All members of the class who are residents of the Netherlands and who did not opt-out will be bound to the outcome of the case. Residents of other countries must actively opt in in order to be able to benefit from the class action. The defendant is not required to file defenses on the merits prior to the merits phase having commenced. It is possible for the parties to reach a settlement during the merits phase. Such a settlement can be approved by the court, which approval will then bind the members of the class, subject to a second opt-out. This new regime applies to claims brought after January 1, 2020 and applies to actions that relate to events that occurred on or after November 15, 2016. For other matters, the old Dutch class action regime applies. Under the old regime, no monetary damages can be sought. Also, a judgment rendered under the old regime is not binding for individual class members. Even though Dutch law does not provide for derivative suits, directors and officers can still be subject to liability under U.S. securities laws.
Delaware.   Under the Delaware General Corporation Law, a stockholder may bring a derivative action on behalf of the corporation to enforce the rights of the corporation. An individual also may commence a class action suit on behalf of himself and other similarly situated stockholders where the requirements for maintaining a class action under Delaware law have been met. A person may institute and maintain such a suit only if that person was a stockholder at the time of the transaction which is the subject of the suit. In addition, under Delaware case law, the plaintiff normally must be a stockholder at the time of the transaction that is the subject of the suit and throughout the duration of the derivative suit. Delaware law also requires that the derivative plaintiff make a demand on the directors of the corporation to assert the corporate claim before the suit may be prosecuted by the derivative plaintiff in court, unless such a demand would be futile.
Shareholder Vote on Certain Reorganizations
The Netherlands.   Under Dutch law, the general meeting of shareholders must approve resolutions of the board of directors relating to a significant change in the identity or the character of the company or the business of the company, which includes:
•
a transfer of the business or virtually the entire business to a third party;

•
the entry into or termination of a long-term cooperation of the company or a subsidiary with another legal entity or company or as a fully liable partner in a limited partnership or general partnership, if such cooperation or termination is of a far-reaching significance for the company; and

•
the acquisition or divestment by the company or a subsidiary of a participating interest in the capital of a company having a value of at least one third of the amount of its assets according to its balance sheet and explanatory notes or, if the company prepares a consolidated balance sheet, according to its consolidated balance sheet and explanatory notes in the last adopted annual accounts of the company.

Under Dutch law, a shareholder who owns shares representing at least 95% of the nominal value of a company’s issued share capital may institute proceedings against the company’s other shareholders jointly for the transfer of their shares to that shareholder. The proceedings are held before the Enterprise Chamber, which may grant the claim for squeeze-out in relation to all minority shareholders and will determine the price to be paid for the shares, if necessary after appointment of experts who will offer an opinion to the Enterprise Chamber on the value of the shares to be transferred.
Delaware.   Under the Delaware General Corporation Law, the vote of a majority of the outstanding shares of capital stock entitled to vote thereon generally is necessary to approve a merger or consolidation or the sale of all or substantially all of the assets of a corporation. The Delaware General Corporation Law permits a corporation to include in its certificate of incorporation a provision requiring for any corporate action the vote of a larger portion of the stock or of any class or series of stock than would otherwise be required.
Under the Delaware General Corporation Law, no vote of the stockholders of a surviving corporation to a merger is needed, however, unless required by the certificate of incorporation, if (i) the agreement of merger does not amend in any respect the certificate of incorporation of the surviving corporation, (ii) the shares of stock of the surviving corporation are not changed in the merger and (iii) the number of common shares of the surviving corporation into which any other shares, securities or obligations to be issued in the merger may be converted does not exceed 20% of the surviving corporation’s common shares outstanding immediately prior to the effective date of the merger. In addition, stockholders may not be entitled to vote in certain mergers with other corporations that own 90% or more of the outstanding shares of each class of stock of such corporation, but the stockholders will be entitled to appraisal rights.
Anti-takeover Provisions
The Netherlands.   Under Dutch law, various protective measures are possible and permissible within the boundaries set by Dutch law and Dutch case law. We have adopted several provisions that may have the effect of making a takeover of our company more difficult or less attractive, including:
•
the authorization by the general meeting of shareholders to our board of directors (granted for a period not exceeding five years in line with our Articles of Association) that preferred shares may be issued by our board of directors to dilute the interest of any potential acquirer. Such preferred shares may be issued upon payment of at least 25% of their nominal value and they may be issued to a friendly party.

•
a provision that our directors may only be removed at the general meeting of shareholders by a two-thirds majority of the votes cast representing more than 50% of our outstanding share capital if such removal is not proposed by our board of directors;

•
our directors being appointed on the basis of a binding nomination by our board of directors, which can only be overruled by the general meeting of shareholders by a resolution adopted by at least a two-thirds majority of the votes cast, provided such majority represents more than half of the issued share capital (in which case the board of directors may draw up a new nomination);

•
requirements that certain matters, including an amendment of our Articles of Association, may only be brought to our shareholders for a vote upon a proposal by our board of directors;

•
a provision that special meetings may be called only by our board of directors, and not by shareholders generally (subject to the Dutch law requirement that holders of 10% of our issued shares may call a special meeting);

•
a provision that shareholders’ resolutions may be adopted in writing without holding a meeting of shareholders, only when, among other things, all shareholders entitled to vote have cast their vote in favor of the proposal concerned;

•
a provision that in principle our board of directors (and not our shareholders) may (i) schedule the date of the annual meeting and (ii) provide written notice of the date of the annual meeting;

•
a provision that, consistent with Dutch law, holders representing at least 3% of our issued shares must give advance notice of not less than 60 calendar days to bring business before an annual or special meeting of shareholders;

•
to the extent permitted under Dutch law, our directors being permitted to adopt, amend or repeal our governing documents without seeking shareholder approval; and

•
a forum-selection clause designating the Netherlands as the exclusive forum for hearing disputes, including shareholder derivative actions (other than actions brought to enforce a duty or liability created by United States federal securities laws).

See “Risk factors—Risks Related to Our Common Shares, this Offering and Our Status as a Public Company—Provisions in our organizational documents or Dutch corporate law might delay or prevent acquisition bids for us or other change of control transactions that might be considered favorable.”
Delaware. In addition to other aspects of Delaware law governing fiduciary duties of directors during a potential takeover, the Delaware General Corporation Law also contains a business combination statute that protects Delaware companies from hostile takeovers and from actions following the takeover by prohibiting some transactions once an acquirer has gained a significant holding in the corporation.
Section 203 of the Delaware General Corporation Law prohibits “business combinations,” including mergers, sales and leases of assets, issuances of securities and similar transactions by a corporation or a subsidiary with an interested stockholder that beneficially owns 15% or more of a corporation’s voting stock, within three years after the person becomes an interested stockholder, unless:
•
the transaction that will cause the person to become an interested stockholder is approved by the board of directors of the target prior to the transactions;

•
after the completion of the transaction in which the person becomes an interested stockholder, the interested stockholder holds at least 85% of the voting stock of the corporation not including shares owned by persons who are directors and officers of interested stockholders and shares owned by specified employee benefit plans; or

•
after the person becomes an interested stockholder, the business combination is approved by the board of directors of the corporation and holders of at least 66.67% of the outstanding voting stock, excluding shares held by the interested stockholder.

A Delaware corporation may elect not to be governed by Section 203 by a provision contained in the original certificate of incorporation of the corporation or an amendment to the original certificate of incorporation or to the bylaws of the company, which amendment must be approved by a majority of the shares entitled to vote and may not be further amended by the board of directors of the corporation. Such an amendment is not effective until twelve months following its adoption.
Preemptive Rights
The Netherlands.   Under Dutch law, in the event of an issuance of ordinary shares (which we refer to as common shares in this prospectus), each shareholder has a pro rata preemptive right in proportion to the aggregate nominal value of the ordinary shares held by such holder (with the exception of ordinary shares to be issued to employees or ordinary shares issued against a contribution other than in cash or pursuant to the exercise of a previously acquired right to subscribe for shares). No preemptive rights are attached to preferred shares. Under our Articles of Association, the general meeting of shareholders may resolve to limit or exclude the preemptive right with respect to a specific issue of shares upon a proposal of our board of directors. The general meeting of shareholders may designate the board of directors as the corporate body that is authorized to resolve to limit or exclude the preemptive right, provided that such designation is granted for a period not exceeding five years. The designation can be extended, each time for a period not exceeding five years. Unless the designation provides otherwise, it cannot be revoked. Prior to this offering, the general meeting has resolved to grant the board of directors the right to exclude preemptive rights for a period of five years.
Delaware.   Under the Delaware General Corporation Law, stockholders have no preemptive rights to subscribe for additional issues of stock or to any security convertible into such stock unless, and to the extent that, such rights are expressly provided for in the certificate of incorporation.
Repurchase of Shares
The Netherlands.   Under Dutch law, a company such as ours may not subscribe for newly issued shares in its own capital. Such company may, however, subject to certain restrictions of Dutch law and its articles of association, acquire shares or depositary receipts in its own capital. A listed public company with limited liability such as ours may acquire fully paid shares in its own capital at any time for no valuable consideration. Furthermore, subject to certain provisions of Dutch law and the articles of association, such company may repurchase fully paid shares in its own capital if (i) the company’s shareholders’ equity less the payment required to make the acquisition does not fall below the sum of paid-up and called-up share capital plus any reserves required by Dutch law or its articles of association and (ii) the aggregate nominal value of shares of the company which the company acquires, holds or on which the company holds a pledge (pandrecht) or which are held by a subsidiary of the company, would not exceed 50% of its then current issued share capital. Such company may only acquire its own shares if its general meeting of shareholders has granted the board of directors the authority to effect such acquisitions.
An acquisition of common shares for a consideration must be authorized by our general meeting of shareholders. Such authorization may be granted for a maximum period of 18 months and must specify the number of common shares that may be acquired, the manner in which common shares may be acquired and the price limits within which common shares may be acquired. Authorization is not required for the acquisition of common shares in order to transfer them to our employees. The actual acquisition may only be effected by a resolution of our board of directors. Prior to the consummation of this offering, our board of directors will be authorized, for a period of 18 months, to cause the repurchase of common shares or preferred shares by us of up to 10% of our issued share capital, for a price per share not exceeding 110% of the average market price of our common shares on Nasdaq (such average market price being the average of the closing prices on each of the five consecutive trading days preceding the date the acquisition is agreed upon by us). These shares may be used to deliver shares underlying awards granted pursuant to our equity-based compensation plans.
No authorization of the general meeting of shareholders is required if common shares are acquired by us with the intention of transferring such common shares to our employees under an applicable employee stock purchase plan.
Delaware.   Under the Delaware General Corporation Law, a corporation may purchase or redeem its own shares unless the capital of the corporation is impaired or the purchase or redemption would cause an impairment of the capital of the corporation. A Delaware corporation may, however, purchase or redeem out of capital any of its preferred shares or, if no preferred shares are outstanding, any of its own shares if such shares will be retired upon acquisition and the capital of the corporation will be reduced in accordance with specified limitations.
Inspection of Books and Records
The Netherlands.   Our shareholders’ register is available for inspection by the shareholders and holders of a right of usufruct (vruchtgebruik) and holders of a right of pledge (pandrecht) whose particulars must be registered therein. The board of directors provide the general meeting of shareholders, within a reasonable amount of time, with all information that the shareholders reasonably requests for the exercise of their powers, unless this would be contrary to an overriding interest of our company. If the board of directors invokes an overriding interest, it must give reasons.

Delaware.   Under the Delaware General Corporation Law, any stockholder may inspect for any proper purpose certain of the corporation’s books and records during the corporation’s usual hours of business.
Dividends
The Netherlands.   Dutch law provides that dividends may be distributed after adoption of the annual accounts by the general meeting of shareholders from which it appears that such dividend distribution is allowed. Moreover, dividends may be distributed only to the extent the shareholders’ equity exceeds the amount of the paid-up and called-up part of the issued share capital and the reserves that must be maintained under Dutch law or the articles of association. Interim dividends may be declared as provided in the articles of association and may be distributed to the extent that the shareholders’ equity exceeds the amount of the issued and paid-up and called-up part of the issued share capital and the required legal reserves as described above as apparent from our financial statements. Interim dividends should be regarded as advances on the final dividend to be declared with respect to the financial year in which the interim dividends have been declared. Should it be determined after adoption of the annual accounts with respect to the relevant financial year that the distribution was not permissible, the company may reclaim the paid interim dividends as unduly paid. Under Dutch law, the articles of association may prescribe that the board of directors decides what portion of the profits are to be held as reserves.
Under our Articles of Association, first, a dividend is paid out of the profit, if available for distribution, on the preferred shares (if applicable). Any amount remaining out of the profit is carried to reserve as the board of directors determines. After reservation by the board of directors of any profit, the remaining profit will be at the disposal of the general meeting of shareholders. We only make a distribution of dividends to our shareholders after the adoption of our annual accounts demonstrating that such distribution is legally permitted. The board of directors is permitted, subject to certain requirements, to declare interim dividends without the approval of the general meeting of shareholders.
Dividends and other distributions shall be made payable not later than the date determined by the board of directors. Claims to dividends and other distributions not made within five years from the date that such dividends or distributions became payable, will lapse and any such amounts will be considered to have been forfeited to us (verjaring).
Delaware.   Under the Delaware General Corporation Law, a Delaware corporation may pay dividends out of its surplus (the excess of net assets over capital), or in case there is no surplus, out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year (provided that the amount of the capital of the corporation is not less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets). In determining the amount of surplus of a Delaware corporation, the assets of the corporation, including stock of subsidiaries owned by the corporation, must be valued at their fair market value as determined by the board of directors, without regard to their historical book value. Dividends may be paid in the form of common shares, property or cash.
Listing
Our common shares are expected to be approved for listing on Nasdaq under the symbol “HCG.”
Transfer agent and registrar
The transfer agent and registrar for our common shares is Computershare Inc. Transfer of record ownership of shares is effected by a written deed of transfer acknowledged by us, or by our transfer agent and registrar acting as our agent on our behalf, unless the property law aspects of such shares are governed by the laws of the state of New York as set out below.
As long as our common shares are listed on Nasdaq, the New York Stock Exchange or on any other regulated stock exchange operating in the United States of America, the laws of the state of New York shall apply to the property law aspects of the common shares reflected in the register administered by our transfer agent.

SHARES ELIGIBLE FOR FUTURE SALE
General
Prior to this offering, there has not been a public market for our common shares, and we cannot predict what effect, if any, market sales of common shares or the availability of common shares for sale will have on the market price of our common shares prevailing from time to time. Nevertheless, sales of substantial amounts of common shares, including shares issued upon the exercise of outstanding options, in the public market, or the perception that such sales could occur, could materially and adversely affect the market price of our common shares and could impair our future ability to raise capital through the sale of our equity or equity-related securities at a time and price that we deem appropriate. See “Risk Factors—Risks Related to Our Common Shares, this Offering and Our Status as a Public Company.”
Upon the consummation of this offering, we will have 110,896,792 common shares outstanding. All shares sold in this offering will be freely tradable without registration under the Securities Act and without restriction, except for (1) shares held by our “affiliates” (as defined under Rule 144) and (2) any shares purchased in our directed share program that are subject to the lock-up agreements described below. The common shares held by the Parent and certain of our directors, officers and employees after this offering will be “restricted” securities under the meaning of Rule 144 and may not be sold in the absence of registration under the Securities Act, unless an exemption from registration is available, including the exemptions pursuant to Rule 144 under the Securities Act.
Pursuant to Rule 144, the restricted shares held by our affiliates will be available for sale in the public market at various times after the date of this prospectus following the expiration of the applicable lock-up period. See “—Lock-Up Agreements.”
Rule 144
In general, under Rule 144, as currently in effect, a person (or persons whose shares are deemed aggregated) who is not deemed to be or have been one of our affiliates for purposes of the Securities Act at any time during 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least six months, including the holding period of any prior owner other than an affiliate, is entitled to sell such shares without registration, subject to compliance with the public information requirements of Rule 144. If such a person has beneficially owned the shares proposed to be sold for at least one year, including the holding period of a prior owner other than an affiliate, then such person is entitled to sell such shares without complying with any of the requirements of Rule 144.
Under Rule 144, our affiliates or persons selling shares on behalf of our affiliates, who have met the six-month holding period for beneficial ownership of “restricted shares” of our common shares, are entitled to sell within any three-month period, a number of shares that does not exceed the greater of:
•
1% of the number of our common shares then outstanding, which will equal approximately         shares immediately after this offering; or

•
the average reported weekly trading volume of our common shares on Nasdaq during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

Sales under Rule 144 by our affiliates or persons selling shares on behalf of our affiliates are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us. The sale of these shares, or the perception that sales will be made, could adversely affect the price of our common shares after this offering because a great supply of shares would be, or would be perceived to be, available for sale in the public market.
Rule 701
In general, under Rule 701 of the Securities Act as currently in effect, any of our employees, consultants or advisors who purchase shares from us in connection with a compensatory stock or option plan or other written agreement in a transaction that was completed in reliance on Rule 701, and complied with the requirements of Rule 701, will be eligible to resell such shares 90 days after the effective date of this offering in reliance on Rule 144, but without compliance with certain restrictions, including the holding period, contained in Rule 144.
Registration Rights
The Parent and certain other shareholders will have certain registration rights with respect to our common shares pursuant to the registration rights agreement. See “Certain Relationships and Related Party Transactions—Registration Rights Agreement.”
Lock-Up Agreements
In connection with this offering, we, our directors, executive officers and the Parent, have agreed with the underwriters, subject to certain exceptions, (i) not to offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any common shares beneficially owned or any other securities so owned convertible into or exercisable or exchangeable for common shares or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common shares, in each case during the period ending 180 days after the date of this prospectus, except with the prior written consent of the representatives of the underwriters.
Immediately following the consummation of this offering, equity holders subject to lock-up agreements will hold 92,980,911 common shares, representing approximately 83.8% of our then outstanding common shares, or approximately 81.7% if the underwriters exercise in full their option to purchase additional shares.
We have agreed not to issue, sell or otherwise dispose of any common shares during the 180-day period following the date of this prospectus. We may, however, grant options to purchase common shares, issue common shares upon the exercise of outstanding options, issue common shares in connection with certain acquisitions or business combinations or an employee stock purchase plan and in certain other circumstances.

CERTAIN TAX CONSIDERATIONS
Certain Dutch Tax Considerations
The following is intended as general information only and it does not seek to present any comprehensive or complete description of all aspects of Dutch tax law which could be of relevance to a current or prospective holder of our common shares, which, for purposes of this discussion we refer to as a shareholder. For Dutch tax purposes, a shareholder may include an individual or entity who does not have the legal title of our common shares but to whom nevertheless our common shares are attributed based either on such individual or entity holding a beneficial interest in our common shares or based on specific statutory provisions, including statutory provisions pursuant to which our common shares are attributed to an individual who is, or who has directly or indirectly inherited from a person who was, the settlor, grantor or similar originator of a trust, foundation or similar entity that holds our common shares.
Shareholders and prospective shareholders should therefore consult their tax adviser regarding the tax consequences of any purchase, ownership or disposal of our common shares.
The following summary is based on Dutch tax law as applied and interpreted by Dutch tax courts and as published and in effect on the date hereof, without prejudice to any amendments introduced at a later date and implemented with or without retroactive effect. For the purpose of this discussion, Dutch Taxes shall mean taxes of whatever nature levied by or on behalf of the Netherlands or any of its subdivisions or taxing authorities. The Netherlands means the part of the Kingdom of the Netherlands located in Europe.
Any reference hereafter made to a treaty for the avoidance of double taxation concluded by the Netherlands includes the Tax Regulation for the Kingdom of the Netherlands (Belastingregeling voor het Koninkrijk), the Tax Regulation for the Netherlands and Sint Maarten (Belastingregeling Nederland Sint Maarten), the Tax Regulation for the Netherlands and Curacao (Belastingregeling Nederland Curaçao), and the Tax Regulation for the Country of the Netherlands (Belastingregeling voor het land Nederland).
This section does not purport to describe the possible Dutch tax considerations or consequences that may be relevant to a shareholder:
•
that is an exempt investment institution (vrijgestelde beleggingsinstelling) or an investment institution (fiscale beleggingsinstelling) as defined in articles 6a and 28 of the Dutch Corporate Income Tax Act 1969 (Wet op de vennootschapsbelasting 1969);

•
that is a pension fund, or another Dutch tax resident entity that is exempt from or not subject to Dutch corporate income tax;

•
that is a corporate shareholder which qualifies for the Dutch participation exemption (deelnemingsvrijstelling) or would qualify for the participation exemption had the corporate shareholder been resident in the Netherlands or which qualifies for participation credit (deelnemingsverrekening). Generally speaking, a shareholding is considered to qualify as a participation for the participation exemption or participation credit if it represents an interest of 5% or more of the nominal paid-in share capital of the subsidiary;

•
to whom the common shares and the income from common shares are attributed based on the separated private assets (afgezonderd particulier vermogen) provisions of the Dutch Income Tax Act 2001 (Wet inkomstenbelasting 2001);

•
which is a resident entity of Aruba, Curaçao or Sint Maarten that has an enterprise which is carried on through a permanent establishment or a permanent representative in Bonaire, Sint Eustatius or Saba and the common shares are attributable to such permanent establishment or permanent representative;

•
which is not considered the beneficial owner (uiteindelijk gerechtigde) of the common shares or the benefits derived from or realized in respect of the common shares;

•
to whom the common shares or the income therefrom is attributable to employment activities which are taxed as employment income in the Netherlands or in connection with a membership of a management board or a supervisory board, or management role;

•
that holds a substantial interest (aanmerkelijk belang) or deemed substantial interest (fictief aanmerkelijk belang) in hear.com N.V. shareholder will also have a substantial interest if his or her partner (statutorily defined term under Dutch tax law), has a (deemed) substantial interest. Generally, a shareholder has a substantial interest in hear.com N.V. if such shareholder, alone or together with his or her partner, directly or indirectly:

•
owns, or holds certain rights on, our common shares representing 5% or more of the total issued and outstanding capital of hear.com N.V., or of the issued and outstanding capital of any class of shares of hear.com N.V.;

•
holds rights to, directly or indirectly, acquire our common shares, whether or not already issued, representing 5% or more of the total issued and outstanding capital of hear.com N.V., or of the issued and outstanding capital of any class of shares of hear.com N.V.;

•
owns, or holds certain rights on, profit participating certificates that relate to 5% or more of the annual profit of hear.com N.V. or to 5% or more of the liquidation proceeds of hear.com N.V.; or

•
A holder of common shares can also have a substantial interest if one of certain relatives of that holder or his or her partner has a substantial interest in us.

Generally, a shareholder has a deemed substantial interest in hear.com N.V. if, without having an actual substantial interest in hear.com N.V.:
•
our common shares have been obtained by such a shareholder under inheritance law or matrimonial law, on a non-recognition basis, while the disposing shareholder had a substantial interest in hear.com N.V.;

•
our common shares have been acquired by such a shareholder pursuant to a share merger, legal merger or legal demerger, on an elective non-recognition basis, while the shareholder prior to this transaction had a substantial interest in an entity that was party thereto; or

•
our common shares held by the shareholder, prior to dilution, qualified as a substantial interest and, by election, no gain was recognized upon disqualification of these shares.

Dividend Withholding Tax
A shareholder is generally subject to Dutch dividend withholding tax at a rate of 15% on dividends distributed by hear.com N.V. Generally, hear.com N.V. is responsible for the withholding of such dividend withholding tax at source; the dividend withholding tax is for the account of the shareholder. Dividends distributed by hear.com N.V. include, but are not limited to:
i.
direct or indirect distributions of profit in cash or in kind, whatever they be named or in whatever form;

ii.
proceeds from the liquidation of hear.com N.V., or proceeds from the repurchase of common shares by hear.com N.V., in excess of the average paid-in capital recognized for Dutch dividend withholding tax purposes;

iii.
the nominal value of common shares issued to a holder of the common shares or an increase of the nominal value of the common shares, insofar as the (increase in the) nominal value of the common shares is not funded out of hear.com N.V.’s paid-in capital as recognized for Dutch dividend withholding tax purposes; and

iv.
partial repayments of paid-in capital that is:

•
not recognized for Dutch dividend withholding tax purposes; or

•
recognized for Dutch dividend withholding tax purposes, if and to the extent there are qualifying profits (zuivere winst), unless:

•
the general meeting has resolved in advance to make such repayment, and

•
the nominal value of hear.com N.V.’s common shares concerned has been reduced with an equal amount by way of an amendment to the articles of association.

hear.com N.V. must remit to the Dutch tax authorities the Dutch dividend withholding tax it has withheld on dividends distributed on the common shares. In certain circumstances, hear.com N.V. may apply a reduction to the amount of Dutch dividend withholding tax to be remitted to the Dutch tax authorities. This reduction can be applied if hear.com N.V. distributes dividends that can be attributed to dividends hear.com N.V. itself has received from qualifying non-Dutch subsidiaries, provided that these dividends are exempt from Dutch corporate income tax under the Dutch participation exemption and have been subject to a foreign withholding tax at a rate of at least 5%. The amount of such reduction is equal to the lesser of:
i.
3% of the dividends distributed by hear.com N.V.; and

ii.
3% of the profit distributions hear.com N.V. received from qualifying foreign subsidiaries in the calendar year in which hear.com N.V. distributes the dividends (up to the moment of such dividend distribution) and the two previous calendar years; further limitations and conditions apply.

Residents of the Netherlands
A resident of the Netherlands who holds our common shares can generally credit the withholding tax against his or her Dutch income tax or Dutch corporate income tax liability and is generally entitled to a refund of dividend withholding taxes exceeding his or her aggregate Dutch income tax or Dutch corporate income tax liability, provided certain conditions are met.
Residents of a jurisdiction other than the Netherlands
If a holder of our common shares is a resident of a country other than the Netherlands and if a treaty for the avoidance of double taxation with respect to taxes on income is in effect between the Netherlands and that country, and such holder is a resident for the purposes of such treaty, such holder may, depending on the terms of that particular treaty, be eligible for a refund in whole or in part of the Dutch dividend withholding tax.
A (partial) refund of Dutch dividend withholding tax may under certain conditions be available to a holder of our common shares resident in the European Union or EEA if this holder of our common shares is not subject to Dutch individual income tax or Dutch corporate income tax with respect to the income from the common shares and such Dutch dividend withholding tax is higher than the Dutch individual income tax or Dutch corporate income tax that would have applied to this holder of our common shares had this holder of our common shares been tax resident in the Netherlands, after taking into account a possible refund based on the Dutch Dividend Withholding Tax Act 1965 (Wet op de dividendbelasting 1965). Furthermore, a similar refund of Dutch dividend withholding tax may—again under certain conditions—be available to a holder of common shares resident in another country, under the additional conditions that: (i) the common shares are considered portfolio investments for purposes of Article 63 (taking into account Article 64) of the Treaty on the Functioning of the European Union; and (ii) the Netherlands can exchange information with this other country in line with the international standards for the exchange of information.
Taxes on income and capital gains
Residents of the Netherlands
The description of certain Dutch tax consequences in this paragraph is only intended for the following shareholders:
1.
individuals who are resident or deemed to be resident in the Netherlands for purposes of Dutch income tax;

2.
individuals who, subject to meeting certain conditions, opt to be treated as if resident in the Netherlands for purposes of Dutch income tax (we refer to (1) and (2) jointly as Dutch Individuals); and

3.
entities that are resident or deemed to be resident in the Netherlands for purposes of the Dutch Corporate Income Tax Act, which we refer to as Dutch Corporate Entities.

Dutch Individuals are generally subject to income tax at statutory progressive rates with a maximum of 49.5% with respect to any benefits derived or deemed to be derived from Dutch Enterprise Shares (as defined below), including any capital gains realized on the disposal thereof.
Dutch Enterprise Shares are our common shares or any right to derive benefits therefrom:
i.
which are attributable to an enterprise from which a Dutch Individual derives profits, whether as an entrepreneur (ondernemer) or pursuant to a co-entitlement to the net worth of such enterprise (other than as a shareholder); or

ii.
of which the benefits are taxable in the hands of a Dutch Individual as benefits from miscellaneous activities (resultaat uit overige werkzaamheden) including, without limitation, activities which are beyond the scope of active portfolio investment activities (normaal, actief vermogensbeheer).

If neither condition (i) nor condition (ii) mentioned above applies, a Dutch Individual will generally be subject to Dutch income tax on a deemed return, regardless of the actual income or capital gains derived from our common shares. This deemed return is calculated by applying the applicable deemed return percentage(s) to the individual’s yield basis (rendementsgrondslag), insofar this exceeds a certain threshold (heffingvrij vermogen). The individual’s yield basis is determined as the fair market value of certain qualifying assets (including, as the case may be, our common shares) held by the Dutch Individual less the fair market value of certain qualifying liabilities, both generally determined on January 1 of the relevant year. The deemed return percentages to be applied to the yield basis increase progressively from 1.90% to 5.69% (2021 rates), depending on such Dutch Individual’s yield basis. The deemed return percentages are adjusted annually based on expected average returns. The deemed return is taxed at a rate of 31% (2021 rate).
Dutch Corporate Entities are generally subject to corporate income tax at statutory rates up to 25% with respect to any benefits derived or deemed to be derived from, including any capital gains realized on the disposal of, our common shares.
Residents of a jurisdiction other than the Netherlands
A shareholder that is not resident or deemed to be resident in the Netherlands or, in case of an individual, has not opted to be treated as if resident in the Netherlands, will not be subject to Dutch Taxes on income or capital gains with respect to the ownership and disposal of our common shares, other than dividend withholding tax as described above, except if:
i.
such shareholder derives profits from an enterprise, which enterprise is, in whole or in part, carried on through a permanent establishment (vaste inrichting) or a permanent representative (vaste vertegenwoordiger) in the Netherlands, to which our common shares are attributable;

ii.
such shareholder is not an individual and is entitled, other than by way of the holding of securities, to a share in the profits of an enterprise or a co-entitlement to the net worth of an enterprise, that is effectively managed in the Netherlands and to which enterprise our common shares are attributable;

iii.
such shareholder is an individual and derives benefits from miscellaneous activities (resultaat uit overige werkzaamheden) carried out in the Netherlands in respect of our common shares, including, without limitation, activities which are beyond the scope of regular active portfolio investment activities (normaal, actief vermogensbeheer); or

iv.
such shareholder is an individual and is entitled, other than by way of the holding of securities, to a share in the profits of an enterprise that is effectively managed in the Netherlands and to which enterprise our common shares are attributable.

Gift and Inheritance Tax
No Dutch gift or inheritance tax is due in respect of any gift of our common shares by, or inheritance of our common shares on the death of, a shareholder except if:
•
at the time of the gift or death of the shareholder, the shareholder is resident, or is deemed to be resident, in the Netherlands;

•
the shareholder passes away within 180 days after the date of the gift of our common shares and is not, and not deemed to be, at the time of the gift, but is, or deemed to be, at the time of his or her death, resident in the Netherlands; or

•
the gift of our common shares is made under a condition precedent and the shareholder is resident, or is deemed to be resident, in the Netherlands at the time the condition is fulfilled.

Value Added Tax
There is no Dutch value added tax payable by a holder of our common shares in respect of payments in consideration for the acquisition of our common shares, payments or dividends on our common shares, or payments in consideration for the disposal of our common shares.
Other Taxes and Duties
There is no Dutch registration tax, stamp duty, or any other similar tax or duty payable in the Netherlands in respect of or in connection with the subscription, issue, placement, allotment, delivery or transfer of our common shares.
Certain United States Federal Income Tax Considerations
The following discussion describes certain U.S. federal income tax consequences of the purchase, ownership and disposition of our common shares. This discussion deals only with common shares that are held as a capital asset by a U.S. Holder (as defined below).
As used herein, the term “U.S. Holder” means a beneficial owner of our common shares that is, for U.S. federal income tax purposes, any of the following:
•
an individual who is a citizen or resident of the United States;

•
a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•
an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•
a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person.

This discussion is based upon provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and regulations, rulings and judicial decisions thereunder as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in U.S. federal income tax consequences different from those summarized below.
This discussion does not represent a detailed description of the U.S. federal income tax consequences applicable to you if you are subject to special treatment under the U.S. federal income tax laws, including if you are:
•
a dealer or broker in securities or currencies;

•
a financial institution;

•
a regulated investment company;

•
a real estate investment trust;

•
an insurance company;

•
a tax-exempt organization;

•
a person holding our common shares as part of a hedging, integrated or conversion transaction, a constructive sale or a straddle;

•
a trader in securities that has elected the mark-to-market method of accounting for your securities;

•
a person who owns or is deemed to own 10% or more of all of our outstanding shares (by vote or value);

•
a partnership or other pass-through entity for U.S. federal income tax purposes;

•
a person required to accelerate the recognition of any item of gross income with respect to our common shares as a result of such income being recognized on an applicable financial statement; or

•
a person whose “functional currency” for U.S. federal income tax purposes is not the U.S. dollar.

If a partnership (or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds our common shares, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our common shares, you should consult your tax advisors.
This summary does not contain a detailed description of all the U.S. federal income tax consequences to you in light of your particular circumstances and does not address the Medicare tax on net investment income, the effect of the alternative minimum tax or the effects of any state, local or non-U.S. tax laws. If you are considering the purchase of our common shares, you should consult your tax advisors concerning the particular U.S. federal income tax consequences to you of the purchase, ownership and disposition of our common shares, as well as the consequences to you arising under other U.S. federal tax laws (such as estate and gift tax laws) and the laws of any other taxing jurisdiction and any applicable treaties.
Taxation of Dividends
Subject to the discussion under “—Passive Foreign Investment Company” below, the gross amount of distributions on our common shares (including any amounts withheld to reflect Dutch withholding taxes), if any, will be taxable as dividends to the extent paid out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent that the amount of any distribution exceeds our current and accumulated earnings and profits for a taxable year, the distribution will first be treated as a tax-free return of capital, causing a reduction in the tax basis of the common shares, and to the extent the amount of the distribution exceeds your tax basis, the excess will be taxed as capital gain recognized on a sale or exchange (as discussed below under “—Taxation of Sales or Exchanges”). We do not, however, expect to determine earnings and profits in accordance with U.S. federal income tax principles. Therefore, you should expect that a distribution will generally be treated as a dividend.
Any dividends that you receive (including any withheld taxes) will be includable in your gross income as ordinary income on the day actually or constructively received by you. Such dividends will not be eligible for the dividends received deduction allowed to corporations under the Code. With respect to non-corporate U.S. investors, certain dividends received from a qualified foreign corporation may be subject to reduced rates of taxation as “qualified dividend income.” A qualified foreign corporation includes a foreign corporation that is eligible for the benefits of a comprehensive income tax treaty with the United States which the U.S. Treasury Department determines to be satisfactory for these purposes and which includes an exchange of information provision. The U.S. Treasury Department has determined that the current income tax treaty between the United States and the Netherlands meets these requirements. In addition, a foreign corporation is also treated as a qualified foreign corporation with respect to dividends paid by that corporation on shares that are readily tradable on an established securities market in the United States. U.S. Treasury Department guidance indicates that our common shares, which we expect to be listed on Nasdaq, will be readily tradable on an established securities market in the United States once they are so listed. There can be no assurance, however, that we will qualify for the benefits of the income tax treaty between the United States and the Netherlands or that our common shares will be considered readily tradable on an established securities market in later years. Non-corporate holders that do not meet a minimum holding period requirement during which they are not protected from the risk of loss or that elect to treat the dividend income as “investment income” pursuant to Section 163(d)(4) of the Code will not be eligible for the reduced rates of taxation regardless of our status as a qualified foreign corporation. In addition, the rate reduction will not apply to dividends if the recipient of a dividend is obligated to make related payments with respect to positions in substantially similar or related property. This disallowance applies even if the minimum holding period has been met. Furthermore, non-corporate holders will not be eligible for reduced rates of taxation on any dividends received from us if we are a passive foreign investment company in the taxable year in which such dividends are paid or in the preceding taxable year (see “—Passive Foreign Investment Company” below).
The amount of any dividend paid in euros will equal the U.S. dollar value of the euros received calculated by reference to the exchange rate in effect on the date the dividend is received by you, regardless of whether the euros are converted into U.S. dollars on that date. If the euros received as a dividend are converted into U.S. dollars on the date they are received, you generally will not be required to recognize foreign currency gain or loss in respect of the dividend income. If the euros received as a dividend are not converted into U.S. dollars on the date of receipt, you will have a basis in the euros equal to their U.S. dollar value on the date of receipt. You may have foreign currency gain or loss if a dividend received is converted into U.S. dollars after the date of receipt. Any gain or loss realized on a subsequent conversion or other disposition of the euros will be treated as U.S. source ordinary income or loss.
Subject to certain conditions and limitations (including a minimum holding period requirement), any Dutch withholding taxes on distributions may be treated as foreign taxes eligible for credit against your U.S. federal income tax liability. For purposes of calculating the foreign tax credit, dividends paid on our common shares will be treated as income from sources outside the United States and will generally constitute passive category income. Instead of claiming a credit, you may, at your election, deduct such otherwise creditable Dutch withholding taxes in computing your taxable income, but only for a taxable year in which you elect to do so with respect to all foreign income taxes paid or accrued in such taxable year and subject to generally applicable limitations under U.S. law. The rules governing the foreign tax credit are complex. You are urged to consult your tax advisors regarding the availability of the foreign tax credit under your particular circumstances.
Certain distributions of common shares, or rights to subscribe for common shares, which are received as part of a pro rata distribution to all of our shareholders will not be subject to U.S. federal income tax.
Taxation of Sales or Exchanges
For U.S. federal income tax purposes, you will recognize taxable gain or loss on any sale, exchange or other taxable disposition of common shares in an amount equal to the difference between the amount realized for the common shares and your tax basis in the common shares, both determined in U.S. dollars. Subject to the discussion under “—Passive Foreign Investment Company” below, such gain or loss will generally be capital gain or loss and will generally be long-term capital gain or loss if you have held the common shares for more than one year. Long-term capital gains of non-corporate U.S. Holders are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations. Any gain or loss recognized by you will generally be treated as U.S. source gain or loss. Consequently, you may not be able to use the foreign tax credit arising from any non-U.S. tax imposed on the disposition of our common shares unless such credit can be applied (subject to applicable limitations) against tax due on other income treated as derived from foreign sources.
Passive Foreign Investment Company
Based on the past and projected composition of our income and assets, and the valuation of our assets, including goodwill, we do not believe we were a passive foreign investment company (a “PFIC”) for our most recent taxable year, and we do not expect to become a PFIC in the current taxable year or the foreseeable future, although there can be no assurance in this regard.
In general, we will be a PFIC for any taxable year in which:
•
at least 75% of our gross income is passive income, or

•
at least 50% of the value (generally determined based on a quarterly average) of our assets is attributable to assets that produce or are held for the production of passive income.

For this purpose, passive income generally includes dividends, interest, royalties and rents (other than royalties and rents derived in the active conduct of a trade or business and not derived from a related person). If we own at least 25% (by value) of the stock of another corporation, for purposes of determining whether we are a PFIC, we will be treated as owning our proportionate share of the other corporation’s assets and receiving our proportionate share of the other corporation’s income.
The determination of whether we are a PFIC is made annually. Accordingly, it is possible that we may become a PFIC in the current or any future taxable year due to changes in our asset or income composition. Because we have valued our goodwill based on the expected market value of our common shares, a decrease in the price of our common shares may also result in our becoming a PFIC. If we are a PFIC for any taxable year during which you hold our common shares, you will be subject to special tax rules discussed below.
If we are a PFIC for any taxable year during which you hold our common shares and you do not make a timely mark-to-market election, as described below, you will be subject to special tax rules with respect to any “excess distribution” received and any gain realized from a sale or other disposition, including a pledge, of common shares. Distributions received in a taxable year will be treated as excess distributions to the extent that they are greater than 125% of the average annual distributions received during the shorter of the three preceding taxable years or your holding period for the common shares. Under these special tax rules:
•
the excess distribution or gain will be allocated ratably over your holding period for the common shares,

•
the amount allocated to the current taxable year, and any taxable year prior to the first taxable year in which we were a PFIC, will be treated as ordinary income, and

•
the amount allocated to each other year will be subject to tax at the highest tax rate in effect for that year for individuals or corporations, as applicable, and the interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year.

Although the determination of whether we are a PFIC is made annually, if we are a PFIC for any taxable year in which you hold our common shares, you will generally be subject to the special tax rules described above for that year and for each subsequent year in which you hold the common shares (even if we do not qualify as a PFIC in such subsequent years). However, if we cease to be a PFIC, you can avoid the continuing impact of the PFIC rules by making a special election to recognize gain as if your common shares had been sold on the last day of the last taxable year during which we were a PFIC. You are urged to consult your own tax advisor about this election.
In lieu of being subject to the special tax rules discussed above, you may make a mark-to-market election with respect to your common shares provided such common shares are treated as “marketable stock.” The common shares generally will be treated as marketable stock if they are regularly traded on a “qualified exchange or other market” (within the meaning of the applicable Treasury regulations). It is intended that the common shares will be listed on Nasdaq, which is a qualified exchange for purposes of the mark-to-market election. However, no assurance can be given that the common shares will be “regularly traded” for purposes of the mark-to-market election.
If you make an effective mark-to-market election, for each taxable year that we are a PFIC you will include as ordinary income the excess of the fair market value of your common shares at the end of the year over your adjusted tax basis in the common shares. You will be entitled to deduct as an ordinary loss in each such year the excess of your adjusted tax basis in the common shares over their fair market value at the end of the year, but only to the extent of the net amount previously included in income as a result of the mark-to-market election. Your adjusted tax basis in the common shares will be increased by the amount of any income inclusion and decreased by the amount of any deductions under the mark-to-market rules. In addition, upon the sale or other disposition of your common shares in a year that we are a PFIC, any gain will be treated as ordinary income and any loss will be treated as ordinary loss, but only to the extent of the net amount of previously included income as a result of the mark-to-market election.
If you make a mark-to-market election, it will be effective for the taxable year for which the election is made and all subsequent taxable years unless the common shares are no longer regularly traded on a qualified exchange or other market, or the Internal Revenue Service (the “IRS”) consents to the revocation of the election. You are urged to consult your tax advisor about the availability of the mark-to-market election, and whether making the election would be advisable in your particular circumstances.
Alternatively, a holder of stock in a PFIC can sometimes avoid the special tax rules described above by electing to treat the PFIC as a “qualified electing fund” under Section 1295 of the Code. However, this option will not be available to you with respect to our common shares because we do not intend to comply with the requirements necessary to permit you to make this election.
If we are a PFIC for any taxable year during which you hold our common shares and any of our non-U.S. subsidiaries is also a PFIC, you will be treated as owning a proportionate amount (by value) of the shares of the lower-tier PFIC for purposes of the application of the PFIC rules. You are urged to consult your tax advisors about the application of the PFIC rules to any of our subsidiaries.
You will generally be required to file IRS Form 8621 if you hold our common shares in any year in which we are classified as a PFIC. You are urged to consult your tax advisors concerning the U.S. federal income tax consequences of holding common shares if we are considered a PFIC in any taxable year.
Information Reporting and Backup Withholding
In general, information reporting will apply to dividends in respect of our common shares and the proceeds from the sale, exchange or other disposition of our common shares that are paid to you within the United States (and in certain cases, outside the United States), unless you are an exempt recipient. Backup withholding may apply to such payments if you fail to provide a taxpayer identification number or certification of exempt status or fail to report in full dividend and interest income.
Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is timely furnished to the IRS.
Certain U.S. Holders are required to report information relating to our common shares, subject to certain exceptions (including an exception for common shares held in accounts maintained by certain financial institutions), by attaching a complete IRS Form 8938, Statement of Specified Foreign Financial Assets, with their tax return for each year in which they hold the common shares. You are urged to consult your tax advisors regarding information reporting requirements relating to your ownership of our common shares.

CERTAIN ERISA CONSIDERATIONS
The following is a summary of certain considerations associated with the purchase, ownership and disposition of our common shares by (i) “employee benefit plans” within the meaning of Section 3(3) of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”) that are subject to Title I of ERISA, (ii) plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”) or provisions under any other federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code (collectively, “Similar Laws”), and (iii) entities that are deemed to hold the assets of any of the foregoing described in clauses (i) and (ii) (each of the foregoing described in clauses (i), (ii), and (iii) being referred to herein as a “Plan”).
General Fiduciary Matters
ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (a “Covered Plan”) and prohibit certain transactions involving the assets of a Covered Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such a Covered Plan or the management or disposition of the assets of such a Covered Plan, or who renders investment advice for a fee or other compensation to such a Covered Plan, is generally considered to be a fiduciary of the Covered Plan.
In considering an investment in our common shares of a portion of the assets of any Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Law relating to a fiduciary’s duties to the Plan including, without limitation, the prudence, diversification, delegation of control, conflicts of interest and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.
Prohibited Transaction Issues
Section 406 of ERISA and Section 4975 of the Code prohibit Covered Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engaged in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the Covered Plan that engaged in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code.
The acquisition and/or holding of our common shares by a Covered Plan with respect to which we, an underwriter or any of their respective affiliates is considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the U.S. Department of Labor has issued prohibited transaction class exemptions (each, a “PTCE”) that may apply to the acquisition and holding of our common shares. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting life insurance company general accounts, and PTCE 96-23 respecting transactions determined by in-house asset managers. Each of the above-noted exemptions contains conditions and limitations on its application. Fiduciaries of Covered Plans considering acquiring and/or holding our common shares in reliance on these or any other exemption should carefully review the exemption in consultation with their legal advisors to ensure it is applicable. There can be no assurance that all of the conditions of any of the foregoing exemptions or any other exemption will be satisfied, or that an exemption would apply to all transactions that might arise in connection with a Covered Plan’s investment in our common shares.
Plans such as government plans, foreign plans and certain church plans, while not necessarily subject to the provisions of Title I of ERISA or Section 406 of ERISA or Section 4975 of the Code, may nevertheless be subject to Similar Laws. Fiduciaries of such Plans should consult with their legal advisors before acquiring our common shares.

Representation
Accordingly, by its acceptance of our common shares, each purchaser and subsequent transferee will be deemed to have represented and warranted that either (i) no portion of the assets used by such purchaser or transferee to acquire or hold our common shares constitutes assets of any Plan or (ii) the acquisition and holding of our common shares by such purchaser or transferee will not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or a similar violation under any applicable Similar Laws.
The foregoing discussion is general in nature and is not intended to be all-inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing or holding our common shares on behalf of, or with the assets of, any Plan, consult with their legal advisors regarding the potential applicability of ERISA, Section 4975 of the Code or any Similar Law and whether an exemption would be required. Neither this discussion nor anything provided in this prospectus is, or is intended to be, investment advice directed at any potential Plan purchasers, or at Plan purchasers generally, and such purchasers of any common shares should consult and rely on their own advisors as to whether an investment in our common shares is suitable for the Plan. The sale of any common shares to any Plan is in no respect a representation by us that such an investment meets all relevant legal requirements with respect to investments by Plans generally or any particular Plan, or that such investment is advisable or appropriate for plans generally or any particular Plan.

UNDERWRITERS
Under the terms and subject to the conditions in an underwriting agreement dated the date of this prospectus, the underwriters named below, for whom Morgan Stanley & Co. LLC and J.P. Morgan Securities LLC are acting as representatives, have severally agreed to purchase, and we have agreed to sell to them, severally, the number of shares indicated below:
Name	Number of Shares
Morgan Stanley & Co. LLC
J.P. Morgan Securities LLC
Deutsche Bank Securities Inc.
Goldman Sachs & Co. LLC
BofA Securities, Inc.
William Blair & Company, L.L.C.
Truist Securities, Inc.
Total	16,220,000
The underwriters and the representatives are collectively referred to as the “underwriters” and the “representatives,” respectively. The underwriters are offering the common shares subject to their acceptance of the common shares from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the common shares offered by this prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the common shares offered by this prospectus if any such shares are taken. However, the underwriters are not required to take or pay for the common shares covered by the underwriters’ over-allotment option described below.
The underwriters initially propose to offer part of the common shares directly to the public at the offering price listed on the cover page of this prospectus and part to certain dealers at a price that represents a concession not in excess of $        per share under the public offering price. After the initial offering of the common shares, the offering price and other selling terms may from time to time be varied by the representatives.
The selling shareholder has granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to 2,433,000 additional common shares at the public offering price listed on the cover page of this prospectus, less underwriting discounts and commissions. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the offering of the common shares offered by this prospectus. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase about the same percentage of the additional common shares as the number listed next to the underwriter’s name in the preceding table bears to the total number of common shares listed next to the names of all underwriters in the preceding table.
The following table shows the per share and total public offering price, underwriting discounts and commissions, and proceeds before expenses to us and the selling shareholder. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase up to an additional 2,433,000 common shares.

Total
	Per Share	No Exercise	Full Exercise
Public offering price	$	$	$
Underwriting discounts and commissions to be paid by:
Us	$	$	$
The selling shareholder	$	$	$
Proceeds, before expenses, to us	$	$	$
Proceeds, before expenses, to the selling shareholder	$	$	$
The estimated offering expenses payable by us, exclusive of the underwriting discounts and commissions, are approximately $10.4 million. We have agreed to reimburse the underwriters for expenses relating to clearance of this offering with the Financial Industry Regulatory Authority up to $25,000.
Our common shares have been approved for listing on Nasdaq under the trading symbol “HCG”.
We and our directors, executive officers and the Parent, have agreed that, without the prior written consent of Morgan Stanley & Co. LLC and J.P. Morgan Securities LLC, acting as representatives on behalf of the underwriters, will not, and will not publicly disclose an intention to, during the period ending 180 days after the date of this prospectus (the “restricted period”):
•
offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any common shares beneficially owned or any securities so owned convertible into or exercisable or exchangeable for common shares; or

•
enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common shares.

whether any such transaction described above is to be settled by delivery of common shares or such other securities, in cash or otherwise. In addition, we and each such person agrees that, without the prior written consent of Morgan Stanley & Co. LLC and J.P. Morgan Securities LLC, on behalf of the underwriters, we or such other person will not, during the restricted period, make any demand for, or exercise any right with respect to, the registration of any common shares or any security convertible into or exercisable or exchangeable for common shares other than in connection with the exercise of registration rights under the registration rights agreement described in this prospectus to the extent such exercise of registration rights does not result in the public filing of a registration statement during the restricted period by the company. See “Certain Relationships and Related Party Transactions—Registration Rights Agreement.”
The lock-up restrictions described in the immediately preceding paragraph are subject to specified exceptions, including the following:
•
transactions by any person other than us relating to common shares or other securities acquired in open market transactions after the completion of the offering of the common shares; provided that no filing under Section 16(a) of the Exchange Act, is required or voluntarily made in connection with subsequent sales of the common shares or other securities acquired in such open market transactions;

•
under certain circumstances, transfers of common shares or any security convertible into common shares by natural persons by will or intestacy, as a bona fide gift or for bona fide estate planning purposes, to any trust for the direct or indirect benefit of such natural person or the immediate family of such natural person, to immediate family members of such natural person or to any nominee or custodian of any such persons or entities; shares; provided that no filing under Section 16(a) of the Exchange Act, is required or voluntarily made in connection with such subsequent transfers or distributions other than in in case of a transfer by will or intestacy;

•
transfers of common shares or any security convertible into common shares by operation of law, including pursuant to an order of a court (including a final domestic order, divorce settlement, divorce decree or separation agreement or other order) or a regulatory authority;

•
if the undersigned is not a natural person, distributions or transfers of common shares or any security convertible into common shares to any (i) corporation, partnership, limited liability company, trust or other entity, in each case, that (A) controls, or is controlled by or is under common control with, such person or the immediate family of such person, or (B) is otherwise a direct or indirect affiliate (as defined in Rule 405 promulgated under the Securities Act) of the undersigned, or (ii) investment fund or other entity controlling, controlled by, managing or managed by or under common control with the undersigned or affiliates of the undersigned (including, for the avoidance of doubt, where the undersigned is a partnership, to its general partner or a successor partnership or fund, or any other funds managed by such partnership) or (b) as part of a distribution, transfer or disposition by such person to its stockholders, partners (including any limited partners), members or other equity holders employee or to the company;

•
the establishment of a trading plan on behalf of a shareholder, officer or director of the Company pursuant to Rule 10b5-1 under the Exchange Act for the transfer of common shares, provided that (i) such plan does not provide for the transfer of common shares during the restricted period and (ii) to the extent a public announcement or filing under the Exchange Act, if any, is required of or voluntarily made by the Company regarding the establishment of such plan, such announcement or filing shall include a statement to the effect that no transfer of common shares may be made under such plan during the restricted period;

•
the issuance by the Company of common shares upon the exercise of an option or a warrant or the conversion of a security outstanding on the date of this prospectus of which the underwriters have been advised in writing;

•
a bona fide third party tender offer, merger, consolidation or other similar transaction that is approved by the board of directors of the company (or a duly authorized committee thereof) involving a change of control of the company in which the acquiring party becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) of more than 50% of the total voting power of the common shares of the company following such transaction; or

•
the sale of common shares to the underwriters pursuant to the underwriting agreement.

Morgan Stanley & Co. LLC and J.P. Morgan Securities LLC, in their sole discretion, may release the common shares and other securities subject to the lock-up agreements described above in whole or in part at any time. See also “Shares Eligible for Future Sale—Lock-Up Agreements.”
In order to facilitate the offering of the common shares, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common shares. Specifically, the underwriters may sell more shares than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of shares available for purchase by the underwriters under the over-allotment option. The underwriters can close out a covered short sale by exercising the over-allotment option or purchasing shares in the open market. In determining the source of shares to close out a covered short sale, the underwriters will consider, among other things, the open market price of shares compared to the price available under the over-allotment option. The underwriters may also sell shares in excess of the over-allotment option, creating a naked short position. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common shares in the open market after pricing that could adversely affect investors who purchase in this offering. As an additional means of facilitating this offering, the underwriters may bid for, and purchase, common shares in the open market to stabilize the price of the common shares. These activities may raise or maintain the market price of the common shares above independent market levels or prevent or retard a decline in the market price of the common shares. The underwriters are not required to engage in these activities and may end any of these activities at any time.
We, the selling shareholder and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.
A prospectus in electronic format may be made available on websites maintained by one or more underwriters, or selling group members, if any, participating in this offering. The representatives may agree to allocate a number of common shares to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters that may make Internet distributions on the same basis as other allocations.
The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they received or will receive customary fees and expenses. In addition, certain of the underwriters or their respective affiliates are also acting or have acted as lenders under the existing credit facilities of WS Audiology Group.
In addition, in the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve our securities and instruments. The underwriters and their respective affiliates may also make investment recommendations or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long or short positions in such securities and instruments.
Directed Share Program
At our request, the underwriters have reserved for sale at the initial public offering price up to 811,000 common shares for certain employees, directors and other persons associated with us who have expressed an interest in purchasing common shares in the offering. The number of common shares available for sale to the general public in the offering will be reduced to the extent these persons purchase the directed shares in the program. Any directed shares not so purchased will be offered by the underwriters to the general public on the same terms as the other common shares. Except for certain participants who have entered into lock-up agreements as contemplated above, each person buying common shares through the directed share program shall have no restriction regarding transferring common shares purchased in the directed share program. For those participants who have entered into lock-up agreements as contemplated above, the lock-up agreements contemplated therein shall govern with respect to their purchases of common shares in the program. Morgan Stanley & Co. LLC and J.P. Morgan Securities LLC in their sole discretion may release any of the securities subject to these lock-up agreements at any time. We have agreed to indemnify the underwriters against certain liabilities and expenses, including liabilities under the Securities Act, in connection with sales of the directed shares.
Pricing of the Offering
Prior to this offering, there has been no public market for our common shares. The initial public offering price was determined by negotiations between us and the representatives. Among the factors considered in determining the initial public offering price were our future prospects and those of our industry in general, our sales, earnings and certain other financial and operating information in recent periods, and the price-earnings ratios, price-sales ratios, market prices of securities, and certain financial and operating information of companies engaged in activities similar to ours.
Selling Restrictions
Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published, in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.
European Economic Area
In relation to each Member State of the EEA (each, a “Relevant State”), no common shares have been offered or will be offered pursuant to the offering to the public in that Relevant State prior to the publication of a prospectus in relation to the common shares which has been approved by the competent authority in that Relevant State or, where appropriate, approved in another Relevant State and notified to the competent authority in that Relevant State, all in accordance with the Prospectus Regulation, except that offers of common shares may be made to the public in that Relevant State at any time under the following exemptions under the Prospectus Regulation:
(a)
to any legal entity which is a qualified investor as defined under the Prospectus Regulation;

(b)
to fewer than 150 natural or legal persons (other than qualified investors as defined under the Prospectus Regulation), subject to obtaining the prior consent of the representatives for any such offer; or

(c)
in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

provided that no such offer of common shares shall require us or any of our representatives to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation.
Each person located in a Relevant State to whom any offer of common shares is made or who receives any communication in respect of an offer of common shares, or who initially acquires any common shares, will be deemed to have represented, warranted, acknowledged and agreed to and with us and each underwriter that (1) it is a “qualified investor” within the meaning of Article 2(e) of the Prospectus Regulation; and (2) in the case of any common shares acquired by it as a financial intermediary as that term is used in Article 1(4) of the Prospectus Regulation, the common shares acquired by it in the offer have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant State other than qualified investors, as that term is defined in the Prospectus Regulation, or in circumstances in which the prior consent of the representatives has been given to the offer or resale, or where common shares have been acquired by it on behalf of persons in any Relevant State other than qualified investors, the offer of those common shares to it is not treated under the Prospectus Regulation as having been made to such persons.
We, the underwriters and our and their respective affiliates will rely upon the truth and accuracy of the foregoing representations, acknowledgments and agreements.
This prospectus has been prepared on the basis that any offer of common shares in any Relevant State will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of common shares. Accordingly, any person making or intending to make an offer in that Relevant State of common shares which are the subject of the offering contemplated in this prospectus may only do so in circumstances in which no obligation arises for us or any of underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Regulation in relation to such offer. Neither we nor the underwriters have authorized, nor do they authorize, the making of any offer of common shares in circumstances in which an obligation arises for us or the underwriters to publish a prospectus for such offer.
For the purposes of this provision, the expression an “offer to the public” in relation to any shares in any Relevant State means the communication in any form and by any means of sufficient information on the terms of the offer and any common shares to be offered so as to enable an investor to decide to purchase or subscribe for any common shares; and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129 (as amended).

United Kingdom
No common shares have been offered or will be offered pursuant to the offering to the public in the United Kingdom prior to the publication of a prospectus in relation to the common shares which has been approved by the Financial Conduct Authority, except that the common shares may be offered to the public in the United Kingdom, at any time:
(a)
to any legal entity which is a “qualified investor” as defined under the UK Prospectus Regulation;

(b)
to fewer than 150 natural or legal persons (other than “qualified investors” as defined under the UK Prospectus Regulation), subject to obtaining the prior consent of the underwriters for any such offer; or

(c)
in any other circumstances falling within section 86 of the Financial Services and Markets Act 2000 (as amended, the “FSMA”),

provided that no such offer of common shares shall result in a requirement for us or any underwriter to publish a prospectus pursuant to section 85 of the FSMA or a supplemental prospectus pursuant to Article 23 of the UK Prospectus Regulation.
Each person located in the United Kingdom to whom any offer of common shares is made or who receives any communication in respect of an offer of common shares, or who initially acquires any common shares, will be deemed to have represented, warranted, acknowledged and agreed to and with us and each underwriter that (1) it is a “qualified investor” within the meaning of Article 2(e) of the UK Prospectus Regulation; and (2) in the case of any common shares acquired by it as a financial intermediary as that term is used in Article 1(4) of the UK Prospectus Regulation, the common shares acquired by it in the offer have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in the United Kingdom other than qualified investors, as that term is defined in the UK Prospectus Regulation, or in circumstances in which the prior consent of the representatives has been given to the offer or resale, or where common shares have been acquired by it on behalf of persons in the United Kingdom other than qualified investors, the offer of those common shares to it is not treated under the UK Prospectus Regulation as having been made to such persons.
We, the underwriters and our and their respective affiliates will rely upon the truth and accuracy of the foregoing representations, acknowledgments and agreements.
This prospectus has been prepared on the basis that any offer of common shares in the United Kingdom will be made pursuant to an exemption under section 86 of the FSMA from the requirement to publish a prospectus for offers of common shares. Accordingly, any person making or intending to make an offer in the United Kingdom of common shares which are the subject of the offering contemplated in this prospectus may only do so in circumstances in which no obligation arises for us or any of underwriter to publish a prospectus pursuant to section 85 of the FSMA in relation to such offer. Neither we nor the underwriters have authorized, nor do they authorize, the making of any offer of common shares in circumstances in which an obligation arises for us or the underwriters to publish a prospectus for such offer.
For the purposes of this provision, the expression an “offer to the public” in relation to any common shares in the United Kingdom means the communication in any form and by any means of sufficient information on the terms of the offer and any common shares to be offered so as to enable an investor to decide to purchase or subscribe for any common shares, and the expression “UK Prospectus Regulation” means Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018.
Each underwriter has represented and agreed that:
(a)
it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity within the meaning of

Section 21 of the FSMA received by it in connection with the issue or sale of our common shares in circumstances in which Section 21(1) of the FSMA does not apply to us; and
(b)
it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to our common shares in, from or otherwise involving the United Kingdom.

Canada
The common shares may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the common shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.
Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.
Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.
Australia
No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission (“ASIC”), in relation to the offering. This prospectus does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the “Corporations Act”), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.
Any offer in Australia of the common shares may only be made to persons (the “Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the common shares without disclosure to investors under Chapter 6D of the Corporations Act.
The common shares applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring shares must observe such Australian on-sale restrictions.
This prospectus contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Switzerland
This document is not intended to constitute an offer or solicitation to purchase or invest in the securities. The securities may not be publicly offered, directly or indirectly, in Switzerland within the meaning of the Swiss Financial Services Act (“FinSA”) and no application has or will be made to admit the securities to trading on any trading venue (exchange or multilateral trading facility) in Switzerland. Neither this document nor any other offering or marketing material relating to the securities constitutes a prospectus pursuant to the FinSA, and neither this document nor any other offering or marketing material relating to the securities may be publicly distributed or otherwise made publicly available in Switzerland.
Japan
No registration pursuant to Article 4, paragraph 1 of the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) (the “FIEL”) has been made or will be made with respect to the solicitation of the application for the acquisition of the common shares.
Accordingly, the common shares have not been, directly or indirectly, offered or sold and will not be, directly or indirectly, offered or sold in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan) or to others for re-offering or re-sale, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan except pursuant to an exemption from the registration requirements, and otherwise in compliance with, the FIEL and the other applicable laws and regulations of Japan.
For Qualified Institutional Investors (“QII”)
Please note that the solicitation for newly-issued or secondary securities (each as described in Paragraph 2, Article 4 of the FIEL) in relation to the common shares constitutes either a “QII only private placement” or a “QII only secondary distribution” (each as described in Paragraph 1, Article 23-13 of the FIEL). Disclosure regarding any such solicitation, as is otherwise prescribed in Paragraph 1, Article 4 of the FIEL, has not been made in relation to the common shares. The common shares may only be transferred to QIIs.
For Non-QII Investors
Please note that the solicitation for newly-issued or secondary securities (each as described in Paragraph 2, Article 4 of the FIEL) in relation to the common shares constitutes either a “small number private placement” or a “small number private secondary distribution” (each as is described in Paragraph 4, Article 23-13 of the FIEL). Disclosure regarding any such solicitation, as is otherwise prescribed in Paragraph 1, Article 4 of the FIEL, has not been made in relation to the common shares. The common shares may only be transferred en bloc without subdivision to a single investor.
Dubai International Financial Centre
This prospectus relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus nor taken steps to verify the information set forth herein and has no responsibility for the prospectus. The common shares to which this prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the common shares offered should conduct their own due diligence on the common shares. If you do not understand the contents of this prospectus you should consult an authorized financial advisor.
Hong Kong
The common shares may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies

(Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong), or the Companies (Winding Up and Miscellaneous Provisions) Ordinance, or which do not constitute an invitation to the public within the meaning of the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong), or the Securities and Futures Ordinance, or (ii) to “professional investors” as defined in the Securities and Futures Ordinance and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance, and no advertisement, invitation or document relating to the common shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” in Hong Kong as defined in the Securities and Futures Ordinance and any rules made thereunder.
Singapore
This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the common shares may not be circulated or distributed, nor may the common shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor (as defined under Section 4A of the Securities and Futures Act, Chapter 289 of Singapore, or the SFA) under Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to conditions set forth in the SFA.
Where the common shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor, the securities (as defined in Section 239(1) of the SFA) of that corporation shall not be transferable for 6 months after that corporation has acquired the common shares under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer in that corporation’s securities pursuant to Section 275(1A) of the SFA, (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore, or Regulation 32.
Where the common shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is a trust (where the trustee is not an accredited investor (as defined in Section 4A of the SFA)) whose sole purpose is to hold investments and each beneficiary of the trust is an accredited investor, the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferable for 6 months after that trust has acquired the common shares under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer that is made on terms that such rights or interest are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction (whether such amount is to be paid for in cash or by exchange of securities or other assets), (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32.
Singapore SFA Product Classification—In connection with Section 309B of the SFA and the Securities and Futures (Capital Markets Products) Regulations 2018 (the “CMP Regulations 2018”), the Company has determined, and hereby notifies all relevant persons (as defined in the CMP Regulations 2018), that the common shares are “prescribed capital markets products” (as defined in the CMP Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Korea
The common shares offered by this prospectus have not been and will not be registered under the Financial Investments Services and Capital Markets Act of Korea and the decrees and regulations thereunder (the “FSCMA”), and the common shares have been and will be offered in Korea as a private placement under the FSCMA. None of the common shares may be offered, sold or delivered directly or indirectly, or offered or sold to any person for re-offering or resale, directly or indirectly, in Korea or to any resident of Korea except pursuant to the applicable laws and regulations of Korea, including the FSCMA and the Foreign Exchange Transaction Law of Korea and the decrees and regulations thereunder (the “FETL”). Furthermore, the purchaser of the common shares will comply with all applicable regulatory requirements (including but not limited to requirements under the FETL) in connection with the purchase of the common shares. By the purchase of the common shares, the relevant holder thereof will be deemed to represent and warrant that if it is in Korea or is a resident of Korea, it purchased the common shares pursuant to the applicable laws and regulations of Korea.
India
This prospectus has not been and will not be registered as a prospectus with any registrar of companies in India. This prospectus has not been and will not be reviewed or approved by any regulatory authority in India, including the Securities and Exchange Board of India, any registrar of companies in India or any stock exchange in India. This prospectus and this offering of common shares are not and should not be construed as an invitation, offer or sale of any securities to the public in India. Other than in compliance with the private placement exemptions under applicable laws and regulations in India, including the Companies Act, 2013, as amended, our common shares have not been, and will not be, offered or sold to the public or any member of the public in India. This prospectus is strictly personal to the recipient and neither this prospectus nor the offering of our common shares is calculated to result, directly or indirectly, in our common shares becoming available for subscription or purchase by persons other than those receiving the invitation or offer. Each investor is deemed to have acknowledged, represented and agreed that it is eligible to invest in our company and our common shares under applicable laws, rules and regulations in India, without the requirement to obtain any prior approval, and that it is not prohibited or prevented under any law, rule or regulation in India from acquiring, owning or selling our common shares.

SERVICE OF PROCESS AND ENFORCEMENT OF CIVIL LIABILITIES UNDER
U.S. SECURITIES LAWS
We are incorporated under the laws of the Netherlands and the majority of our directors reside outside the United States. The majority of our assets and those of our directors are located outside the United States. It may not be possible for investors to effect service of process within the United States upon us or our non-U.S. resident directors or executive officers or to collect and enforce judgments obtained against us or them in the United States, including judgments predicated upon the civil liability provisions of the federal securities laws of the United States.
If a judgment is obtained in a U.S. court against us or our directors you will need to enforce such judgment in jurisdictions where we or the relevant director has assets. As a result, it could be difficult or impossible for you to bring an action against us or against these individuals outside of the United States in the event that you believe that your rights have been infringed under the applicable securities laws or otherwise. Even if you are successful in bringing an action of this kind, the laws outside of the United States could render you unable to enforce a judgment against our assets or the assets of our directors. While the enforceability of U.S. court judgments outside the United States is described below for the Netherlands, you should consult with your own advisors as needed to enforce a judgment in the Netherlands or elsewhere outside the United States.
There is currently no treaty between the United States and the Netherlands for the mutual recognition and enforcement of judgments (other than arbitration awards) in civil and commercial matters. Therefore, a final judgment for the payment of money rendered by any federal or state court in the United States based on civil liability, whether or not predicated solely upon the U.S. federal securities laws, would not be automatically be recognized or enforceable in the Netherlands unless the underlying claim is relitigated before a Dutch court of competent jurisdiction. Under current practice, however, a Dutch court will generally, subject to compliance with certain procedural requirements, recognize and give effect to the judgment if such judgment (i) is a final judgment and has been rendered by a court which has established its jurisdiction on the basis of internationally accepted grounds of jurisdiction, (ii) has not been rendered in violation of principles of proper procedure (behoorlijke rechtspleging), (iii) is not contrary to the public policy of the Netherlands, and (iv) is not incompatible with (a) a prior judgment of a Dutch court rendered in a dispute between the same parties, or (b) a prior judgment of a foreign court rendered in a dispute between the same parties, concerning the same subject matter and based on the same cause of action, provided that such prior judgment is capable of being recognized in the Netherlands. Dutch courts may deny the recognition and enforcement of punitive damages or other awards. If a Dutch court upholds and regards as conclusive evidence the final judgment of the U.S. court, the Dutch court will generally grant the same judgment without litigating again on the merits.
Moreover, a Dutch court may reduce the amount of damages granted by a U.S. court and recognize damages only to the extent that they are necessary to compensate actual losses or damages. Enforcement and recognition of judgments of U.S. courts in the Netherlands are solely governed by the provisions of the Dutch Code of Civil Procedure (Wetboek van Burgerlijke Rechtsvordering). Based on the foregoing, there can be no assurance that U.S. investors will be able to enforce any judgments obtained in U.S. courts in civil and commercial matters, including judgments under the U.S. federal securities.
Dutch civil procedure differs substantially from U.S. civil procedure in a number of respects. Insofar as the production of evidence is concerned, U.S. law and the laws of several other jurisdictions based on common law provide for pre-trial discovery, a process by which parties to the proceedings may prior to trial compel the production of documents by adverse or third parties and the deposition of witnesses. Evidence obtained in this manner may be decisive in the outcome of any proceeding. Such pre-trial discovery process does not exist under Dutch law. In the event directors or other third parties are liable towards a Dutch company, only the company itself can bring a civil action against those parties. The individual shareholders do not have the right to bring an action on behalf of the company. Only in the event that the cause for the liability of a third party to the company also constitutes a tortious act directly against a shareholder, such shareholder has an individual right of action against such third party in its own name. The Dutch Civil Code does provide for the possibility to initiate such actions collectively and a foundation or an association whose objective is to protect the rights of a group of persons having similar interests can institute a collective action. The collective action itself does not result in an order for payment of monetary damages but may only result in a declaratory judgment

(verklaring van recht). To obtain compensation for damages, individual claimants can base their claim on the declaratory judgment obtained by the foundation or association but they still need to individually sue the defendant for damages. Alternatively, in order to obtain compensation for damages, the foundation or association and the defendant may reach—often on the basis of such declaratory judgment—a settlement. A Dutch court may declare the settlement agreement binding upon all injured parties with an opt-out choice for an individual injured party. An individual injured party may also itself institute a civil claim for damages.
LEGAL MATTERS
The validity of the issuance of the common shares offered by this prospectus and certain other legal matters relating to this offering as to Dutch law will be passed upon for us by Stibbe N.V. Certain legal matters relating to this offering will be passed upon for us by Simpson Thacher & Bartlett LLP, as to matters of U.S. Federal and New York State law. Certain legal matters relating to this offering will be passed upon for the underwriters by Latham & Watkins LLP, as to matters of U.S. Federal and New York State law.
EXPERTS
The combined financial statements of the hear.com group as of September 30, 2020 and 2019, and October 1, 2018 and for each of the years in the two-year period ended September 30, 2020 have been audited by RSM US LLP, an independent registered public accounting firm, as stated in their report thereon, and included in this prospectus and registration statement in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.
WHERE YOU CAN FIND ADDITIONAL INFORMATION
We have filed with the SEC a registration statement on Form F-1 under the Securities Act with respect to the common shares offered by this prospectus. This prospectus is a part of the registration statement and does not contain all of the information set forth in the registration statement and its exhibits and schedules, portions of which have been omitted as permitted by the rules and regulations of the SEC. For further information about us and our common shares, you should refer to the registration statement and its exhibits and schedules.
Upon the consummation of this offering, we will become subject to the informational requirements of the Exchange Act. Accordingly, we will be required to file reports and other information with the SEC, including annual reports on Form 20-F and reports on Form 6-K. We will file a Form 20-F annual report with the SEC within four months following the end of our fiscal year. Our filings with the SEC will be available to the public on the SEC’s website at http://www.sec.gov. Those filings will also be available to the public on, or accessible through, our website under the heading “Investor Relations” at www.hear.com. The information we file with the SEC or contained on or accessible through our corporate website or any other website that we may maintain is not part of this prospectus or the registration statement of which this prospectus is a part.
As a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements, and our directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

Report of Independent Registered Public Accounting Firm
To the Management of audibene GmbH:
Opinion on the Financial Statements
We have audited the accompanying combined balance sheets of audibene GmbH, Berlin, and its direct subsidiaries, as well as Hear.com LLC, USA, Soundrise Hearing Solutions Private Limited, India, and Hear.com Korea Limited, South Korea, all being indirect subsidiaries of WS Audiology S/A, Lynge, Denmark (collectively, hear.com or the Company) as of September 30, 2020 and 2019 and October 1, 2018, and the combined statements of comprehensive loss, changes in equity and cash flows for each of the two fiscal years in the period ended September 30, 2020 and the related notes to the combined financial statements (collectively, the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of September 30, 2020 and 2019 and October 1, 2018, and the results of its operations and its cash flows for each of the two fiscal years in the period ended September 30, 2020 in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ RSM US LLP
We have served as the Company’s auditor since 2020.
Ft. Lauderdale, Florida
February 5, 2021

Combined Balance Sheets
		September 30,		October 1, 2018
(in thousands of EUR)	Note	2020	2019
Assets
Current assets
Cash and cash equivalents	11	4,121	930	1,022
Trade receivables, net	12	30,377	25,094	19,120
Receivables from WS Audiology group companies	27	5	61	29
Other current financial assets	13	1,772	778	511
Inventories, net	14	10,756	8,027	8,289
Income tax receivables		118	0	28
Other current assets	15	3,036	2,580	1,844
Total current assets		50,185	37,470	30,843
Non-current assets
Intangible assets, net	16	12,573	7,875	5,181
Property and equipment, net	17	4,214	1,725	1,614
Right-of-use assets, net	18	5,997	5,221	4,902
Trade receivables, net	12	8,821	3,455	224
Other financial assets	13	1,432	1,080	350
Total non-current assets		33,037	19,356	12,271
Total assets		83,222	56,826	43,114
Liabilities and Equity
Current liabilities
Trade payables	20	21,130	15,146	9,665
Liabilities to WS Audiology group companies	27	1,270	804	122
Current lease liabilities	31	1,413	1,222	920
Income tax liabilities		63	—	—
Other current liabilities	22	10,010	7,070	4,090
Total current liabilities		33,886	24,242	14,797
Non-current liabilities
Liabilities to WS Audiology group companies	27	133,164	98,369	75,206
Lease liabilities	31	4,907	4,114	3,982
Provisions	21	115	34	54
Other liabilities	22	1,247	959	422
Total non-current liabilities		139,433	103,476	79,664
Total liabilities		173,319	127,718	94,461
Equity	24
Net assets attributable to WS Audiology		(92,545)	(69,555)	(52,278)
Currency translation differences		2,448	(1,337)	931
Total equity		(90,097)	(70,892)	(51,347)
Total liabilities and equity		83,222	56,826	43,114
The accompanying notes are an integral part of the combined financial statements

Combined Statements of Comprehensive Loss
		Fiscal year ended September 30,
(in thousands of EUR)	Note	2020	2019
Revenue	3	151,090	119,668
Operating expenses
Cost of revenue, excluding depreciation and amortization	4	(73,427)	(59,077)
Marketing and selling expenses	5	(78,865)	(62,926)
General and administrative expenses	6	(10,096)	(6,987)
Depreciation and amortization	7	(5,516)	(3,526)
Other operating income, net	8	301	198
Loss from operations		(16,513)	(12,650)
Interest income	9	1,124	205
Interest expenses	9	(7,153)	(5,068)
Other financial income (expense), net	9	(439)	156
Loss before income taxes		(22,981)	(17,357)
Income tax expense	10	(130)	(41)
Net loss		(23,111)	(17,398)
Other comprehensive income (loss)
Items that may be reclassified to profit or loss
Currency translation differences
Change in unrealized gains and (losses), net	2	3,785	(2,268)
Total other comprehensive income (loss)		3,785	(2,268)
Total comprehensive loss		(19,326)	(19,666)
The accompanying notes are an integral part of the combined financial statements

Combined Statements of Changes in Equity
(in thousands of EUR)	Note	Net assets attributable to WS Audiology	Currency translation differences	Total equity attributable to WS Audiology
Balance at October 1, 2018		(52,278)	931	(51,347)
Net loss for the period		(17,398)	—	(17,398)
Other comprehensive loss for the period	2	—	(2,268)	(2,268)
Total comprehensive loss for the period		(17,398)	(2,268)	(19,666)
Other transactions with shareholders	24	121	—	121
Balance at September 30, 2019		(69,555)	(1,337)	(70,892)
Balance at October 1, 2019		(69,555)	(1,337)	(70,892)
Net loss for the period		(23,111)	—	(23,111)
Other comprehensive income for the period	2	—	3,785	3,785
Total comprehensive (loss) income for the period		(23,111)	3,785	(19,326)
Other transactions with shareholders	24	121	—	121
Balance at September 30, 2020		(92,545)	2,448	(90,097)
The accompanying notes are an integral part of the combined financial statements

Combined Statements of Cash flows
		Fiscal year ended September 30,
(in thousands of EUR)	Note	2020	2019
Cash flows from operating activities
Net loss		(23,111)	(17,398)
Adjustments to reconcile net loss to net cash used in operating activities
Amortization and depreciation	7	3,969	2,424
Depreciation of right-of-use assets	7	1,547	1,102
Income tax expense	10	130	41
Interest expense, net		6,029	4,863
Other non-cash expense, net		20	54
Change in current assets and liabilities
(Increase) decrease in inventories		(3,020)	207
Increase in trade and other receivables		(6,738)	(5,172)
Increase in other current assets		(1,659)	(965)
Increase in trade payables		7,236	5,679
Increase in other current liabilities and provisions		3,486	2,821
Decrease in other assets and liabilities, net		(5,487)	(3,442)
Interest received		1,124	205
Income taxes paid, net		(187)	(15)
Net cash used in operating activities		(16,661)	(9,596)
Cash flows from investing activities
Purchase of intangible assets, property and equipment, and capitalized information technology and software development costs		(11,393)	(5,177)
Net cash used in investing activities		(11,393)	(5,177)
Cash flows from financing activities
Borrowings under loans and cash pool with shareholder		39,684	20,654
Other transactions with shareholder		121	121
Principal repayments of lease liabilities		(1,597)	(1,182)
Interest paid		(6,903)	(4,876)
Net cash provided by financing activities		31,305	14,717
Effect of exchange rates on cash and cash equivalents		(60)	(36)
Net increase (decrease) in cash and cash equivalents		3,191	(92)
Cash and cash equivalents at beginning of period		930	1,022
Cash and cash equivalents at end of period	11	4,121	930
The accompanying notes are an integral part of the combined financial statements

Notes to the Combined Financial Statements
1. Description of Business and Basis of Presentation
Background and description of business
Management of WS Audiology S/A, Lynge, Denmark (“WS Audiology”) is reorganizing its legal entities engaged in its online hearing care product offering, herein referred to as the hear.com business by transferring the hear.com business into a newly incorporated company, hear.com N.V., upon successful completion of an initial public offering, at which time it will be renamed to hear.com N.V.
The hear.com business being transferred into hear.com N.V. is comprised of audibene GmbH, Berlin, and its direct subsidiaries, as well as Hear.com LLC, USA, Soundrise Hearing Solutions Private Limited, India, and Hear.com Korea Limited, South Korea, all being indirect subsidiaries of WS Audiology. All of these combined legal entities have been jointly conducting hear.com activities (“hear.com”, the “hear.com Group” or the “Company”). The hear.com Group companies operate globally with headquarters in Germany and operations located in Europe, North America and Asia. The Company was founded in 2012 and is a leading online provider of hearing care, offering state-of-the-art technologies and a unique consultation approach. The hear.com Group generates revenue from the sale and finance lease of hearing aids directly to the end customer. Services, such as fittings are performed either through partner providers in their clinics or through the Company’s teleaudiology platform. The hear.com Group companies employ highly trained hearing experts covering all time-zones and cooperate with more than 5,000 partner providers in eleven countries.
hear.com Group Management has prepared these combined financial statements in accordance with International Financial Reporting Standards (“IFRS”) and the interpretations of the IFRS Interpretations Committee as issued by the International Accounting Standards Board (IASB).
The combined financial statements comprise the combined balances sheets as of September 30, 2020 and 2019, and October 1, 2018, combined statements of comprehensive loss, combined statements of changes in equity, combined statements of cash flows and notes to the combined financial statements (“Combined Financial Statements”) for the fiscal years ended September 30, 2020 and 2019.
The Combined Financial Statements have been prepared assuming that the Company will continue as a going concern, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. The Combined Financial Statements do not reflect any adjustments relating to the recoverability and classification of assets or the amounts and classification of liabilities that might be necessary if the Company is unable to continue as a going concern.
The Combined Financial Statements have been prepared and published in thousands of euro (kEUR) unless otherwise stated. Rounding differences may occur in respect of individual amounts or percentages.
The Combined Financial Statements were authorized for issue by the management of audibene GmbH on February 5, 2021.
Basis of combination
During the reporting periods presented, hear.com has not been a group of entities under the control of a parent company as defined by IFRS 10 “Consolidated Financial Statements” and therefore has not prepared consolidated or combined financial statements for internal or external reporting purposes in the past. However, the group has been under common control of an ultimate parent company during the reporting periods presented.

Notes to the Combined Financial Statements (Continued)
1. Description of Business and Basis of Presentation (Continued)
The following listing represents an overview of the legal entities that are included in these Combined Financial Statements as of the end of and for each of the reporting periods presented, and which as such reflect the hear.com business as it will be legally transferred to hear.com N.V.
Audibene GmbH (Germany)
Ihre Hörgeräte Beratung GmbH (Germany)
Audibene GmbH (Switzerland)
Hear.com-Simply Good Hearing Inc. (Canada)
Audibene B.V. (Netherlands)
Hear.com (Pty) Ltd. (South Africa)
Audiocare Hearing Experts Malaysia Sdn Bhd (Malaysia)
Hearing Experts Co. Ltd. (Thailand)
Hear.com, LLC (USA)
Soundrise Hearing Solutions Private Limited (India)
Hear.com Korea Limited (South Korea)
During the reporting periods presented, the hear.com business was solely comprised and conducted by these legal entities. These legal entities were fully dedicated to the hear.com business and operated largely independently from the rest of the WS Audiology group. Interdependencies with the WS Audiology group were primarily limited to the purchase of hearing aids, participation in the in-house banking system as well as provisioning of central service to hear.com such as treasury, tax and legal services.
All entities included in the Combined Financial Statements prepared IFRS reporting packages as of September 30, 2020 and 2019, which have been utilized in the preparation of the Combined Financial Statements.
All intercompany balances, income and expenses, and unrealized gains and losses resulting from transactions between the hear.com Group companies are generally eliminated, except for gains or losses from foreign exchange translation. Transactions between hear.com Group companies and the remaining WS Audiology group companies are accounted for and classified as related party transactions in accordance with IAS 24 “Related Party Disclosures” (IAS 24). Respective outstanding balances, including trade accounts, cash pool clearing accounts and loans, are presented as separate financial statements line items “Receivables from WS Audiology group companies” or “Liabilities to WS Audiology group companies” in the combined balance sheets, respectively. For more information see Note 27.
The Company uses a centralized approach to cash management and to finance its operations through participation in the in-house banking system within the WS Audiology group (collectively “Treasury”). Accordingly, excluding cash and cash equivalents held directly with third party banks, the Company’s cash deposits and funding are pooled directly with Treasury through cash pool clearing accounts and treated as receivables and payables with related parties. Furthermore, as no WS Audiology group debt is directly attributable to the Company, no parent level debt or interest expense has been allocated to the Combined Financial Statements. Interest earned on deposits through the cash pooling arrangements and interest payable on related party interest bearing borrowings were historically settled through the cash pooling arrangement.
Interest income on cash pooling deposits and interest expense on related party borrowings are typically based on country-specific market interest rates that, when taken together, reflect interest rates that management believes are comparable to the rates charged by third-party banks. For more information see Note 27.
The combined statements of changes in equity present the changes in equity attributable to WS Audiology in the respective reporting periods. In the periods under consideration, hear.com did not constitute a group with a parent company in accordance with IFRS 10. Therefore, “Net assets attributable to WS Audiology” is

Notes to the Combined Financial Statements (Continued)
1. Description of Business and Basis of Presentation (Continued)
shown in lieu of share capital, reserves and retained earnings. Exchange differences on currency translation of foreign operations are reported separately in accordance with IAS 1 “Presentation of Financial Statements” (IAS 1).
WS Audiology group provided some central services to hear.com, such as treasury, tax and legal services. The respective costs for such services, to the extent that they historically have been already recharged to hear.com, are included in profit or loss at their historical amounts. Any remaining costs for central services that historically have not been recharged to hear.com have been allocated to General and administrative expenses for the purpose of preparing the Combined Financial Statements using an allocation methodology management considers to be relevant and reasonable. The recharged and allocated costs may not be indicative of costs incurred had the combined entities operated on a standalone basis. Allocated amounts are deemed to be settled immediately by the shareholders and recorded as a respective withdrawal from or contribution to equity, accordingly. For further information see Notes 25 and 28.
Compliance with IFRS
As stated above, hear.com has historically neither prepared consolidated financial statements, as it has not been a group of entities as defined by IFRS 10, nor has it prepared combined financial statements in the past.
Since IFRS do not provide specific guidelines for the preparation of Combined Financial Statements, IAS 8 “Accounting Policies, Changes in Accounting Estimates and Errors” has been used for the preparation of the Combined Financial Statements. Management uses judgment in developing and applying accounting policies in order to produce information that is relevant to users, reliable and free from bias, and complete in all material respects. In doing so, management also considered IAS 8.12, which requires the consideration of the most recent pronouncements of other standard setting bodies, other financial reporting requirements and recognized industry practices.
Management applies IFRS 1 “First-time Adoption of International Financial Reporting Standards” (IFRS 1) for the group of companies that comprise the hear.com business, and in turn constitute the reporting entity, for which information relevant to users can be prepared.
As the hear.com Group has not been included in the consolidated financial statements of the same ultimate parent company covering all historical periods covered in these financial statements, predecessor IFRS values could not be used. These Combined Financial Statements therefore have been prepared in accordance with IFRS 1.D16 (b) for the first time under consideration of the IFRS effective for periods ending as of September 30, 2020. The Company’s date of transition to IFRS is October 1, 2018, for which an opening balance sheet is presented. Likewise, the Company applied the standards effective for periods ended September 30, 2020 in preparing that opening balance sheet. Exceptions or exemptions to the retrospective application of IFRS 16 “Leases” (IFRS 16) used under IFRS 1 are discussed with the respective accounting policy on “Leases, As a lessee, First-time Adoption” in Note 2.
Since the Company has never prepared consolidated or combined financial statements under local GAAP, no reconciliation of profit and loss and equity to IFRS has been included in these Combined Financial Statements.
2. Summary of Significant Accounting Policies
Use of Estimates and Critical Judgments
The preparation of the Combined Financial Statements requires management to make estimates, assumptions and judgments that affect the amount and recognition of the reported assets and liabilities, as well as the recognition of revenue and expenses. Even though these estimates, assumptions and judgments were made to the best of management’s knowledge, actual amounts can deviate. Such estimates include revenue

Notes to the Combined Financial Statements (Continued)
2. Summary of Significant Accounting Policies (Continued)
recognition, right of returns and allowance for lifetime expected credit losses and such judgments include capitalized internal-use software and determination of useful lives of property and equipment. The estimates, assumptions and judgments are reviewed on an ongoing basis. Necessary adjustments are recognized prospectively.
Foreign Currency Transactions and Translation
The financial position and results of operations for each of the entities included in the Combined Financial Statements are determined using the local currency as the functional currency. Foreign exchange differences arising from transactions and balances denominated in currencies other than the functional currency are generally recognized in profit or loss of the respective entity and reported in other financial expenses in the combined statements of comprehensive loss.
The reporting currency of the Combined Financial Statements is the Euro (EUR). The assets and liabilities of foreign operations, where the functional currency is other than the EUR, are translated using period-end exchange rates. The income and expenses of foreign operations are translated into EUR at the average of the exchange rate for each respective month during the fiscal year. Differences arising from such translations are recognized in the other comprehensive income or loss through equity. Cash flows are translated at the average exchange rate for each respective month during the year, whereas cash and cash equivalents are translated at the exchange rate of the reporting period date.
The exchange rates of the currencies of non-EUR countries used in the preparation of the Combined Financial Statements were as follows:
		Average rate per 1 EUR		Period-end rate per 1 EUR
		2020	2019	Sep 30, 2020	Sep 30, 2019	Oct 01, 2018
Danish krone	DKK	7.4614	7.4639	7.4462	7.4662	7.4564
Indian rupee	INR	82.2924	79.5474	86.2990	77.1615	83.9160
Japanese yen	JPY	120.7182	124.2167	123.7600	117.5900	131.2300
Canadian dollar	CAD	1.5063	1.4999	1.5676	1.4426	1.5064
Malaysian ringgit	MYR	4.7217	4.6770	4.8653	4.5592	4.7890
Swiss franc	CHF	1.0749	1.1226	1.0804	1.0847	1.1316
Singapore dollar	SGD	1.5495	1.5423	1.6035	1.5060	1.5839
South African rand	ZAR	18.1845	16.1668	19.7092	16.5576	16.4447
South Korean won	KRW	1,337.3398	1,300.0862	1,368.5100	1,304.8300	1,285.7500
Thai baht	THB	34.9513	35.7766	37.0790	33.3150	37.4480
US dollar	USD	1.1199	1.1290	1.1708	1.0889	1.1576
Segment information
Operating segments are defined as components of an entity for which separate financial information is available and this financial information is evaluated regularly by the chief operating decision maker for the purpose of performance assessment and resource allocation. The Company’s chief operating decision makers manage the Company on the basis of identified operating segments at the level of Europe, North America and Rest of World.
Cash and cash equivalents
Cash represents cash balances at different banks and cash at hand, legally owned by the Company. The Company considers all highly liquid short-term investments with an original maturity of three months or less

Notes to the Combined Financial Statements (Continued)
2. Summary of Significant Accounting Policies (Continued)
to be cash equivalents, except deposits pooled with Treasury. Due to the short-term maturity of such investments, the carrying amounts are a reasonable estimate of fair value. Cash and cash equivalents are stated at their nominal value.
Fair Value Measurements
Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date in the principal or, in its absence, the most advantageous market to which the Company has access at that date. The fair value of a liability reflects its non-performance risk.
Based on the input parameters used for valuation, the fair values have to be assigned to one of the following levels of the fair value hierarchy:
•
Level 1:   Quoted (unadjusted) market prices in active markets for identical assets and liabilities,

•
Level 2:   Inputs other than quoted prices included within level 1 that are observable for the asset or liability, either directly (that is, as prices) or indirectly (that is, derived from prices), and

•
Level 3:   Inputs for the asset or liability that are not based on observable market data (that is, unobservable inputs).

For further information see Note 31 and the policy related to financial instruments below.
Trade receivables
Trade receivables are measured at amortized cost less allowance for lifetime expected credit losses. For further information on expected credit losses see Note 31 and the respective accounting policy on “Financial instruments, Financial assets” in this Note.
To measure the expected credit losses, trade receivables have been grouped based on shared credit risk characteristics and the days past due. For trade receivables that are considered credit impaired, the expected credit loss is determined individually.
Trade receivables are written off when all possible options have been exhausted and there is no reasonable expectation of recovery.
Inventories
Inventories are measured at the lower of cost or net realizable value. Cost of inventory is based on specific identification for each hearing aid. The cost of accessories are generally determined based on first-in-first-out (FIFO). Costs comprise the cost of merchandise.
Net realizable value is the estimated selling price in the ordinary course of business, less the estimated costs of selling.
Intangible assets
Intangible assets are primarily comprised of internally developed software, accounted for in accordance with IAS 38 “Intangible Assets.”
Development projects that are clearly defined and identifiable, where the technical feasibility of completion, availability of adequate resources to complete, existence of probable future economic benefits can be demonstrated, and where the Company has the intent to apply the product or process in question are capitalized as intangible assets. Other development costs are recognized as costs in the income statement as

Notes to the Combined Financial Statements (Continued)
2. Summary of Significant Accounting Policies (Continued)
incurred. The costs of development projects comprise all directly attributable costs including wages, salaries, external consultants, rent, materials and services and other costs. Intangible assets are measured at cost less accumulated amortization and impairment.
The estimated useful life and amortization method are reviewed at the end of each reporting period, with the effect of any changes in estimate being accounted for on a prospective basis.
Property and equipment
Property and equipment are measured at cost less accumulated depreciation and impairment, if any. Cost comprises the purchase price and costs directly attributable to bringing the asset to its location and condition necessary for its intended use. In addition, the initial estimate of the costs related to dismantling and removing the asset and restoring the site on which the asset is located are added to the cost, if relevant. Where individual components of an item of property and equipment, that is material, have different useful lives, they are accounted for as separate items, and depreciated separately.
If the expected useful life of an asset changes, the effect on depreciation is recognized prospectively as a change in accounting estimates.
Depreciation, amortization and impairment
Depreciation and amortization
Depreciation of property and equipment and amortization of intangible assets are recognized on a straight-line basis over the expected useful life of the asset, estimated as follows:
Intangible assets
Internally generated intangible assets	5 years
Licenses, software and other purchased intangible assets	5 years
Property, plant and equipment
Leasehold improvements	8 years
Operating and office equipment	4 years
Depreciation and amortization expense are reported in a separate line item in the combined statements of comprehensive loss, including the depreciation of the right-of-use assets from lease agreements.
Impairment
Intangible assets and property and equipment are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. If assets do not generate cash flows that are largely independent of those from other assets or groups of assets, the impairment test is performed at the level of the cash-generating unit (“CGU”) to which the asset belongs.
Recoverability of assets is measured by comparing the carrying amount of the asset or CGU with the recoverable amount, which is the higher of the asset or CGU’s value in use and its fair value less costs to sell.
If the carrying amount of an asset, or of the CGU to which the asset belongs, is higher than its recoverable amount, the carrying amount is reduced to the recoverable amount, and an impairment loss is recognized in the combined statements of comprehensive loss.

Notes to the Combined Financial Statements (Continued)
2. Summary of Significant Accounting Policies (Continued)
Leases
As a lessee
General policy
On the date of inception the Company recognizes a right-of-use asset and a lease liability for the present value of future lease payments. The right-of-use asset corresponds to the present value at lease inception, adjusted for the payments made before the commencement date, plus initial direct costs incurred and estimated costs to dismantle or restore the underlying asset. The Company’s leases primarily include real estate and vehicle contracts. The term of lease contracts are typically fixed periods of 6 months to 8 years, with renewal options for many of the leases.
The right-of-use asset is depreciated on a straight-line basis over the useful life of the underlying asset, adjusted by impairments. The useful life of the right-of-use asset is the shorter of the asset’s economic useful life or the lease term.
The lease liability is measured at the present value of the lease payments that are not yet paid. The lease payments are discounted using the interest rate implicit in the lease. If that rate cannot be readily determined, which is generally the case for leases, the lessee’s incremental borrowing rate is used, being the rate that the individual lessee would have to pay to borrow the funds necessary to obtain an asset of similar value to the right-of-use asset in a similar economic environment with similar terms, security and conditions. The Company applied incremental borrowing rates between 1.8% and 13.1% for the periods presented.
Leases with a useful life of less than twelve months (short-term leases) are recognized in marketing and selling expenses or general and administrative expenses, depending on the use of the asset. The Company recognizes the lease payments associated with short-term leases as an expense on a straight-line basis over the lease term. The Company did not account for any low value leases.
First-time adoption
The Company adopted IFRS 16 using the full retrospective method. However, with respect to the application of IFRS 1”First-time Adoption of International Financial Reporting Standards” hear.com elected to apply IFRS 1.D9B (a), (b) (ii), to measure right-of-use asset at an amount equal to the lease liability, adjusted by the amount of any prepaid or accrued lease payments relating to that lease recognized in the balance sheet immediately before the date of transition to IFRS, and measure the lease liabilities at the date of transition to IFRS at the present value of the remaining lease payments, discounted using the Company’s incremental borrowing rate at the date of transition to IFRS.
Furthermore, the Company adopted the practical expedient to not apply the requirements for lease liabilities and right-of-use assets as described above to leases for which the lease term ends within 12 months of the transition to IFRS.
As a lessor
The Company offers its customers an option to lease the hearing aids. When the Company acts as a lessor it determines at lease inception whether each lease is a finance lease or an operating lease.
To classify each lease, the Company makes an overall assessment of whether the lease transfers substantially all of the risks and rewards incidental to ownership of the underlying asset. If this is the case, then the lease is a finance lease, if not, then it is an operating lease. As part of this assessment, the Company considers certain indicators such as:
•
If the lease transfers ownership of the underlying asset to the lessee by the end of the lease term,

Notes to the Combined Financial Statements (Continued)
2. Summary of Significant Accounting Policies (Continued)
•
the lessee has the option to purchase the underlying asset at a price that is expected to be sufficiently lower than the fair value at the date the option becomes exercisable for it to be reasonably certain, at the inception date, that the option will be exercised,

•
the lease term is for the major part of the economic life of the underlying asset even if title is not transferred,

•
at the inception date, the present value of the lease payments amounts to at least substantially all of the fair value of the underlying asset, and

•
the underlying asset is of such a specialized nature that only the lessee can use it without major modifications.

Based on the above indicators, the Company’s leases are classified as finance leases. The Company enters into an agreement to lease the hearing aids for a 36-month period. At the commencement date of the finance lease, the Company derecognizes the inventory that it transferred to customer and recognizes revenue based on the present value of the future lease payments, which is calculated using the interest rate implicit to the lease. This amount is measured by using the simplified impairment approach in accordance with IFRS 9 “Financial Instruments” (IFRS 9). Any expected credit loss adjustments or losses resulting from unexpected defaults or other events are recognized in marketing and selling expense. Interest received as a result of finance leases are recognized as interest income over the term of the lease.
Financial Instruments
A financial instrument is any contract that gives rise to a financial asset of one party and a financial liability or equity instrument of another party.
The Company initially recognizes financial instruments when it becomes party to the instrument. Regular purchases and sales of financial assets are recognized on the settlement date. All financial instruments are initially measured at fair value considering transaction costs that are directly attributable to their acquisition or issue.
The Company did not enter into any hedging arrangements during the periods under consideration.
Financial assets
The financial assets include cash and cash equivalents, trade receivables, from third parties and WSA group companies, and other financial assets, the latter predominantly lease receivables.
In accordance with IFRS 9 the financial assets are subsequently measured “at amortized cost” (AC), “at fair value through changes in other comprehensive income” (FVOCI) or “at fair value with changes in fair value through profit or loss” (FVTPL), whereas the lease receivables are not allocated to any of the measurement categories. The classification into one of the categories depends on the Company’s business model, taking into account the risks of the financial assets and the terms of the instrument. This comprises the assessment of whether contractually agreed cash flows are solely interest and principal payments on the principal amount outstanding.
All of the Company’s financial assets are debt instruments measured at amortized cost. A financial asset is measured at amortized cost using the effective interest method if it is held within a business model whose objective is to collect the contractual cash flows and the terms of the contract result solely in interest and principal payments on the outstanding principal amount on specified dates. Changes in value are recognized through profit or loss.
The Company recognizes an allowance for expected credit losses (“ECL”), which is based on the difference between the contractual cash flows due in accordance with the contract and all cash flows that the Company

Notes to the Combined Financial Statements (Continued)
2. Summary of Significant Accounting Policies (Continued)
expects to receive. The general impairment methodology follows a three-stage approach based on the change in the credit quality of financial assets since initial recognition (general approach). At initial recognition, debt instruments are assumed to have a low credit risk, for which a loss allowance is recognized that results from default events that are possible within the next 12-months (Stage 1: 12-months ECL). When there has been a significant increase in credit risk, the loss allowance is measured using lifetime ECL (Stage 2). If there is objective evidence of impairment (Stage 3), the Company also accounts for lifetime ECL and recognizes an impairment. For those credit exposures for which there has been a significant increase in credit risk since initial recognition, a loss allowance is required for credit losses expected over the remaining life of the exposure, irrespective of the timing of the default (a lifetime ECL). The assessment of whether lifetime ECL should be recognized is based on significant increases in the likelihood or risk of a default occurring since initial recognition. If the internal risk management and control systems do not indicate a significant increase in credit risk any earlier, the rebuttable presumption is that a significant increase in credit risk has occurred when payments are more than 90 days overdue. The Company considers the probability of defaults and continually monitors the development of the credit risk in each reporting period, considering all reasonable and supportable information and forecasts. The Company considers that there is an objective evidence of impairment if any of the following indicators are present: significant financial difficulties of the debtor, a breach of contract, granted concessions that would not otherwise be considered, probability that the debtor will enter bankruptcy or financial reorganization or default or delinquency in payments. For trade receivables the Company applies a simplified approach in calculating ECLs. Trade receivables are aggregated to determine expected credit losses based on similar risk characteristics. When applying the simplified approach, the Company does not track changes in credit risk, but instead recognizes a loss allowance based on lifetime ECLs at each reporting date. The Company has established a provision matrix that is based on its historical credit loss experience, adjusted for forward-looking factors specific to the debtors and the economic environment.
The Company considers a financial asset in default when contractual payments are 90 days past due. However, in certain cases, the Company may also consider a financial asset to be in default when internal or external information indicates that the Company is unlikely to receive the outstanding contractual amounts in full before taking into account any credit enhancements held by the Company.
Financial assets are derecognized when the rights to receive cash flows from the asset have expired, when there is no reasonable expectation of recovering the contractual cash flows, or the Company has transferred its rights to receive cash flows from the asset to a third party under a financing arrangement and the Company has transferred substantially all the risks and rewards of the asset.
Financial liabilities
The Company’s financial liabilities include trade payables, from third parties and WSA group companies, loans and borrowings from WSA group companies, lease liabilities and other financial liabilities, the latter sole from customers with credit balances.
For purposes of subsequent measurement, the Company’s financial liabilities are classified as financial liabilities at amortized cost. Financial liabilities measured at amortized cost are non-derivative financial liabilities with payments that are fixed or can be determined. Interest-bearing loans and borrowings are recognized and subsequently measured using the effective interest rate method. Gains and losses are recognized in profit or loss when the liabilities are derecognized as well as through the effective interest rate amortization process. Amortized cost is taking into account any discount or premium on acquisition and fees or costs that are an integral part of the effective interest rate calculation.
A financial liability is derecognized when the obligation under the liability is discharged or cancelled or expires. When an existing financial liability is replaced by another from the same lender on substantially different terms, or the terms of an existing liability are substantially modified, such an exchange or modification is treated as the derecognition of the original liability and the recognition of a new liability. The difference in the respective carrying amounts is recognized in the statement of profit or loss.

Notes to the Combined Financial Statements (Continued)
2. Summary of Significant Accounting Policies (Continued)
Offsetting of financial instruments
Financial assets and financial liabilities are offset and the net amount is reported in the balance sheets if there is a currently enforceable legal right to offset the recognized amounts and there is an intention to settle on a net basis, to realize the assets and settle the liabilities simultaneously.
Provisions
A provision is recognized in the balance sheet when the Company has a present legal or constructive obligation as a result of a past event, it is probable that an outflow of economic benefits will be required to settle the obligation and a reliable estimate can be made of the amount of the obligation.
Current and Deferred Tax Assets and Liabilities
Current tax assets and liabilities are measured using the tax rates and tax laws that have been enacted or substantively enacted in each jurisdiction by the end of the reporting period.
Deferred taxes are measured using the balance sheet liability method and comprises all temporary differences between the carrying amount and tax base of assets and liabilities. Deferred tax assets and tax liabilities are offset if the entity has a legally enforceable right to offset current tax liabilities and tax assets or intends either to settle current tax liabilities and tax assets or to realize the assets and settle the liabilities simultaneously.
The Company operates in a number of tax jurisdictions where tax legislation can be highly complex and subject to interpretation. Significant judgment and estimates are required in determining the worldwide accrual for income taxes, deferred tax assets and liabilities and uncertain tax positions.
Deferred tax assets are recognized to the extent that it is probable that future taxable income will be available against which the deductible temporary differences, unused tax losses and unused tax credits can be utilized. This judgment is made annually and based on budgets and business plans, including planned commercial initiatives, for the coming five years unless a longer period in certain situations (e.g., for start-up businesses) is warranted. Currently, a longer period than five years has not been applied in any of the jurisdictions in which the Company operates.
In the course of conducting business globally, tax and transfer pricing disputes with tax authorities may occur. Management judgment is applied to assess the possible outcome of such disputes. The “most probable outcome” method is used when determining whether to recognize any amounts related to such uncertain tax position. If it is probable that a tax adjustment will be required, the amount of such adjustment is measured at the most likely amount or the expected value, whichever method better predicts the resolution of the uncertain tax position.
Revenue Recognition
The Company’s revenue is primarily derived from the sale and finance lease of hearing aids directly to the end customer.
Both revenue streams qualify as contracts with customers. The revenue from the sale of hearing aids is within the scope of IFRS 15 “Revenue from Contracts with Customers” (IFRS 15) and hearing aids subject to a finance lease are within the scope of IFRS 16.
Finance lease of hearing aids
Revenue is recognized for the finance lease of hearing aids at the point in time in which control of the hearing aid is transferred to the customer (i.e., when the hearing aid has been fitted to the customer). Fittings

Notes to the Combined Financial Statements (Continued)
2. Summary of Significant Accounting Policies (Continued)
are performed by hearing care professional in the Company’s partner provider network either physically at their clinics or electronically through the Company’s teleaudiology platform. Refer to “Leases, As Lessor” for further information.
Sale of hearing aids
Revenue is recognized for the sale of hearing aids at the point in time in which control is transferred to the customer (i.e., when the hearing aids have been fitted to the customer). Fittings may be performed by a hearing care professional in the Company’s partner provider network either physically at their clinics or electronically through the Company’s teleaudiology platform. Revenue is measured at the fair value of the consideration received or receivable net of discounts, value added tax and other duties.
The Company considers whether there are other commitments in the contract that are separate performance obligations to which a portion of the transaction price needs to be allocated. The Company assesses all promised goods and services and identifies performance obligations at contract inception. Contracts with customers include a single performance obligation, which is the sale of hearing aids and accessories.
In addition to the leasing option described above, the Company also offers customers an option to purchase hearing aids with 36-month installment payments. While the Company also offers installment payment terms to its customers, these arrangements are not considered to be leases. Different from leases, installment arrangements constitute a transfer of hearing aids to customers who obtain control of the asset. For these sales contracts, a discount rate reflective of market interest rate at contract inception is used. After contract inception, the Company does not update the discount rate for changes in interest rates or other circumstances. Interest received as a result of financing are presented in interest income, separate from revenue from contracts with customers, in the statement of comprehensive loss. Any expected credit loss adjustments or losses resulting from unexpected defaults or other events are recognized in marketing and selling expense.
Other contracts the Company offers within the scope of IFRS 15 do not contain a significant financing component included in payment terms. Payments are typically due within 14 to 30 days from the invoice date.
The hearing aids are sold with a right of return; therefore, a refund liability is recognized in other current liabilities with a corresponding adjustment to revenue for those products expected to be returned. In such cases, the expected returns are estimated based on an analysis of historical experience adjusted for any known factors impacting expectations for future return rates. To the extent that the Company will be able to recover the cost of returned products, when the customers exercise their right to return, a separate right to returned products is recognized in other current assets and a corresponding reduction in cost of revenue.
In some locations the customer has up to a 90 days trial period, depending on the country, before purchasing the hearing aids. In these circumstances, the Company does not recognize revenue until the customer formally accepts the hearing aids. No return period is granted for these sales. In the remaining locations the customer has a 30-45-day return period. In these locations estimates of the number of returns of products under customers’ right of return are based on the right of return policies and practices, accumulated historical experience, sales trends and the timing of returns from the original transaction date when applicable. Where new products are sold or products are sold to new markets, for which sufficient historical experience does not exist, refund liability and revenue to be recognized are based on estimated demand and acceptance rate for well-established products with similar market characteristics.
Marketing and Selling Expenses
Marketing and selling expenses consist of marketing and advertising expenses for customer acquisition and retention as well as personnel costs including salaries, benefits, bonuses and sales commissions for marketing and sales employees. Furthermore, the non-interest portion of financing costs and payment

Notes to the Combined Financial Statements (Continued)
2. Summary of Significant Accounting Policies (Continued)
processing costs are included. Also included are third party services and contractors, as well as allocated overhead and costs incurred to provide training to partner providers.
General and Administrative Expenses
General and administrative expenses consist primarily of employee related expenses, including salaries, benefits, and bonuses for the Company’s executives, technology infrastructure, finance, human resources and legal department, as well as cost related to infrastructure such as office management and business development costs. For allocations from the parent see Note 24.
Income Tax Expense
Generally, income tax expense comprises current tax as well as changes in deferred tax assets and liabilities through profit or loss. Income tax is recognized in profit or loss except to the extent that it relates to items recognized directly in other comprehensive loss or directly in equity. For the periods presented no deferred taxes have been reported through profit or loss or equity. For further information see Notes 10 and 19.
Other than Hear.com, LLC (USA), all legal entities are separate tax-paying entities for which taxes were reported on a standalone basis. Hear.com LLC was historically a member of a tax paying group; however, for purposes of these combined statements, income taxes have been determined on a standalone basis, as if Hear.com LLC was a separate tax-paying entity. Additionally, standalone tax adjustments were reflected for corporate cost allocations.
New and revised standards issued, but not yet effective
IASB has issued new or amended accounting standards and interpretations that have not yet become effective and have consequently not been implemented in the Combined Financial Statements. The Company expects to adopt the accounting standards and interpretations when they become effective.
Management does not expect that the adoption of these standards will have a material impact on future combined or the consolidated financial statements of the hear.com Group going forward.
Amendments to IFRS 3 Business Combinations (effective January 1, 2020)
The amendments help entities determine whether an acquired set of activities are a business or not. The amendments clarify the minimum requirements for a business, remove the assessment of whether market participants are capable of replacing any missing elements, add guidance to help entities assess whether an acquired process is substantive, narrow the definitions of a business and of outputs, and introduce an optional fair value concentration test.
Amendments to IFRS 7 Financial Instrument—Disclosures (effective January 1, 2021)
Interest Rate Benchmark Reform, which are amendments to IFRS 9 “Financial Instruments”, IAS 39 “Financial Instruments: Recognition and Measurement”, and IFRS 7 “Financial Instruments—Disclosures”, addresses issues that might affect financial reporting during the reform of an interest rate benchmark, including its replacement with an alternative benchmark rates.
Amendments to IAS 16 Property, Plant and Equipment (effective January 1, 2022)
These amendments prohibit deducting from the cost of an item of property, plant and equipment any proceeds from selling items produced while bringing that asset to the location and condition necessary for it to be capable of operating in the manner intended by management. Instead, an entity recognizes the proceeds from selling such items, and the cost of producing those items, in profit or loss.

Notes to the Combined Financial Statements (Continued)
2. Summary of Significant Accounting Policies (Continued)
Amendments to IAS 37 Provisions, Contingent Liabilities and Contingent Assets (effective January 1, 2022)
The amendments specify the cost of fulfilling a contract comprises the costs that relate directly to the contract. Costs that relate directly to a contract can either be incremental or an allocation of other costs that relate directly to fulfilling contracts.
Amendments to IAS 1 Presentation of Financial Statements (effective January 1, 2023)
These amendments affect only the presentation of liabilities in the balance sheet and not the amount or timing of recognition of any asset, liability income or expenses, or the information that entities disclose about those items.
Notes to the Combined Statements of Comprehensive Loss
The combined statements of comprehensive loss are prepared applying the cost by functions method, in that operating expenses by nature are assigned to the functions following the functional area of the corresponding profit and cost centres, whereas depreciation and amortization are reported as a separate line item.
3. Revenue
(in thousands of EUR)	2020	2019
Revenue from sales	146,169	117,867
Revenue from finance leases	4,921	1,801
	151,090	119,668
For further information on revenue see Note 28.
4. Cost of revenue, excluding depreciation and amortization
(in thousands of EUR)	2020	2019
Fitting fees	(35,845)	(27,644)
Cost of materials	(35,149)	(29,921)
Freight	(1,323)	(785)
Personnel expenses	(614)	(493)
Other	(496)	(234)
	(73,427)	(59,077)
Cost of revenue, excluding depreciation and amortization excludes depreciation on property and equipment of kEUR 18 (2019: kEUR 28).
Contract processing cost and cost of materials arises primarily from hearing aids and fitting costs. Fitting costs represent the fees which the Company pays its partner providers for the services rendered, including consultations provided to the customers and the fitting of hearing aids.

Notes to the Combined Financial Statements (Continued)
5. Marketing and selling expenses
(in thousands of EUR)	2020	2019
Personnel expenses	(42,730)	(32,565)
Advertising	(21,081)	(17,160)
Loss allowances on trade and lease receivables	(5,385)	(3,178)
Information processing and telecommunication	(1,636)	(1,200)
Purchase of demo units	(1,403)	(841)
Travel expenses	(1,264)	(1,876)
Collection fees	(1,221)	(1,350)
Other	(4,145)	(4,756)
	(78,865)	(62,926)
Other expenses include rent and lease expenses, non-interest portion of financing costs and costs incurred to provide training to the partner providers.
6. General and administrative expenses
(in thousands of EUR)	2020	2019
Personnel expenses	(4,117)	(3,607)
Information processing and telecommunication	(4,090)	(2,307)
Other	(1,889)	(1,073)
	(10,096)	(6,987)
7. Depreciation and amortization
Depreciation and amortization relate to property and equipment, intangible assets and right-of-use assets as follows:
(in thousands of EUR)	2020	2019
Intangible assets	(2,835)	(1,882)
Property and equipment	(1,134)	(542)
Right-of-use assets	(1,547)	(1,102)
	(5,516)	(3,526)
8. Other operating income, net
In both fiscal years, other operating income, net predominantly resulted from compensation received concerning the downtime of purchased software services.

Notes to the Combined Financial Statements (Continued)
9. Interest income, interest expenses and other financial income (expenses), net
Interest income is mainly composed of interest income from leasing and financing arrangements.
Interest expense has been incurred with respect to the following:
(in thousands of EUR)	2020	2019
Cash pool clearing accounts	(4,638)	(3,534)
Financing agreements	(1,653)	(757)
Loans from WS Audiology group companies	(612)	(583)
Leases	(250)	(194)
	(7,153)	(5,068)
For further information on interest expense on borrowings under shareholder loans from WS Audiology group companies and the cash pool clearing accounts see Note 27.
Other financial income (expenses), net, solely consist of foreign currency translation gains and losses, predominantly resulting from intercompany transactions and transactions with Treasury.
10. Income tax expense
Income tax expense consist of current taxes only, in the amount of kEUR 130 (2019: kEUR 41). No income taxes have been recognized directly through equity.
Income tax expenses differ from the amounts computed by applying the combined statutory German income tax rate of 30.175% as follows:
(in thousands of EUR)	2020	2019
Expected income tax benefit	6,935	5,237
Increase (decrease) resulting from:
Non-deductible losses and expenses	(382)	(317)
Reassessment of recoverability of deferred tax assets and utilization of tax loss carryforwards	(78)	(2,543)
Transfer of tax losses to parent	(6,974)	(1,880)
Foreign tax rate differential	(544)	(478)
Other, net	913	(60)
Income tax expense	(130)	(41)
Notes to the Combined Balance Sheets
The combined balance sheets were prepared in accordance with IAS 1. Assets that are realized within the next twelve months and liabilities that are due within one year are generally reported as current.
11. Cash and cash equivalents
(in thousands of EUR)	Sep 30, 2020	Sep 30, 2019	Oct 01, 2018
Cash on hand	8	15	5
Cash in banks	4,113	915	1,017
	4,121	930	1,022

Notes to the Combined Financial Statements (Continued)
11. Cash and cash equivalents (Continued)
Cash and cash equivalents include restricted cash balances of kEUR 3,817 (September 30, 2019: kEUR 470; October 1, 2018: kEUR 200) with transfer restrictions to Germany. There were no cash equivalents for the periods presented.
12. Trade receivables, net
The total amount of short-term and long-term trade receivables, excluding trade accounts from WSA Audiology group companies, is as follows:
	Sep 30, 2020			Sep 30, 2019			Oct 1, 2018
		of which			of which			of which
(in thousands of EUR)	Total	non- current	current	Total	non- current	current	Total	non- current	current
Trade receivables, gross	47,503	10,910	36,593	32,882	4,032	28,850	21,040	318	20,722
Loss allowance on trade receivables	(8,305)	(2,089)	(6,216)	(4,333)	(577)	(3,756)	(1,696)	(94)	(1,602)
	39,198	8,821	30,377	28,549	3,455	25,094	19,344	224	19,120
For further information on the lifetime expected credit losses see Note 31 “Credit risk, Trade receivables and finance lease receivables”.
In the United States and Germany the Company has entered into non-recourse financing agreements. The Company derecognizes its trade receivables once the entire risk associated with the receivables are transferred to the financing partner. The discount the financing partner retains for the financed receivables is recognized in interest expense.
13. Other financial assets
Other short-term and long-term financial assets mainly arise from finance lease receivables as well as receivables from employees and security deposits provided to suppliers.
	Sep 30, 2020			Sep 30, 2019			Oct 1, 2018
		of which			of which			of which
(in thousands of EUR)	Total	non- current	current	Total	non- current	current	Total	non- current	current
Finance lease receivables	3,931	1,851	2,080	1,845	1,151	694	—	—	—
Other financial assets	856	314	542	680	345	335	861	350	511
	4,787	2,165	2,622	2,525	1,496	1,029	861	350	511
Less loss allowance for Finance lease receivables	(1,583)	(733)	(850)	(667)	(416)	(251)	—	—	—
	3,204	1,432	1,772	1,858	1,080	778	861	350	511
For further information on the lifetime expected credit losses see Note 31 “Credit risk, Trade receivables and finance lease receivables”.

Notes to the Combined Financial Statements (Continued)
13. Other financial assets (Continued)
The following table reflects finance lease receivables as of September 30, 2020 and 2019:
(in thousands of EUR)	Sep 30, 2020	Sep 30, 2019
Year 1	2,080	694
Year 2	1,766	636
Year 3	85	515
Finance lease receivables	3,931	1,845
As of September 30, 2020 and 2019, the contractual undiscounted cash flows related to finance leases were as follows:
September 30, 2020 (in thousands of EUR)	Future minimum lease payments receivable	interest income	Present value of minimum lease payments receivable
Less than one year	2,426	346	2,080
Between one and five years	1,958	107	1,851
Net investment in finance leases	4,384	453	3,931
September 30, 2019 (in thousands of EUR)	Future minimum lease payments receivable	interest income	Present value of minimum lease payments receivable
Less than one year	843	149	694
Between one and three years	1,261	110	1,151
Net investment in finance leases	2,104	259	1,845
For the fiscal years ended September 30, 2020 and 2019, selling profit on finance leases was kEUR 2,979 and kEUR 1,084, respectively.
14. Inventories, net
(in thousands of EUR)	Sep 30, 2020	Sep 30, 2019	Oct 01, 2018
Purchased goods for resale	11,100	8,263	8,497
Valuation allowances	(344)	(236)	(208)
	10,756	8,027	8,289
No inventories were pledged as security for liabilities.
Inventories recognized as an expense in cost of revenue during the fiscal year ended September 30, 2020 amounted to kEUR 33,968 (2019: kEUR 29,662).

Notes to the Combined Financial Statements (Continued)
14. Inventories, net (Continued)
The movement of the valuation allowances is as follows:
(in thousands of EUR)	2020	2019
Valuation allowance as of the start of the fiscal year	(236)	(208)
Increase in allowance	(108)	(71)
Reversal of allowance	—	43
Valuation allowance as of the fiscal year end	(344)	(236)
The allowances to adjust for a lower net realizable value reflect the risk of technical obsolescence due timing and excess quantities.
15. Other assets
Right to return goods constitute the Company’s estimated right to receive returned goods from customers in case of returns, less any expected cost to recover and expected reduction in value. Prepaid expenses mainly include prepayments for maintenance services.
(in thousands of EUR)	Sep 30, 2020	Sep 30, 2019	Oct 01, 2018
Right to returned goods	1,731	1,231	398
Prepaid expenses	557	876	643
Miscellaneous tax receivables	476	312	619
Other	272	161	184
	3,036	2,580	1,844
16. Intangible assets, net
Intangible assets are as follows:
(in thousands of EUR)	Internally generated intangible assets	Licences, software and other purchased intangible assets	Total
Gross carrying amount as at Oct 1, 2018	8,283	1,327	9,610
Additions	4,257	299	4,556
Currency differences	20	22	42
Gross carrying amount as at Sep 30, 2019	12,560	1,648	14,208
Accumulated amortization as at Oct 1, 2018	(3,302)	(1,127)	(4,429)
Amortization of the year	(1,786)	(96)	(1,882)
Currency differences	(2)	(20)	(22)
Accumulated amortization as at Sep 30, 2019	(5,090)	(1,243)	(6,333)
Net carrying amount as at Sep 30, 2019	7,470	405	7,875

Notes to the Combined Financial Statements (Continued)
16. Intangible assets, net (Continued)
(in thousands of EUR)	Internally generated intangible assets	Licences, software and other purchased intangible assets	Total
Gross carrying amount as at Sep 30, 2019	12,560	1,648	14,208
Additions	7,513	80	7,593
Disposals	(2,183)	(48)	(2,231)
Currency differences	(68)	(28)	(96)
Gross carrying amount as at Sep 30, 2020	17,822	1,652	19,474
Accumulated amortization as at Sep 30, 2019	(5,090)	(1,243)	(6,333)
Amortization of the year	(2,706)	(129)	(2,835)
Disposals	2,183	48	2,231
Currency differences	10	26	36
Accumulated amortization as at Sep 30, 2020	(5,603)	(1,298)	(6,901)
Net carrying amount as at Sep 30, 2020	12,219	354	12,573
Internally generated intangible assets mainly consist of capitalized direct costs of material and services, and employee-related expenses in connection with the development, enhancements and upgrade of internally developed software and similar applications. These include, amongst others, the customization of the Company’s customer relationship management platform, the development and customization of the enterprise resource planning system, the development of the Company’s business-to-consumer hear.com consumer app, which allows customers to send text messages to a live hearing aid expert, and the development of teleaudiology services, which enables customers to perform their fitting at home using a tablet to connect to a hearing care professional.
Other intangible assets consist of patents, trademarks, brands, and similar rights.
There were no impairment losses recognized on intangible assets for the periods presented. As of September 30, 2020 and 2019, there were no intangible assets pledged as security.
17. Property and equipment, net
Property and equipment is as follows:
(in thousands of EUR)	Leasehold improvements	Operating and office equipment	Total
Gross carrying amount as at Oct 1, 2018	35	2,591	2,626
Additions	—	374	374
Disposals	—	(5)	(5)
Currency differences	—	57	57
Gross carrying amount as at Sep 30, 2019	35	3,017	3,052
Accumulated depreciation as at Oct 1, 2018	(5)	(1,007)	(1,012)
Depreciation of the year	(4)	(538)	(542)
Disposals	—	255	255
Currency differences	—	(28)	(28)
Accumulated depreciation as at Sep 30, 2019	(9)	(1,318)	(1,327)
Net carrying amount as at Sep 30, 2019	26	1,699	1,725

Notes to the Combined Financial Statements (Continued)
17. Property and equipment, net (Continued)
(in thousands of EUR)	Leasehold improvements	Operating and office equipment	Total
Gross carrying amount as at Sep 30, 2019	35	3,017	3,052
Additions	—	3,940	3,940
Disposals	—	(149)	(149)
Currency differences	—	(247)	(247)
Gross carrying amount as at Sep 30, 2020	35	6,561	6,596
Accumulated depreciation as at Sep 30, 2019	(9)	(1,318)	(1,327)
Depreciation of the year	(4)	(1,130)	(1,134)
Disposals	—	6	6
Currency differences	—	73	73
Accumulated depreciation as at Sep 30, 2020	(13)	(2,369)	(2,382)
Net carrying amount as at Sep 30, 2020	22	4,192	4,214
Operating and other equipment mainly consist of furniture, office equipment, and digital appliances such as computers, tablets, and smartphones.
There were no impairment losses recognized on property and equipment for the periods presented. As of September 30, 2020 and 2019, no property and equipment were pledged as security.
18. Right-of-use assets, net
The right-of-use assets relevant to the Company’s lease agreements are as follows:
(in thousands of EUR)	Buildings	Vehicles	Total
Gross carrying amount as at Oct 1, 2018	4,800	102	4,902
Additions	1,016	349	1,365
Currency differences	64	6	70
Gross carrying amount as at Sep 30, 2019	5,880	457	6,337
Accumulated depreciation as at Oct 1, 2018	—	—	—
Depreciation of the year	(1,001)	(101)	(1,102)
Currency differences	(13)	(1)	(14)
Accumulated depreciation as at Sep 30, 2019	(1,014)	(102)	(1,116)
Net carrying amount as at Sep 30, 2019	4,866	355	5,221

Notes to the Combined Financial Statements (Continued)
18. Right-of-use assets, net (Continued)
(in thousands of EUR)	Buildings	Vehicles	Total
Gross carrying amount as at Sep 30, 2019	5,880	457	6,337
Additions	2,406	82	2,488
Currency differences	(227)	1	(226)
Gross carrying amount as at Sep 30, 2020	8,059	540	8,599
Accumulated depreciation as at Sep 30, 2019	(1,014)	(102)	(1,116)
Depreciation of the year	(1,368)	(178)	(1,546)
Currency differences	60	0	60
Accumulated depreciation as at Sep 30, 2020	(2,322)	(280)	(2,602)
Net carrying amount as at Sep 30, 2020	5,737	260	5,997
Expenses relating to short-term leases totalled to kEUR 171 (2019: kEUR 187).
19. Deferred taxes
The deferred tax assets and liabilities (before netting) result from temporary differences and tax loss carryforwards as follows:
	Sep 30, 2020		Sep 30, 2019
	Deferred tax		Deferred tax
(in thousands of EUR)	Assets	Liabilities	Assets	Liabilities
Trade receivables, net	190	(17)	1,473	—
Inventories, net	—	—	—	(771)
Other current assets	—	—	0	(131)
Intangible assets, net	—	(3,005)	—	(1,913)
Property and equipment	29	(581)	0	(82)
Right-of-use assets, net	—	(1,628)	—	(1,494)
Other financial assets	23	—	94	(202)
Trade payables	236	(10)	50	(487)
Lease liabilities	1,688	—	1,515	—
Other liabilities	385	(292)	458	(65)
Temporary differences	2,551	(5,533)	3,591	(5,145)
Tax loss carry-forwards	2,983	—	1,555	—
Netting	(5,533)	5,533	(5,145)	5,145
Deferred taxes after netting	0	0	0	0
Of the deferred tax assets kEUR 1,198 (September 30, 2019: kEUR 2,417) are current and kEUR 1,353 (September 30, 2019: kEUR 1,173) are non-current. Of the deferred tax liabilities kEUR 27 (September 30, 2019: kEUR 1,455) are current and kEUR 5,506 (September 30, 2019: kEUR 3,691) are non-current.
As of September 30, 2020, the hear.com Group entities had corporate income tax loss carryforwards of kEUR 54,598 (September 30, 2019: kEUR 42,110) including municipal tax loss carryforwards of kEUR 37,742 (September 30, 2019: kEUR 29,357). Deferred tax assets on tax loss carryforwards of kEUR 2,983 have been recognized (September 30, 2019: kEUR 1,555). An amount of kEUR 12,496 (September 30, 2019: kEUR 10,344) has not been recognized as deferred tax assets on tax loss carryforwards

Notes to the Combined Financial Statements (Continued)
19. Deferred taxes (Continued)
due to uncertainty of utilization. Furthermore, deferred tax assets on temporary differences in the amount of kEUR 1,863 were not recognized (September 30, 2019: kEUR 5,163). The nominal expiry dates of the loss carryforwards for which deferred tax assets have not been recognized are as follows:
(in thousands of EUR)	Sep 30, 2020	Sep 30, 2019
Forfeiture next year	—	—
Forfeiture within 2 to 5 years	3,238	1,297
Forfeiture after 5 years	8,149	7,147
Non-forfeitable	43,210	33,667
	54,598	42,110
Of the loss carryforwards that would expire later than 5 years after September 30, 2020, an amount of kEUR 2,115 is expected to be forfeited due to the contemplated legal reorganization expected to occur in fiscal year 2021.
20. Trade payables
As of September 30, 2020, trade payables, excluding trade accounts payable to WSA Audiology group companies, totalled kEUR 21,130 (September 30, 2019: kEUR 15,146; October 1, 2018: kEUR 9,665). All amounts are due within one year.
21. Provisions
Provisions mainly arise from asset retirement obligations and employee-related provisions.
22. Other liabilities
The short-term and long-term other liabilities are as follows:
	Sep 30, 2020			Sep 30, 2019			Oct 1, 2018
		of which			of which			of which
(in thousands of EUR)	Total	non- current	current	Total	non- current	current	Total	non- current	current
Refund liabilities	5,199	—	5,199	4,079	—	4,079	2,051	—	2,051
Payroll and social security charges	1,542	—	1,542	828	—	828	249	—	249
Employee participation program	1,247	1,247	—	959	959	—	422	422	—
Bonus obligations	1,474	—	1,474	840	—	840	479	—	479
Sales tax and other tax liabilities	772	—	772	297	—	297	111	—	111
Accrued vacation payments	390	—	390	386	—	386	215	—	215
Other liabilities	633	—	633	641	—	641	986	—	986
	11,257	1,247	10,010	8,029	959	7,070	4,512	422	4,090
During the reporting period post-employment benefits provided by the Company are organized through statutory defined contribution plans. The monthly payment obligation is included in the liability for payroll and social security charges. The amount recognized as an expense for defined contribution plans was kEUR 7,721 (2019: kEUR 5,379).
By investing a certain amount of their salary into the employee participation program, employees and management of the Company are able to benefit from the development of the hear.com business. After a

Notes to the Combined Financial Statements (Continued)
22. Other liabilities (Continued)
vesting period of two years, participants are entitled to receive a performance-based cash payment if they exercise their right to sell the investment. The payment is determined by multiples based on earnings before interest, taxes, depreciation and amortization (EBITDA) and revenue of the past fiscal year. The value of a portfolio is limited to the invested amount at the lower end, and to a multiple of 10 times the invested amount at the upper end. The valuation of the liability is based on the actual investments and the estimated EBITDA and revenue for a three years period. The total estimated amount is presented as long-term liability. Management does not expect significant portions to be paid out within the next fiscal year. Historical forfeitures of investments have been insignificant.
Other liabilities arise mainly from accruals for hearing care professional commissions and consulting and audit fees accruals.
23. Financial instruments
The following table shows the carrying amounts of financial assets and financial liabilities. It does not include fair value information for financial assets and financial liabilities not measured at fair value if the carrying amount is a reasonable approximation of fair value.
	Carrying Amount
(in thousands of EUR)	Sep 30, 2020	Sep 30, 2019	Oct 01, 2018
Financial Assets	At amortized costs (AC)
Trade receivables	39,198	28,549	19,344
Receivables from WS Audiology group companies	5	61	29
Other financial assets	856	680	861
Cash and cash equivalents	4,121	930	1,022
	44,180	30,220	21,256
Financial Liabilities	At amortized costs (AC)
Liabilities from WS Audiology group companies	134,434	99,173	75,328
Trade payables	21,130	15,146	9,665
	155,564	114,319	84,993
Lease receivables of kEUR 3,931 (September 30, 2019: kEUR 1,845) and lease liabilities of kEUR 6,320 (September 30, 2019: kEUR 5,336) are not allocated to any of the measurement categories under IFRS 9 and are therefore not included in the table above.
The fair values of cash and cash equivalents, trade receivables and receivables from WS audiology group companies, other financial assets, trade payables and other financial liabilities are approximately equal to their carrying amount due to the short-term maturities of these instruments. The fair values of the liabilities to WS audiology group companies are approximately equal to their carrying amount due to the short-term maturities of the trade accounts included and the market-based interest rates applied for the mid-term loans and cash pool clearing accounts, respectively.

Notes to the Combined Financial Statements (Continued)
23. Financial instruments (Continued)
Net gains on financial instruments are as follows:
(in thousands of EUR)	Sep 30, 2020 Category in accordance with IFRS 9	2020
		Operating expense, net	Interest income	Interest expense	Total
Financial assets
Finance lease receivables	n/a	(1,017)	338	—	(679)
of which loss allowance		(1,017)	—	—	(1,017)
Trade receivables	AC	(4,368)	775	(1,653)	(5,246)
of which loss allowance		(4,368)	—	—	(4,368)
Lease liabilities	n/a	—	—	(250)	(250)
Other financial liabilities	AC	—	—	(5,250)	(5,250)
(in thousands of EUR)	Sep 30, 2019 Category in accordance with IFRS 9	2019
		Operating expense, net	Interest income	Interest expense	Total
Financial assets
Finance lease receivables	n/a	(660)	25	—	(635)
of which loss allowance		(660)	—	—	(660)
Trade receivables	AC	(2,518)	180	(757)	(3,095)
of which loss allowance		(2,518)	—	—	(2,518)
Other financial assets	AC	409	—	—	409
of which write-off		409	—	—	409
Lease liabilities	n/a	—	—	(194)	(194)
Other financial liabilities	AC	—	—	(4,117)	(4,117)
For more information on loss allowances see Note 31.
Notes to the Combined Statements of changes in Equity
24. Net assets attributable to WS Audiology
The changes in “Equity attributable to WS Audiology” result from “Other transactions with shareholders” in the amount of kEUR 121 (2019: kEUR 121), which relate to the allocation of corporate costs, net of tax, and are deemed to be immediately settled through equity and treated as contribution by shareholder.
Notes to the Combined Statements of Cash Flows
25. Statements of Cash flows
The combined statements of cash flows present cash flows provided by and used in operating, investing and financing activities as well as cash and cash equivalents at the beginning and the end of the financial year.
Cash flows from operating activities are presented using the indirect method and calculated as the net loss for the period adjusted for non-cash operating items, changes in net working capital and income taxes paid.
Cash flows from financing activities include contributions as “Other transactions with shareholders”, with the respective expenses deemed to be cash used in operating activities. For further information see Note 24.

Notes to the Combined Financial Statements (Continued)
26. Reconciliation of financial liabilities to cash flows arising from financing activities
(in thousands of EUR)	Cash pool clearing, net	Loans from WS Audiology group companies	Lease Liabilities
Balance as of Oct 1, 2018	67,411	7,766	4,902
Changes from financing cash flows
Proceeds from loans and borrowings	19,922	732	—
Interest paid	(3,534)	(583)	—
Principal elements of lease payments	—	—	(1,182)
	16,388	149	(1,182)
Inception of new leases	—	—	1,363
Currency translation differences	2,155	323	59
Interest expense	3,534	583	194
Balance as of Sep 30, 2019	89,488	8,821	5,336
(in thousands of EUR)	Cash pool clearing, net	Loans from WS Audiology group companies	Lease Liabilities
Balance as of Oct 1, 2019	89,488	8,821	5,336
Changes from financing cash flows
Proceeds from loans and borrowings	37,074	2,610	—
Interest paid	(4,638)	(612)	—
Principal elements of lease payments	—	—	(1,597)
	32,436	1,998	(1,597)
Inception of new leases	—	—	2,506
Currency translation differences	(4,249)	(580)	(175)
Interest expense	4,638	612	250
Balance as of Sep 30, 2020	122,313	10,851	6,320
Other Disclosures
27. Related party transactions
Transactions and outstanding balances with related parties exist between the hear.com entities included in the Combined Financial Statements and the companies of the remaining WS Audiology group. Furthermore, the remuneration of the members of the hear.com key management personnel constitute related party transactions in accordance with IAS 24.
WS Audiology group
The Company enters into transactions with Sivantos, Inc. and Sivantos Pte Ltd, parent companies of hear.com, and other WS Audiology group companies predominantly for the purchase of hearing aids and the participation in the in-house banking system.

Notes to the Combined Financial Statements (Continued)
27. Related party transactions (Continued)
Outstanding balances with WS Audiology group companies
	Sivantos, Inc.			Sivantos Pte Ltd			Other WS Audiology group companies			Total
	Sep-30		Oct 1	Sep-30		Oct 1	Sep-30		Oct 1	Sep-30		Oct 1
(in thousands of EUR)	2020	2019	2018	2020	2019	2018	2020	2019	2018	2020	2019	2018
Total assets
Trade receivables	—	—	—	—	—	—	5	1	—	5	1	—
Cash pool clearing	—	—	—	—	60	29	—	—	—	—	60	29
	—	—	—	—	60	29	5	1	—	5	61	29
Total liabilities
Trade payables	—	—	—	—	—	—	1,270	804	122	1,270	804	122
Cash pool clearing	54,760	33,487	18,243	67,553	56,061	49,197	—	—	—	122,313	89,548	67,440
Loans	—	—	—	9,576	7,395	6,455	1,275	1,426	1,311	10,851	8,821	7,766
	54,760	33,487	18,243	77,129	63,456	55,652	2,545	2,230	1,433	134,434	99,173	75,328
All related party trade accounts receivable and trade accounts payable are regularly settled through cash pool clearing accounts based on the cash pooling agreements within the in-house banking system. For further information see Note 1.
The Company nets short-term receivables and payables with Treasury from cash pool clearing accounts if the right of offset exists.
The details of loans from group companies are as follows:
(in thousands of EUR)	Interest rate in % p.a.	Carrying amounts including accrued interest
		Sep 30, 2020	Sep 30, 2019
Audibene GmbH
from Sivantos Pte. Ltd.	4.0–4.1	794	762
Hear.com Korea Limited
from Sivantos Pte. Ltd.	6.0–7.0	1,308	1,321
from Sivantos Pte. Ltd.	4.6–6.2	2,873	633
from Sivantos Pte. Ltd.	6.0–7.1	640	648
Audiocare Hearing Experts Malaysia Sdn Bhd
from Sivantos Pte. Ltd.	7.2–7.8	3,962	4,031
Soundrise Hearing Solutions Private Limited
from Sivantos India Pvt. Ltd	9.0	579	648
from Sivantos India Pvt. Ltd	9.0	695	778
		10,851	8,821
Loans from India have contractual terms until 2023 and 2022, respectively. The other loans from WSA group companies are generally agreed for periods of one year with an option for automatic renewal.
Interest rates are determined based on country-specific market interest rates (e.g., EURIBOR, LIBOR, government bond yield, etc.), plus a corporate margin.

Notes to the Combined Financial Statements (Continued)
27. Related party transactions (Continued)
Equity transactions with WS Audiology group companies
Transactions between hear.com and the remaining WS Audiology group companies directly impacting equity, either cash or non-cash, are reported as “Other transactions with shareholders” in the Combined Statement of Changes in Equity. For further information see Note 24.
Income and expense resulting from transactions with WS Audiology group companies
	Sivantos, Inc.		Sivantos Pte Ltd		Other WS Audiology group companies		Total
(in thousands of EUR)	2020	2019	2020	2019	2020	2019	2020	2019
Revenue and other income
Revenue	0	—	—	—	—	1	0	1
Other operating income	—	—	—	—	—	57	—	57
	0	—	—	—	—	58	0	58
Operating expenses
Cost of revenue	(8,300)	(5,769)	(200)	(249)	(17,929)	(14,815)	(26,429)	(20,833)
Marketing and selling	—	—	—	—	—	(118)	—	(118)
General and administrative	—	—	(173)	(173)	(820)	(368)	(993)	(541)
	(8,300)	(5,769)	(374)	(422)	(18,748)	(15,300)	(27,422)	(21,492)
Interest expense	(2,390)	(1,634)	(2,737)	(2,357)	(123)	(126)	(5,250)	(4,117)
General and administrative expenses include the corporate cost allocation as discussed in Notes 2 and 24. Of the interest expenses kEUR 4,638 (2019: kEUR 3,534) resulted from cash pool clearing accounts and kEUR 612 (2019: kEUR 583) resulted from loans with WS Audiology group companies. Interest on cash pool clearing accounts is based on country-specific market interest rates, plus a margin.
Key management personnel
The Company’s key management is defined as those persons, who are responsible for the Company’s worldwide operations based on their executive function within hear.com as managing directors.
Remuneration
The respective short-term employee benefits in the amount of kEUR 307 (2019: kEUR 316) are included in the Combined Financial Statements. No additional allocation of personnel expenses, with respect to the WS Audiology group management or any oversight boards have been included based on the relatively standalone and complete nature of the management team.
28. Segment information
Operating segments of the Company need to be reported in a manner consistent with the internal reporting provided to the chief operating decision-maker (“CODM”) as required by IFRS 8 “Operating Segments”.
The Company’s CODM allocates resources to the operating segments, assesses their financial performance and position and makes strategic decisions. The Company’s CODM consists of the Company’s co-founders and managing directors that also function as co-chief executive officers. The CODM reviews financial performance based on geographical information; therefore, the Company identified the following

Notes to the Combined Financial Statements (Continued)
28. Segment information (Continued)
three operating segments also representing the Company’s reportable segments:
•
Europe

•
North America

•
Rest of the World (“RoW”)

The measures used to report to the CODM for assessing the operating segments’ performance are revenues and earnings before interest, tax, depreciation, and amortization (“EBITDA”).
	Europe		North America		RoW		Total
(in thousands of EUR)	2020	2019	2020	2019	2020	2019	2020	2019
Revenue	71,874	61,172	57,749	47,169	21,467	11,327	151,090	119,668
EBITDA	(366)	2,189	(12,186)	(12,341)	1,556	1,028	(10,997)	(9,124)
EBITDA Margin	-0.5%	3.6%	-21.1%	-26.2%	7.2%	9.1%	-7.3%	-7.6%
Revenues by domicile of the customers are as follows:
(in thousands of EUR)	2020	2019
Germany	59,677	49,845
United States	54,283	44,162
South Korea	16,814	6,494
All other countries	20,316	19,167
	151,090	119,668
No individual customer accounts for 10% or more of the total revenue.
Total non-current assets, other than financial instruments, by location are as follows:
(in thousands of EUR)	Sep 30, 2020	Sep 30, 2019
Germany	14,032	11,372
United States	6,100	1,914
All other countries	2,652	1,535
	22,784	14,821
The following table reconciles EBITDA as presented in the segment information to the Net loss as presented in the Combined Statements of Comprehensive Loss:
(in thousands of EUR)	2020	2019
EBITDA	(10,997)	(9,124)
Depreciation and amortization	(5,516)	(3,526)
Income tax expense	(130)	(41)
Interest income	1,124	205
Interest expense	(7,153)	(5,068)
Other financial income (expense), net	(439)	156
Net loss	(23,111)	(17,398)

Notes to the Combined Financial Statements (Continued)
29. Commitments and contingencies
Litigation
From time to time, and in the business’s ordinary course, the Company may be subject to various claims, charges, and litigation. As of September 30, 2020 and 2019, the Company did not have any pending claims, charges, or litigation that it expects would have a material adverse effect on its consolidated financial position, results of operations, or cash flows.
Guarantees
No contingent liabilities and guarantees existed during the fiscal years 2020 and 2019.
30. Capital management
The Company is embedded into the capital management system of the WS Audiology group and the Company’s capital management strategy was derived from the WS Audiology group strategy. Capital management for the Company includes the consideration of legal requirements relating to equity and liquidity requirements, focusing on working capital management and reduction of existing net debt. Hence, the Company monitors capital by monitoring the net working capital, investing activities and liquidity status.
The capital structure of the Company consists of net debt (short-term and long-term borrowings disclosed in Note 26 and lease liabilities, after deducting cash and cash equivalents) and total equity (comprising the net assets attributable to WS Audiology and the currency translation differences).
Loans from external banks are not material and therefore are not considered within the capital structure for the Company. Further, none of the hear.com Group companies is subject to externally imposed capital requirements.
There were no changes in the Company’s approach to capital management during the fiscal years under consideration. The negative equity position was maintained in the scaling up phase of the operations, as the Company is still investing in its expansion and heading towards profitability.
31. Financial risk management
The Company is exposed to several financial risks arising from its operating, investing and financial activities, including market risk (price risks, currency risk and interest rate risk), liquidity risk and credit risk.
Liquidity risks
Liquidity risk results from the Company’s potential inability to meet its financial liabilities, in particular paying its suppliers and servicing its interest-bearing liabilities. As the Company participates in the in-house banking system within Sivantos, financing with banks is only undertaken to a very limited extent and cash is pooled centrally with Treasury for an efficient cash management and treasury process.
In addition to having implemented effective working capital and cash management, the Company has implemented short-term and medium term-liquidity forecasts. The Company monitors the expected cash outflows on trade and other payables together with the level of expected cash inflows on trade and other receivables. For further information on trade and other receivables see “Credit risk” below in this Note.
Total trade payables in the amount of kEUR 22,400 (September 30, 2019: kEUR 15,950; October 1, 2018: kEUR 9,787), including trade accounts payable to WS Audiology group companies, are due within one year and generally settled through the cash pool clearing accounts.

Notes to the Combined Financial Statements (Continued)
31. Financial risk management (Continued)
The following table reflects the principal repayments of lease liabilities contractually agreed with third parties. Such expected net cash outflows are undiscounted cash flows for the respective upcoming fiscal years, based on the earliest date on which the Company could be required to pay.
(in thousands of EUR)	Sep 30, 2020	Sep 30, 2019	Oct 1, 2018
Due within one year	1,712	1,406	1,095
Due within two to three years	3,154	2,057	1,802
Due within four to five years	1,740	1,647	1,277
Due after five years	630	854	1,390
	7,236	5,964	5,564
Present value	6,320	5,336	4,902
Liabilities to WS Audiology group companies from loans and cash pool clearing accounts, including accrued interest, totalling kEUR 133,164 (September 30, 2019: kEUR 98,369; October 1, 2018: kEUR 75,206), are deemed to be medium term liabilities, as at the reporting dates the Company intended and was able to roll over the obligations. For further information see Note 27.
Credit risks
Credit risk is defined as an unexpected loss in cash and earnings if the customer or contracting party is unable to pay its obligations in due time. The Company may incur losses if the credit quality of its customers deteriorates or if they default on their payment obligations to the Company. The Company’s exposure to credit risk arises primarily from trade receivables.
At September 30, 2020, the maximum exposure to credit risk of trade receivables, cash and cash equivalents, and other financial assets is represented by their total carrying amount of kEUR 46,523 (September 30, 2019: kEUR 31,337; October 1, 2018: kEUR 21,227). Concerning trade receivables, as well as receivables included in other financial assets that are neither impaired nor past due, there were no indications as of September 30, 2020 and 2019, that defaults in payment obligations will occur.
Credit risk is monitored on an ongoing basis. This includes the review of individual receivables and of individual customer creditworthiness on a case-by-case basis as well as the review of current economic trends, the analysis of historical bad debts on a portfolio basis, and the considers country credit ratings. Credit evaluations are performed on all customers requiring credit over a certain amount. The Company does not require collateral in respect of financial assets.
Trade receivables and finance lease receivables
To measure the expected credit losses, receivables have been grouped based on shared credit risk characteristics and the days past due. For receivables that are considered credit impaired, the expected credit loss is determined individually.
Loss allowance is calculated using a provision matrix that incorporates an ageing factor, geographical risk and specific customer knowledge. The provision matrix is based on historical credit losses incurred within relevant time bands of days past due adjusted for a forward-looking element.
The Company has not historically suffered significant credit losses on receivables.
Impaired receivables and the respective accumulated impairments are derecognized if there is no probability of payment. Trade receivables do not bear interest.

Notes to the Combined Financial Statements (Continued)
31. Financial risk management (Continued)
The below tables show the lifetime expected credit losses that has been recognized for receivables in accordance with the simplified approach set out in IFRS 9 and the respective movements during the fiscal years.
(in thousands of EUR)	As of Sep 30, 2020	not past due	days past due
			<30	30 – 60	61 – 90	91 – 180	181 – 360	>360
Gross carrying amount
Trade receivables	47,503	40,783	1,669	1,266	250	1,329	1,092	1,113
Finance lease receivables	3,931	3,931	—	—	—	—	—	—
Loss allowances
Trade receivables	(8,305)	(6,355)	(122)	(294)	(45)	(322)	(358)	(809)
Finance lease receivables	(1,583)	(1,583)	—	—	—	—	—	—
Carrying amount
Trade receivables	39,198	34,428	1,547	973	205	1,008	734	303
Finance lease receivables	2,348	2,348	—	—	—	—	—	—
Expected credit loss rate
Trade receivables		16%	7%	23%	18%	24%	33%	73%
Finance lease receivables		40%	0%	0%	0%	0%	0%	0%
(in thousands of EUR)	As of Sep 30, 2019	not past due	days past due
			<30	30 – 60	61 – 90	91 – 180	181 – 360	>360
Gross carrying amount
Trade receivables	32,882	22,219	5,486	1,201	995	985	934	1,062
Finance lease receivables	1,845	1,784	15	22	14	7	3	—
Loss allowances
Trade receivables	(4,333)	(1,939)	(247)	(424)	(315)	(339)	(508)	(562)
Finance lease receivables	(667)	(659)	(1)	(2)	(3)	(2)	—	—
Carrying amount
Trade receivables	28,549	20,281	5,239	777	680	647	426	500
Finance lease receivables	1,178	1,125	14	20	11	5	3	—
Expected credit loss rate
Trade receivables		9%	5%	35%	32%	34%	54%	53%
Finance lease receivables		37%	7%	9%	21%	29%	0%	0%
The respective movements of allowances for trade receivables during the fiscal years are as follows:
Fiscal year 2020 (in thousands of EUR)	Collectively assessed	Individually assessed	Total
Valuation allowance as of the start of the fiscal year	(151)	(4,182)	(4,333)
Additions	(2,449)	(1,931)	(4,380)
Reversal of unused amounts	12	—	12
Foreign currency translation differences	11	385	396
Valuation allowance as of the fiscal year end	(2,577)	(5,728)	(8,305)

Notes to the Combined Financial Statements (Continued)
31. Financial risk management (Continued)
Fiscal year 2019 (in thousands of EUR)	Collectively assessed	Individually assessed	Total
Valuation allowance as of the start of the fiscal year	(442)	(1,254)	(1,696)
Additions	—	(2,821)	(2,821)
Reversal of unused amounts	303	—	303
Foreign currency translation differences	(12)	(107)	(119)
Valuation allowance as of the fiscal year end	(151)	(4,182)	(4,333)
The respective movements of allowances for financial lease receivables during the fiscal years are as follows:
Fiscal year 2020 (in thousands of EUR)	Collectively assessed	Total
Valuation allowance as of the start of the fiscal year	(667)	(667)
Net remeasurement of loss allowance	(1,017)	(1,017)
Foreign currency translation differences	101	101
Valuation allowance as of the fiscal year end	(1,583)	(1,583)
Fiscal year 2019 (in thousands of EUR)	Collectively assessed	Total
Valuation allowance as of the start of the fiscal year	—	—
Net remeasurement of loss allowance	(660)	(660)
Foreign currency translation differences	(7)	(7)
Valuation allowance as of the fiscal year end	(667)	(667)
For further information see Notes 12 and 13.
Other financial assets
A loss allowance on the other financial assets, other than finance lease receivables, is recognized at initial recognition and subsequently based on 12-months expected credit losses, unless a significant increase has arisen since the initial recognition of the loans and receivables, in which case the loss allowance is based on lifetime expected credit losses.
In fiscal year 2019 the Company has written off loans receivables in whole as it has concluded there is no reasonable expectation of recovery. Accordingly, an additional loss of kEUR 409 has been recognized in marketing and selling expenses in fiscal year 2019. The outstanding contractual amount of the asset fully written off was kEUR 793. There have been no further write offs of other financial assets in fiscal year 2020.
Cash
Cash is deposited with well-established financial institutions that are highly rated. The Company assumes that its cash has a very low credit risk based on expected losses within twelve months.
Interest rate risks
Interest bearing liabilities with floating interest rates exist from related party borrowings (cash pool clearing accounts).

Notes to the Combined Financial Statements (Continued)
31. Financial risk management (Continued)
The following sensitivity analyses has been determined based on the exposure to interest rates at the reporting date. For the floating rate liabilities, the analysis is prepared assuming the amount of liability outstanding at the reporting date was outstanding for the whole year.
If interest rates had been 1.0 percentage point higher and all other variables were held constant, the Company’s net profit (loss) would decrease by kEUR 854 for the year ended September 30, 2020 (2019: kEUR 625). If interest rates had been 1.0 percentage point lower and all other variables were held constant, the Company’s net profit (loss) would increase by kEUR 857 for the year ended September 30, 2020 (2019: kEUR 636). The analyses represent management’s assessment of the reasonably possible change in interest rates.
Currency risks
Transaction risk and foreign currency exchange rate risk management
Foreign currency exchange rate fluctuations may create unwanted and unpredictable earnings and cash flow volatility. However, the Company has a moderate exposure towards foreign currency exchange rate risk arising from fluctuations in exchange rates in connection with international operations. The exposure is particularly regarding fluctuations with respect to the accounts maintained with Treasury denominated in foreign currencies and hear.com Group intercompany charges.
The foreign currency risk is managed in cooperation with Treasury. It is the Company’s policy not to undertake any financial transactions in foreign currencies of a speculative nature.
The Company’s products are sold to end customers and invoiced in the currency of the domicile of the customer, which in general is the domicile of the selling hear.com Group entity. Generally, all of the purchase costs are denominated in the currency of the domicile of the selling hear.com Group entity, therefore the Company is able to significantly reduce the net currency exposure.
Sensitivity analysis for foreign currency risk
The following table demonstrates the approximate effect on the Company’s profit or (loss) after taxes and equity in response to fluctuation of the currencies other than the respective functional currencies which the hear.com Group entities have exposure at the balance sheet dates. This analysis assumes that all other variables, in particular interest rates, remain constant.
September 30, 2020	Profit or (loss)		Equity
	5% increase	5% decrease	5% increase	5% decrease
USD	2,046	(2,307)	2,046	(2,307)
MYR	166	(184)	114	(126)
CHF	188	(208)	188	(208)
CAD	248	(275)	248	(275)
INR	42	(47)	42	(47)
	Profit or (loss)		Equity
September 30, 2019	5% increase	5% decrease	5% increase	5% decrease
USD	1,198	(1,324)	1,198	(1,324)
MYR	169	(187)	133	(147)
CHF	80	(89)	80	(89)
CAD	102	(112)	102	(112)
INR	47	(52)	47	(52)

Notes to the Combined Financial Statements (Continued)
31. Financial risk management (Continued)
Translation risk and effects of foreign currency translation
Most of the hear.com Group’s entities are located outside the Eurozone. Since the Company’s presentation currency is the euro, the financial statements of foreign operations are translated into euro for the preparation of the Combined Financial Statements. To consider the effects of foreign currency translation in the risk management, the general assumption is that investments in foreign operations are permanent and that reinvestment is continuous. Effects from foreign currency exchange rate fluctuations on the translation of net assets amounts into euro are reflected in other comprehensive income or loss in the Combined Statements of Changes in Equity. The Company does not hedge net investments in foreign operations.
Concentration of Credit Risk
Financial instruments that potentially subject the Company to a concentration of credit risk consist of cash and cash equivalents and accounts receivable. The Company maintains the majority of their cash and cash equivalents with financial institutions that management believes are creditworthy in the form of demand deposits. The Company has no off-balance-sheet concentrations of credit risk such as foreign exchange contracts, options contracts or other foreign currency hedging arrangements.
The Company’s receivables did not represent significant concentrations of credit risk as of the reporting dates due to the wide variety of customers and markets to which the Company’s products and services are sold.
32. Subsequent events
COVID-19 Pandemic
The Company has experienced business disruptions, particularly in locations subject to shelter-in-place or similar restrictions, leading to lower than expected revenue growth. This impacted is expected to continue as a result of the ongoing pandemic. The Company has experienced an increased willingness on the part of potential customers to interact online.
Legal reorganization
WS Audiology created a newly incorporated company, hear.com N.V., on December 10, 2020 with the corporate seat and registered office in Utrecht, the Netherlands. Subsequent to the reorganization, hear.com N.V. is expected to be renamed hear.com N.V.

Unaudited Interim Condensed Combined Balance Sheets
		March 31,	September 30,
(in thousands of EUR)	Note	2021	2020
Assets
Current assets
Cash and cash equivalents		2,436	4,121
Trade receivables, net		33,356	30,377
Receivables from WS Audiology group companies	7	963	5
Other current financial assets		1,786	1,772
Inventories, net		12,369	10,756
Income tax receivables		116	118
Other current assets	5	10,457	3,036
Total current assets		61,483	50,185
Non-current assets
Intangible assets, net		15,365	12,573
Property and equipment, net		4,329	4,214
Right-of-use assets, net		5,316	5,997
Trade receivables, net		11,275	8,821
Other financial assets		1,046	1,432
Total non-current assets		37,331	33,037
Total assets		98,814	83,222
Liabilities and Equity
Current liabilities
Trade payables		14,383	21,130
Liabilities to WS Audiology group companies	7	2,301	1,270
Current lease liabilities		1,534	1,413
Income tax liabilities		56	63
Other current liabilities		16,180	10,010
Total current liabilities		34,454	33,886
Non-current liabilities
Liabilities to WS Audiology group companies	7	163,604	133,164
Lease liabilities		4,229	4,907
Provisions		158	115
Other liabilities		748	1,247
Total non-current liabilities		168,739	139,433
Total liabilities		203,193	173,319
Equity
Net assets attributable to WS Audiology		(106,485)	(92,545)
Currency translation differences		2,106	2,448
Total equity		(104,379)	(90,097)
Total liabilities and equity		98,814	83,222
The accompanying notes are an integral part of the unaudited interim condensed combined financial statements

Unaudited Interim Condensed Combined Statements of Comprehensive Loss
(in thousands of EUR)	Note	Three months ended March 31,		Six months ended March 31,
		2021	2020	2021	2020
Revenue	4	48,194	39,197	93,849	73,679
Operating expenses
Cost of revenue, excluding depreciation and amortization		(20,645)	(18,195)	(40,505)	(34,840)
Marketing and selling expenses		(27,615)	(21,366)	(52,102)	(40,351)
General and administrative expenses		(4,791)	(2,801)	(8,949)	(5,087)
Depreciation and amortization		(2,123)	(1,291)	(3,948)	(2,548)
Other operating income, net		101	280	296	529
Loss from operations		(6,879)	(4,176)	(11,359)	(8,618)
Interest income		519	216	975	409
Interest expenses		(1,875)	(1,685)	(3,649)	(3,151)
Other financial income (expense), net		(163)	(616)	140	(597)
Loss before income taxes		(8,398)	(6,261)	(13,893)	(11,957)
Income tax expense		(65)	(23)	(107)	(40)
Net loss		(8,463)	(6,284)	(14,000)	(11,997)
Other comprehensive income (loss)
Items that may be reclassified to profit or loss
Currency translation differences
Change in unrealized gains, net		(2,640)	(493)	(342)	702
Total other comprehensive income (loss)		(2,640)	(493)	(342)	702
Total comprehensive loss		(11,103)	(6,777)	(14,342)	(11,295)
The accompanying notes are an integral part of the unaudited interim condensed combined financial statements

Unaudited Interim Condensed Combined Statements of Changes in Equity
(in thousands of EUR)	Net assets attributable to WS Audiology	Currency translation differences	Total equity attributable to WS Audiology
Balance at October 1, 2019	(69,555)	(1,337)	(70,892)
Net loss for the period	(11,997)	—	(11,997)
Other comprehensive income for the period	—	702	702
Total comprehensive (loss) income for the period	(11,997)	702	(11,295)
Other transactions with shareholders	60	—	60
Balance at March 31, 2020	(81,492)	(635)	(82,127)
Balance at October 1, 2020	(92,545)	2,448	(90,097)
Net loss for the period	(14,000)	—	(14,000)
Other comprehensive loss for the period	—	(342)	(342)
Total comprehensive loss for the period	(14,000)	(342)	(14,342)
Other transactions with shareholders	60	—	60
Balance at March 31, 2021	(106,485)	2,106	(104,379)
The accompanying notes are an integral part of the unaudited interim condensed combined financial statements

Unaudited Interim Condensed Combined Statements of Cash Flows
(in thousands of EUR)	Six months ended March 31,
	2021	2020
Cash flows from operating activities
Net loss	(14,000)	(11,997)
Adjustments to reconcile net loss to net cash used in operating activities
Amortization and depreciation	3,115	1,754
Depreciation of right-of-use assets	833	794
Income tax expense	107	40
Interest expense, net	2,674	2,742
Other non-cash income, net	(23)	(71)
Change in current assets and liabilities
Increase in inventories	(1,562)	(3,566)
Increase in trade and other receivables	(3,456)	(3,374)
Increase in other current assets	(7,420)	(3,036)
(Decrease) increase in trade payables	(5,744)	2,559
Increase in other current liabilities and provisions	6,104	2,400
Change in other assets and liabilities, net	(2,538)	(2,940)
Interest received	953	409
Income taxes paid, net	(117)	(162)
Net cash used in operating activities	(21,074)	(14,448)
Cash flows from investing activities
Purchase of intangible assets, property and equipment, and capitalized information technology and software development costs	(6,251)	(4,465)
Proceeds from disposal of intangible assets, property and equipment	301	(14)
Net cash used in investing activities	(5,950)	(4,479)
Cash flows from financing activities
Borrowings under loans and cash pool with shareholder	29,554	22,922
Other transactions with shareholder	60	60
Principal repayments of lease liabilities	(878)	(774)
Interest paid	(3,460)	(3,045)
Net cash provided by financing activities	25,276	19,163
Effect of exchange rates on cash and cash equivalents	63	(30)
Net (decrease) increase in cash and cash equivalents	(1,685)	206
Cash and cash equivalents at beginning of period	4,121	930
Cash and cash equivalents at end of period	2,436	1,136
The accompanying notes are an integral part of the unaudited interim condensed combined financial statements

Notes to the Unaudited Interim Condensed Combined Financial Statements
1. Basis of Preparation
General Information
Management of WS Audiology A/S, Lynge, Denmark (“WS Audiology”) is reorganizing its legal entities engaged in its online hearing care product offering, herein referred to as the hear.com business by transferring the hear.com business into hear.com N.V., upon successful completion of an initial public offering.
hear.com N.V. was initially incorporated under the name Auris Netherlands IV N.V on December 10, 2020 with the corporate seat and registered office in Utrecht, the Netherlands. The name of Auris Netherlands IV N.V was changed to hear.com N.V. on March 3, 2021.
The hear.com business being transferred into hear.com N.V. is comprised of audibene GmbH, Berlin, and its direct subsidiaries, as well as Hear.com LLC, USA, Soundrise Hearing Solutions Private Limited, India, and Hear.com Korea Limited, South Korea, all being indirect subsidiaries of WS Audiology. All of these combined legal entities have been jointly conducting hear.com activities (“hear.com”, the “hear.com Group” or the “Company”). The hear.com Group companies operate globally with headquarters in Germany and operations located in Europe, North America and Asia. The Company was founded in 2012 and is a leading online provider of hearing care, offering state-of-the-art technologies and a unique consultation approach. The hear.com Group generates revenue from the sale and finance lease of hearing aids directly to the end customer. Services, such as fittings, are performed either through partner providers in their clinics or through the Company’s teleaudiology platform. The hear.com Group companies employ highly trained hearing experts covering all time-zones and cooperate with more than 5,000 partner providers in eleven countries.
The unaudited interim condensed combined financial statements comprise interim condensed combined balance sheets as of March 31, 2021 and September 30, 2020, interim condensed combined statements of comprehensive loss for the three and six-month periods ended March 31, 2021 and 2020, and interim condensed combined statements of changes in equity and interim condensed combined statements of cash flows for the six-month periods ended March 31, 2021 and 2020, and the notes to the unaudited interim condensed combined financial statements.
The unaudited interim condensed combined financial statements have been prepared and published in thousands of euro (kEUR) unless otherwise stated. Rounding differences may occur in respect of individual amounts or percentages.
The unaudited interim condensed combined financial statements were authorized for issue by the Board of Directors of hear.com N.V. on May 2, 2021.
Basis of combination
During the reporting periods presented, hear.com has not been a group of entities under the control of a parent company as defined by IFRS 10 “Consolidated Financial Statements”. However, the group has been under common control of an ultimate parent company during the reporting periods presented. As a result, these unaudited interim condensed combined financial statements have been prepared on a combined basis. For more information see “Compliance with IFRS” further below.
The following list represents an overview of the legal entities that are included in these unaudited interim condensed combined financial statements, and which as such reflect the hear.com business as it will be legally transferred to hear.com N.V.

Notes to the Unaudited Interim Condensed Combined Financial Statements (Continued)
1. Basis of Preparation (Continued)
Audibene GmbH (Germany)
Ihre Hörgeräte Beratung GmbH (Germany)
Audibene GmbH (Switzerland)
Hear.com-Simply Good Hearing Inc. (Canada)
Audibene B.V. (Netherlands)
Hear.com (Pty) Ltd. (South Africa)
Audiocare Hearing Experts Malaysia Sdn Bhd (Malaysia)
Hearing Experts Co. Ltd. (Thailand)
Hear.com, LLC (USA)
Soundrise Hearing Solutions Private Limited (India)
Hear.com Korea Limited (South Korea)
During the three-month and six-month periods presented, the hear.com business was solely comprised and conducted by these legal entities. These legal entities were fully dedicated to the hear.com business and operated largely independently from the rest of the WS Audiology group. Interdependencies with the WS Audiology group were primarily limited to the purchase of hearing aids, participation in the in-house banking system as well as provisioning of central service to hear.com such as treasury, tax and legal services.
For further information on the basis of combination, refer to the audited combined financial statements of hear.com Group as of and for the fiscal years ended September 30, 2020 and 2019.
Compliance with IFRS
The unaudited interim condensed combined financial statements as of and for the three-month and six- month periods ended March 31, 2021 have been prepared in accordance with International Accounting Standard IAS 34—“Interim Financial Reporting”. Unless stated otherwise the unaudited interim condensed combined financial statements as of and for the three-month, and six-month periods ended March 31, 2021 are presented on a basis consistent with the accounting policies used in the audited combined financial statements of hear.com as of and for the years ended September 30, 2020 and 2019 and, in the opinion of management, include all adjustments necessary for a fair presentation of the results for each period. All such adjustments are of a normal recurring nature. These statements should be read in conjunction with such statements.
2. Accounting Policies
Use of Estimates and Critical Judgments
No significant changes occurred compared to estimates and judgements discussed in the audited combined financial statements as of and for the fiscal years ended September 30, 2020 and 2019.
Foreign Currency Transactions and Translation
The exchange rates of the currencies of non-Euro countries used in the preparation of the unaudited interim condensed combined financial statements were as follows:

Notes to the Unaudited Interim Condensed Combined Financial Statements (Continued)
2. Accounting Policies (Continued)
		Average rate per 1 EUR		Period-end rate per 1 EUR
		Oct 1 – Mar 31		Mar 31, 2021	Sep 30, 2020
		2021	2020
Danish krone	DKK	7.4402	7.4713	7.4373	7.4462
Indian rupee	INR	87.9628	79.3600	85.8130	86.2990
Japanese yen	JPY	126.1596	120.2292	129.9100	123.7600
Canadian dollar	CAD	1.5407	1.4713	1.4782	1.5676
Malaysian ringgit	MYR	4.8989	4.6089	4.8618	4.8653
Swiss franc	CHF	1.0842	1.0815	1.1070	1.0804
Singapore dollar	SGD	1.6058	1.5185	1.5768	1.6035
South African rand	ZAR	18.3362	16.6132	17.3484	19.7092
South Korean won	KRW	1338.0841	1308.9539	1324.1900	1368.5100
Thai baht	THB	36.4855	34.0031	36.6580	37.0790
US dollar	USD	1.1992	1.1048	1.1725	1.1708
Income Tax Expense
Income tax expense is recognized based on management’s estimate of the weighted average annual effective income tax rate expected for the full fiscal year. However, it is only assessed for those entities for which future taxable income will be available according to the Company’s tax planning.
New and revised standards issued, but not yet effective
The expected impact of the most relevant new and amended standards and interpretations effective in future periods have been disclosed in the audited combined financial statements as of and for the fiscal years ended September 30, 2020 and 2019, that were authorized on February 5, 2021 and in the unaudited interim condensed combined financial statements as of and for the three-month and six-month periods ended March 31, 2021 and 2020.
Hear.com Group has not voluntarily early adopted any new or amended standards and interpretations.
Significant Events and Transactions
3. COVID-19 Pandemic
Given the uncertainty regarding the duration and extent of the COVID-19 pandemic, the Company cannot predict the future potential impact on the business, financial condition, results of operations or cash flows. The Company has experienced business disruptions, particularly in locations subject to shelter-in-place or similar restrictions, leading to lower than expected revenue growth. However, the Company has experienced an increased willingness on the part of potential customers to interact online for Company’s teleaudiology offering and digital offerings in general.
As required by government authorities and in the best interest of Company’s employees, consumers and partners, the Company modified its business practices to control the spread of SARS-CoV-2, i.e. employee travel, employee work location, and the cancellation of physical participation in meetings, events and conferences. Furthermore, the Company implemented work-from-home measures, including technical support for employees.

Notes to the Unaudited Interim Condensed Combined Financial Statements (Continued)
4. Notes to the Unaudited Interim Condensed Combined Statements of Comprehensive Loss
Revenue
The Company’s revenue is primarily derived from the sale and finance lease of hearing aids directly to the end customer as further described in the last annual audited combined financial statements. Both revenue streams qualify as contracts with customers.
The revenues from sales and finance leases of hearing aids during the three and six month periods ended March 31, 2021, and March 31, 2020 are shown in following table:
	Three months ended, March 31,		Six months ended, March 31,
(in thousands of EUR)	2021	2020	2021	2020
Revenue from sales	48,000	37,228	93,330	70,477
Revenue from finance leases	194	1,969	519	3,202
	48,194	39,197	93,849	73,679
Seasonality
The Company’s sales volume growth in the second and third calendar quarter tend to be higher as a result of the timing of marketing campaign launches as well as general higher activity and responsiveness from the Company’s customer base during warmer months. The Company’s sales volume growth in the first and fourth calendar quarter tends to be lower as a result of reduced marketing activities and a general lower rate of responsiveness from the Company’s customer base during winter months. These factors may contribute to fluctuations in Company’s quarterly operating results.
Cost of revenue, excluding depreciation and amortization
(in thousands of EUR)	Three months ended, March 31,		Six months ended, March 31,
	2021	2020	2021	2020
Fitting fees	(10,646)	(8,806)	(21,004)	(16,277)
Cost of materials	(9,190)	(8,705)	(18,059)	(17,345)
Freight	(458)	(400)	(847)	(676)
Personnel expenses	(222)	(131)	(448)	(258)
Other	(129)	(153)	(147)	(284)
	(20,645)	(18,195)	(40,505)	(34,840)
Cost of revenue, excluding depreciation and amortization for the three-month and six-month periods ended March 31, 2021, excludes depreciation on property and equipment of kEUR 5 and kEUR 10, respectively (2020: kEUR 3 and kEUR 7).
5. Notes to the Unaudited Interim Condensed Combined Balance Sheets
Other current assets
Other current assets increased by kEUR 7,421 to kEUR 10,457 as of March 31, 2021 compared to the total amount of kEUR 3,036 as of September 30, 2020. As of March 31, 2021, other current assets included kEUR 5,537 of deferred costs related to the Company’s Initial Public Offering (“IPO”) . The deferred IPO related costs are qualifying transaction costs incurred for the issuance of equity instruments and are being deferred until the equity instruments are issued.

Notes to the Unaudited Interim Condensed Combined Financial Statements (Continued)
Other Disclosures
6. Disclosures on Financial Instruments
The following table presents the carrying amounts of financial assets and financial liabilities. It does not include the fair value of financial assets and financial liabilities not measured at fair value if the carrying amount is a reasonable approximation of fair value.
	Carrying Amount
(in thousands of EUR)	Mar 31, 2021	Sep 30, 2020
Financial Assets	At amortized costs (AC)
Trade receivables, net	44,631	39,198
Receivables from WS Audiology group companies	963	5
Other financial assets	961	856
Cash and cash equivalents	2,436	4,121
	48,991	44,180
Financial Liabilities	At amortized costs (AC)
Liabilities to WS Audiology group companies	165,905	134,434
Trade payables	14,383	21,130
	180,288	155,564
For the six-month period ended March 31, 2021, lease receivables of kEUR 3,466 (September 30, 2020: kEUR 3,931) and lease liabilities of kEUR 5,763 (September 30, 2020: kEUR 6,320) are not allocated to any of the measurement categories under IFRS 9 and are, therefore, not included in the table above.
The fair values of cash and cash equivalents, trade receivables and receivables from WS audiology group companies, other financial assets, trade payables and other financial liabilities are approximately equal to their carrying amount due to the short-term maturities of these instruments. The fair values of the liabilities to WS audiology group companies are approximately equal to their carrying amount due to the short-term maturities of the trade accounts included and the market-based interest rates applied for the mid-term loans and cash pool clearing accounts, respectively.
Net gains of financial instruments are as follows:
(in thousands of EUR)	Mar 31, 2021 Category in accordance with IFRS 9	Three months ended March 31, 2021
		Operating income (expense)	Interest income	Interest expense	Total
Financial assets
Finance lease receivables	n/a	38	47	—	85
of which loss allowance		38	—	—	38
Trade receivables	AC	(804)	472	(455)	(787)
of which loss allowance		(804)	—	—	(804)
Lease liabilities	n/a	—	—	(81)	(81)
Other financial liabilities	AC	—	—	(1,339)	(1,339)

Notes to the Unaudited Interim Condensed Combined Financial Statements (Continued)
6. Disclosures on Financial Instruments (Continued)
(in thousands of EUR)	Mar 31, 2020 Category in accordance with IFRS 9	Three months ended March 31, 2020
		Operating expense, net	Interest income	Interest expense	Total
Financial assets
Finance lease receivables	n/a	(595)	65	—	(530)
of which loss allowance		(595)	—	—	(595)
Trade receivables	AC	(1,191)	151	(377)	(1,417)
of which loss allowance		(1,191)	—	—	(1,191)
Lease liabilities	n/a	—	—	(53)	(53)
Other financial liabilities	AC	—	—	(1,255)	(1,255)
(in thousands of EUR)	Mar 31, 2021 Category in accordance with IFRS 9	Six months ended March 31, 2021
		Operating expense, net	Interest income	Interest expense	Total
Financial assets
Finance lease receivables	n/a	(13)	172	—	159
of which loss allowance		(13)	—	—	(13)
Trade receivables	AC	(1,294)	803	(845)	(1,336)
of which loss allowance		(1,294)	—	—	(1,294)
Lease liabilities	n/a	—	—	(167)	(167)
Other financial liabilities	AC	—	—	(2,637)	(2,637)
(in thousands of EUR)	Mar 31, 2020 Category in accordance with IFRS 9	Six months ended March 31, 2020
		Operating expense, net	Interest income	Interest expense	Total
Financial assets
Finance lease receivables	n/a	(958)	131	—	(827)
of which loss allowance		(958)	—	—	(958)
Trade receivables	AC	(2,266)	278	(613)	(2,601)
of which loss allowance		(2,266)	—	—	(2,266)
Lease liabilities	n/a	—	—	(106)	(106)
Other financial liabilities	AC	—	—	(2,432)	(2,432)
7. Related Party Transactions
Transactions and outstanding balances with related parties exist between the hear.com entities in scope of combination (refer to Note 1) and the companies of the remaining WS Audiology group, as well as with the members of the hear.com key management personnel.
WS Audiology group
The Company enters into transactions with Sivantos, Inc. and Sivantos Pte Ltd, parent companies of hear.com, and other WS Audiology group companies predominantly for the purchase of hearing aids and the participation in the in-house banking system.

Notes to the Unaudited Interim Condensed Combined Financial Statements (Continued)
7. Related Party Transactions (Continued)
Outstanding balances with WS Audiology group companies
(in thousands of EUR)	Sivantos, Inc.		Sivantos Pte Ltd		Other WS Audiology group companies		Total
	Mar 31, 2021	Sep 30, 2020	Mar 31, 2021	Sep 30, 2020	Mar 31, 2021	Sep 30, 2020	Mar 31, 2021	Sep 30, 2020
Total assets
Trade receivables	—	—	742	—	221	5	963	5
Total liabilities
Trade payables	—	—	—	—	2,301	1,270	2,301	1,270
Cash pool clearing account	69,033	54,760	82,653	67,553	—	—	151,686	122,313
Loans	—	—	9,841	9,576	2,077	1,275	11,918	10,851
	69,033	54,760	92,494	77,129	4,378	2,545	165,905	134,434
All related party trade accounts receivable and trade accounts payable are regularly settled through cash pool clearing accounts based on the cash pooling agreements within the in-house banking system.
The Company nets receivables and payables with Treasury from cash pool clearing accounts if the right of offset exists.
The detail of loans from group companies is as follows:
(in thousands of EUR)	Interest rate in % p.a.	Carrying amounts including accrued interests
		Mar 31, 2021	Sep 30, 2020
Hear.com Korea Limited
from Sivantos Pte. Ltd.	6.0–6.1	—	1,308
from Sivantos Pte. Ltd.	4.6	2,935	2,873
from Sivantos Pte. Ltd.	4.5–6.1	654	640
from Sivantos Pte. Ltd.	4.4	1,342	—
Audiocare Hearing Experts Malaysia Sdn Bhd
from Sivantos Pte. Ltd.	6.3–7.8	4,100	3,962
Soundrise Hearing Solutions Private Limited
from Sivantos India Pvt. Ltd	9.0	595	579
from Sivantos India Pvt. Ltd	9.0	714	695
Audibene GmbH
from Sivantos Pte. Ltd.	4.0–4.1	810	794
Hear.com (Pty) Ltd
from Sivantos Pte. Ltd.	7.7	768	—
		11,918	10,851
Loans from India have contractual terms until 2023 and 2022, respectively. The other loans from WSA group companies are generally agreed for periods of one year with an option for automatic renewal.
Interest rates are determined based on country-specific market interest rates (e.g., EURIBOR, LIBOR, government bond yield, etc.), plus a corporate margin.

Notes to the Unaudited Interim Condensed Combined Financial Statements (Continued)
7. Related Party Transactions (Continued)
Equity transactions with WS Audiology group companies
Transactions between hear.com and the remaining WS Audiology group directly impacting equity, either cash or non-cash, are reported as “Other transactions with shareholders” in the unaudited interim condensed combined statements of changes in equity.
Expenses resulting from transactions with WS Audiology group companies
(in thousands of EUR)	Sivantos, Inc.		Sivantos Pte Ltd		Other WS Audiology group companies		Total
	Three months ended March 31,		Three months ended March 31,		Three months ended March 31,		Three months ended March 31,
	2021	2020	2021	2020	2021	2020	2021	2020
Operating expenses	(2,270)	(1,917)	(91)	(81)	(5,186)	(3,497)	(7,547)	(5,495)
Interest expense	(513)	(548)	(763)	(676)	(63)	(31)	(1,339)	(1,255)
For the three-month period ended March 31, 2021, the interest expense of kEUR 1,145 (2020: kEUR 1,097) resulted from short term payables from cash pool clearing accounts and kEUR 194 (2020: kEUR 158) resulted from loans with WS Audiology group companies. Interest on cash pool clearing accounts is based on country-specific market interest rates, plus a margin.
(in thousands of EUR)	Sivantos, Inc.		Sivantos Pte Ltd		Other WS Audiology group companies		Total
	Six months ended March 31,		Six months ended March 31,		Six months ended March 31,		Six months ended March 31,
	2021	2020	2021	2020	2021	2020	2021	2020
Operating expenses	(3,827)	(3,228)	(209)	(179)	(11,193)	(6,646)	(15,229)	(10,053)
Interest expense	(1,067)	(1,045)	(1,473)	(1,323)	(97)	(64)	(2,637)	(2,432)
For the six-month period ended March 31, 2021, the interest expense of kEUR 2,269 (2020: kEUR 2,122) resulted from short term payables from cash pool clearing accounts and kEUR 368 (2020: kEUR 310) resulted from loans with WS Audiology group companies. Interest on cash pool clearing accounts is based on country-specific market interest rates, plus a margin.
Key management personnel
The Company’s key management is defined as those persons, who are responsible for the Company’s worldwide operations based on their executive function within hear.com as managing directors.
Remuneration
For the six-month period ended March 31, 2021 and for the three-month period ended March 31, 2021 the respective short-term employee benefits in the amount of kEUR 520 (2020: kEUR 52) and kEUR 338 (2020: kEUR 26), respectively, are included in “General and administrative expenses” in the unaudited interim condensed combined statements of comprehensive loss. No additional allocation of personnel expenses, with respect to the WS Audiology group management or any oversight boards have been included based on the relatively standalone and complete nature of the management team.

Notes to the Unaudited Interim Condensed Combined Financial Statements (Continued)
8. Segment Information
Operating segments of the Company need to be reported in a manner consistent with the internal reporting provided to the chief operating decision-maker (“CODM”) as required by IFRS 8 “Operating Segments”.
The Company’s CODM allocates resources to the operating segments, assesses their financial performance and position and makes strategic decisions. The Company’s CODM consists of the Company’s co-founders and managing directors that also function as co-chief executive officers. The CODM reviews financial performance based on geographical information; therefore, the Company identified the following three operating segments also representing the Company’s reportable segments:
•
Europe

•
North America

•
Rest of the World (“RoW”)

The measures used to report to the CODM for assessing the operating segments’ performance are revenues and earnings before interest, tax, depreciation, and amortization (“EBITDA”).
For the three and six months ended March 31, 2021 and 2020, respectively, the following tables present revenue for the Company’s operating segments:
(in thousands of EUR)	Europe		North America		RoW		Total
	Three months ended March 31,		Three months ended March 31,		Three months ended March 31,		Three months ended March 31,
	2021	2020	2021	2020	2021	2020	2021	2020
Revenue	23,182	16,473	19,066	17,181	5,946	5,543	48,194	39,197
EBITDA	(1,417)	371	(3,256)	(3,576)	(83)	320	(4,756)	(2,885)
EBITDA Margin	-6.1%	2.3%	-17.1%	-20.8%	-1.4%	5.8%	-9.9%	-7.4%
Adjusted EBITDA	(817)	371	(3,256)	(3,576)	(83)	320	(4,156)	(2,885)
(in thousands of EUR)	Europe		North America		RoW		Total
	Six months ended March 31,		Six months ended March 31,		Six months ended March 31,		Six months ended March 31,
	2021	2020	2021	2020	2021	2020	2021	2020
Revenue	47,562	32,443	34,064	31,571	12,223	9,665	93,849	73,679
EBITDA	(1,282)	573	(6,139)	(7,534)	10	891	(7,411)	(6,070)
EBITDA Margin	-2.7%	1.8%	-18.0%	-23.9%	0.1%	9.2%	-7.9%	-8.2%
Adjusted EBITDA	(305)	573	(6,139)	(7,534)	10	891	(6,434)	(6,070)

Notes to the Unaudited Interim Condensed Combined Financial Statements (Continued)
8. Segment Information (Continued)
Revenues by domicile of the customers are as follows:
(in thousands of EUR)	Three months ended March 31,		Six months ended March 31,
	2021	2020	2021	2020
Germany	19,633	13,701	39,949	27,427
United States	17,918	16,340	31,385	29,941
South Korea	4,271	4,450	8,998	7,171
All other countries	6,372	4,706	13,517	9,142
	48,194	39,197	93,849	73,679
No individual customer accounts for 10% or more of the total revenue for any period presented.
Total non-current assets, other than financial instruments, by location are as follows:
(in thousands of EUR)	Mar 31, 2021	Sep 30, 2020
Germany	16,331	14,032
United States	6,250	6,100
All other countries	2,429	2,652
	25,010	22,784
The following table reconciles Adjusted EBITDA and EBITDA as presented in the segment information to the Net loss as presented in the unaudited interim condensed combined statements of comprehensive loss:
(in thousands of EUR)	Three months ended March 31,		Six months ended March 31,
	2021	2020	2021	2020
Adjusted EBITDA	(4,156)	(2,885)	(6,439)	(6,070)
Initial public offering costs	(600)	—	(977)	—
EBITDA	(4,756)	(2,885)	(7,411)	(6,070)
Depreciation and amortization	(2,123)	(1,291)	(3,948)	(2,548)
Income tax expense	(65)	(23)	(107)	(40)
Interest income	519	216	975	409
Interest expense	(1,875)	(1,685)	(3,649)	(3,151)
Other financial income (expense), net	(163)	(616)	140	(597)
Net loss	(8,463)	(6,284)	(14,000)	(11,997)
Adjusted EBITDA is calculated according to economic criteria and is independent from IFRS rules. Adjusted EBITDA is a key measure to assess the ongoing operations and is also used for internal planning and forecasting purposes. The Company believes Adjusted EBITDA is helpful to investors as it is a metric used by management in assessing the health of our business and our operating performance. In addition, this measure is frequently used by analysts, investors and other interested parties to evaluate and assess performance.

Notes to the Unaudited Interim Condensed Combined Financial Statements (Continued)
9.
Subsequent Events

On May 2, 2021, the Board of Directors of hear.com N.V. approved, immediately prior to an initial public offering, the transfer of certain assets and liabilities included in these combined financial statements to hear N.V., a Dutch public company with limited liability that has been incorporated for the purpose of its initial public offering. In connection with such asset transfers, it is expected that the cash pooling arrangements with the WS Audiology Group will be capitalized and that hear.com business will incur additional shareholder loans owed to the WS Audiology Group, which loans will be either capitalized or repaid with the use of proceeds from the initial public offering.
All these transactions are collectively referred to as the “Corporate Reorganization.” Following the Corporate Reorganization, hear.com N.V. will become the parent company of the hear.com Group and the hear.com Group’s financial statements will be prepared and reported as the consolidated financial statements of hear.com N.V.

Our mission:
Bring
high quality
hearing care
to anyone, anywhere
hear.com

hear.com has Reimagined the Hearing Care Delivery Model to Deliver an Engaging, End-to-End Customer Experience

Targeted digital marketing → **hear.com consultation** → **Expert fitting** → **Purchase & life-long services**

Maximizes engagement

Trained internal sales consultants guide customers through the process

In clinic

Coordinate fittings for customers locally or remotely

Tele-Audiology

hear.com sells hearing aid to customers

Ensures highest customer satisfaction and long-term retention for repeat business

#1
Online Provider of Hearing Care

5,000+
Partner Providers

11
Geographies

26%
FY19-20 YoY Revenue Growth

€151MM
FY2020 Revenue

$35Bn+
Global Annual TAM

1,500+
Passionate, Entrepreneurial Team Members

Driving superior growth with a self-reinforcing approach to hearing care

Strengthening with every interaction

Customer culture
Technology platform
More consumers
More partners
hear.com
Consumers
Increase in conversions
More data
More leads
Lower costs
Partner Providers
More conversions
More engagement
More profit share

hear.com delivers value to all constituents

Hearing Care Professionals

Business Acceleration

Increased Utilization

Entrepreneurship Program

Expanded Customer Base

Geographic Access

Consumers

High Convenience

Accessibility Anywhere

Top-Quality Service

Vetted Partner Provider Network

Improved Outcomes

Device Manufacturers

Brand Recognition

Customer Insights

Incremental Sales

New Customer Segments

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 6.   Indemnification of Directors and Officers
Our current and former directors have the benefit of the following indemnification provisions in our Articles of Association:
Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative, investigative or other nature (hereinafter a “Proceeding”), whether brought by or in the name of the company or otherwise, by reason of the fact that he or she is or was a director or an officer of the company and/or legal entity or company with which the company is affiliated in a group in accordance with article 2:24b of the Dutch Civil Code (hereinafter an “Indemnitee”), shall be indemnified and held harmless by us to the fullest extent authorized by applicable law, including Dutch law, as it may be amended from time to time (but, in the case of such amendment, only to the extent that such amendment permits the company to provide broader indemnification rights than such law permitted the company to provide prior to such amendment), against all costs, expense, liability, loss, damages and claims (including attorneys’ fees, judgments, fines or penalties and amounts paid in settlement) reasonably incurred or suffered by such Indemnitee in connection therewith, regardless of whether the claim relates to personal damages or damages incurred by third parties, including:
(a)   the costs of conducting a defense against claims (also including claims by us) or a settlement based on acts or failures to act in the exercise of their duties or any other duties currently or previously performed by them at our request;
(b)   any damages payable by them as a result of an act or failure to act as referred to under (a) above:
provided, however, that the company shall indemnify any such Indemnitee in connection with a Proceeding (or part thereof) initiated by such Indemnitee only if such Proceeding (or part thereof) was authorized by the Board.
No indemnification shall be made to any Indemnitee in respect of any claim, issue or matter:
(a)   as to which such person shall have been adjudged in a final and non-appealable judgment by a competent court or arbitral tribunal to be liable for a personal and fraud, willful recklessness (bewuste roekeloosheid) or willful misconduct (opzet) in the performance of his or her duty as a director or officer unless a court determines that such person is fairly and reasonably entitled to such compensation despite the adjudication of such liability;
(b)   as a result of a violation of criminal law (except for the costs, fines or financial sanctions as a result of the civil law consequences of a violation of criminal law), to the extent that such fines are imposed by a final and non-appealable court decision on the ground that the Director himself is personally liable for a violation of criminal law; or
(c)   to the extent any related costs and losses have been insured and reimbursed to such person under any applicable insurance policy.
The right to indemnification shall include, to the fullest extent authorized by applicable law, the right to be paid by us the expenses (including attorneys’ fees) incurred in defending any such Proceeding prior to a court order and/or preparation of a settlement (a “Payment of Expenses”). The rights to indemnification and to the Payment of Expenses shall be contract rights and such rights shall continue as to an Indemnitee who has ceased to be a Director, officer, employee or agent and shall inure to the benefit of the Indemnitee’s heirs, executors and administrators.
The board of directors may stipulate additional terms, conditions and restrictions in relation to the indemnification referred to above. We also intend to enter into indemnification agreements with each of our directors and executive officers upon the consummation of this offering.

Item 8.   Exhibits and Financial Statement Schedules
(a)   Exhibits.   See Exhibit Index immediately preceding the signature pages hereto, which is incorporated by reference as if fully set forth herein.
Item 9.   Undertakings
(1)   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
(2)   The undersigned registrant hereby undertakes that:
(a)   For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus as filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.
(b)   For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

EXHIBIT INDEX
Exhibit Number	Description
1.1†	Form of Underwriting Agreement
3.1	Form of Articles of Association of hear.com N.V. (translated into English)
3.2†	Form of Board Rules of hear.com N.V.
5.1	Opinion of Stibbe N.V.
10.1†	Form of Relationship Agreement by and among Auris Luxembourg III S.à r.l., hear.com N.V. and the other parties named therein
10.2†	Form of Registration Rights Agreement by and among Auris Luxembourg III S.à r.l., hear.com N.V. and the other parties named therein
10.3†	Form of Transitional Services Agreement by and between Sivantos Pte. Ltd. and hear.com N.V.
10.4†	Framework Agreement for the Supply of Audiology Equipment by and between Sivantos Pte Ltd. and hear.com N.V.
10.5	Form of Indemnification Agreement between hear.com N.V. and directors and officers of hear.com N.V.
21.1†	List of Subsidiaries of the Registrant
23.1	Consent of Stibbe N.V. (included in Exhibit 5.1)
23.2	Consent of RSM US LLP
24.1†	Power of Attorney (included in the signature page to the Registration Statement)

†
Previously filed.

Signatures
Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Utrecht, Netherlands, on May 5, 2021.
hear.com N.V.
By:/s/ Paul Crusius

Name:
Paul Crusius

Title:
Director and Co-Chief Executive
Officer

By:/s/ Marco Vietor

Name:
Marco Vietor

Title:
Director and Co-Chief Executive
Officer

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities indicated on May 5, 2021.
Signature	Title
/s/ Paul Crusius Paul Crusius	Director and Co-Chief Executive Officer (principal executive officer)
/s/ Marco Vietor Marco Vietor	Director and Co-Chief Executive Officer (principal executive officer)
/s/ Alexandra Katthagen Alexandra Katthagen	Chief Financial Officer (principal financial and accounting officer)
* Eric Bernard	Non-Executive Director and Chairman of the Board
* Ursula Burns	Non-Executive Director
* Elizabeth Kistruck	Non-Executive Director
* Kasper Knokgaard	Non-Executive Director
* Søren Lonning	Non-Executive Director

Signature	Title
* Carol Meyers	Non-Executive Director
* Adam Westermann	Non-Executive Director

By:
/s/ Paul Crusius

Name:  Paul Crusius
Title:   Attorney-in-Fact

AUTHORIZED REPRESENTATIVE
Pursuant to the requirement of the Securities Act, the undersigned, the duly undersigned representative in the United States of hear.com N.V., has signed this registration statement on May 5, 2021.
By:
/s/ Paul Crusius

Name:
Paul Crusius

Title:
Director and Co-Chief Executive Officer